     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12,1997
                                                      REGISTRATION NO. 333-19013

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
               _________________________________________________

                              AMENDMENT NO. 2 TO
                                   FORM F-4
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
               _________________________________________________
                           ALLIANCE RESOURCES PLC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    ENGLAND AND WALES                    1311                       None
(State or Other Jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)    Identification
                                                                     Number)

                              KINGSBURY HOUSE
                              15-17 KING STREET
                              LONDON SWIY 6QU
                             44 171 930 9337
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOHN A. KEENAN
                               1 HOUSTON CENTER
                           1221 MCKINNEY, SUITE 1814
                             HOUSTON, TEXAS 77010
                                (713) 650-0069
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
  W. ALAN KAILER                                        S. ERICKSON GRIMSHAW
JENKENS & GILCHRIST,                                    PRAY, WALKER, JACKMAN,
A PROFESSIONAL CORPORATION                               WILLIAMSON & MARLAR
1445 ROSS AVENUE, SUITE 3200                              100 WEST 5TH STREET
DALLAS, TEXAS 75202                                  TULSA, OKLAHOMA 74102-4218

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                             _____________________

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                  Proposed Maximum    Proposed Maximum
Title of Each Class of             Amount to       Offering Price        Aggregate           Amount of
Securities to be Registered    be Registered (1)    per Share (2)    Offering Price (2)  Registration Fee
----------------------------------------------------------------------------------------------------------------
Ordinary Shares                   27,096,020            N/A             $17,027,963           $5,160(3)
----------------------------------------------------------------------------------------------------------------
Warrants                           3,116,558            N/A                N/A                 N/A (4)
================================================================================================================


(1) Number of shares to be issued in the transactions described herein estimated solely for purposes of calculating the registration fee.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. Based on current market price of securities to be acquired by registrant, pursuant to Rule 457(f).

(3) A registration fee of $5,152 was paid previously.

(4) No separate registration fee is required pursuant to Rule 457(g).

                          ___________________________

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

[LATEX LOGO]                       [LOGO OF ALLIANCE RESOURCES PLC APPEARS HERE]

                MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT


     The Boards of Directors of LaTex Resources, Inc. and Alliance Resources Plc have agreed on a merger intended to create an oil and gas exploration, development and production company with greater opportunity for growth through domestic acquisitions and participation in foreign concessions than either of the companies could achieve separately. The combined company will be named Alliance Resources Plc; its executive office will be in London, England and its principal U.S. offices will be in Tulsa, Oklahoma.

     If the merger is completed, the Alliance Stock will be "reverse split" so that each Alliance shareholder at the time of the merger will receive one New Alliance Share for each 40 Existing Alliance Shares and each LaTex shareholder at the time of the merger will receive 0.85981 of a New Alliance Share for each share of LaTex Common Stock then held, 2.58201 New Alliance Shares for each share of LaTex Series A Stock then held, 6.17632 New Alliance Shares for each share of LaTex Series B Stock then held, and a warrant to purchase 0.85981 of a New Alliance Share for each share of LaTex Common Stock subject to warrants issued by LaTex then held. The New Alliance Shares to be issued to LaTex shareholders will represent approximately 72% of the outstanding stock of Alliance after the merger. The New Alliance Shares held by Alliance shareholders will represent approximately 28% of the outstanding stock of Alliance after the merger. If Alliance also issues New Alliance Shares and Bank Warrants to LaTex's bank in payment of certain fees and in exchange for an overriding royalty interest held by the bank, as it has agreed in principle to do, the bank will hold additional New Alliance Shares amounting to approximately 7.8% of outstanding stock of Alliance and will hold warrants to purchase additional shares amounting to approximately 3.5% of the then outstanding stock of Alliance.

     The merger cannot be completed unless the shareholders of both companies approve it. This document is being furnished only to the LaTex shareholders, however, as the Alliance shareholders are receiving a separate document prepared under English law. Both LaTex and Alliance have scheduled special meetings for their respective shareholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

     The Board of Directors of LaTex Resources, Inc., by unanimous vote of the Board and of the independent Directors, have approved the Merger Agreement and authorized the Merger and unanimously recommend that you vote FOR the adoption of the Merger Agreement and authorization of the Merger.

     Whether or not you plan to attend the LaTex meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card, your proxy will be counted as a vote against the merger.

     The date, time and place of the special meeting of the LaTex shareholders is:

                    10 a.m., Local Time
                    April 18,1997
                    Doubletree Downtown Hotel
                    616 W. 7th
                    Tulsa, Oklahoma 74127 U.S.A.

     This Proxy Statement provides you with detailed information about the proposed merger. In addition, you may obtain information about both LaTex and Alliance from documents that we have filed with the Securities and Exchange Commission ("SEC"). We encourage you to read this entire document carefully.


Jeffrey T. Wilson                            John A. Keenan
Chairman of the Board and President,         Managing Director
Resources, Inc.                              Alliance Resources Plc



Proxy Statement dated March 17, 1997, and first mailed to shareholders on March 21, 1997.

                             QUESTIONS AND ANSWERS
                        ABOUT THE ALLIANCE/LATEX MERGER

Q:   WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?  HOW WILL I BENEFIT?

A: This merger has been approved by the Boards of both LaTex and Alliance as a means to create an independent oil company that has a larger interest in U.S. properties than either of the separate companies currently have, which, with the potential improvements to cash flow and greater prospect for financial leverage that this base provides, is anticipated to have a greater ability to participate in additional domestic and international oil and gas projects. We believe that the merger will allow the combined companies to pursue opportunities that would otherwise be unavailable or incapable of being exploited by either company separately. Management of Alliance intends to focus particularly on opportunities in the United States, the former Soviet Union and the Middle East, but will consider opportunities throughout the world. Of course, there is no guarantee that the combined companies will be successful in their efforts.

Q:   WHAT DO I NEED TO DO NOW?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the LaTex special meeting which will take place April 18, 1997. The Board of Directors of LaTex unanimously recommends voting in favor of the proposed merger.

Q:   PLEASE EXPLAIN THE EXCHANGE RATIO.

A: At the time of the merger, LaTex shareholders will receive 0.85981 of a New Alliance Share for each share of LaTex Common Stock they hold, 2.58201 New Alliance Shares for each share of LaTex Series A Stock they hold, 6.17632 New Alliance Shares for each share of LaTex Series B Stock they hold, and a warrant to purchase 0.85981 of a New Alliance Share for each share of LaTex Common Stock subject to warrants issued by LaTex they hold. Fractional New Alliance Shares will not be issued in the merger. Instead, the shares issued to each holder will be rounded to the nearest whole number of New Alliance shares. No cash will be paid for fractional shares not received.


     Example: if you currently own 100 shares of LaTex Common Stock, then after the merger you will be entitled to receive 86 New Alliance Shares.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: The Boards of Directors of both companies are working towards completing the merger as quickly as possible. In addition to shareholder approvals, we must also obtain regulatory approvals in both countries. We hope to complete the merger as early as April 18, 1997.

Q:   WHAT ARE THE TAX CONSEQUENCES TO LATEX SHAREHOLDERS OF THE MERGER?

A: The exchange of LaTex shares by LaTex shareholders in the merger into New Alliance Shares will be taxable. The taxable income or loss each LaTex shareholder must recognize will generally be equal to the amount that the middle market quotation as derived from the Daily Official List of the

     London Stock Exchange of the New Alliance Shares held by a shareholder immediately after the merger exceeds the shareholder's tax basis in the LaTex Shares. To review the tax consequences to shareholders in greater detail, see page 74.

Q:   HOW ARE THE ALLIANCE SHARES BEING CHANGED?

A: As part of the merger, the Alliance shareholders are being asked to approve a 40-to-1 reverse stock split of the Alliance stock. It is a condition to the merger that this reverse stock split be approved by the Alliance shareholders. Therefore, in connection with the merger, each 40 Existing Alliance Shares held by an Alliance shareholder at the time of the merger will be converted into one New Alliance Share. In this Proxy Statement, all references to the New Alliance Shares mean the Alliance shares after this reverse stock split.

Q:   HOW DO I REVOKE MY PROXY IF I DECIDE TO DO SO?

A: You have the unconditional right to revoke your proxy at any time before your shares are voted. You can revoke the proxy either by appearing in person and notifying the officials at the special meeting that you wish to revoke your proxy or by notifying LaTex in writing addressed to: 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135, Attention: Stacey D. Smethers, Secretary. Your revocation will not be effective unless it has been received by the Secretary of LaTex before the day of the special meeting or by the officials in charge of the special meeting before the shares are voted.

Q:   HOW DO I DISSENT AND SEEK AN APPRAISAL OF MY SHARES IF I WISH TO DO SO?

A: If you wish to dissent from the merger and receive the fair value of your LaTex shares in cash, you must deliver to LaTex, before the special meeting, a written demand for the appraisal of your LaTex Shares. This demand must reasonably inform LaTex of your identity and that you intend to demand the appraisal of your shares. You also must not vote in favor of the merger. After the vote on the merger, you must then follow additional steps to obtain the appraisal of your shares. See page 37 for additional information concerning your dissent and appraisal rights and how to pursue those rights.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your share certificates.

                  SUBJECT TO COMPLETION, DATED MARCH 12, 1997

                            ALLIANCE RESOURCES PLC

     THIS DOCUMENT SERVES AS A PROSPECTUS FOR SHARES OF ALLIANCE RESOURCES PLC AND ALSO AS A PROXY STATEMENT FOR A SPECIAL MEETING OF SHAREHOLDERS OF LATEX RESOURCES, INC. TO BE HELD ON APRIL 18, 1997

     This Proxy Statement relates to 21,448,787 ordinary shares of (Pounds)0.40 each (the "New Alliance Shares") in the capital of Alliance Resources Plc ("Alliance") that may be issued to the shareholders of LaTex Resources, Inc. ("LaTex") in exchange for the outstanding shares of its common and preferred stock, par value $.01 per share (the "LaTex Shares"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of Alliance Resources (Delaware), Inc. ("Alliance Delaware"), a newly formed wholly owned subsidiary of Alliance, into LaTex, and are being offered subject to the approval of the shareholders of LaTex and subject to the satisfaction of the other conditions set forth herein and in the Merger Agreement. A copy of the Merger Agreement is attached as Appendix B to this Proxy Statement. This Proxy Statement also relates to warrants (the "New Warrants") to be issued by Alliance in the Merger to replace currently outstanding warrants issued by LaTex to purchase 2,242,250 shares of LaTex Common Stock, and to 1,927,908 New Alliance Shares issuable upon exercise of those New Warrants. The Merger and the Merger Agreement are to be submitted to a vote of the shareholders of LaTex at a special meeting to be held on April 18, 1997. If the Merger is completed, the outstanding LaTex Shares
(other than shares, if any, held by LaTex in treasury and shares held by dissenters) will be automatically canceled and LaTex shareholders will receive New Alliance Shares at the rate provided in the Merger Agreement (the "Conversion Rate"). See "The Merger--Terms of the Merger." This document also serves as a Prospectus with respect to 2,530,675 New Alliance Shares and warrants (the "Bank Warrants") to purchase an additional 1,188,650 New Alliance Shares to be issued to the Bank of America NT&SA (the "Bank") as payment for certain fees to the Bank and in exchange for an overriding royalty interest in certain of LaTex's properties currently owned by the Bank, as well as the New Alliance Shares issuable upon exercise of the Bank Warrants.

     The currently outstanding Alliance shares (the "Existing Alliance Shares") are traded on the London Stock Exchange under the symbol "ARS." In connection with the Merger, the Existing Alliance Shares will be subject to a 40-to-1 reverse split, pursuant to which each 40 Existing Alliance Shares will be consolidated into one New Alliance Share of (Pounds)0.40 each. In view of the size of the Merger relative to Alliance, the London Stock Exchange, at Alliance's request, has suspended trading in the Existing Alliance Shares until the Merger is completed. LaTex's Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol LATX. On August 9, 1996, the last trading day before the announcement of the Merger Agreement, the middle market quotation (as derived from the Daily Official List of the London Stock Exchange) for the Existing Alliance Shares was (Pounds)0.02 ($0.032) per share (equivalent to (Pounds)0.80 ($1.28) per New Alliance Share) and the last reported sale price on Nasdaq for LaTex's Common Stock was $0.41 per share. On March 14, 1997, the last reported sale price for LaTex's Common Stock as reported by Nasdaq was $____ per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     Application is being made to list the New Alliance Shares to be issued in connection with the Merger on the London Stock Exchange.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Proxy Statement is March 17, 1997.

     Alliance has filed a registration statement with the Securities and Exchange Commission (the "SEC" or the "Commission") for the New Alliance Shares and New Warrants to which this Proxy Statement relates. See "Additional Information." For information concerning the circumstances in which this Proxy Statement may be used, see "The Merger--Registration and Resale."

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT ALLIANCE, THE NEW ALLIANCE SHARES, THE NEW WARRANTS OR ANY MATTER REFERRED TO IN THIS PROXY STATEMENT OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT. IF ANY OTHER INFORMATION OR REPRESENTATION IS GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE NEW ALLIANCE SHARES OR NEW WARRANTS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LATEX OR ALLIANCE SINCE THE DATE HEREOF. HOWEVER, IF ANY MATERIAL CHANGE IN THE AFFAIRS OF LATEX OR ALLIANCE OCCURS AT ANY TIME WHEN THIS PROXY STATEMENT IS REQUIRED TO BE DELIVERED, THE PROXY STATEMENT WILL BE AMENDED OR SUPPLEMENTED.




     Until June 14, 1997 (90 days after the date of this Proxy Statement), all dealers effecting transactions in the securities offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     In this Proxy Statement, references to "dollar" and "$" are to United States dollars, and the terms "U.S." and "United States" means the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction. All references to "pound," "sterling," or "(Pounds)" are to United Kingdom currency, and the terms "United Kingdom," "U.K." and "UK" mean the United Kingdom of Great Britain and Northern Ireland, its possessions and all areas subject to its jurisdiction. Certain amounts stated in sterling herein have been also stated in dollars solely for convenience, and should not be construed as a representation that such sterling amounts actually represent such dollar amounts or could be, or could have been, converted into dollars at the rate indicated or at any other rate. Unless otherwise indicated, such dollar amounts have been derived by converting from sterling to dollars at the rate of (Pounds)1.00 equals $1.60, the New York foreign exchange selling rate applicable to trading among banks in amounts of $ 1 million and more, as quoted at 4p.m. Eastern time on March 7, 1997, as reported by the Wall Street Journal on March 10, 1997. This rate may differ from the actual rate that may have been available at that time. Furthermore, such rate was not used by Alliance in the preparation of its consolidated financial statements included in this Proxy Statement.

     There are currently no UK decrees or regulations restricting the import or export of capital or affecting the remittance of dividends or other payments to holders of the Alliance shares who are non-residents of the UK.

                              __________________

     THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NEW ALLIANCE SHARES OR THE NEW WARRANTS IN ANY STATE OR OTHER JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
SUMMARY...............................................................................................       1
Summary Historical and Pro Forma Financial Data.......................................................       5
Summary Oil and Natural Gas Reserve Data..............................................................       8
RISK FACTORS..........................................................................................       9
       Volatility of Oil and Gas Prices and Supplies..................................................       9
       Need to Replace Reserves.......................................................................       9
       Drilling and Operating Risks...................................................................       9
       Uncertainty of Estimates of Oil and Natural Gas Reserves.......................................      10
       Acquisition Risks..............................................................................      10
       International Acquisitions and Operations......................................................      11
       Substantial Capital Requirements...............................................................      11
       Dependence on Key Personnel....................................................................      12
       Competition....................................................................................      12
       Governmental and Environmental Regulation......................................................      12
       No Dividends...................................................................................      13
       Credit Facility Covenants and Restrictions.....................................................      13
       Dependence on Other Operators..................................................................      14
       Forward-looking Information....................................................................      14
       Trading Markets ...............................................................................      14
       Enforceability of the U.S. Securities Laws.....................................................      14
THE MERGER............................................................................................      15
       Introduction...................................................................................      15
       Background of the Merger.......................................................................      15
       Reasons for the Merger.........................................................................      18
       Opinion of LaTex's Financial Advisor...........................................................      20
       Terms of the Merger............................................................................      23
               General................................................................................      23
               The Merger.............................................................................      23
               Conversion Rate........................................................................      23
               Conduct of Business Prior to the Merger................................................      24
               Conditions to the Merger...............................................................      24
               Termination............................................................................      25
               No Solicitation Covenants..............................................................      25
       Effective Time of the Merger...................................................................      26
       Exchange of Certificates.......................................................................      26
       Registration and Resale........................................................................      26
       Regulatory Matters.............................................................................      27
       Interests of Certain Persons in the Merger.....................................................      27
       Accounting Treatment...........................................................................      27
       Summary Comparison of LaTex Common Stock and New Alliance Shares...............................      28
       Restrictions on Resales by Affiliates..........................................................      37
       Appraisal Rights of Dissenting LaTex Shareholders..............................................      37
PRICE RANGE OF STOCK AND DIVIDENDS....................................................................      39
       Exchange Rates.................................................................................      41
SPECIAL MEETING OF SHAREHOLDERS.......................................................................      41
       Purpose of the Meeting.........................................................................      41
       Quorum and Voting..............................................................................      41
       Recommendation.................................................................................      42

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT..............................................      42
LATEX.................................................................................................      44
ALLIANCE..............................................................................................      44
       General........................................................................................      44
       Recent Developments............................................................................      45
       Oil and Gas Interests..........................................................................      46
       International..................................................................................      48
       Operations.....................................................................................      49
       Drilling Activity..............................................................................      52
       Product Marketing..............................................................................      53
       Significant Oil and Natural Gas Purchasers.....................................................      53
       Title to Properties............................................................................      53
       Employees......................................................................................      53
       Competition....................................................................................      53
       Regulation.....................................................................................      53
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ALLIANCE...............................................      57
UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF ALLIANCE..................................................      58
  Notes to Unaudited Condensed Pro Forma Combined Financial Statements................................      62
MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALLIANCE......      64
       General........................................................................................      64
       Six Months ended October 31,1996 Compared with Six Months ended October 31,1995................      64
       1996 Compared with 1995........................................................................      64
       1995 Compared with 1994........................................................................      65
       Liquidity and Capital Resources................................................................      66
MANAGEMENT............................................................................................      68
       Directors and Executive Officers of Alliance...................................................      68
       Executive Compensation.........................................................................      70
DESCRIPTION OF ALLIANCE SHARES........................................................................      72
       Dividends......................................................................................      72
       Options........................................................................................      72
       Liquidation Rights.............................................................................      72
       Voting Rights..................................................................................      73
       Pre-emptive Rights.............................................................................      73
       Variation of Rights............................................................................      73
       Disclosure of Interests........................................................................      73
        Exchange Controls and Other Limitations Affecting Security Holders............................      74
MATERIAL TAX CONSIDERATIONS...........................................................................      74
       U.S. Tax Consequences of the Merger............................................................      75
       UK and US Tax Consequences of Ownership and Disposition of New Alliance Shares.................      76
               Taxation of Dividends..................................................................      76
               Backup Withholding and Information Reporting...........................................      78
               Taxation of Capital Gains..............................................................      78
               Estate and Gift Tax....................................................................      78
               Stamp Duty and Stamp Duty Reserve Tax..................................................      79
               Controlled Foreign Corporation Status..................................................      79
               Passive Foreign Investment Company Status..............................................      79
CERTAIN LONDON STOCK EXCHANGE LISTING REQUIREMENTS....................................................      81
EXPERTS...............................................................................................      82
U.K. LISTING PARTICULARS..............................................................................      82
LEGAL MATTERS.........................................................................................      82

SHAREHOLDER PROPOSALS.................................................................................      82
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS.......................      82
ADDITIONAL INFORMATION................................................................................      83
REPORTS TO SHAREHOLDERS...............................................................................      85
ALLIANCE FINANCIAL STATEMENTS.........................................................................     F-1

Appendix A - Definitions..............................................................................     A-1
Appendix B - Agreement and Plan of Merger as amended..................................................     B-1
Appendix C - Opinions of Wood Roberts LLC.............................................................     C-1
Appendix D - Delaware General Corporation Law (S)262..................................................     D-1

LaTex Annual Report Form 10-K/A for the Year Ended July 31, 1996......................................     S-1
LaTex Quarterly Report on Form 10-Q/A for the Quarter Ended October 31, 1996..........................     S-

--------------------------------------------------------------------------------

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger Agreement, you should read carefully this entire document.

THE COMPANIES (SEE PAGE 44)


Alliance Resources Plc                Alliance is a London-based holding company
Kingsbury House                       of a group whose principal activities are
15-17 King Street                     the exploration, development and
London SW1Y 6QU                       production of oil and gas in the United
England                               States. The group's existing producing oil
Telephone: 44 171 930 9337            and gas interests are located in the State
                                      of Louisiana. Alliance is organized as a public limited company under the laws of England and Wales. After the Merger,
                                      Alliance's principal United States
                                      operating offices will be located at 4200
                                      East Skelly Drive, Suite 1000, Tulsa,
                                      Oklahoma 74135.


LaTex Resources, Inc.                 LaTex is an independent oil and gas
4200 East Skelly Drive, Suite 1000    exploration and production company located
Tulsa, Oklahoma 74135                 in Tulsa, Oklahoma, primarily engaged in
U.S.A.                                the acquisition and exploitation of
Telephone:  (918) 747-7000            producing oil and gas properties. LaTex
                                      owns and operates producing oil and gas
                                      properties located in 13 states with
                                      reserves located primarily in the states of Mississippi, Louisiana, Oklahoma, Texas and Alabama. Additional information concerning LaTex is included on LaTex's
                                      Annual Report on Form 10-K for the Year
                                      Ended July 31, 1996 and Quarterly Report on Form 10-Q for the Quarter Ended October
                                      31, 1996, which accompany this Proxy
                                      Statement. LaTex is a Delaware
                                      corporation.

OUR REASONS FOR THE MERGER (SEE PAGE 18)


     The combined company will have a larger interest in U.S. properties than either of the separate companies and, with the potential improvements to cash flow and greater prospect for financial leverage that this base provides, is anticipated to have a greater ability to participate in domestic and
international projects.   In particular, the management and Boards of Directors
of both companies believe that the Merger will allow the combined company to pursue development and acquisition projects that would otherwise be unavailable or incapable of being exploited by either company separately. Following the Merger, management of Alliance intends to focus particularly on opportunities in the United States, the former Soviet Union and the Middle East, but will consider acquisitions throughout the world. Of course, there is no guarantee that the combined company will be successful in its efforts.

     Management of both LaTex and Alliance are confident that the two companies may be combined efficiently. The combined company's headquarters will be located in Alliance's current London offices, which will provide greater access to international opportunities, while LaTex's Tulsa office will become headquarters for domestic operations by integrating Alliance's smaller U.S. operation. In recommending the Merger to its shareholders, LaTex's Board of Directors considered a number of factors, including (a) the strategic aspects of a merger with Alliance; (b) the worsening financial condition of LaTex; (c) management's unsuccessful attempts to secure additional debt and/or equity financing;(d) the difficulties of continuing to operate as a

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

small independent oil and gas company in the face of increasing competition for domestic and international opportunities; and (e) the difficulty of significantly increasing the company's assets, revenue or cash flow by pursuing only domestic projects.

RECOMMENDATION TO LATEX SHAREHOLDERS (SEE PAGE 42)

     The LaTex Board of Directors believes that the Merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve and adopt the Merger Agreement and the Merger.

THE MERGER (SEE PAGE 23)

     The Merger Agreement is attached as Appendix B to this Proxy Statement. The LaTex Board of Directors encourages you to read the Merger Agreement as it is the legal document that governs the Merger.

     As part of the Merger, the Alliance shareholders are being asked to approve a 40-to-1 reverse stock split of the Existing Alliance Shares. It is a condition to the Merger that this reverse stock split be approved by the Alliance shareholders. Therefore, in connection with the Merger, each 40 Existing Alliance Shares of (Pounds)0.01 each at the time of the Merger will be consolidated into one New Alliance Share of (Pounds)0.40 each. In this Proxy Statement, all of the references to the New Alliance Shares mean the Alliance stock after this reverse stock split.

WHAT LATEX SHAREHOLDERS WILL RECEIVE (SEE PAGE 23)

     Alliance will issue up to 21,448,787 New Alliance Shares to LaTex shareholders in the Merger. At the time of the Merger, LaTex shareholders will receive 0.85981 of a New Alliance Share for each share of LaTex Common Stock they hold, 2.58201 New Alliance Shares for each share of LaTex Series A Stock they hold, 6.17632 New Alliance Shares for each share of LaTex Series B Stock they hold, and a New Warrant to purchase 0.85981 of a New Alliance Share for each share of LaTex Common Stock subject to warrants issued by LaTex outstanding at the time of the Merger. No fractional shares will be issued. Instead, the shares issued to each holder will be rounded to the nearest whole number of New Alliance Shares. No cash will be paid for fractional shares not received.

     You should not send in your stock certificates until instructed to do so after the Merger is completed.

OWNERSHIP OF THE NEW ALLIANCE FOLLOWING THE MERGER (SEE PAGE 42)

     The New Alliance Shares issued to LaTex shareholders in the Merger will constitute approximately 72% of the outstanding common stock of Alliance immediately after the Merger. In addition, persons who hold warrants at the time of the Merger to purchase LaTex Shares will receive New Warrants to purchase 1,927,908 New Alliance Shares, or approximately 6.1% of the New Alliance Shares outstanding after the Merger, and assuming exercise of all of the New Warrants. If Alliance also issues New Alliance Shares and Bank Warrants to LaTex's bank in payment of certain fees and in exchange for an overriding royalty interest held by the bank, as it has agreed in principle to do, the bank will hold additional New Alliance Shares amounting to approximately 7.8% of outstanding stock of Alliance and will hold warrants to purchase additional shares amounting to approximately 3.5% of the then outstanding stock of Alliance.

BOARD OF DIRECTORS AND MANAGEMENT OF THE NEW ALLIANCE FOLLOWING THE MERGER (SEE PAGE 68)

     It is expected by the current management and the Board of Directors of both companies that after the Merger is completed John A. Keenan will continue as Managing Director of the new Alliance, Paul R. Fenemore will continue as Director of Operations and Business Development of the new Alliance, and H. Brian K. Williams will continue as Finance Director of the new Alliance. The current Board of Directors of Alliance will comprise the Board of Directors of the new Alliance with the addition of two LaTex members

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

to a total of 10 members. Upon completion of the Merger, Jeffrey T. Wilson will resign from his position as LaTex's Chief Executive Officer. Mr. Wilson and John
R. Martinson, both directors of LaTex, will become non-executive directors of the new Alliance.

CONDITIONS TO THE MERGER (SEE PAGE 24)

     The completion of the Merger depends upon meeting a number of conditions, including the following:

     (a) approvals by the holders of a majority of the voting stock of each of Alliance and LaTex.

     (b)  the approval of governmental authorities and the London Stock
          Exchange;

     (c) the absence of any change in or affecting either of the companies that causes a material adverse effect on either of them; and

     (d) the number of LaTex shareholders demanding an appraisal of their shares prior to the LaTex Special Meeting not exceeding 5% of any class of the outstanding LaTex Shares.


     The condition limiting the level of shareholders demanding an appraisal of their LaTex Shares may be waived by both Alliance and LaTex.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 25)

     The Boards of Directors of either LaTex and Alliance have the right to terminate the Merger Agreement without completing the Merger, and either party can terminate the Merger Agreement if any of the following occurs:

     (a)  the Merger is not completed by April 30, 1997; or

     (b) the approval of the holders of a majority of the stock of either Alliance or LaTex is not received; or

     (c)  a court or other relevant governmental authority prohibits the Merger;
          or

     (d) the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the Merger Agreement; or

     (e) the Board of Directors of the other party either: (i) withdraws or modifies in any adverse manner its approval or recommendation in favor of the Merger, or (ii) approves or recommends a significant transaction with a third party; or

     (f)  the business of the other party materially changes for the worse; or

     (g) the Board of Directors of either company determines, under certain circumstances, that the board's fiduciary obligations require acceptance of an offer from a third party to enter into a significant transaction.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

TERMINATION FEES (SEE PAGE 25)

     The Merger Agreement requires Alliance or LaTex to pay to the other a termination fee of $1 million, plus expenses, if the Merger terminates under certain circumstances, including a determination by the Board of Directors of Alliance or LaTex to accept an offer from a third party to enter into a significant transaction with a third party.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 27)

     In considering the Board's recommendation that you vote in favor of the Merger, you should be aware that Jeffrey T. Wilson, LaTex's Chief Executive Officer, will have a consulting agreement with Alliance that will provide him with interests in the Merger that are different from, or in addition to, yours. In addition, John R. Martinson, a director of LaTex, is a principal in Wood Roberts, LLC, which on completion of the Merger will receive a fee for rendering an opinion regarding the fairness of the Merger.

ACCOUNTING TREATMENT (SEE PAGE 27)

     The Board of Directors of LaTex expects the Merger to be treated as a purchase for accounting and financial reporting purposes. For US GAAP purposes, because LaTex is the larger company, this means that the transaction will be treated as if LaTex had acquired and assumed the operations of Alliance at the Effective Time of the Merger.

     The combined company will adopt Alliance's year end, which is April 30.

OPINION OF FINANCIAL ADVISOR (SEE PAGE 20)

     In deciding to approve the Merger, the LaTex Board of Directors considered opinions provided by LaTex's financial advisor, Wood Roberts, LLC. ("Wood Roberts"), as to the fairness to the LaTex shareholders of the terms of the Merger from a financial point of view. These opinions are attached as Appendix C to this Proxy Statement. We encourage you to read these opinions. The payment of Wood Roberts' fees for rendering the fairness opinion and other matters in connection with the Merger is contingent upon completion of the Merger.

     In connection with delivering these opinions, Wood Roberts performed a variety of analyses. These included comparing the relative oil and gas reserve values and net assets of Alliance and LaTex and comparing the financial results and historical stock prices of LaTex and Alliance to those of other selected oil and gas companies traded on the London Stock Exchange.

MATERIAL TAX CONSIDERATIONS (SEE PAGE 74)

     The exchange of LaTex Shares by LaTex shareholders in the Merger into New Alliance Shares will be taxable under United States tax law. The taxable income or loss each LaTex shareholder must recognize will generally be equal to the amount by which the market value of the New Alliance Shares held by a shareholder immediately after the Merger differs from the shareholder's basis in the LaTex Shares.

RESTRICTIONS ON RESALES (SEE PAGE 37)

     There are certain restrictions on resales of New Alliance Shares to be received by affiliates of LaTex in the Merger.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DISSENT AND APPRAISAL RIGHTS (SEE PAGE 37)

     Under Delaware law, any LaTex shareholder will have the right to demand an appraisal of, and a cash payment for the fair value of, his LaTex Shares by delivering to LaTex before the Special Meeting a written demand for appraisal. This demand must reasonably inform LaTex of the shareholder's identity and that the shareholder intends to demand the appraisal of his shares. The shareholder must then follow the other requirements for demanding an appraisal.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 39)

     The Existing Alliance Shares are traded on the London Stock Exchange and are not traded in the United States. On August 9, 1996, the last full trading day on the London Stock Exchange prior to the public announcement of the Merger Agreement, Alliance stock closed at (Pounds)0.02 ($0.032) per Existing Alliance Share (equivalent to (Pounds)0.80 ($1.28) per New Alliance Share). At the request of Alliance, the London Stock Exchange has suspended the Existing Alliance Shares from trading since the announcement of the Merger.

     LaTex Common Stock is traded and quoted on the Nasdaq SmallCap Market. On August 9, 1996, LaTex Common Stock closed at $0.41 per share on Nasdaq. On March 14, 1997, LaTex Common Stock closed at $____ on Nasdaq.

LISTING OF ALLIANCE SHARES (SEE PAGE 39)

     Based on their knowledge of the prices and share trading activity of small independent oil and gas companies on the London Stock Exchange, Alliance and LaTex believe that the trading market for small independent oil and gas companies is generally more favorable in London than in the U.S. This belief is supported by the analysis of Wood Roberts described in detail under "The Merger-Opinion of LaTex's Financial Advisor." Furthermore, the sponsorship and support that is being and will be provided by Alliance's financial advisor and stockbroker is expected to be positive for trading in the New Alliance Shares, whereas currently LaTex does not have any support for trading in its shares. Therefore, Alliance is applying for listing on the London Stock Exchange of the New Alliance Shares to be issued in connection with the Merger. See "The Merger-Opinion of LaTex's Financial Advisor." Of course, there is no assurance that the trading market for New Alliance Shares on the London Stock Exchange will be more favorable than the current market for LaTex Common Stock in the U.S. Alliance does not intend to list the New Alliance Shares on any United States stock exchange or the Nasdaq National Market System or SmallCap Market, but anticipates that the New Alliance Shares may be traded from time to time over the counter. Quotations for shares listed on the London Stock Exchange are not generally readily available in newspapers or other publications in the United States, but are available in the daily U.S. edition of the Financial Times. However, investors may place orders for the purchase or sale of shares traded on the London Stock Exchange through most licensed broker dealers in the United States. Under current U.K. law, the transfer of New Alliance Shares will generally give rise to a liability to U.K. stamp duty, normally at the rate of 50p for every (Pounds)100 (or part thereof) of the actual consideration paid.

              SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL AND RESERVE INFORMATION

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The summary selected historical financial information presented in the tables below has been derived from the audited consolidated financial statements of Alliance for each of the five years ended April 30, 1996, the audited consolidated financial statements of LaTex for each of the five years ended July 31, 1996, the unaudited interim results of Alliance for the six months ended October 31, 1996 and the unaudited Form 10-Q of LaTex for the three months ended October 31, 1996. The summary historical financial data is qualified in its entirety and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Alliance," Alliance's "Consolidated Financial Statements" on page F-1, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements and Notes" of LaTex included in the LaTex Form 10-K and "Part I-Financial Information" of LaTex included in the LaTex
Form 10-Q.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Alliance(1)


                                                              AS OF AND FOR THE          AS OF AND FOR THE YEAR ENDED APRIL 30,
                                                                                     -----------------------------------------------
                                                              SIX MONTHS ENDED
                                                                 OCTOBER 31,
                                                             -------------------
                                                               1996       1995        1996     1995(2)    1994      1993      1992
                                                             --------   --------    --------  --------  --------  --------  --------
                                                                               (in thousands except per share data)
SELECTED INCOME STATEMENT DATA
Amounts in accordance with UK GAAP
   Total revenues..................................           1,998      1,551       3,686     1,483       837       631       972
   Depletion, depreciation and amortization........             820      1,175       1,668    14,944       128       278       347
   (Loss) from continuing operations before
     and after income taxes........................            (987)    (2,388)     (3,593)  (18,213)   (1,177)   (1,627)     (818)

Approximate amounts in accordance with US GAAP

   Net (loss)                                                  (679)    (2,118)     (3,428)  (21,641)
   (Loss) per Existing Alliance Share (cents)                  (0.2)      (0.7)       (1.1)    (15.4)

SELECTED BALANCE SHEET INFORMATION
Amounts in accordance with UK GAAP
   Working capital (deficiency)....................           2,523                    536    (8,215)   (1,478)   (2,022)   (2,364)
   Net property, plant and equipment...............           4,368                  7,311     8,047    14,484    10,594    10,064
   Long-term debt, net of current liabilities......              88                     92     1,240       925     1,203         -
   Total assets....................................           8,794                  9,845     9,335    16,334    11,132    10,358
   Total liabilities...............................           1,991                  2,090    10,773     4,045     5,068     2,667
   Shareholders' equity............................           6,803                  7,755    (1,438)   12,289     6,064     7,691
Approximate amounts in accordance with US GAAP
   Total assets....................................           6,816                  7,582     6,907
   Long term debt, net of current liabilities......              88                     92     1,240



__________________________

(1) All figures are denominated in U.S. currency.


(2) The 1995 figures have been restated, as explained in Note 1 to Alliance's Consolidated Financial Statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

LaTex


                                                             AS OF AND FOR THE           AS OF AND FOR THE YEAR ENDED JULY 31,
                                                             THREE MONTHS ENDED    -----------------------------------------------
                                                                 OCTOBER 31,
                                                          ----------------------
                                                               1996      1995       1996        1995     1994     1993      1992
                                                          -----------  ---------   -------      ------   ------   ------   -------
                                                                                            (restated) (1)

                                                                                                  (in thousands)

SELECTED INCOME STATEMENT INFORMATION
   Total revenues..........................................     2,718   3,459        13,531      10,443   12,085   11,477     7,549
   Depletion, depreciation and amortization................     2,608   1,248         4,706       2,711    2,214    2,899     1,724
   (Loss) from continuing operations before income taxes...    (3,789)   (839)       (8,420)     (2,456)    (423)    (355)     (462)

 Net (loss) from continuing operations.....................    (3,789)   (839)       (8,420)     (2,491)    (423)    (190)     (303)

Income (loss) per common share.............................     (0.20)  (0.05)        (0.60)      (0.15)   (0.02)   (0.06)    (0.10)

SELECTED BALANCE SHEET INFORMATION
   Working capital (deficit)...............................   (28,041)              (27,805)     (7,119)  (1,111)  (2,117)  (10,353)

   Net property, plant and equipment.......................    29,549                31,945      37,709   13,077   12,440    12,304
   Total assets............................................    35,817                38,966      47,923   21,259   21,246    35,399
   Long-term debt, net of current liabilities..............         0                     0      20,635    4,467    4,868     2,544
   Total liabilities.......................................    32,760                32,648      31,922   10,979   13,030    32,760
   Shareholders' equity....................................     3,057                 6,318      16,001   10,280    8,216     2,639

_________________________________

(1) The 1995 figures have been restated, as explained in Note 16 to LaTex's Consolidated Financial Statements, included in the LaTex Form 10-K.

Pro Forma Combined


                                                                       FOR THE           AS OF AND FOR THE SIX
                                                                      YEAR ENDED             MONTHS ENDED
                                                                    APRIL 30, 1996         OCTOBER 31, 1996
                                                                    --------------       ---------------------
SELECTED INCOME STATEMENT INFORMATION
   Total revenues.................................................       17,804                       6,962
   Depletion, depreciation and amortization.......................        7,637                       4,802
   (Loss) before income taxes.....................................      (12,961)                    (14,556)
   Net (loss).....................................................      (12,961)                    (14,556)

SELECTED BALANCE SHEET INFORMATION
   Working capital (deficiency)...................................                                  (28,313)
   Net property, plant and equipment..............................                                   42,262
   Total assets...................................................                                   52,661
   Long-term debt, net of current maturities......................                                       88
   Total liabilities..............................................                                   37,251
   Shareholders' equity...........................................                                   15,410

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


SUMMARY OIL AND NATURAL GAS RESERVE INFORMATION


     The net proved oil and natural gas reserve estimates as of April 30, 1996 with respect to approximately 70% in value of Alliance's properties have been prepared by Ryder Scott Company, independent petroleum engineers, with the estimates for the remainder of Alliance's properties having been prepared by internal engineers. The net proved oil and natural gas reserve estimates as of July 31, 1996, for LaTex have been prepared by Lee Keeling and Associates, Inc., independent petroleum engineers.

     Additional information about Alliance's and LaTex's oil and natural gas reserves is discussed in "Risk Factors--Uncertainty of Estimates of Oil and Natural Gas Reserves," "Alliance--Oil and Gas Properties," Note 11 to the Consolidated Financial Statements of Alliance, "Supplemental Oil and Gas Data" and "Item 1 and Item 2. Business and Properties" and Note 20 to the Consolidated Financial Statements of LaTex in the LaTex Form 10-K included with this Proxy Statement.


                                              As of and for the year ended
                                        ---------------------------------------
                                        April 30, 1996      July 31, 1996
                                         Alliance (1)           LaTex
                                         -------- ---           -----
Estimated Proved Reserves:
   Oil (Mbbls)                               628                  6,353
   Natural gas (Mmcf)                      2,384                 28,172
   Oil equivalent (MBOE)                   1,026                 11,048
   Present value of estimated future
    net revenues (thousands) (2)           8,897(3)              40,448(4)
   Average Oil Price Used               $  22.34             $    19.74
   Average Gas Price Used               $   2.68             $     2.66
 Production
   Oil (bbls)                            125,000                405,000
   Natural Gas (Mcf)                     602,000              3,481,000

____________________


(1) Subsequent to April 30, 1996, Alliance has sold substantial properties. See "Alliance - Recent Developments." The disposals represented approximately 25% of Alliance's estimated future net revenue discounted at 10% per annum as at April 30, 1996.

(2) Present value determined based on period-end unescalated prices and costs in accordance with the guidelines of the Commission, discounted at 10% per annum.

(3)  Computed before taxes.

(4)  Computed after taxes.

--------------------------------------------------------------------------------

                                 RISK FACTORS

VOLATILITY OF OIL AND GAS PRICES AND SUPPLIES


     The revenues, profitability and future rates of growth of both Alliance and LaTex are substantially dependent upon the price of, and demand for, oil, natural gas and natural gas liquids. Historically the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the companies. These factors include the level of consumer product demand, weather conditions, availability of alternative fuels, political conditions in the Middle East and other petroleum producing areas, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions and domestic and foreign government negotiations. It is therefore impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce the combined company's cash flow, liquidity and profitability, but could also reduce the combined amount of oil and natural gas that can be produced economically and could, therefore, have a material adverse effect on the combined company's financial condition, results of operations and reserves. Although it is the intention of Alliance management to hedge a substantial portion of the commodity price risk associated with the combined company's production of oil and natural gas to achieve some level of constant commodity pricing, the hedging policy for the combined group has not yet been determined. Alliance does not currently engage in any hedging activity. Therefore, its operations are fully exposed to future changes in oil and gas prices.

     The availability of a ready market for oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to, and the capacity of, oil and natural gas gathering systems, pipelines or trucking and terminal facilities. Wells may be temporarily shut in for lack of a market or due to inadequacy or unavailability of pipeline or gathering system capacity.

NEED TO REPLACE RESERVES


     The combined company's future success depends on its ability to find, develop or acquire additional oil and natural gas reserves that are recoverable on an attractive economic basis. Unless Alliance successfully replaces the reserves that it produces (through development, exploration or acquisitions), its proved reserves will decline. Approximately 29.3% of the combined company's total proved reserves at July 31, 1996 on a pro forma basis were either proved undeveloped or proved developed non-producing. Recovery of such reserves will require significant capital expenditures and successful drilling operations, and there can be no assurance that Alliance will be successful in its effort to develop or replace its proved reserves or that the combined company will have success adding reserves at low finding and development costs. Furthermore, although the combined company's reserves may increase if oil and natural gas prices increase, the combined company's finding costs for additional reserves could also increase.

DRILLING AND OPERATING RISKS


     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by Alliance will be productive or that the combined company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. In addition, the combined company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the combined company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.


     Alliance's operations are and will continue to be subject to all of the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, blow-outs, the release of contaminants into the environment, cratering and fires, all of which could result in personal injuries, loss of life, damage to property of Alliance and others, and the imposition of fines and penalties pursuant to environmental legislation. See "Governmental and Environmental Regulation." The combined company is not and will not be fully insured against all of these risks, nor are all such risks insurable, although Alliance maintains liability insurance in the amount of $3,000,000, which it considers to be sufficient to cover reasonably foreseeable occurrences. However, the nature of these risks is such that liabilities could exceed policy limits or, as in the case of environmental fines and penalties, be uninsurable, in which event the combined company could incur significant costs that could have a material adverse effect upon its financial condition. Alliance believes that it has proper procedures in place and that its operating staff carries out their work in a manner designed to mitigate these risks.

UNCERTAINTY OF ESTIMATES OF OIL AND NATURAL GAS RESERVES

     Estimates of proved developed oil and natural gas reserves and future net revenues therefrom appearing elsewhere herein are based on reserve reports prepared by independent petroleum engineers. The estimation of reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Different reserve engineers may make different estimates of reserve quantities and revenues attributable thereto based on the same data. The accuracy of any reserve estimate depends on the quality of available data as well as engineering and geological interpretation and judgment. Results of drilling, testing and production or price changes subsequent to the date of the estimate may result in revisions to such estimates.

     The discounted future net cash flows referred to in this document should not be construed as the current market value of the estimated oil and natural gas reserves attributable to either company's properties. In accordance with applicable requirements of the SEC, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows will also be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and natural gas properties. In addition, the 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with either company or the oil and natural gas industry in general.

ACQUISITION RISKS


     After the Merger, Alliance intends to pursue acquisition opportunities on terms management considers favorable. There can be no assurance that suitable acquisition candidates will be identified in the future, nor that they will be integrated successfully into the combined company's operations or successful in achieving desired profitability objectives. In addition, Alliance will compete against other companies for acquisitions, and there can be no assurance that it will be successful in the acquisition of any material property interests.

     The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration potential, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors beyond Alliance's control. In connection with such an assessment, the combined company will review the subject properties in a manner that it believes to be generally consistent with industry practices. Nonetheless, the resulting assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit a buyer to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

     Additionally, significant acquisitions can change the nature of the operations and business of Alliance depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than existing properties. While it is Alliance's current intent to concentrate on acquiring producing properties with development and exploration potential, there is no assurance that Alliance will not pursue acquisitions or properties with differing characteristics.

INTERNATIONAL ACQUISITIONS AND OPERATIONS


     Although Alliance's operations are currently conducted in the United States, it is the intention of management after the Merger to explore and develop projects both domestically and internationally, particularly in the former Soviet Union and the Middle East. Such international operations are subject to political, economic and other uncertainties, including, among others, risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increases and retroactive tax claims, exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over the combined company's potential operations. Alliance's proposed international operations may also be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. Furthermore, in the event of a dispute arising from international operations, Alliance may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States or Great Britain.

SUBSTANTIAL CAPITAL REQUIREMENTS

     In the future, Alliance will require additional funds to develop, maintain and acquire additional interests in existing or newly-acquired properties. Historically, Alliance and LaTex have financed these expenditures primarily with proceeds from debt and equity financings, cash provided by operating activities, asset sales and sales of partial interests in international and domestic concessions. Alliance currently plans to increase capital expenditures from approximately US$1.7 million in fiscal 1996 to approximately US$2.7 million in fiscal 1997 principally for remedial and developmental capital expenditures for the combined company's assets in Alabama, Mississippi and Louisiana. Management believes that, after debt service, it will have sufficient cash provided by operating activities, availability under the Alliance Credit Agreement, and asset sales to fund planned capital expenditures in 1997. Alliance anticipates that cash from operating activities and property sales will provide sufficient funds to meet debt service requirements under the Alliance Credit Agreement with Bank of America. See "Alliance--Financing." In addition, based on its knowledge of the market for oil and gas properties and its recent property sales, Alliance believes that it will be able to sell certain non-strategic properties for up to $4.8 million during 1997. Alliance intends to use the proceeds of these sales to reinvest in the purchase and development of non-producing properties and to reduce negative working capital.

     There can be no assurance that additional capital will always be available to Alliance in the future or that it will be available on terms that are acceptable to Alliance. Should outside capital resources be limited, the rate of growth would be adversely affected, and there can also be no assurance that Alliance would be able to increase its oil and natural gas production or oil and natural gas reserves. If revenues decrease as a result of lower oil and natural gas prices or otherwise, Alliance may have limited ability to expend the capital necessary to replace its reserves or to maintain production at current levels, resulting in a decrease in production over time.


NON-MAJORITY OWNERSHIP OF PROPERTIES


     As with many independent oil and gas companies, Alliance is not the majority owner in all of its oil and gas properties. The combined company will be the operator for only a small portion of the properties it owns. Therefore, it may have no control over the timing or amount of capital expenditures associated with these properties. If Alliance is unable to fund its pro rata share of capital expenditures, the company's interests in its properties may be reduced or forfeited. If Alliance's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing, asset sales or sales of partial interests will be available to meet these requirements.


DEPENDENCE ON OTHER OPERATORS


     With respect to wells not operated by LaTex and Alliance in which they own a working interest, the independent operators are, in some cases, privately-held companies which may have limited financial resources. If a third party operator experiences financial difficulty and fails to pay for materials and services in a timely manner, the wells operated by such third party operators could be subject to material and workmen's liens. In such event, the combined company would occur costs in discharging such liens.

DEPENDENCE ON KEY PERSONNEL


     Alliance believes that the continued success of the combined company will depend to a significant extent upon the abilities and continued efforts of its Board of Directors and its senior management, particularly John A. Keenan, its Managing Director. The loss of the services from any of its key personnel could have a material adverse effect on its results of operations. Alliance does not maintain key-man insurance on any individual at this time. The success of Alliance will also depend, in part, upon its ability to find, hire and retain additional key management personnel who are also being sought by other businesses. The inability to find, hire and retain such personnel could have a material adverse effect upon Alliance's results of operations. See "Management- -Directors and Executive Officers."

COMPETITION


     Alliance operates in a highly competitive environment. It competes with major integrated and independent energy companies for the acquisition of desirable oil and natural gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of the combined company. See "Business and Properties--Competition."

GOVERNMENTAL AND ENVIRONMENTAL REGULATION


     The production of oil and natural gas is subject to regulation under a wide range of international and United States federal and state statutes, rules, orders and regulations. In the United States, state and federal statutes and regulations require permits for drilling, reworking and recompletion operations, drilling bonds and reports concerning operations. Most states in which the combined company will own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of the spacing, plugging and abandonment of wells. Many states also restrict production to the market demand for oil and natural gas and several states have indicated interest in revising applicable regulations in light of the persistent oversupply and low prices for oil and natural gas production. These regulations may limit the rate at which oil and natural gas could otherwise be produced from properties. Some states have also enacted statutes prescribing ceiling prices for natural gas sold within the state.


     Various federal, state and local laws and regulations relating to the protection of the environment may affect Alliance's operations and costs. In particular, Alliance's production operations, its salt water disposal operations and its use of facilities for treating, processing or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation. Although compliance with these regulations increases the cost of operations, such compliance has not had a material effect on Alliance's capital expenditures, earnings or competitive position. Environmental regulations have historically been subject to frequent change by regulatory authorities and Alliance is unable to predict the ongoing cost of complying with these laws and regulations or the future impact of such regulations on its operations. Alliance's general liability coverage of $3,000,000 applies to certain, but not all, environmental liabilities. A significant discharge of hydrocarbons into the environment could, to the extent such event is not insured, subject Alliance to substantial expense.

NO DIVIDENDS


     Neither Alliance nor LaTex have paid any dividends on their outstanding ordinary or common shares, nor does Alliance intend to do so in the foreseeable future. In addition, Alliance is precluded from paying dividends until such time as its retained loss is cleared and will further be restricted from paying dividends under the credit facility it will have with Bank of America after the Merger. The combined company currently intends to retain its cash for the operation and expansion of its business, including exploration, development and acquisition activities. Accordingly, Alliance's ability to pay dividends will depend upon such restrictions and the company's results of operations, financial condition, capital requirements and other facts deemed relevant by the Board of Directors.

CREDIT FACILITY COVENANTS AND RESTRICTIONS


     LaTex currently owes approximately $19,385,496 under the LaTex Credit Agreement with the Bank of America. The interest rate on the indebtedness is, at the option of LaTex, either the lending bank's base interest rate plus 1% or up to 2% (based on the principal balance outstanding) over the rate for borrowing dollars by the lending bank in the London Interbank (LIBOR) market. The principal must be amortized at the rate of $322,500 per month with the entire outstanding balance due March 31, 2000. The credit facility is secured by first mortgages on all of LaTex's oil and gas properties. The LaTex Credit Agreement contains various affirmative and negative covenants including, among others, the requirements that LaTex maintain certain ratios of current assets to current liabilities, minimum tangible net worth, restrictions on selling, general and administrative expenses and the payment of dividends. Material breaches of these or other covenants which are not cured or waived could result in a default under the LaTex Credit Agreement resulting in this indebtedness becoming immediately due and payable and empowering the lender to foreclose against the collateral for the loan. LaTex has been in default under various affirmative and negative covenants of the LaTex Credit Agreement with respect to which the Bank of America has agreed to not take any action before April 30, 1997.

     On March __, 1997, Alliance entered into a Credit Agreement (the
"Alliance Credit Agreement") with the Bank of America, amending and restating the LaTex Credit Agreement in order to restructure LaTex's indebtedness to the Bank. The Alliance Credit Agreement will become effective on the date of the Merger. The terms of the Alliance Credit Agreement are similar to those of the LaTex Credit Agreement, except that principal payments will be suspended until July 31, 1998 following completion of the Merger. This suspension of payments will not include cash flows generated by the combined company that are in excess of those agreed between the Bank and Alliance. Alliance believes that it will be in compliance with all representations and covenants under the Alliance Credit Agreement at the date of the Merger and anticipates that it will be able to remain in compliance with those covenants after that date.

FORWARD-LOOKING INFORMATION


     All statements other than statements of historical fact contained in this Proxy Statement, including statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Alliance," or contained in LaTex's Form 10-K, including statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and " Business," are accompanied by words such as "anticipate," "believe," "estimate," "project" or "expect" or similar statements and are "forward-looking statements" as defined in U.S. securities laws. Although Alliance and LaTex believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause actual results to differ materially from the results discussed in such forward-looking statements include the risks described under "Risk Factors" above, such as the fluctuations of the prices received or demand for oil and natural gas, the uncertainty of drilling results and reserve estimates, operating hazards, acquisition risks, requirements for capital, general economic conditions, the competition from other exploration, development and production companies and the effects of governmental and environmental regulation. All forward-looking statements in this Proxy Statement and LaTex's Form 10-K and Form 10-Q are expressly qualified in their entirety by the cautionary statements in this paragraph.

TRADING MARKETS


     The LaTex Common Stock is presently quoted on Nasdaq. Until September 4, 1996, the LaTex Common Stock was also listed on the Pacific Stock Exchange at which time it was delisted due to a lack of adequate trading volume. Based on their knowledge of the prices and volumes of trading of small independent oil and gas companies on the London Stock Exchange, as reflected in the analysis of Wood Roberts, Alliance and LaTex believe that the trading market for small independent oil and gas companies is generally more favorable in London than in the U.S. at this time, Alliance is applying for listing on the London Stock Exchange of the New Alliance Shares to be issued to LaTex shareholders in the Merger. See "The Merger-Opinion of LaTex's Financial Advisor." Of course, there is no assurance that the trading market for New Alliance Shares on the London Stock Exchange will be more favorable than the current market for LaTex Common Stock in the U.S. Alliance does not intend to list the New Alliance Shares on any U.S. stock exchange or Nasdaq. Quotations for shares listed on the London Stock Exchange are not generally readily available in newspapers or other publications in the United States, but are available in the daily U.S. edition of the Financial Times. However, investors may place orders for the purchase or sale of shares traded on the London Stock Exchange through most licensed broker dealers in the United States. As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the New Alliance Shares to be received in the Merger. Under current U.K. law, the transfer of New Alliance Shares will generally give rise to a liability to U.K. stamp duty, normally at the rate of 50p for every (Pounds)100 (or part thereof) of the actual consideration paid.

ENFORCEABILITY OF THE U.S. SECURITIES LAWS

     Alliance is organized under the laws of England. Six of its ten directors after completion of the Merger are not subject to the jurisdiction of the U.S. because they are neither citizens nor residents of the U.S. Alliance has been advised by its English solicitors that there is doubt as to the enforceability in the U.K. against Alliance or any of its subsidiaries or any of their respective directors, controlling persons or executive officers or any of the experts named in this Proxy Statement in actions for enforcement of judgments of U.S. courts of liabilities predicated upon, or in original actions predicated solely upon, U.S. federal or state securities laws. Nevertheless, Alliance has irrevocably agreed that, after the Merger is completed, it may be served with process with respect to actions based on the offer and sale of the New Alliance Shares made by this Proxy Statement by serving Alliance at its principal U.S. operations office: Attention: President, 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.

                                  THE MERGER

INTRODUCTION

     At the Special Meeting, the shareholders of LaTex will consider and take action with respect to the Merger Agreement pursuant to which Alliance Resources (Delaware) Inc., a wholly owned subsidiary of Alliance, will be merged with and into LaTex. As a result of the Merger, each outstanding LaTex Share (other than LaTex Shares, if any, held by LaTex in treasury and LaTex Shares held by a shareholder who has properly exercised his dissent and appraisal rights) will automatically be canceled and LaTex shareholders will receive New Alliance Shares at the Conversion Rate. The Board of Directors of LaTex has unanimously approved the Merger Agreement as being in the best interests of LaTex and its shareholders and directed that the Merger Agreement be submitted to LaTex's shareholders for approval.

BACKGROUND OF THE MERGER

     Upon completion by LaTex of the acquisition of Germany Oil Company in April 1995, management of LaTex engaged the investment banking firm of Rauscher, Pierce & Clark ("RP&C") for the purpose of assisting LaTex in seeking new equity or convertible debt financing. Management's view was that additional financing was necessary to provide new growth opportunities through acquisitions and further development of its oil and gas properties. During the summer of 1995, RP&C reviewed oil and gas reserve and cash flow information provided by LaTex. During meetings conducted in Tulsa, Oklahoma in September LaTex management concluded that any efforts to raise convertible debt financing through RP&C's efforts in Europe were possible only at a conversion price of $0.35 - 0.50 per share of LaTex Common Stock, which would have been significantly dilutive to LaTex shareholders. LaTex's management therefore decided not to seek additional funds through a convertible debt offering.

     Following this conclusion, LaTex management determined that additional financing might be available through a combination of LaTex and another oil and gas company, and LaTex, through RP&C, initiated merger discussions with Harken Energy Inc. Although Harken and LaTex discussed a combination of the two companies, the discussions did not result in either a letter of intent or definitive merger agreement. Discussions with Harken terminated in March 1996. LaTex representatives also met with TideWest, Inc. in November 1995, Kelloil, Inc. in December 1995 and CoHo Resources in February 1996 to discuss possible business combinations or equity infusions. All of these discussions were unsuccessful.


     The hedging arrangement between LaTex and Bank of America had the effect of reducing LaTex's working capital in fiscal 1996 by $1,979,956 as a result of additional payments to the bank above scheduled principal and interest payments. At July 31, 1996 the future impact of this hedging arrangement was anticipated to result in additional losses of $3,649,287 based on the then prevailing commodity prices and interest rate. As a result of the negative impact on cash flow of LaTex's hedge arrangement with the bank, and the bank's requirement that substantially all of the proceeds from the sale of non-strategic properties be applied to prepay borrowings, management became convinced that under the likely future oil and gas price environment, substantial equity or new financing was required to stabilize LaTex's deteriorating financial condition.

     Therefore, while continuing its policy to package and sell non-strategic oil and gas properties and attempting to obtain approval of its principal bank for the use of a portion of the sale proceeds for working capital, management of LaTex continued to seek both merger partners and/or debt financing.

LaTex met with and provided information to the Strategica Group of Miami, Florida in an effort to obtain either supplemental financing or a re-financing of its bank debt. Strategica submitted a written proposal in April 1996 to loan LaTex $2-3 million for development activities in exchange for certain collateral guarantees, a financial advisor retainer fee and stock and warrants that would ultimately comprise some 20-30% of the equity of LaTex. As a result of the dilutive nature of this offer and due to the discussions having been initiated on March 17, 1996, with Alliance, as discussed below, management rejected the Strategica offer.

     During early April 1996, LaTex, through RP&C, met with National Energy Group at their offices in Dallas, Texas. These discussions did not result in any further action by either party. In late June 1996, LaTex received an unsolicited inquiry from Gothic Energy of Tulsa, Oklahoma. Gothic subsequently made a written offer to exchange shares of its common and preferred stock with LaTex's shareholders such that the consideration to be received by LaTex's shareholders would have approximated the then current $0.35 market price of LaTex Common Stock, payable in Gothic stock. The Gothic offer was rejected by management as significantly deficient to the offer from Alliance which had, in the meantime, been accepted by LaTex's Board. The Gothic offer was considered deficient primarily because it was based on the current stock market values of Gothic and LaTex as opposed to the proposed Alliance transaction which was based on net asset values of the two companies, which imputed a higher value to LaTex than did the Gothic offer. No further discussions with Gothic resulted.

     In its effort to refinance its senior debt in light of the proposed merger with Alliance, LaTex's management through Wood Roberts held discussions with Midland Bank Plc and Union Bank of California during the period from August to October 1996. Neither initiative resulted in a financing proposal.

     John A. Keenan, the chief executive of Alliance, is an attorney who has been involved in oil and gas transactions and has been an officer of oil and gas companies in Houston for several years. John Martinson, a director of LaTex, is also located in Houston and has been involved in numerous transactions with oil and gas companies. Messrs. Keenan and Martinson have had a business acquaintance for several years. In February 1996, they had a telephone discussion regarding Mr. Keenan's recent involvement with Alliance, prior to his appointment as the chief executive, as an advisor and non-executive director. The telephone conversation consisted mainly of Mr. Keenan's description of the state of Alliance's operations and the acquisition strategy that the company had adopted. Mr. Martinson then indicated that LaTex might be interested in a potential combination with Alliance.

     Several phone conversations between Messrs. Keenan and Martinson ensued regarding a potential combination between Alliance and LaTex which resulted in a meeting between the two men on March 11, 1996. At the meeting, Mr. Keenan gave Mr. Martinson an update on Alliance, including some discussion of Alliance's current activities, potential ventures in the former Soviet Union as well as background on Alliance's largest shareholder, Trans Arabian Energy Limited ("Trans Arabian"). Both men agreed to engage in further discussions after briefing management at their respective companies.

     On March 12, 1996, LaTex held a board of directors meeting at which the possibility of a merger with Alliance was discussed and in which the LaTex Board noted that a merger with Alliance could enhance the ability of the combined company to raise equity capital. At this meeting the LaTex board authorized management to discuss with representatives of Alliance a possible merger of the two companies. This was followed by a meeting in Houston on March 17, 1996 by and among Mr. Keenan, Mr. Martinson and Jeffrey T. Wilson, the Chairman and CEO of LaTex. The meeting was general in nature and included discussions of both companies and the relative merits of a combination. Mr. Wilson indicated LaTex's concern that a combined company retain key employees of LaTex, other than Messrs. Wilson and Henley. Mr. Keenan related that he would discuss a potential combination with Rothschild Natural Resources, L.L.C. ("Rothschild"), financial advisers to Alliance, and Messrs. Martinson and Wilson agreed to discuss same with Bank of America, LaTex's principal lender.

     Subsequent discussions with those parties elicited positive responses, which led to a meeting in LaTex's offices in Tulsa, Oklahoma on April 9, 1996, where Mr. Keenan met with the members of LaTex Board of Directors and senior management. At this meeting, the parties discussed a number of issues that would need to be resolved in connection with a combination, including a disposition of LaTex's interests in Wexford Technology, Inc. ("Wexford") and Imperial Petroleum, Inc. ("Imperial") as well as its international operations, the fair treatment for holders of LaTex's two classes of preferred stock and warrants, the required approval by the Bank of America, and the future role of Mr. Wilson as a consultant to the combined company. Mr. Keenan stated that as a condition to any transaction, Alliance would require the disposition of both Wexford and Imperial in order to allow the combined company to focus its efforts and available resources on its core oil and gas business. In addition, the parties discussed their mutual preference that the common stock of the combined company be traded on the London Stock Exchange rather than Nasdaq and their desire that LaTex's non-strategic properties be sold before the merger if possible.

     On April 23, 1996, a conference call involving Messrs. Keenan, Martinson and Wilson led to the creation of a list of the key issues discussed in the April 9 meeting being agreed. At this time, LaTex drafted a letter of intent which was circulated internally for discussion purposes.


     Mr. Martinson met Mr. Keenan and Mr. Christopher Samuelson, a non-executive director of Alliance, on April 26, 1996, to discuss the potential merger of LaTex and Alliance. Mr. Samuelson discussed potential international opportunities that might be available to the combined companies after a merger and indicated a desire to proceed with discussions. By a memorandum dated May 1, 1996, Mr. Martinson recommended a merger with Alliance to fellow board members of LaTex.


     On May 6th, Mr. Martinson held separate discussions with Mr. Keenan and Mr. Wilson concerning the merger, which culminated in Mr. Wilson agreeing to provide Alliance with a copy of the Lee Keeling oil and gas reserve analysis prepared for LaTex and a decision by Messrs. Wilson and Martinson and Mr. Philip Wade, an outside director and significant shareholder of LaTex, to travel to London the week of May 22, 1996, to discuss the potential merger between Alliance and LaTex and to meet members of Alliance's board. On May 13, 1996, Messrs. Martinson and Keenan met in Houston to review the status of the discussions. At the meeting, Mr. Keenan indicated that he was to be named as Managing Director of Alliance and discussed Alliance's future business strategy. This meeting led to the Board of LaTex agreeing to allow Mr. Wilson to enter into formal discussions with Alliance regarding a merger of the two companies.


     Prior to arrival in London, Mr. Keenan held telephone conversations with Mr. Wilson and Mr. Martinson and Mr. Keenan agreed to supply to LaTex a copy of Alliance's oil and gas reserve analysis. A list of discussion items was also agreed, as well as an agenda. On May 22nd, Messrs. Wilson, Martinson and Wade met in London with representatives of Alliance to discuss the method of the merger, advisors, regulatory requirements and general structuring.


     Meetings were held all day on May 23rd, at which the participants discussed the value of each company and the relative portion of the combined company that should be held by each group of shareholders. The participants also discussed various United Kingdom brokers who might act as sponsors of the transaction in the United Kingdom, the need for Alliance to effect a reverse split of its shares, and the disposition of LaTex's interests in Wexford and Imperial as well as its international operations. The parties agreed to hold further meetings with their respective Boards of Directors to explore the discussions and agreed that Mr. Keenan and Mr. Wilson would determine the next steps, if any.


     On June 3rd, the members of the LaTex Board of Directors discussed the transaction by telephone. In particular, the Board reviewed the matters discussed at the recent meetings in London and discussed the strategic reasons for the merger, the future plans of Alliance, including possible future acquisitions, none of which were seriously pursued, Alliance's management, the potential value of the combined company and the new proposal of Alliance that Holders of LaTex shares would receive 72% of the shares of the combined company and the holders of Alliance shares would retain the balance of 28% of the shares of the combined company. This meeting led to the transmittal of a letter of intent from LaTex to Alliance on June 4th. The LaTex Board of Directors also discussed the continued engagement of Wood Roberts as its financial advisor in connection with the discussions and any transaction. On June 6th, Mr. Martinson and Mr. Keenan met in London to discuss the letter of intent. Further discussions among the parties took place over the next week leading to a meeting on June 17,

1996 in London among Messrs. Martinson, Keenan and Mr. Michael Humphries of Rothschild. All facets of the proposed merger were discussed, including the management of the combined company, updates of the financial condition of both parties, and the oil and gas reserves of both parties. Mr. Wilson was briefed by Mr. Martinson following the meeting.

     Various meetings in London followed over the next week concerning the details of the proposed merger which led to a revised draft letter of intent from LaTex to Alliance dated June 24, 1996. On June 25th, Alliance forwarded a revised form of a draft letter of intent to LaTex which led to further discussions by the parties. A revised letter of intent dated June 28, 1996, was executed by both parties.

     During July, both companies conducted due diligence, Williams de Broe indicated that it would continue as Alliance's broker, Alliance delivered an initial draft of the Merger Agreement to LaTex, LaTex undertook a review of the legal and tax implications of the Merger, and the parties engaged in negotiations concerning the definitive merger agreement. On July 31, 1996, the Board of Directors of LaTex met to review the status of the merger discussions, review and approve the sale of assets excluded from the Merger and request a fairness opinion from Wood Roberts. This culminated with a meeting of the LaTex Board of Directors on August 9, 1996, at which time, after receiving a report from Wood Roberts concerning the fairness of the Merger from a financial point of view to the shareholders of LaTex (included in Appendix C), the LaTex board unanimously resolved to accept the Merger Agreement as previously negotiated.
On August 12, 1996, the parties executed the Merger Agreement.

     As originally executed, the Merger Agreement provided that certain actions were to take place before September 15, 1996. On September 16, 1996, both companies executed a letter agreement providing that those actions could take place at any time before September 27, 1996. The Merger Agreement also contained a condition to closing that Alliance deliver to LaTex an opinion of counsel that the Merger would not result in the shareholders of LaTex recognizing taxable income or loss as a result of the Merger. If Alliance were to be unable to deliver such an opinion, it could elect at its option to restructure the Merger so that LaTex would be the surviving entity and the existing shareholders of Alliance would receive shares of LaTex Common Stock in exchange for the Existing Alliance Shares in an amount that would result in the same percentage ownership of the resulting entity as in the Merger. After execution of the Merger Agreement, Alliance determined that it would in fact not be able to deliver the indicated tax opinion. In addition, after further discussions, the Boards of Directors of both parties concluded that, in the opinion of each, the New Alliance Shares to be issued in the Merger would be likely to trade at a more attractive price on the London Stock Exchange than on a U.S. market and that the shares of a U.K. public limited company would be likely to trade at a more attractive price on the London Stock Exchange than the shares of a U.S. corporation. Therefore, the parties agreed to amend the Merger Agreement to eliminate the condition regarding the delivery of the tax opinion. This amendment was executed effective September 27, 1996.

     As originally approved by the LaTex Board of Directors, the Merger Agreement provided that the New Alliance Shares would be allocated to the LaTex Series A Stock and the Series B Stock on the basis of the number of shares of LaTex Common Stock into which the LaTex Series A Stock and LaTex Series B Stock are convertible. Each share of LaTex Series A Stock is convertible into approximately three shares of LaTex Common Stock and each share of LaTex Series B Stock is convertible into approximately 6.67 shares of LaTex Common
Stock.

     By the terms of the LaTex Series A Stock and the LaTex Series B Stock, LaTex is permitted, under certain circumstances, to pay accrued dividends on those shares in additional shares of the same series rather than in cash. Effective December 31, 1996, and again effective March 31, 1997, the LaTex Board of Directors determined to pay the dividends in kind. Because the negotiations with Alliance had resulted in the agreement that the shareholders of LaTex, as a whole, would hold 72% of the outstanding shares of the combined company and the shareholders of Alliance would hold 28% of the outstanding shares of the combined company, the payment of dividends in kind did not increase the total number of New Alliance Shares to be issued in the Merger, but increased the number of New Alliance Shares that would be issued to the holders of the LaTex Series A Stock and LaTex Series B Stock, and correspondingly decreased the number of New Alliance Shares to be issued to the holders of the LaTex Common Stock.

     In January 1997, Enron Reserve Acquisition Corp. ("Enron"), which owns all of the LaTex Series B Stock, notified LaTex that it did not believe the allocation of New Alliance Shares between the LaTex Common Stock and the LaTex Series B Stock was appropriate.

     On February 4, 1997, representatives of Enron, LaTex and Alliance met to discuss the allocation. On February 6, 1997, the Board of Directors of LaTex met to discuss the allocation issues and requested Wood Roberts to advise it whether the allocation was appropriate. On February 17, 1997, Wood Roberts advised the LaTex Board of Directors that, in Wood Roberts' view, the allocation should be adjusted so that the holders of the LaTex Series B Stock would receive a greater portion of the New Alliance Shares.

     On March 7 and March 10, 1997, Jeffrey T. Wilson and representatives of Enron had further discussions, as a result of which Mr. Wilson recommended to the LaTex Board of Directors that the allocation be adjusted so that each share of LaTex Series B Stock would be allocated the same number of New Alliance Shares as would be allocated to approximately 7.18 shares of LaTex Common Stock. Because this allocation was not contemplated in the Merger Agreement, Mr. Wilson's recommendation required an amendment of the Merger Agreement.

     Also during January and February, 1997, representatives of Alliance discussed with Bank of America NT & SA the possibility that the Bank would accept New Alliance Shares as payment for the $200,000 fee previously agreed to be paid to the Bank upon the assumption by Alliance of the LaTex Credit Agreement and in consideration for the transfer to Alliance of an overriding royalty interest (the "ORRI") held by the Bank that burdened certain of LaTex's oil and gas properties. On March __, 1997, Alliance and the Bank agreed in principle that the Bank would receive 153,374 New Alliance Shares in payment of $200,000 fee and, in exchange for the ORRI, would receive 2,377,301 New Alliance Shares and warrants to purchase 1,188,650 New Alliance Shares at a price of (Pounds)1.00 per share. Because the issuance of New Alliance Shares and warrants to the Bank was not contemplated in the Merger Agreement, particularly in the agreement of the parties that ownership of the combined company would be divided 72% to the former LaTex Shareholders and 28% to the holders of Existing Alliance Shares, the agreement in principle with the Bank required an amendment to the Merger Agreement.

     On March 12, 1997, the LaTex Board of Directors met to consider the various matters that required amendments to the Merger Agreement. At this meeting, the Board of Directors of LaTex received an opinion of Wood Roberts concluding that the financial terms of the Merger are fair to the holders of each class of LaTex Shares. This opinion is included in Appendix C. After discussion, the LaTex Board of Directors unanimously approved an amendment to the Merger Agreement revising the allocation of New Alliance Shares to be as reflected in this Proxy Statement and extending the date after which the Merger Agreement may be terminated by either party to April 30, 1997.

REASONS FOR THE MERGER

     In considering the merits of a potential merger with Alliance, the LaTex Board of Directors considered a number of factors and issues, including: (1) the financial condition of both LaTex and Alliance; (2) the strategic aspects of a merger with Alliance; (3) management's unsuccessful attempts to secure additional debt and or equity financing; (4) management's prior discussions with other potential merger candidates; (5) the stock market implications to LaTex shareholders; (6) the tax consequences to LaTex shareholders; (7) the social issues with respect to LaTex's management and staff and (8) the relationship between Alliance and its principal shareholder.

     In considering the financial condition of Alliance and its suitability as a merger partner, it was important to LaTex management to determine the level of
financing or cash that would be available to LaTex following a merger.   LaTex
evaluated the oil and gas assets of Alliance, including computations of future cash flow, reviewed the public filings of Alliance to determine its working capital position and assessed the likely impact of Alliance's legal action against its former chief executive. Based on its internal evaluation, LaTex determined that as a result of Alliance's negotiations with LaTex's senior lender, the combined company will have sufficient additional borrowing capacity in conjunction with abatement of principal payments until July 31, 1998 and cash to stabilize the financial condition of the combined company. LaTex management determined that Alliance's properties would likely be able to support additional debt or equity financing in excess of $3 million and most likely in the $5 million range. In addition, LaTex determined that Alliance's actions against its former chief executive would require resolution prior to the execution of a merger agreement between the companies.

     The ability of LaTex to execute its strategy of acquiring additional oil and gas assets had been hampered as a result of its financial condition and limitations in the LaTex Credit Agreement. Based on LaTex's review of Alliance and the improved financial condition of LaTex after the Merger, which would allow refinancing of its senior debt, the Board of Directors of LaTex viewed the potential Merger with Alliance as a strategic step to allow LaTex to become active again in the acquisition and exploitation of oil and gas properties. Additionally, because of LaTex's historical attempts to access and participate in significant international ventures and because of Alliance's intentions to pursue such ventures, the Board of Directors of LaTex deemed the overall strategies of the companies to be consistent.

     Because the share price of LaTex's Common Stock remained around $0.40 per share and as a result of the terms of the proposed merger with Alliance whereby the common shareholders would receive between .8 and .9 of a share of Alliance which, after giving effect to its reverse split, was trading on the London Stock Market at $1.24 per share, the Board viewed the exchange of shares with Alliance as likely to result in an increase in the share value of the combined company.

     While the LaTex Board acknowledged the potential for an increased cost to its shareholders and a likelihood that initially certain of its shareholders may find it more difficult to both follow and trade the combined company's stock on the London Stock Exchange, the LaTex Board deemed the possibility of a significant share price increase and the financial and strategic benefits of the Merger as more important. Of equal importance to the Board was the consideration of market support for the combined company after completion of the Merger.

     Initially, the LaTex Board had included as a condition of the Merger that the transaction be tax-free to LaTex's shareholders. However, after it became apparent that Alliance would be unable to accomplish a tax-free structure in the time available, the LaTex Board re-evaluated its position. After reviewing the tax implications of the Merger and discussions with its own advisors, the LaTex Board determined that the taxable nature of the transaction would likely affect two groups of its shareholders most: (i) insiders and (ii) shareholders who have purchased the stock at its present price. Although the preferred position of the Board was to effect a tax-free transaction, it was determined that the personal tax considerations of these groups of shareholders could not be known with certainty, and that the financial and strategic considerations for LaTex were significant enough to proceed with the Merger under a taxable structure.

     Because Trans Arabian had recently acquired a significant position in Alliance and had obtained two of eight board seats, management of LaTex investigated the potential motives and ramifications of Trans Arabian's involvement. Alliance had suggested that in the future it may consider acquiring assets from corporations affiliated with Trans Arabian. LaTex's major concern was to ensure that any future transactions with related parties would occur for value and in a manner deemed appropriate. After reviewing the corporate governance requirements for companies domiciled in the UK and, after discussions with members of the Board of Alliance nominated by Trans Arabian, LaTex determined that these issues could best be resolved by requiring equal representation on Alliance's Board with the Trans Arabian group. As a result, LaTex included as a condition of the Merger the expansion of the Alliance Board to ten members and the nomination of Messrs. Wilson and Martinson to the Board of Alliance.

     As a result of the limited staff of Alliance, LaTex viewed Alliance as a preferable merger partner when considering the livelihood of its employees. LaTex's staff has been proficient at its core business through the years and the Board deemed its preservation as an important benefit to the Merger and future growth of LaTex. In addition, Mr. Wilson agreed to enter into a consulting agreement concurrent with the Merger to provide a minimum of six months of transition and to assist the combined company in the acquisition of oil and gas properties.

OPINION OF LATEX'S FINANCIAL ADVISOR


     Wood Roberts was engaged by LaTex to examine the terms of the proposed Merger and to render an opinion as to the fairness of such terms from a financial standpoint to the shareholders of LaTex. On August 8, 1996, Wood Roberts delivered its written opinion, along with related documentation, to the Board of Directors of LaTex to the effect that the terms of the proposed Merger were fair from a financial standpoint to the shareholders of LaTex.

     On September 30, 1996, LaTex asked Wood Roberts to examine the proposed amendment to the terms of the Merger whereby the exchange of LaTex Shares and warrants for Alliance shares and warrants ceased to be a tax-free reorganization, and to render an opinion as to the fairness of such amendment from a financial standpoint to the shareholders of LaTex. On October 1, 1996, Wood Roberts delivered its second written opinion, along with related documentation, to the Board of Directors of LaTex to the effect that the amended terms of the proposed Merger remained fair from a financial standpoint to the shareholders of LaTex.


     On March 11, 1997 Wood Roberts delivered its third opinion to the effect that the allocation of New Alliance Shares among the three classes of LaTex Shares was fair to holders of each class.

     The text of the written opinions, which set forth the assumptions made, matters considered, limitations to and scope of the review undertaken by Wood Roberts in rendering its opinions are attached as Appendix C to this Proxy Statement and are incorporated herein by reference.

     In arriving at its opinions, Wood Roberts reviewed the Merger Agreement and the amendment thereto, information provided by the management of LaTex and Alliance and by certain of their professional advisors, as well as information in the public domain. In addition, Wood Roberts met with the management of LaTex and Alliance to discuss the historical and current business of each company, their prospects as stand-alone entities and the potential short-term and medium-term strategic and financial benefits of the proposed Merger.

     Wood Roberts' review of the terms of the Merger was undertaken with reference to, among other things: the relative net asset value, financial condition and debt ratios; earnings, cash flow and ability to develop or re-work assets of both LaTex and Alliance; and the pro forma financial position of the merged company and its ability to obtain debt or equity funding. Wood Roberts analyzed certain financial, industry and market-related information and data and examined data indicative of the relative merits of LaTex shareholders exchanging their shares for shares listed for trading on the London Stock Exchange. Wood Roberts was not asked to undertake an independent analysis of comparable transactions but reviewed certain published data in this regard.

     In rendering its opinions, Wood Roberts did not independently verify any of the foregoing information and, in using such information in its review of the Merger, relied upon it being complete and accurate in all material respects. Furthermore, Wood Roberts assumed that the appropriate regulatory and governmental approvals to the Merger would be forthcoming and that no restriction would be imposed that would have a material adverse effect on the contemplated benefits of the Merger. Wood Roberts was not asked to examine in detail the terms of the disposal of certain assets of LaTex.

     Wood Roberts rendered its opinions on the basis of its knowledge of the circumstances disclosed to it as of the date of the opinions.

     Analysis of Exchange Ratio (Relative Contribution Analysis). Wood Roberts performed a relative contribution analysis to examine the relationship between the percentage ownership of the combined company that the shareholders of LaTex and the shareholders of Alliance would have following the Merger. In making this analysis, Wood Roberts considered (i) the percentage of the merged company's outstanding stock that the shareholders of each of LaTex and Alliance would hold following the Merger, (ii) the relative reserve values of each company, adjusted by Wood Roberts to the extent it deemed appropriate, and (iii) the net asset value of each company, taking into account bank debt and payables. Based on this analysis, Wood Roberts calculated that LaTex was contributing 71.67% of the pro forma assets of the combined company. Under the terms of the Merger, LaTex shareholders will receive 72% of the stock in the combined company, without taking into account the New Alliance Shares and Bank Warrants to be issued to the Bank or the ORRI to be acquired from the Bank.

     Comparable Public Company Analysis in Relation to Valuation on the London Stock Exchange. Wood Roberts also compared certain financial results and assets of LaTex, Alliance and selected companies whose shares are traded on the London Stock Exchange and that LaTex and Wood Roberts deemed to possess certain characteristics similar to those the combined company would have (the "Comparable Public Companies"). The Comparable Public Companies selected by LaTex included Great Western Resources Inc., Aminex PLC, Aviva Petroleum Inc., Dominion Energy PLC, Tuskar Resources PLC and United Energy PLC.

     The primary purpose of this analysis was to assess the public market valuations of the Comparable Public Companies on the London Stock Exchange relative to the current public market valuation of LaTex on Nasdaq and, on the same basis, to estimate an indicated value for the shares of the combined company. The two primary ratios used in this comparison were net assets and cash flow relative to share price. Based on this analysis, Wood Roberts calculated an approximate indicated value of the shares of the combined company on the London Stock Exchange of $1.11 to $1.22 per share, compared to a pro forma net asset value calculated by Wood Roberts of approximately $1.41 per share. Wood Roberts stated that such indicated value is not a forecasting tool as the actual price at which the shares will trade will depend upon many factors.

     Other Matters. Certain other matters were considered by Wood Roberts in rendering its opinion that the terms of the Merger were fair to the shareholders of LaTex. These additional matters included, but were not limited to, the determination by Wood Roberts that it was more likely than not:

          (i) That the Merger would improve the ability of the combined company to refinance the current LaTex bank debt and payables because Alliance has no debt and has a positive working capital balance; LaTex has significant debt and working capital deficit; the Merger reduces the debt ratio (liabilities/assets) from 44% to a more manageable 35%; Wood Roberts had proposed to other banks that they refinance LaTex's debt, but the banks declined to do so; and Bank of America will not refinance LaTex's debt in the absence of the Merger;

          (ii) That the liquidity of and market for the shares of the combined company on the London Stock Exchange would be greater than the current market for LaTex shares because the combined company will have the support of a major merchant bank, its U.S. natural resource subsidiary and a good quality stockbroker, the involvement of which should be expected to have the effect of causing institutional investors in the U.K. and the U.S. to consider the combined company as a potential investment, to offer the likelihood of placing larger blocks of shares with such institutional investors, to provide investor research coverage and to have the overall effect of increasing international and private investor awareness and, currently, LaTex does not have any such support;

          (iii) That, in the absence of the Merger, LaTex would be unable to raise new equity capital without significant dilution to the LaTex shareholders at a price that reflects the asset value of LaTex because the price of LaTex Common Stock is at an all-time low; LaTex has a weak balance sheet; LaTex is in default in its loan obligations to Bank of America, to its suppliers and to its royalty owners; and consequently, in such a situation it is unlikely that new equity could be raised at anywhere near the estimated net asset value per share of $1.41. In comparison, by Alliance merging with LaTex, Alliance is in effect providing new equity at a price estimated to be the equivalent of $1.43 per share;

          (iv) That the management would be stronger as a result of the Merger because the management of Alliance brings broad domestic and international experience in technical, financial and corporate management and the managing director has extensive experience working with lending banks; and


          (v) That the Merger would increase the ability of the LaTex shareholders to benefit from growth by acquisition because in its current financial state LaTex was unlikely to be able to issue shares for an acquisition at a price that would be acceptable to the owners of the target company without diluting the current shareholders significantly; a potential target company is expected to be more likely to agree to be acquired by the combined company, with its lower debt ratio and stronger management, than by LaTex; and LaTex is expected to be unable to take on more debt in view of its financial position and its default with Bank of America.

     Wood Roberts did not weight or quantify their consideration of these factors, but viewed all of them as contributing to their opinion.

     There is no assurance that any of the results anticipated in the Wood
Roberts analysis will actually occur.   These determinations were made by Wood
Roberts solely for the purpose of analyzing the financial terms of the Merger.

     The summary set forth above is not a complete description of Wood Roberts' analysis of the terms of the Merger or consideration of the fairness of such terms to the shareholders of LaTex. Such analysis included the consideration of many factors and assumptions with respect to the energy industry as a whole, general business and economic conditions, the subjective market valuations placed on the stock of companies traded on the London Stock Exchange and other matters, many of which are or may be beyond the control of the combined company and its management.

     Estimates made by Wood Roberts in its opinions are not necessarily indicative of actual values and share prices imputed by the analysis performed by Wood Roberts may not necessarily reflect the actual price placed upon the shares of the merged company. As such analysis and estimates are inherently subject to uncertainty, none of Wood Roberts, LaTex or Alliance assume responsibility for their accuracy.

     Wood Roberts is an investment banking firm and as part of its investment banking business is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions and other corporate
relationships.   LaTex selected Wood Roberts to render a fairness opinion in connection with the Merger because of Wood Roberts' expertise in the oil and gas industry and its experience in transactions similar to the Merger, as well as Wood Roberts' prior relationship and familiarity with LaTex. From time to time, since August 1994, Wood Roberts has provided investment banking services to LaTex and has acted as financial adviser in matters unrelated to the Merger. Wood Roberts has received customary compensation for such services. As compensation for initiating the Merger, rendering the fairness opinion and other services in connection with the Merger, LaTex has agreed to pay Wood Roberts a fee of $240,000. LaTex has also agreed to reimburse Wood Roberts for its reasonable expenses in relation to its services and to indemnify Wood Roberts for any liability arising from its engagement as financial advisor to LaTex. LaTex has also agreed to pay Wood Roberts a fee of 100,000 shares of LaTex Common Stock upon the successful restructuring of the LaTex Credit Agreement. Because the LaTex Credit Agreement will be restructured in connection with the Merger, Wood Roberts will receive 85,981 New Alliance Shares in payment of this fee upon completion of the Merger. In addition, Wood Roberts and its affiliates hold warrants to purchase 756,000 shares of LaTex Common Stock at exercise prices of $0.75 to $1.20 per share.

     John R. Martinson, a director of LaTex, is a principal of Wood Roberts and will be a director of Alliance after the Merger. Mr. Martinson recused himself from consideration of the terms of the Merger for the purpose of the fairness opinions.

TERMS OF THE MERGER

      General. The detailed terms and conditions of the Merger are contained or described in the Merger Agreement, which is included in this Proxy Statement as Appendix B. The Merger Agreement sets forth the representations and warranties of the parties, certain agreements between the parties pending the Merger, the conditions precedent to the Merger, the terms of the Merger, the method of effecting the Merger, the manner of converting LaTex Shares into New Alliance Shares and certain other provisions. The statements made in this Proxy Statement with respect to the terms of the Merger are qualified in their entirety by, and made subject to, the more complete information contained in the Merger Agreement.

     The Merger Agreement was entered into between LaTex and Alliance on August 12, 1996. Pursuant to the terms of the Merger Agreement, LaTex will acquire Alliance through the merger of Alliance into LaTex.

      The Merger.   Under the DGCL, the affirmative vote of the holders of a
majority of the outstanding shares of LaTex's Common Stock is required to approve and adopt the Merger Agreement.

     The Merger is also subject to certain conditions, some of which are beyond the control of any of the parties to the Merger Agreement. See "Conditions to the Merger." Consequently, there can be no assurance that the Merger will take place, even though the Merger Agreement contains the agreement of each of the parties thereto to use their best efforts to complete the Merger.

     Immediately after approval and adoption of the Merger Agreement by the requisite votes of LaTex's and Alliance's shareholders and the satisfaction or waiver of the conditions to the Merger described below, the parties will conduct a closing for purposes of executing and delivering such documents and certificates as may be required under the Merger Agreement (the date of such closing being referred to hereinafter as the "Closing Date"). The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time of the Merger"). It is presently contemplated that the Effective Time of the Merger will, subject to the terms and conditions of the Merger Agreement, occur either the same day as the Special Meeting or the following business day. At and after the Effective Time of the Merger, the surviving company will be a wholly owned subsidiary of Alliance.

     At the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of the holder thereof, each then outstanding LaTex Share (other than LaTex Shares, if any, held by LaTex in treasury and shares held by a shareholder who has properly exercised his dissent and appraisal rights) will automatically be canceled and LaTex shareholders will receive New Alliance Shares at the Conversion Rate. Each LaTex Share held by LaTex in treasury will be canceled. No fractional New Alliance Shares will be issued in connection with the Merger. Instead, the shares issued to each holder will be rounded to the nearest whole number of New Alliance Shares. No cash will be paid for fractional shares not received.

The surrender of certificates representing LaTex's stock for certificates representing New Alliance Shares will be effected pursuant to documents that will be sent to shareholders as promptly as practicable after the Effective Time of the Merger. See "Exchange of Certificates."

      Conversion Rate. If the Merger Agreement is approved and the Merger is completed, each holder of LaTex Shares will be entitled to receive the number of New Alliance Shares determined by multiplying the number of LaTex Shares held by the holder by the Conversion Rate. The Conversion Rate will be 0.85981 of a New Alliance Share for each share of LaTex Common Stock, 2.58201 New Alliance Shares for each share of LaTex Series A Stock, 6.17632 New Alliance Shares for each share of LaTex Series B Stock, and a New Warrant to subscribe 0.85981 of a New Alliance Share for each share of LaTex Common Stock subject to warrants issued by LaTex. Fractional New Alliance Shares will not be issued in the Merger. Instead, the shares issued to each holder will be rounded to the nearest whole number of New Alliance Shares. No cash will be paid for fractional shares not received.

      Conduct of Business Prior to the Merger. Both parties have agreed in the Merger Agreement that, from the date of the Merger Agreement until the Effective Time of the Merger, except as expressly contemplated by the Merger Agreement, each will carry on business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, (iii) preserve its relationships with customers, suppliers and any others having business dealings with them, and (iv) comply with all laws applicable to them and their respective properties, operations, business and employees that if not complied with would result in a material adverse effect to the party. In particular, the Merger Agreement provides that, prior to the Effective Time of the Merger, unless consented to by the other party, neither party will (a) engage in any of certain restricted acts set forth in the Merger Agreement, (b) enter into any transaction other than in the ordinary course of business, or (c) amend its respective organizational or governing documents.

      Conditions to the Merger. The obligation of LaTex to consummate the Merger is subject to the following: (i) the shareholders of Alliance shall have approved the Merger, the issue of the New Alliance Shares and the 40-to-1 reverse stock split of the Existing Alliance Shares; (ii) all of the terms, covenants and conditions of the Merger Agreement to be complied with or performed by Alliance at or before the Effective Time of the Merger shall have been complied with and performed in all material respects; (iii) all representations and warranties of Alliance in the Merger Agreement shall be true in all material respects as of the Effective Time of the Merger and LaTex shall have received a certificate to that effect; (iv) all consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or governmental entities required to be obtained by Alliance in order to permit the Merger to be consummated in accordance with governmental laws, rules, regulations and agreements shall have been obtained; (v) LaTex shall have received a customary opinion from counsel to Alliance with respect to corporate organization, capitalization, authority to complete the Merger, necessary consents from third parties and litigation relating to Alliance; (vi) all actions, proceedings, instruments and documents in connection with the Merger shall have been approved in form and substance by counsel to LaTex; (vii) Alliance shall have furnished such certificates of its officers and others to evidence compliance with the conditions of the Merger, as may be reasonably requested by LaTex or its counsel; (viii) there shall not have been any material loss resulting from destruction of the assets of the Alliance due to acts of God, fire, explosion or other casualty which is not reimbursable in all material respects under policies of insurance maintained by or for the benefit of Alliance; (ix) no material information or data provided or made available to LaTex by or on behalf of Alliance shall be incorrect in any material respect; and (x) the New Alliance Shares to be issued pursuant to the Merger shall have been approved for listing on the London Stock Exchange and the listing shall have become effective in accordance with the listing rules of the London Stock Exchange.

     The obligation of Alliance to consummate the Merger is subject to the following: (i) holders of LaTex's common stock shall have approved the Merger;
(ii) all of the terms, covenants and conditions of the

Merger Agreement to be complied with or performed by LaTex at or before the Effective Time of the Merger shall have been complied with and performed in all material respects; (iii) all representations and warranties of LaTex set forth in the Merger Agreement shall be true in all material respects as of the Effective Time of the Merger and Alliance shall have received a certificate to such effect; (iv) all consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or governmental entities required to be obtained by LaTex in order to permit the transactions contemplated by the Merger Agreement to be consummated in accordance with governmental laws, rules, regulations and agreements shall have been obtained; (v) LaTex shall have delivered to Alliance an agreement executed by each of LaTex's Affiliates regarding his or its investment in the Alliance Shares; (vi) Alliance shall have received a customary opinion of counsel to LaTex with respect to corporate organization, capitalization, authority to complete the Merger, necessary consents from third parties and litigation relating to LaTex; (vii) the aggregate number of each class of LaTex's stock held by LaTex's shareholders who have delivered and not withdrawn a written demand for appraisal of their shares shall not exceed five percent of that class of capital stock outstanding and entitled to vote at the meeting of LaTex's shareholders; (viii) all actions, proceedings, instruments and documents in connection with the completion of the Merger shall have been approved in form and substance by counsel to Alliance;
(ix) LaTex shall have furnished such certificates to evidence compliance with the conditions set forth in the Merger Agreement as may be reasonably requested by Alliance or its counsel; (x) there shall not have been any material loss resulting from destruction of the assets of LaTex due to acts of God, fire, explosion or other casualty which is not reimbursable in all material respects under policies of insurance maintained by or for the benefit of LaTex; (xi) no material information or data provided or made available to Alliance by or on behalf of LaTex shall be incorrect in any material respect; (xiii) LaTex shall have sold or otherwise disposed of its interests in certain entities; and (xiv) the New Alliance Shares to be issued to LaTex's shareholders pursuant to the Merger shall have been approved for listing on the London Stock Exchange and the listing shall have become effective in accordance with the listing rules of the London Stock Exchange.

     Disposition of Certain Assets. LaTex is required to dispose of its interests in its unconsolidated affiliates Wexford and Imperial, and its interests in its wholly-owned subsidiaries LaTex Resources International, Inc. ("LaTex Resources International") and Phoenix Metals, Inc. ("Phoenix Metals"). Effective July 31, 1996, LaTex has written off its $2,372,452 investment in Wexford, its $1,797,378 investment in Imperial, and its $3,446,795 investment in LaTex Resources International (which includes $2,491,299 in dry hole costs and $955,496 in abandonments relating to LaTex's investments in Tunisia and Kazakhstan, respectively). Effective July 31, 1994, LaTex wrote off its $22,918 investment in Phoenix Metals. LaTex has entered into a Purchase Agreement with Imperial pursuant to which LaTex will sell its interests in Wexford, Imperial, LaTex Resources International and Phoenix Metals to Imperial for 100,000 shares of LaTex Common Stock.

      Termination. Notwithstanding approval of the Merger by LaTex's shareholders, the Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by the mutual written consent authorized by the Boards of Directors of LaTex and Alliance. In addition, the Merger Agreement may be terminated by either party if the Merger is not completed by April 30, 1997. The Merger Agreement may also be terminated by Alliance prior to the Effective Time of the Merger if (i) any representation, warranty or covenant made in the Merger Agreement for the benefit of Alliance is untrue in any material respect and such breach is not cured within ten days of notice thereof;
(ii) all of the conditions to Alliance's obligation to complete the Merger shall not have been satisfied or waived by Alliance prior to the Closing Date; or
(iii) completion of the Merger would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction. The Merger Agreement may be terminated by LaTex if (i) Alliance has materially breached the representations and warranties contained in the Merger Agreement or has failed to comply in any material respect with its covenants and agreements set forth in the Merger Agreement and Alliance shall not have cured such breach or failure within 10 business days of receipt of notice thereof from LaTex, (ii) all of the conditions to LaTex's obligation to complete the Merger shall have not been satisfied or waived by LaTex prior to the Closing Date; or (iii) completion of the Merger would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction. If either party receives an unsolicited offer from another person to enter into a merger, sale or similar transaction at a time when the party has not breached the Merger Agreement and determines to accept the offer, the party may terminate the Merger Agreement by paying the other party a termination fee of $1,000,000 plus the other party's expenses. Similarly, if a party receives an offer from another person to enter into a merger, sale or similar transaction and the party accepts the offer or has knowingly breached the Merger Agreement, then the other party may terminate the Merger Agreement and receive from the first party a termination fee of $1,000,000 plus expenses.

     No Solicitation Covenants. LaTex and Alliance have entered into certain mutual covenants and agreements in the Merger Agreement, including covenants that provide that neither party will (and will cause each of the executive officers, directors, employees, representatives or agents not to) directly or indirectly solicit, initiate or knowingly encourage the initiation of inquiries or proposals from, or provide any confidential information to, or enter into any agreement with any person or entity concerning any sale of their assets or shares of capital stock or any merger, consolidation, business combination, liquidation or similar transaction involving the respective company. However, if either company receives an unsolicited offer from a third party that, in the exercise of its fiduciary duty after consideration of advice from its legal and financial advisors, the Board of Directors of the company determines is likely to be more beneficial to its shareholders than the Merger, the respective Board of Directors may respond to the offer, but will promptly communicate to the other party to the Merger the terms of any proposal that it may receive in respect of any such transaction and will keep the other party informed as to the status of any actions, including negotiations or discussions.

EFFECTIVE TIME OF THE MERGER

     It is currently anticipated that if all conditions to the Merger are satisfied or waived by that time, the Effective Time of the Merger will occur on either the same day as the Special Meeting or the following business day.

EXCHANGE OF CERTIFICATES

     At and after the Effective Time of the Merger, no transfer of LaTex Shares outstanding prior to the Effective Time of the Merger will be made on the stock transfer books of LaTex. As soon as practicable after the Effective Time of the Merger, a letter of transmittal (the "Letter of Transmittal") will be mailed to all holders of record of the LaTex Shares at the close of business on the date of the Effective Time of the Merger to be used by such holders in surrendering to the transfer agent of Alliance (the "Transfer Agent") certificates that, prior to the Merger, represented LaTex Shares. The Letter of Transmittal will contain instructions concerning the surrender of such certificates. CERTIFICATES FOR LATEX SHARES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED BY THE SHAREHOLDER.

     Following the surrender of certificates formerly representing LaTex Shares, shareholders will receive in exchange therefor certificates representing the whole number of New Alliance Shares to which the holder is entitled. After the Effective Time of the Merger and until so surrendered, each certificate that prior to the Effective Time of the Merger represented outstanding LaTex Shares shall be deemed for all corporate purposes to represent and evidence ownership of the proportional number of New Alliance Shares, except that no dividends or other distributions payable by Alliance will be paid with respect to such certificates and no voting rights will accrue to the holders thereof until surrendered. Such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends or distributions will be paid, without interest. If a certificate for New Alliance Shares is to be issued to a person other than the person in whose name the certificates representing LaTex Shares is registered, it will be a condition of exchange that the LaTex Shares certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting the exchange will pay any transfer or other taxes required by reason of the issuance of the Alliance certificate to a person other than the registered holder of the LaTex certificate surrendered or establish to the satisfaction of Alliance that such tax has been paid or is not applicable. The Transfer Agent will issue certificates representing New Alliance Shares attributable to any certificate that has been lost or destroyed only upon receipt of satisfactory evidence of ownership of the shares represented thereby and after appropriate indemnification.

REGISTRATION AND RESALE

     Pursuant to the Registration Statement of which this Proxy Statement is a part, Alliance has registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Act") the 21,448,787 New Alliance Shares to be issued in the Merger, the New Warrants to be issued by Alliance in the Merger to replace currently outstanding warrants issued by LaTex, the 1,927,908 New Alliance Shares issuable on exercise of the New Warrants, the 2,530,675 New Alliance Shares and the Bank Warrants with respect to 1,188,650 New Alliance Shares to be issued to the Bank as payment for certain fees to the Bank and in exchange for an overriding royalty interest in certain of LaTex's properties currently owned by the Bank, as well as the 1,188,650 New Alliance Shares issuable upon exercise of the Bank Warrants.

     This Proxy Statement may be used in connection with the following transactions:

          (i) the issuance by Alliance of 21,448,787 New Alliance Shares in connection with the Merger, and the resale of any of such Shares by any person who may be deemed to be an underwriter thereof;

          (ii) the issuance of the New Warrants by Alliance in the Merger to replace currently outstanding warrants issued by LaTex, and the resale of any of such New Warrants by any person who may be deemed to be an underwriter thereof;

          (iii) the issuance by Alliance of up to 1,927,908 New Alliance Shares issuable on exercise of the New Warrants;

          (iv) the issuance by Alliance of 2,530,675 New Alliance Shares to the Bank, and the resale of any such shares by any person who may be deemed to be an underwriter thereof;

          (v) the issuance of the Bank Warrants by Alliance, and the resale of any of the Bank Warrants by any person who may be deemed to be an underwriter thereof; and

          (vi) the issuance by Alliance of up to 1,188,650 New Alliance Shares issuable on exercise of the Bank Warrants.

     In connection with any resales or transfers of any of the New Alliance Shares, New Warrants, Bank Shares or Bank Warrants by any person who may be deemed to be an underwriter of such securities, such person will be obligated to provide to the purchaser or transferee a copy of the Proxy Statement containing current information with respect to Alliance and all of the matters described herein and will be subject to all of the provisions of the Act which relate to statutory underwriters. Alliance is not aware that, except as otherwise disclosed in this Proxy Statement, any of such persons has, as of the date hereof, a specific plan for the sale, transfer or other distribution of any of such securities. Such sales, transfers or other distributions may, from time to time, include sales in any market for such securities, including the London Stock Exchange, privately negotiated transactions or transactions executed with or through the facilities of one or more brokers or dealers.

REGULATORY MATTERS

     No federal, state or other regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by any party to the Merger Agreement, except for the requirements of the DGCL in connection with the approval of LaTex's shareholders and completion of the Merger, and the requirements of applicable federal and state securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER.

     In the Merger Agreement, the parties agreed that, as a condition to the Merger, Alliance would enter into an agreement with Jeffrey T. Wilson, Chairman and President of LaTex, satisfactory to both parties, pursuant to which Mr. Wilson will provide certain consulting services to Alliance relating to acquisitions in the energy industry for Alliance subsequent to the Merger. Alliance and Mr. Wilson have tentatively agreed that the consulting agreement will be for a period of six months, will provide for a monthly fee to Mr. Wilson of $10,000 and will permit Mr. Wilson to invest on the same terms as Alliance may invest in any transactions presented to Alliance by Mr. Wilson.

     As compensation for initiating the Merger, rendering the fairness opinion and other services in connection with the Merger, LaTex has agreed to pay Wood Roberts a fee of $240,000 upon completion of the Merger. LaTex has also agreed to reimburse Wood Roberts for its reasonable expenses in relation to its services and to indemnify Wood Roberts for any liability arising from its engagement as financial advisor to LaTex. LaTex has also agreed to pay Wood Roberts a fee of 100,000 shares of LaTex Common Stock upon the successful restructuring of the LaTex Credit Agreement. Because the LaTex Credit Agreement will be restructured in connection with the Merger, Wood Roberts will receive 85,981 New Alliance Shares in payment of this fee upon completion of the Merger. In addition, Wood Roberts and its affiliates hold warrants to purchase 756,000 shares of LaTex Common Stock at exercise prices of $0.75 to $1.20 per share. John R. Martinson, a director of LaTex, is a principal of Wood Roberts and will be a director of Alliance after the Merger. Mr. Martinson recused himself from consideration of the terms of the Merger for the purpose of the fairness opinion.

ACCOUNTING TREATMENT

     LaTex expects the Merger will be treated as a purchase for accounting and financial reporting purposes. Because LaTex is the larger company, this means that the transaction will be treated as if LaTex had acquired and assumed the operations of Alliance on the Effective Time of the Merger.

SUMMARY COMPARISON OF LATEX COMMON STOCK AND NEW ALLIANCE SHARES


     Because LaTex is incorporated under the laws of Delaware while Alliance is a public limited company organized under the laws of England, there are a number of differences between the attributes of the LaTex Common Stock and the New Alliance Shares, as well as the rights and privileges the holders of each of them. The following summary compares a number of the principal differences. The attributes of the New Alliance Shares described below reflect an amendment to Alliance's Articles of Association that is to be adopted concurrently with the Merger.

     LATEX COMMON STOCK                            NEW ALLIANCE SHARES
     ------------------                            -------------------

                  Right to Call Meetings and Submit Proposals


As permitted by the DGCL, LaTex's      Under English law, notwithstanding
Bylaws provide that the holders of     any provision to the contrary in a
at least 51% of the outstanding        company's articles of association,
shares may request, in writing, a      an extraordinary general meeting of
special meeting of shareholders at     shareholders may be called by a
any time and for any lawful purpose,   request of shareholders holding not
specifying the matter or matters       less than one-tenth of the paid-
(that are appropriate for action at    up capital of the company having
a special meeting) proposed to be      voting rights at general meetings.
presented to the meeting. Each
special meeting will be held at such
place as the person or persons
calling the meeting shall fix.

                        Conduct of Shareholder Meetings

Under the DGCL, all matters required   An ordinary resolution requires 14
to be approved by shareholders must    clear days' notice and requires a
be approved by the                     majority vote of those present
affirmative vote of the holders of     and voting. An extraordinary resolu-
at least a majority of the out-        tion requires 14 clear days' notice
standing shares of LaTex Common        and a three-quarters majority vote
Stock. Written notice of a meeting     of those present and voting. A
of shareholders must be given,         special resolution requires 21 clear
personally or by mail, not fewer       days' notice and a three-quarters
than ten nor more than sixty days      majority vote of those present and
before the meeting (unless otherwise   voting. An annual general meeting
required by law) to each shareholder   requires 21 clear days' notice
entitled to vote at such meeting.      regardless of the type of resolution
This notice must state the place,      to be proposed. The term "clear days'
date and hour of the meeting and       notice" means calendar days and
the purpose or purposes for which      excludes the day of mailing, the
the meeting is called and the name     deemed date of receipt of such notice
or names of the persons who have       (normally the day following such
directed the calling of the meeting.   mailing, if sent by first class mail)
                                       and the date of the meeting itself.
                                       "Extraordinary resolutions" are
                                       limited to certain matters out of
                                       the ordinary course of business,
                                       such as a proposal to wind up the
                                       affairs of the company. Proposals
                                       that are the subject of "special
                                       resolutions" include proposals to
                                       change the name of a company,
                                       proposals to alter a company's
                                       capital structure (but not to
                                       increase an existing class of share
                                       capital), proposals to change or
                                       amend the rights of shareholders,
                                       proposals to amend a company's
                                       objects (purpose clause) and
                                       Articles of Association and proposals
                                       to carry out certain other matters
                                       where either a company's Articles
                                       of Association or the Companies Act
                                       require a "special resolution." Most
                                       other proposals relating to the
                                       ordinary course of a company's
                                       business, such as the election of
                                       directors, are the subject of an
                                       ordinary resolution. Notice of any
                                       type of meeting must state the place,
                                       date and hour of the meeting and the
                                       general nature of the business to be
                                       transacted at the meeting.

                          Right to Shareholder Lists

Shareholders of LaTex have the right,  The register of shareholders and index
in person or by attorney or other      of shareholders' names of an English
agent, upon written demand stating     company may, in general, be inspected
the purpose thereof, during usual      by a shareholder during business hours
business hours, to inspect for any     without charge, and by other persons
proper purpose a list of the names,    upon payment of a charge. Any person
addresses and shares held by           may request to be supplied with a copy
shareholders.                          of the whole or part of the register
                                       upon payment of a charge.

                   Right to Inspection of Books and Records

Under the DGCL, any shareholder of     A shareholder of any English company
LaTex, upon written request stating    may inspect the minutes of shareholder
the purpose of the inspection, has     meetings and obtain copies (within 7
the right to inspect for any proper    days) upon payment of a charge.

purpose LaTex's books and records,     Shareholders are not entitled to
and to make copies of those records.   inspect the accounting records of a
                                       company or minutes of directors'
                                       meetings. However, the Secretary of
                                       State of Trade and Industry may, on
                                       the application of at least 200
                                       shareholders or of shareholders
                                       holding not less than 10% of the
                                       issued share capital of a company,
                                       appoint inspectors to investigate the
                                       affairs of the company and inspect
                                       all documents relating of or to the
                                       company.

                                       Certain registers required to be
                                       kept by a company are open to public
                                       inspection including, the Register
                                       of Directors and Secretaries,
                                       Register of Directors' Interests in
                                       Shares and Debentures, Register of
                                       Charges, the Register of Debenture
                                       Holders and the Register of Interests
                                       in Shares. Service contracts of
                                       directors of the company are available
                                       for inspection in certain circumstances
                                       and at certain times. Copies of
                                       instruments creating charges that are
                                       registrable with the Registrar of
                                       Companies together with any other
                                       charges in the Register of Charges of
                                       the company must be kept and be made
                                       available for inspection by share-
                                       holders and creditors without charge.

                                 Voting Rights


The DGCL provides that, unless         Under English law, the voting rights
otherwise provided in a company's      of shareholders are governed by the
certificate of incorporation, each     Companies Act, as amended, and by a
shareholder is entitled to one vote    company's articles of association.
for each share of stock held by such   Shareholders have the statutory right
shareholder, on each matter            to demand a poll (a vote by the number
submitted to a vote of shareholders    of shares held rather than by a show
of the company. LaTex's Certificate    of hands) at a general meeting in
of Incorporation provides that a       certain circumstances. Under Alliance's
shareholder is entitled to one vote    Articles of Association, a poll may be
for each share of LaTex Common Stock   demanded at any general meeting by
held by such shareholder.              (i) the chairman of the meeting, (ii)
                                       at least three shareholders present in
As permitted by its Certificate of     person or by proxy and having the right
Incorporation, LaTex has filed a       to vote at the meeting, (iii) a share-
Certificate of Designation providing   holder or shareholders present in
for the issuance of preferred stock.   person or by proxy representing not
Holders of LaTex's preferred stock     less than 10% of the total voting
are not given any voting rights.       rights of all the shareholders having
                                       the right to vote at the meetings or
Under the DGCL, voting by shareholders (iv) a shareholder or shareholders for directors is noncumulative unless present in person or by proxy holding provided otherwise in the certificate shares conferring a right to vote at of incorporation. LaTex's Certificate  the meeting, being shares on which an of Incorporation does not provide for  aggregate sum has been paid-up equal
cumulative voting. Therefore, LaTex    to, but not less than 10%
currently employs noncumulative        of the total sum paid-up on all the
voting. Under noncumulative voting,    shares conferring that right.
each shareholder entitled to vote
for directors may vote, for each       Cumulative voting is essentially
director, the number of votes equal    unknown under English law. Two
to the number of shares held by the    shareholders present in person
shareholder. Since voting is           constitute a quorum for purposes of a
noncumulative, the holders of a        meeting unless a company's articles of
majority of the voting stock may       association specify otherwise.
elect all of the Directors.            Alliance's Articles of Association
                                       specify that two persons entitled to vote on the business to be transacted, each being a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation that is a shareholder, shall constitute a quorum.

                                       Subject to any special rights or
                                       restrictions attached to any shares, on
                                       the show of hands, every shareholder who (being an individual) is present in person or (being a corporation) is present by a duly authorized representative at any meeting by proxy and is entitled to vote shall have one vote, and on a poll every shareholder who is present either personally or by proxy and is entitled to vote shall have one vote for every ordinary share held by him. Although a proxy is normally only valid for the meeting therein mentioned, it is also valid for any adjournment of the meeting. To be valid, the proxy must be in writing and be deposited in accordance with Alliance's Articles of Association, which generally requires the proxy to be delivered to Alliance no later than the last time at which an instrument of proxy should have been delivered in order to be valid for use at that meeting.

                                       If there is a failure by a shareholder
                                       within 14 days to comply with a request
                                       made by Alliance to disclose certain
                                       information regarding his shares under
                                       Section 212 of the Act, the Board may
                                       suspend the shareholder's voting rights
                                       in relation to such shares and, where his shareholding represents one-quarter of one percent or more of the issued shares of any class of shares, may direct that Alliance retain dividends or other moneys payable upon such shares and/or that no transfer, other than an "approved transfer" as defined in the Articles of Association, of any such shares shall be registered.

                                       Should all the members entitled to vote
                                       at a general meeting sign written
                                       resolutions in lieu of a vote at such
                                       meeting, such written resolutions shall
                                       be valid and effective as resolutions
                                       passed at a general meeting.

                                       For as long as the Bank or its affiliate is a holder of New Alliance Shares, it will not be entitled to vote more than 4.99% of the total votes normally exercisable by holders of New Alliance Shares and will not be entitled to vote on any resolution to alter this restriction. Upon a transfer of any New Alliance Shares by the Bank or its affiliate to any other person, this restriction will cease to apply to those New Alliance Shares. This restriction will apply only to the Bank or its affiliate and will not apply to any other holder of New Alliance Shares.

                          Distributions and Dividends

LaTex has not paid any dividends on    Holders of New Alliance Shares will be
its outstanding common shares during   entitled to receive such dividends as
the last five                          may be declared by the
years. In addition, LaTex is           Board of Directors of Alliance. All of
restricted from paying cash            LaTex's outstanding preferred shares will
dividends under the LaTex Credit       be converted into New Alliance Shares in
Agreement. LaTex's Bylaws provide      the Merger. In the Merger, Alliance will
that the Board of Directors, at        be assuming LaTex's obligations under the
any regular or special meeting         LaTex Credit Agreement, which will
thereof, may declare dividends upon    continue to prohibit Alliance from paying
the issued and outstanding shares      dividends. In addition, Alliance is
of LaTex's Common Stock, subject to    precluded from paying dividends until
the prior payment of dividends upon    such time as its retained loss is cleared
any series of preferred stock          or canceled by court order. Alliance has
outstanding. The holders of Series     not paid any dividends on its outstanding
B Senior Convertible Preferred Stock   ordinary shares during the last five
are paid cumulative cash dividends     years and currently intends to retain its
at the annual rate of $1.20 per        cash for the continued expansion of its
share. Subject to the prior and        business, including exploration,
superior rights of the holders of      development and acquisition activities.
any series of LaTex's preferred
stock ranking prior and superior to
the shares of Series A Convertible
Preferred Stock, including the prior
and superior rights of the holders
of LaTex's Series B Senior Convertible
Preferred Stock, the holders of
Series A Convertible Preferred Stock
will be paid cumulative cash
dividends at the annual rate of $.20
per share. In lieu of paying cash
dividends on the LaTex Series A
Stock and LaTex Series B Stock,
LaTex may pay such dividends in the
form of additional shares of such
preferred stock.

The ability of LaTex's Board of
Directors to declare dividends for
holders of the common stock is
limited by the rights and priority
of holders of LaTex's preferred stock.

                                   Dilution

LaTex's Certificate of Incorporation   Without prejudice to any special rights
permits the issuance of additional     previously conferred on the holders of
shares of common stock or shares of    any existing shares or class of shares,
preferred stock, pursuant to which     any shares in the capital of Alliance may
the interests in the assets,           be issued with such special rights,
liabilities, cash flow, and results    privileges or restrictions as Alliance
of operations of LaTex represented     general meeting may (before the issuance
by the shares of LaTex Common Stock    of such shares) from time to time
may be diluted. Under Nasdaq rules,    determine.
LaTex may not issue common stock
equal to 20% or more of the then       Alliance may from time to time by
outstanding shares in connection       ordinary resolution of shareholders
with the acquisition of the stock      increase its capital by the creation of
or assets of another entity without    new shares, consolidate all or any of its
shareholder approval. Issuances of     shares into shares of a larger amount
additional shares of common stock      than its existing shares and subdivide
or preferred stock could adversely     its existing shares or any of them into
affect existing shareholders' equity   shares of smaller amount.
interest in LaTex and the market
price of the common stock. LaTex's     In connection with soliciting approval of
Board of Directors by resolution       the Merger, Alliance is also soliciting
may establish one or more classes      approval of its shareholders to authorize
or series of preferred stock having    the Board of
the number of shares, designations,
relative voting rights,
preferences, and limitations that      Directors of Alliance to issue
the Board of Directors fixes           additional New Alliance shares in
without any shareholder approval.      an amount up to 3.3% of the total
                                       outstanding shares after the Merger
Under the DGCL, shareholders are       generally and up to 5% other then
denied preemptive rights unless        in accordance with statutory
preemptive rights are provided for     pre-emption rights. The Board of
in the certificate of incorporation.   Directors of Alliance has indicated
LaTex's Certificate of                 that it has no present intention of
Incorporation currently does not       exercising this authority, but may
provide for preemptive rights.         do so in the future if they deem
                                       appropriate.

                                  Liquidation

In the event of a liquidation,         Alliances's Articles of Association
dissolution, or winding up of the      provide that if the Company is
affairs of LaTex, after payment or     wound up, a court-appointed
provision for payment of the debts     liquidator may, with the
and liabilities of LaTex, the          authority of an extraordinary
holders of the Series B Senior         resolution and any other sanction
Convertible Preferred Stock are        required by law, divide among the
entitled to receive out of the         shareholders in specie the whole or
remaining assets of LaTex $10 for      any part of the assets of Alliance,
each share of Series B Senior          and for that purpose, set such
Convertible Preferred Stock they       values as he deems fair upon the
hold, plus an amount equal to all      property to be divided, and
dividends accumulated and unpaid       determine how the division shall be
on each such share through the         carried out between the
date fixed for distribution,           shareholders. The liquidator may,
before any distribution may be         with like authority, vest any part
made to holders of any shares of       of the assets in trustees upon such
Common Stock and Series A              trust for the benefit for
Convertible Preferred Stock. In the    shareholders as he, with like
event of a liquidation, dissolution,   authority shall think fit.
or winding-up of the affairs of
LaTex, after payment or provision
for payment of debts and
liabilities of LaTex, and after
payment of any prior and superior
rights of any series of LaTex's
preferred stock ranking prior and
superior to the shares of Series A
Convertible Preferred Stock with
respect to liquidation, including
the prior and superior rights of
the holders of LaTex's Series B
Senior Convertible Preferred Stock,
the holders of the Series A
Convertible Preferred Stock are
entitled to receive out of the
remaining assets of LaTex $10 for
each of the shares of Series A
Convertible Preferred Stock they
hold, plus an amount equal to all
dividends accumulated and unpaid on
each such share through the date
fixed for distribution, before any
distribution can be made to holders
of Common Stock or any other capital
stock of the Company ranking junior
to the Series A Convertible
Preferred Stock. After payment to
the holders of the Series A
Convertible Preferred Stock, the
entire remaining assets and funds
of LaTex legally available for
distribution, if any, will be
distributed among the holders of
Common Stock and any other capital
stock of the

Company ranking junior to the
Series A Convertible Preferred
Stock in proportion to the
shares of such stock then held
by them.

                                Transferability

LaTex Shares are transferable on       There are, in general, no
LaTex's books, pursuant to             restrictions in Alliance's
applicable law and any rules as        Articles of Association on the
the Board of Directors may             transferability of fully-paid
prescribe from time to time.           ordinary shares. The board may
                                       in its absolute discretion, and
                                       without giving a reason
                                       therefor, decline to register a
                                       transfer of any share that is
                                       not fully-paid to a person of
                                       whom it does not approve or of
                                       any share over which it has a
                                       lien. The board may also in
                                       certain circumstances, decline
                                       to register a transfer of a
                                       share in respect of which the
                                       shareholder has not replied to a
                                       request by the company as to the
                                       identity of persons interested
                                       in such share.


                               Redemption Rights


LaTex, at its option and subject       Holders of Alliance ordinary
to conditions stated in its            shares will have no right to
Certificate of Designation, may        surrender their shares in
at any time and from time to           exchange for the pro rata share
time, redeem all or any part of        of Alliance's net assets
the outstanding Series B Senior        attributable to such shares, and
Convertible Preferred Stock at         the ordinary shares are not
the rate of $10 per share of           redeemable. If Alliance
such Preferred Stock plus all          shareholders so authorize,
dividends accumulated and unpaid       Alliance may repurchase its
on such share through the date         shares. Any shares repurchased
of redemption. Subject to the          must be canceled.
prior and superior rights of the
holders of any series of LaTex's
preferred stock ranking prior
and superior to the shares of
Series A Convertible Preferred
Stock with respect to
redemption, including the prior
and superior rights of the
holders of LaTex's Series B
Senior Convertible Preferred
Stock with respect to
redemption, LaTex, at its option
and subject to the conditions
stated in its Certificate of
Designation, may at any time and
from time to time, redeem all or
any part of the outstanding
Series A Convertible Preferred
Stock at the rate of $10 per
share plus all dividends
accumulated and unpaid on such
share through the date of
redemption. LaTex Common Stock
is not redeemable.

                               Change of Control

Certain provisions in LaTex's          For a company such as Alliance
Certificate of Incorporation,          listed on the London Stock
including the ability of the           Exchange, shareholder approval
Board of Directors to issue            may be required for certain
classes or series of preferred         acquisitions or disposals of
stock and restrictions on the          assets involving directors or
ability of shareholders to             substantial shareholders or
call meetings and propose              their associates. In addition,
business at meetings of the            takeovers of public companies
common shareholders, may               are regulated by the City Code
impede a takeover attempt.             on Takeovers and Mergers (the
LaTex is subject to the                "City Code"), nonstatutory
provisions of Section 203 of           rules that are unenforceable
the DGCL, which restricts              at law but administered by the
"business combinations"                Panel on Takeovers and
involving a company and an             Mergers, a body comprised of
"interested shareholder" for           representatives of certain
three years following the date         City of London financial and
on which the shareholder               professional institutions that
acquired 15% or more of the            oversees the conduct of such
outstanding voting stock of            takeovers. The City Code
the company, unless certain            provides that (i) when any
statutory exceptions are               person acquires, whether by a
satisfied.                             series of transactions over a
                                       period of time or not, shares
                                       that (taken together with
                                       shares held or acquired by
                                       persons acting in concert with
                                       him) carry 30% or more of the
                                       voting rights of a public
                                       company; or (ii) when any
                                       person, together with persons
                                       acting in concert with him,
                                       holds not less than 30% but
                                       not more than 49% of the
                                       voting rights and such person,
                                       or any person acting in
                                       concert with him, acquires in
                                       any period of 12 months
                                       additional shares carrying
                                       more than 1% of the voting
                                       rights, such person must
                                       generally make an offer for
                                       all of the equity shares of
                                       the company (whether voting or
                                       nonvoting) and all the voting
                                       non-equity shares of the
                                       company for cash, or
                                       accompanied by a cash
                                       alternative, at not less than
                                       the highest price paid for the
                                       relevant shares during the 12
                                       months preceding the date of
                                       the offer.

                                Indemnification

  Section 145 of the DGCL              Under English law,
  permits a corporation to             Alliance may only
  indemnify any person who is,         indemnify its officers and
  or is threatened to be made, a       directors against liabilities
  party to any suit owing to the       they incur in defending
  fact that the person is or was       proceedings (whether civil or
  a director, officer, employee        criminal) in which (i) a
  or agent acting on behalf of         judgment has been given in the
  the corporation, subject to a        indemnitee's favor (ii) the
  determination by the board of        indemnitee is acquitted or
  directors that the person has        (iii) relief has been granted
  met certain standards of             to the indemnitee by the court
  conduct. Section 145 also            from liability for negligence,
  provides that it is not              default, breach of duty or
  exclusive of any other rights        breach of trust in relation to
  to indemnification or                the affairs of Alliance or its
  advancement of expenses.             subsidiaries. The Articles of
  LaTex's bylaws require               Association of Alliance
  indemnification of any               provide that directors and
  director or officer of LaTex         officers of Alliance will be
  to the fullest extent                entitled to the benefit of
  permitted by Delaware law and        this indemnification.
  permit indemnification of any
  employee, attorney,
agent or representative to the
extent permitted by Delaware law.
LaTex's bylaws also authorize the
advancement of expenses incurred
by the Indemnitee. LaTex's Certificate
of Incorporation authorizes the
indemnification of any person, in
accordance with Delaware law, who is,
or is threatened to be made a party to
such a suit.

                       Limits on Management's Liability

LaTex's Certificate of Incorporation,  English law does not provide any
as permitted by the DGCL, eliminates   mechanism for limiting the liability of
the monetary liability of LaTex's      directors.
directors for a breach of their
fiduciary duty as directors, except
for liability (i) for any breach of
a director's duty of loyalty to
LaTex or its shareholders, (ii) for
acts or omissions not in good faith
or that involve intentional misconduct
or a knowing violation of law,
(iii) under Section 174 of the DGCL
(which provides for liability of
directors for unlawful payment of
dividends or unlawful stock purchases
or redemptions), or (iv) for any
transaction from which the director
derived an improper personal
benefit.


                                Appraisal Rights


Under the DGCL, a holder of LaTex      While English law does not generally
Shares who does not vote in favor      provide for appraisal rights, if a
of a merger or consolidation of        shareholder applies to a court as
LaTex may, upon compliance with        described below, the court may specify
certain procedures, be entitled to     such terms for the acquisition as it
receive the fair value of the          considers appropriate.
shares in cash in lieu of the
consideration that would otherwise     The Companies Act provides that
be received in the merger or           where a take-over offer (as defined
consolidation. Appraisal rights are    therein) is made for the shares
not available in certain mergers,      of a company incorporated in the
including (a) mergers in which LaTex   UK and the offeror has, within four
is the surviving corporation and       months of the date of the offer,
in which no vote of its shareholders   acquired or contracted to acquire
was required and (b) mergers when      not less than nine-tenths in value of
the shares were then listed on a       the shares to which the offer relates,
national securities exchange or held   the offeror may, within two months of
of record by more than 2,000 holders   reaching the nine-tenths level,
and the holders of shares are not      notify shareholders who did not
required to accept in exchange for     accept the offer and require them to
their shares anything other than       transfer their shares on the terms
shares of stock of the surviving       of the offer. A dissenting shareholder
corporation that, on the effective     may apply to the court within six
date of the merger, would be           weeks of the date on which such notice
listed on a national securities        is given, objecting to the transfer
exchange or held of record by more     or its proposed terms. The court is
than 2,000 holders, cash in lieu       unlikely (absent fraud or oppression)
of fractional shares, or any           to exercise its discretion to order
combination thereof.                   that the acquisition not take
                                       effect, but it may
                                         order that the offeror shall not be
                                         entitled to acquire the relevant shares
                                         or specify such terms of the transfer
                                         as it finds appropriate. A minority
                                         shareholder is also entitled in these
                                         circumstances to require the offeror to
                                         acquire his shares on the terms of the
                                         offer.

                             Conflicts of Interest

LaTex's Certificate of Incorporation     Alliance's Articles of Association
provides that, to the extent pro-        provide that a director, or a firm in
vided by the DGCL, no contract or        which he is interested, may act in a
transaction between LaTex and one or     professional capacity for Alliance
more of its directors or officers or     and will be entitled to remuneration
between LaTex and any other company,     for such services as if he were not
partnership, association or other        a director, except that such party
organization in which one or more of     is not authorized to act as auditor
its directors or officers are direc-     to Alliance. A director may contract
tors or officers of LaTex or have a      with Alliance provided he discloses
financial interest, shall be void or     his interests. Alliance's Articles
voidable solely for this reason, or      of Association also detail those
solely because the directors or          matters on which an interested direc-
officers are present at or partici-      tor may and may not vote.
pate in the meeting of the board or
committee thereof which authorizes
the contract or transaction, or
solely because the directors or
officers or their votes are counted
for such purpose.

Common or interested directors may
be counted in determining the
presence of a quorum at a meeting of
the Board of Directors or a committee
thereof which authorizes the contract
or transaction.

                               Trading in Shares


LaTex's Common Stock is traded on        The Existing Alliance Shares are traded
the Nasdaq SmallCap Market under the     on the London Stock Exchange under the
symbol "LATX." Quotations for shares     symbol "ARS." Based on their knowledge
traded on Nasdaq are generally avail-    of the prices and share trading
able in newspapers and other publi-      activity of small independent oil and
cations, as well as some computer        gas companies on the London Stock
online services. Investors may place     Exchange, Alliance and LaTex believe
orders for the purchase or sale of       that the trading market for small
shares traded on Nasdaq through most     independent oil and gas companies is
licensed broker dealers in the United    generally more favorable in London than
States.                                  in the U.S. This belief is supported by
                                         the analysis of Wood Roberts described
                                         in detail under "The Merger-Opinion of
                                         LaTex's Financial Advisor."
                                         Furthermore, the sponsorship and
                                         support that is being and will be
                                         provided by Alliance's financial
                                         advisor and stockbroker is expected to
                                         be positive for trading in the New
                                         Alliance Shares, whereas currently
                                         LaTex does not have any support for
                                         trading in its shares. Therefore,
                                         Alliance is applying for
                                         listing on the London Stock Exchange
                                         of the New Alliance Shares to be issued
                                         in connection with the Merger. Of
                                         course, there is no assurance that the
                                         trading market for New Alliance Shares
                                         on the London Stock Exchange will be
                                         more favorable than the current market
                                         for LaTex Common Stock in the U.S.
                                         Quotations for shares listed on the
                                         London Stock Exchange are not generally
                                         readily available in newspapers or
                                         other publications in the United
                                         States, but are available in the daily
                                         U.S. edition of the Financial Times.
                                         However, investors may place orders for
                                         the purchase or sale of shares traded
                                         on the London Stock Exchange through
                                         most licensed broker dealers in the
                                         United States. Under current U.K. law,
                                         the transfer of New Allaince Shares
                                         will generally give rise to a liability
                                         to U.K. stamp duty, normally at the
                                         rate of 50p for every (Pounds)100 (or
                                         part thereof) of the actual
                                         consideration paid.

RESTRICTIONS ON RESALES BY AFFILIATES

     The issuance of the New Alliance Shares to be received by LaTex shareholders in connection with the Merger, has been registered under the Securities Act. Except as described in this paragraph, the New Alliance Shares may be traded without restriction under the Securities Act. The New Alliance Shares to be issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of LaTex prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 or other applicable exemption. The principal requirement of Rule 145 is that an affiliate of LaTex may not (together with other persons whose sales are aggregated under Rule 145) sell during any three-month period a number of New Alliance Shares exceeding the greater of (i) one percent of the total number of outstanding New Alliance Shares or (ii) the average weekly trading volume of New Alliance Shares for a specified four-week period.

APPRAISAL RIGHTS OF DISSENTING LATEX SHAREHOLDERS


     Any person who is a holder of record of LaTex Shares and who objects to the terms of the Merger may seek appraisal of the "fair value" of such holder's LaTex Shares under and in compliance with the requirements of Section 262 of the DGCL (the LaTex Shares as to which such appraisal rights have been asserted being referred to herein as the "Dissenting Shares"). Section 262 provides a procedure by which persons who are holders of LaTex Shares at the Effective Time of the Merger may seek an appraisal of part of or all their LaTex Shares in lieu of accepting New Alliance Shares in exchange therefor as described above under "Terms of the Merger." In any such appraisal proceeding, the Delaware Court of Chancery (the "Chancery Court") would determine the "fair value" of the Dissenting Shares. Holders of LaTex Shares should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, the New Alliance Shares they would receive in the Merger. The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached hereto as Appendix D and is incorporated herein by reference.


     FAILURE TO TAKE ANY NECESSARY STEPS FULLY AND PRECISELY TO SATISFY THE REQUIREMENTS OF SECTION 262 OF THE DGCL WILL RESULT IN A TERMINATION OR WAIVER OF THE APPRAISAL RIGHTS OF THE LATEX STOCKHOLDER UNDER SUCH SECTION. IN THAT CASE, EACH LATEX SHARE OWNED BY SUCH STOCKHOLDER IMMEDIATELY PRIOR TO THE EFFECTIVE DATE WILL BE CONVERTED INTO THE RIGHT TO RECEIVE NEW ALLIANCE SHARES PURSUANT TO THE MERGER.


     Under Section 262, a corporation, not less than 20 days prior to the meeting at which a proposed merger is to be voted on, must notify each of its shareholders entitled to appraisal rights as of the record date of the meeting that appraisal rights are available and include in the notice a copy of Section
262.  This Proxy Statement constitutes the notice to the holders of LaTex
Shares.


     A holder of LaTex Shares electing to exercise appraisal rights under
Section 262 must (a) deliver to LaTex, before the taking of the vote on the Merger, a written demand for appraisal that is made by or on behalf of the person who is the holder of record of the Dissenting Shares and (b) not vote in favor of adoption of the Merger. A proxy or vote against approval and adoption of the Merger does not constitute a sufficient demand. In addition, mere failure, after the completion of the Merger, to execute and return a letter of transmittal to the Transfer Agent does not constitute a demand. A holder of LaTex Shares electing to demand appraisal must do so before the taking of the vote on the Merger by a separate written demand that reasonably informs LaTex of the identity of the holder of LaTex Shares of record and of the holder's intention thereby to demand the appraisal of the holder's LaTex Shares. Written demands for appraisal should be directed to LaTex Resources, Inc., 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135, Attention: Stacey D. Smethers, Secretary.


     Only the holder of record of LaTex Shares is entitled to assert appraisal rights for the LaTex Shares registered in that holder's name. The holder of LaTex Shares asserting appraisal rights must hold LaTex Shares on the date of record of making the demand and continuously through the Effective Time of the Merger. The demand should be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.


     A record holder who holds LaTex Shares as nominee for beneficial owners may exercise the holder's right of appraisal with respect to the LaTex Shares held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of LaTex Shares covered by it. Where no number of shares of LaTex Shares is expressly mentioned, the demand will be presumed to cover all LaTex Shares held in the name of the record holder.

     Within ten days after the Effective Time of the Merger, Alliance will send notice of the effectiveness of the Merger to each person who, prior to the Effective Time of the Merger, made proper written demand for appraisal and who did not vote in favor of, or consent to, the Merger.


     Within 120 days after the Effective Time of the Merger, Alliance or any holder of Dissenting Shares may file a petition in the Chancery Court demanding a determination of the fair value of all of the Dissenting Shares. Holders of Dissenting Shares should not assume that (i) Alliance will file a petition with respect to the appraisal value of their Dissenting Shares, (ii) Alliance will initiate any negotiations with respect to the "fair value" of such Dissenting Shares or (iii) Alliance will notify them of any act in connection with the Merger other than as required by law. Accordingly, holders of LaTex Shares should regard it as their obligation to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods prescribed in Section 262 of the DGCL.

     Within 120 days after the Effective Time of the Merger, any holder of Dissenting Shares is entitled, upon written request, to receive from Alliance a statement setting forth the aggregate number of Dissenting Shares and the aggregate number of holders of Dissenting Shares. Alliance is required to mail this statement within ten days after it receives a written request therefor.


     If a petition for an appraisal is timely filed, after a hearing on such petition, the Chancery Court will determine the holders of LaTex Shares entitled to appraisal rights and will appraise the Dissenting Shares owned by the holders, determining their "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine a fair rate of interest, if any, to be paid upon the "fair value." In determining "fair value" of the Dissenting Shares, the Chancery Court will take into account all relevant factors. The Delaware Supreme Court has stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has also stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The value so determined for the

Dissenting Shares could be more or less than, or the same as, the New Alliance Shares to be received in the Merger. The Chancery Court may allocate the costs of the appraisal proceedings as it deems equitable in the circumstances. The Chancery Court may also order that all or a portion of the expenses incurred by any holder of Dissenting Shares in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Dissenting Shares.


     Any holder of LaTex Shares who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote the LaTex Shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on the LaTex Shares (other than those payable or deemed to be payable to holders of LaTex Shares of record as of a date prior to the Effective Time of the Merger) or on any New Alliance Shares otherwise issuable, but for the appraisal demand, in substitution therefor.


     A holder of LaTex Shares will fail to perfect, or effectively lose, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if a holder of LaTex Shares delivers to LaTex a written withdrawal of the holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time of the Merger requires the written approval of Alliance. Holders of LaTex Shares should also note that surrender to the designated exchange agent of certificates for their LaTex Shares may constitute a waiver of appraisal rights under the DGCL.


     If an appraisal proceeding is timely instituted, the proceeding may not be dismissed, without the approval of the Chancery Court as to any holder of LaTex Shares who has perfected his right of appraisal.

                      PRICE RANGE OF STOCK AND DIVIDENDS


     The Existing Alliance Shares are traded on the London Stock Exchange under the symbol "ARS."LaTex's Common Stock is traded on the Nasdaq under the symbol "LATX" and until September 4, 1996, was listed on the Pacific Stock Exchange under the symbol "LAT," at which time it was removed from listing due to lack of adequate trading volume. At the request of Alliance, the trading of the Existing Alliance Shares on the London Stock Exchange was suspended upon the announcement of the Merger Agreement and will remain suspended until completion or abandonment of the Merger. Also at the request of Alliance, the trading of the Existing Alliance Shares was suspended from September 6, 1995 to November 2, 1995 in connection with the investigation of the matters relating to Mr. O'Brien, Alliance's former chief executive.

     The following table sets forth the high and low sales prices for the Existing Alliance Shares on the London Stock Exchange (in pounds) and the high and low closing bid prices per share of LaTex Common Stock on Nasdaq (in dollars) for the periods indicated. Bid quotations represent quotations between dealers without adjustment for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                                                    PRICES
                                             --------------------------------------------------------
                                                ALLIANCE SHARES               LATEX COMMON STOCK
                                             --------------------------- -----------------------------
                                             HIGH(Pounds))  LOW((Pounds))  HIGH($)        LOW ($)
                                             -----------  -------------  -------  -------------------
Year Ended December 31, 1994:
  First Quarter...........................      .0725         .0660        1.563           0.813
  Second Quarter..........................      .0700         .0676        0.938           0.625
  Third Quarter...........................      .0776         .0676        1.625           0.875
  Fourth Quarter..........................      .1126         .0926        1.063           0.750
Year Ended December 31, 1995:
  First Quarter...........................      .1000         .0660        0.875           0.500
  Second Quarter..........................      .0726         .0546        0.688           0.438
  Third Quarter...........................      .066          .046         1.000           0.156
  Fourth Quarter..........................      .046          .016         0.625           0.344
Year Ended December 31, 1996:
  First Quarter...........................      .050          .030         0.531           0.313
  Second Quarter..........................      .0325         .0276        0.563           0.313
  Third Quarter (through August 11 for
   Alliance)..............................      .0276         .0176        0.500           0.375
  Fourth Quarter..........................       N/A           N/A         0.422           0.266
Year Ended December 31, 1997:
  First Quarter (through March 14)........       N/A           N/A         0.486           0.281

     As of March 14, 1997, the approximate number of record holders of the existing Alliance shares was 2,730.

     As of March 14, 1997, the approximate number of record holders of LaTex Common Stock was ___.

     On August 9, 1996, the last complete trading day prior to the announcement of the Merger Agreement, the closing sales prices of LaTex Common Stock was $0.41 per share and of the Existing Alliance Shares on the London Stock Exchange was (Pounds)0.02 per share.

     On March 14, 1997, the closing bid price of LaTex Common Stock on Nasdaq was $_______ per share.

     Based on their knowledge of the prices and volumes of trading of small independent oil and gas companies on the London Stock Exchange, as reflected in the analysis of Wood Roberts, Alliance and LaTex believe that the trading market for small independent oil and gas companies is generally more favorable in London than in the U.S., Alliance is applying for listing on the London Stock Exchange of the New Alliance Shares to be issued in connection with the Merger. See "The Merger-Opinion of LaTex's Financial Advisor." Of course, there is no assurance that the trading market for New Alliance Shares on the London Stock Exchange will be more favorable than the current market for LaTex Common Stock in the U.S. Alliance does not intend to list the New Alliance Shares on any United States stock exchange or the Nasdaq National Market System or SmallCap Market, but anticipates that the New Alliance Shares may be traded from time to time over the counter. Quotations for shares listed on the London Stock Exchange are not generally readily available in newspapers or other publications in the United States, but are available in the daily U.S. edition of the Financial Times. However, investors may place orders for the purchase or sale of shares traded on the London Stock Exchange through most licensed broker dealers in the United States. Under current U.K. law, the transfer of New Alliance Shares will generally give rise to a liability to U.K. stamp duty, normally at the rate of 50p for every (Pounds) 100 (or part thereof) of the actual consideration paid.

     Neither Alliance nor LaTex have paid any cash dividends on the Existing Alliance Shares or LaTex Common Stock for at least the last two completed fiscal years. In addition, LaTex is restricted from paying cash dividends under the LaTex Credit Agreement and Alliance will be restricted from paying dividends under the Alliance Credit Agreement.


EXCHANGE RATES


     The table below sets forth, for the periods and dates indicated, certain information regarding the US dollar/pound sterling exchange rate, based on the Noon Buying Rate, expressed in US dollars per (Pounds)1.00. Such rates were not used by Alliance in the preparation of its consolidated financial statements included in this Proxy Statement.



CALENDAR                        PERIOD        AVERAGE
YEAR                             END          RATE(1)        HIGH     LOW
----------                      ------       ----------      ----     ----
1992                              1.51          1.81         2.00     1.51
1993                              1.48          1.50         1.59     1.42
1994                              1.56          1.53         1.64     1.45
1995                              1.56          1.58         1.66     1.52
1996                              1.71          1.56         1.72     1.49


______________________


(1) The average daily closing values on the London Stock Exchange for each year in question as quoted by Datastream (1992-1993) and Bloomberg
     (1994-1996).

                        SPECIAL MEETING OF SHAREHOLDERS


     The Special Meeting is scheduled to be held at 10 a.m. (Local time) on April 18, 1997, at the Doubletree Downtown Hotel, 616 W. 7th, Tulsa, Oklahoma 74217.

PURPOSE OF THE MEETING

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt a proposed Agreement and Plan of Merger, dated as of August 12, 1996 as amended, among LaTex, Alliance and Alliance Resources (Delaware), Inc., which is a newly formed, wholly owned subsidiary of Alliance, pursuant to which, among other things, (i) Alliance Resources (Delaware), Inc. will be merged with and into LaTex resulting in LaTex becoming a wholly owned subsidiary of Alliance and (ii) outstanding shares of LaTex's Common Stock will be canceled and LaTex shareholders will receive New Alliance Shares at the Conversion Rate.

QUORUM AND VOTING

     The record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting was the close of business on March 14, 1997
(the "Record Date").   As of the Record Date, there were 19,805,495 shares of
LaTex's Common Stock issued and outstanding.

     Each share of LaTex's Common Stock is entitled to one vote on all matters to be acted upon at the Special Meeting. The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of LaTex's Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Abstentions are counted towards determining whether a quorum is present. Shares represented by broker non-votes are not considered present at the meeting and are not counted towards a quorum. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against any proposal.

     The affirmative vote of a majority of the shares of LaTex's Common Stock is required for the approval and adoption of the Merger Agreement. The directors and executive officers of LaTex beneficially own and have the right to vote approximately 28% of the outstanding shares of LaTex's Common Stock and have indicated their intention to vote in favor of the approval and adoption of the Merger Agreement at the Special Meeting.

     WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED WILL BE VOTED AT THE SPECIAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED. IF NO DIRECTION IS INDICATED, SHARES WILL BE VOTED IN FAVOR OF THE MERGER, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE MEETING.

     Each shareholder of LaTex giving a proxy has the unconditional right to revoke the proxy at any time prior to its exercise either in person at the Special Meeting or by giving written notice to LaTex addressed to: 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135, Attention: Stacey D. Smethers, Secretary. No revocation by written notice will be effective until the notice has been received by the Secretary of LaTex prior to the day of the Special Meeting or by the inspector(s) of elections at the Special Meeting prior to the closing of the polls.

     In addition to the solicitation of proxies by use of the mail and through this Proxy Statement, directors, officers and regular employees of LaTex may solicit the return of proxies, either by mail, personal contact, telephone, telecopy or telegraph. Officers and employees of LaTex will not be additionally compensated for their solicitation efforts but will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with shares registered in their names, to forward solicitation materials to the beneficial owners of the shares.

RECOMMENDATION

     THE LATEX BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN YOUR BEST INTEREST AND HAS UNANIMOUSLY RECOMMENDED THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND MERGER.

            PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table and the notes thereto set forth certain information regarding the beneficial ownership of LaTex Common Stock as of the Record Date, by (i) each current director of LaTex and Alliance; (ii) each officer of LaTex who received at least $100,000 in salary and bonus in fiscal 1996; (iii) all present executive officers and directors of LaTex as a group and of Alliance as a group; and (iv) each other person known to LaTex or Alliance to own beneficially more than five percent of the presently outstanding LaTex Common Stock or Existing Alliance Shares; and the number of New Alliance Shares that will be held immediately after the Merger by (i) each of the foregoing persons and (ii) each other person known to Alliance who will own beneficially more than five percent of the New Alliance Shares after the Merger, based on their ownership on the Record Date and after giving effect to the 40-to-1 reverse split of the Existing Alliance Shares.


                                           Before the Merger                                               After the Merger
                                  ------------------------------------                                     ----------------
                                                                            Amount and
                                                                             Class of
                                                                             Existing
                                      Amount and                             Alliance
                                    Class of LaTex                            Shares       Percent    New Alliance
Name and Address of Beneficial       Shares Owned        Percent Owned        Owned        Owned      Shares Owned   Percent Owned
 Owner(1)                            Beneficially       Beneficially (2)   Beneficially  Beneficially Beneficially  Beneficially(10)
------------------------------       -----------        -----------        ------------  -----------  -------------  ---------------
Jeffrey T. Wilson (3)                   4,135,000             20.9%               0           -       3,555,314         11.4%
A. Dean Fuller                          1,058,000              5.3%               0           -         909,678          2.9%
Malcolm W. Henley (4)                     510,000              2.6%               0           -         438,503          1.4%
John R. Martinson (5)                     856,000              4.2%               0           -         821,978          2.6%
John W. Heinsius (4)                      271,500              1.4%               0           -         233,438           *
Robert L. Hull (4)                        325,000              1.6%               0           -         279,438           *
John L. Cox (4)                           230,500              1.2%               0           -         198,186           *
Enron Reserve Acquisition Corp. (6)     3,496,913             15.0%               0           -       3,006,680          8.8%
Trans Arabian Energy Ltd. (7)                   0                -       63,035,000         19.4%     1,575,875          5.0%
Bank of America NT & SA (8)                     0                -                0           -       3,719,325         11.1%
D. Patrick Maley                                0                -          500,000           *          12,500           *
William J. A. Kennedy                           0                -          165,000           *           4,125           *
M. Philip Douglas                               0                -        1,983,333           *          49,583           *
Christopher R. L. Samuelson                     0                -                0           -               0           -
Stanley J. Robinson                             0                -                0           -               0           -
John A. Keenan                                  0                -        6,000,000 (9)      1.8%       150,000 (9)       *
Paul R. Fenemore                                0                -        1,000,000 (9)       *          25,000 (9)       *
H. Brian K. Williams                            0                -        2,500,000 (9)       *          62,500 (9)       *
All Executive Officers and              6,328,000             30.8%               0           -       5,440,877         17.0%
 Directors of LaTex as a group
 (7 persons)
All Executive Officers,                 4,991,000 (11)        24.7%       9,898,333          3.0%     4,681,000         14.6%
 Directors and Proposed
 Directors of Alliance as a
 group (10 persons)

___________________________
*    Less than one percent.

(1) All of LaTex's directors and officers may be contacted at LaTex's offices, 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135. All of the Alliance's directors and proposed directors may be contacted at Alliance's offices, Kingsbury House, 15-17 King Street, London SW1Y 6QU.

(2) Based on 19,805,495 issued and outstanding shares of LaTex Common Stock at the Record Date. Shares of LaTex Common Stock that an individual has the right to acquire within 60 days pursuant to the exercise of options, warrants, or other convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group shown in the table.

(3) Includes 300,000 shares of Restricted Stock (See "Item 11. Executive Compensation--Restricted Stock Grants." in the LaTex Form 10-K) and excludes 300,000 shares held by the Old National Bank in Evansville, Indiana, Trustee of the Jeffrey T. Wilson and Annalee Wilson Irrevocable Family Trust for the benefit of the Wilson children.


(4) Includes: (a) with respect to Mr. Henley, 300,000 shares of Restricted Stock; (b) with respect to Mr. Heinsius, 250,000 shares of Restricted Stock; (c) with respect to Mr. Hull, 325,000 shares of Restricted Stock; and (d) with respect to Mr. Cox 225,000 shares of Restricted Stock. See LaTex Form 10-K, Item 12. Security Ownership of Certain Beneficial Owners and Management.


(5) Includes presently exercisable warrants to purchase 436,000 shares held by Wood Roberts, Inc., a corporation under the control of Mr. Martinson, presently exercisable warrants to purchase 320,000 shares held by Wood Roberts, LLC., a Texas limited liability company 50% owned by Mr. Martinson and, upon completion of the Merger, 85,981 New Alliance Shares issued to Wood Roberts LLC. in payment of a fee payable by LaTex in connection with the restructuring of the LaTex Credit Agreement.

(6) Represents LaTex Common Shares that may be acquired upon conversion of LaTex Series B Stock. The address of Enron Reserve Acquisition Corp. is 1400 Smith Street, Houston, Texas 77002.


(7) The address of Trans Arabian Energy Ltd. is 50 Town Range, Gibraltar. It is wholly owned by Sheikh Ahmed Mannai of Qatar.

(8) Consists of 2,530,675 New Alliance Shares and immediately exercisable warrants to purchase 1,188,650 New Alliance Shares to be issed to an affiliate of the Bank concurrently with and contingent upon completion of the Merger. The address of the Bank is 231 S. LaSalle Street, Chicago, Illinois 60697.

(9) Consists of options to purchase the specified number of shares at a price of 2p. per share. The options which were granted on 16 December 1996 and can be exercised not earlier than three years from the date of grant and not later than 10 years from that date. The number of options and the exercise price will be adjusted to reflect the 40-for-1 reverse stock split.

(10) Based on issued New Alliance Shares upon completion of the Merger, and based on the exercise of all warrants by the applicable holder.

(11) Consists of LaTex Shares and warrants to purchase LaTex Shares currently owned by Jeffrey T. Wilson and John R. Martinson, who are proposed to become directors of Alliance upon completion of the Merger.

In addition to the foregoing, Alliance's settlement with Mr. O'Brien, see "Alliance - Recent Developments," requires the disposal of 10,351,966 Existing Alliance Shares held in the name of Progas Holdings Limited and the payment of the proceeds from sale of those shares to Alliance. These shares are currently in the custody of an independent third party, pending their sale. Mr. Keenan has a proxy over the voting rights of these shares and to certain other shares in the Company held by Mr. O'Brien, Diamond Securities Limited and Havensworth Limited (the latter two being companies beneficially owned by Mr. O'Brien) pending their sale by Mr. O'Brien and these companies as required by the settlement.

                                     LATEX

     LaTex is an independent oil and gas exploration and production company located in Tulsa, Oklahoma, primarily engaged in the acquisition of producing oil and gas properties. LaTex owns and operates producing oil and gas properties located in 13 states with crude reserves located primarily in the states of Mississippi, Louisiana, Oklahoma, Texas and Alabama. The executive offices of LaTex are at 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.

     ADDITIONAL INFORMATION CONCERNING LATEX, INCLUDING ITS BUSINESS, PROPERTIES, FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND THE RESULTS OF OPERATIONS, IS INCLUDED IN ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JULY 31, 1996 AND ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED OCTOBER 31, 1996 WHICH ARE INCLUDED WITH THIS PROXY STATEMENT AS APPENDIX S.

                                    ALLIANCE

GENERAL


     Alliance is a London-based holding company of a group whose principal activities are the exploration, development and production of oil and gas in the United States. In May 1996, John A. Keenan was appointed as chief executive of Alliance. In connection with the change in management, Alliance has adopted a new business strategy. As formulated by its current management, Alliance's near-term strategy is to focus its operations on the development, enhancement and operation of producing properties in the United States, which would generate the cash flow necessary to provide initial funding for international oil development and enhancement projects, particularly in the former Soviet Union and the Middle East.


     Alliance believes that opportunities to increase production in older or undeveloped fields employing new technology and capital have become available internationally as a result of the eroding geographic, political and economic barriers to private investment, particularly in the former Soviet Union and the Middle East. However, realization of this strategy requires that Alliance has a sufficient quantity of assets and of cash flow to fund the process of identifying and securing additional properties for exploitation. Therefore, in 1996, Alliance concentrated on pursuing acquisition opportunities that would provide a base of properties with relatively stable cash flow.


     The Board of Directors of Alliance believes that the Merger will provide necessary critical mass to Alliance, which will enhance prospects for its further growth and the realization of its stated objective of building an international portfolio of development prospects. At this time, other than Alliance's interest in the Delvina field in Albania, discussed below, neither Alliance nor LaTex holds any rights to international projects. However, Alliance's management intends to pursue additional United States acquisitions with the ultimate intention of utilizing the cash flow generated by those properties to fund international development, exploitation and enhancement projects.

     Alliance was incorporated and registered under the laws of England and Wales on August 20, 1990. Alliance's principal executive offices are at Kingsbury House, 15-17 King Street, London SW1Y 6QU, England. After completion of the Merger, Alliance will maintain corporate headquarters in London but intends that its U.S. operations office will be located in LaTex's current offices at 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.

RECENT DEVELOPMENTS


     Until September 1995, Mr. John O'Brien served as Alliance's chief executive and as a director. In August 1995, the Board of Directors of Alliance questioned Mr. O'Brien's past representations to the Board concerning Alliance's interest in the Valentine Field in Louisiana. Thereafter, an internal investigation was carried out that raised further issues regarding Mr. O'Brien's conduct. Therefore, on September 6, 1995, the Alliance Board of Directors removed Mr. O'Brien as a director and the chief executive and requested the suspension of trading in Alliance's shares on the London Stock Exchange. After an extensive investigation by the Board of Directors, which included work by specially engaged forensic accountants, independent petroleum reservoir engineers and legal counsel, Alliance determined to file litigation against Mr. O'Brien and to report the matters to the Serious Fraud Office of the United Kingdom, which continues to conduct its investigation. On August 13, 1996, Alliance announced that it had agreed to stay its litigation against Mr. O'Brien. The terms of the settlement are confidential.

     D. Patrick Maley, a director of Alliance since November 29, 1995, served as Chairman of the Company on an interim basis until May 1996. At that time, John
A. Keenan, who had been a non-executive director of Alliance since April 1996, was appointed as chief executive of Alliance. In addition, Alliance's Board of Directors appointed Paul Fenemore as Director of Operations and Business Development of Alliance in May 1996 and Brian Williams as Financial Director of Alliance in June 1996. Accordingly, although the events surrounding Mr. O'Brien's activities created significant turmoil within Alliance, Alliance has now appointed new management and has adopted a new business strategy for Alliance.

     After its fiscal year ended April 30, 1996, Alliance disposed of certain of its properties and other assets. Specifically, on May 30, 1996, Alliance sold its interest in four leases offshore Matagorda Island, Texas for net cash consideration of $432,000. Alliance's interest in these blocks varied between 4.2% and 6.3%. On August 15, 1996, Alliance disposed of its interest in four leases in Lovaca County, Texas for net cash consideration of $435,000. Alliance's working interest in these blocks varied between 17.7% and 42.4%.
Also in August 1996, Alliance disposed of its interest in Geological Forecast Technology Ltd. to Geos Seismology Limited by transferring its 50 A Shares as part of a final settlement of actions brought by the latter.

     In October 1996, Alliance sold its interest in three oil and gas fields located in Texas and Oklahoma for net cash consideration of $1,425,000. The fields had combined remaining reserves of approximately 25,920 barrels of oil and 1,720 million cubic feet of gas as of May 1, 1996, representing approximately 16% of Alliance's total proved and probable reserves. The interest comprised 21 wells and Alliance's working interest in those wells varied between 3% and 28%.

ACQUISITION OF OVERRIDING ROYALTY INTEREST FROM BANK

     Effective March ___, 1997, Alliance has agreed in principal with the Bank of America NT & SA (the "Bank") to acquire from the Bank an overriding royalty interest (the "ORRI") held by the Bank in certain oil and gas properties in which LaTex has an ownership interest. The Bank previously acquired the ORRI from LaTex in connection with the Bank's extension of credit to LaTex. In consideration for the ORRI, Alliance will issue to the Bank 2,377,301 New Alliance Shares and warrants to purchase 1,188,650 New Alliance Shares at an exercise price of (Pounds) 1.00 per share. For purposes of determining whether to acquire the ORRI, Alliance estimated the future net revenues of the ORRI as of November 1, 1996 by using escalated prices and costs discounted at 10% per annum. For this purpose, Alliance used an oil price of $20.00 per barrel for 1996 and 1997, $19.00 for 1998 and thereafter escalating at an annual rate of three percent to a maximum of $40.00 and then held constant for the life of each lease. Gas prices used were $1.90 per mmbtu for 1996 and 1997 escalating thereafter at an annual rate of three percent to $3.50 per mmbtu and then held constant for the life of the lease. Operating expenses were based on actual operating costs for 1996 and 1997 and then escalated at an annual rate of three percent. On this basis Alliance estimated that the future net revenues, discounted at 10% per annum, from the proved reserves attributable to the ORRI at approximately $4.7 million and that additional probable and possible reserves attributable to the ORRI. This estimate was not made on the basis required to be used by the Commission for purposes of filings with the Commission and is not intended to be a prediction of the actual cash flow from the ORRI, but was used by Alliance solely to determine the appropriate consideration to be paid for the ORRI. Alliance estimated the value of the ORRI at $3.8 million. Acquisition of the ORRI will increase Alliance's cash flow, without significantly increasing Alliance's capital or personnel needs, because the ORRI only burdens properties in which LaTex already has an interest. Acquisition of the ORRI is conditioned on the completion of the Merger, but the Merger will be completed regardless whether the ORRI acquisition is completed.


OIL AND GAS INTERESTS

     Alliance recently completed the disposal of all of its remaining non-operated oil and gas properties located in Texas and Oklahoma, as described above, and currently owns and/or operates oil and gas properties with proved reserves located in the State of Louisiana. The net proceeds generated from the property disposals subsequent to the April 30, 1996 fiscal year end represented approximately 25% of Alliance's estimated future net revenue discounted at 10% per annum as at April 30, 1996.

     Alliance operates 36 producing wells and also owns non-operated interests in 4 producing wells in Louisiana. Gross daily production for the oil and gas properties in which Alliance has an interest is approximately 808 bopd and 916 mcfgpd as of December 15, 1996, and Alliance's net share is 413 bopd and 147 mcfgpd. Net proved reserves to Alliance as of April 30, 1996 were 1,026 mbbls of oil equivalent.

     The following is a summary of Alliance's principal areas of oil and gas production activity:

     South Elton Field. The South Elton Field is located twelve miles north of the town of Jennings in Jefferson Davis Parish, Louisiana. Alliance currently has a leasehold of 642 acres and operates six producing wells, two saltwater disposal wells and three shut-in wells. The field was discovered by Stanolind in the early 1930's. Production has been established in four Homeseeker (Middle
Frio) Sands, five Ortego (Upper Frio) Sands and two Marginulina (Lower Anahuac) Sands. The productive reservoirs occur at depths at between 7,180 to 9,300 feet. The reservoir traps are faulted anticlines caused by south dipping growth faults.

     Gross daily production from the field is approximately 372 bopd and 329 mcfgpd, and Alliance's net share of production is 210 bopd and 100 mcfgpd as of December 15, 1996. Net proved reserves to Alliance as of April 30, 1996 are 334 mmboe (using a 6:1 conversion factor for gas to oil).

     Valentine Field. The Valentine Field is located south of New Orleans in Lafourche Parish, Louisiana. Alliance currently has a leasehold of 65 acres and operates two producing wells and three shut-in wells. In addition, Alliance has a non-operated interest in the Arrowhead #1 Valentine Sugars well. The field was discovered in 1935 when Pan American drilled the Marang # 1 well. Production has been established in Middle Miocene Sands at depths of between 6,450-10,800 feet. Alliance's oil and gas interests are situated on the west flank of a salt dome.


     Gross daily production from Alliance's oil and gas interests in the field is approximately 145 bopd and 587 mcfgpd, and Alliance's net share of production is 97 bopd and 47 mcfgpd as of December 15, 1996. Net proven reserves to Alliance as of April 30, 1996 are 113 mmboe.

     Jennings Field. The Jennings Field is located seven miles north of the town of Jennings in Acadia Parish, Louisiana. Alliance has a leasehold of 275 acres and operates twenty-five producing wells, three saltwater disposal wells and nineteen shut-in wells. The field was discovered by the Maywood Brothers in 1901. Production has been established in multiple Miocene age sandstone reservoirs draped over a salt dome.


     Gross daily production from the field is approximately 110 bopd and Alliance's net share is 78 bopd as of December 15, 1996. Recent work activity in November/December 1996 has increased gross production from 65 bopd to the current level of 110 bopd. Net proved reserves to Alliance as of April 30, 1996 are 63 mmboe.

     South Crowley Field. South Crowley Field is located at the town of Crowley in Acadia Parish, Louisiana. Alliance has a leasehold of 40 acres and operates one producing oil well. The field was discovered in the 1930's by Gulf and has been developed by many operators. Production has been established in multiple sands ranging in age from Upper Miocene to Middle Frio. The Guillot #1 well was drilled in August 1992 and completed as a flowing well from perforations at a depth of 6,743-44 feet.


     Gross daily production from the Guillot #1 well is approximately 32 bopd as of December 15, 1996. Net proved reserves to Alliance as of April 30, 1996 are 30 mmboe.

     North Tepetate Field. The North Tepetate Field is located 24 miles northeast of the town of Jennings in Acadia Parish, Louisiana. Alliance presently holds 80 acres under lease and operates one producing well and one saltwater disposal well. The field was discovered in the 1940's by Vincent and Welch and production has been established in Oligocene age sands. The reservoir trap is an anticlinal closure between two south dipping growth faults. The Sweeney #3 well was drilled in July 1983 and is currently completed in the Marginulina sands at a depth of approximately 7,000 feet.


     Gross daily production from the Sweeney #3 well is approximately 29 bopd and Alliance's net share of production is 11 bopd as of December 15, 1996. Net proved reserves to Alliance as of April 30, 1996 are 19 mmboe.

     Jefferson Island Field. The Jefferson Island field is located near the town of Delcambre, approximately 12 miles southwest of the city of New Iberia in Iberia Parish, Louisiana. Alliance is operator for a 525 acre leasehold which is currently being maintained by production from the Will Drill Resources (Texaco) #4 JISMC well. The Alliance lease has seven shut-in wells located on it. The field was discovered by Texaco in May 1938. Since then production has been established by various operators in Siphoni Divisi and Discorbis B age sandstone reservoirs. The reservoir traps are combination structural-stratigraphic traps in a salt dome piercement setting. Alliance currently has not established production on the lease and net proved (behind pipe) reserves to Alliance as of April 30, 1994 are 15 mbbls of oil. A number of potential drilling locations have been identified on the lease for future exploration activity.

FINANCING

     On March___, 1997, Alliance entered into a Credit Agreement (the
"Alliance Credit Agreement" with Bank of America NT & SA (the "Bank"), amending and restating LaTex's Amended and Restated Credit Agreement dated as of October 20, 1995 between LaTex Petroleum Corporation, LaTex/GOC Acquisition, Inc. and Germany Oil Company (the "Existing Borrowers"), as borrowers, and the Bank, as the lender (the "LaTex Credit Agreement"), in order to restructure LaTex's existing indebtedness to the Bank. The Alliance Credit Agreement will become effective on the date of the Merger.

     Under the Alliance Credit Agreement principal payments will be suspended until July 31, 1998 following completion of the Merger. However, cash flows generated by Alliance and its subsidiaries in excess of amounts shown in the business plan that formed the basis of negotiation with the Bank will be used to reduce outstanding principal indebtedness. The maturity date of the existing line of credit remains at March 31, 2000.

     Substantially all of the existing security for the outstanding indebtedness under the LaTex Credit Agreement, being the mortgages of all of LaTex's producing oil and gas properties and pledges of stock of the Existing Borrowers and ENPRO, remains in place. As additional security, the Bank is receiving mortgages on substantially all of Alliance's producing oil and gas properties and pledges of the stock of Alliance's subsidiaries.

     Under the Alliance Credit Agreement, the borrowing base will be equal to the outstanding indebtedness under the LaTex Credit Agreement as of the date of the Merger. The borrowing base is to be redetermined semiannually as of December 31 and June 30 of each year.

     Borrowings under the Alliance Credit Agreement maintained from time to time as a "Base Rate Loan" bear interest, payable monthly, at a fluctuating rate equal to the higher of (i) the rate of interest announced from time to time by the Bank as its "reference rate", plus 1%, or (ii) the "Federal Funds Rate" (as defined in the Alliance Credit Agreement) plus 1 1/4%. Borrowings under the Alliance Credit Agreement maintained from time to time as a "LIBO Rate Loan" bear interest, payable on the last day of each applicable interest period (as defined in the Alliance Credit Agreement), at a fluctuating rate equal to the LIBO Rate (Reserve Adjusted) (as defined in the Alliance Credit Agreement) plus 2%.

     As a condition to the Bank making the loans under the LaTex Credit Agreement, LaTex's subsidiary, LaTex Petroleum, entered into hedging agreements with the Bank designed to enable LaTex to (a) obtain agreed upon net realized prices for LaTex's oil and gas production (the "Oil and Gas Hedging Agreements") and (b) protect LaTex against fluctuations in interest rates with respect to the principal amounts of all loans under the LaTex Credit Agreement. Under the Alliance Credit Agreement, the Bank has agreed to make available, at its sole discretion, to Alliance the amount of $2,500,000 to reduce or terminate the Oil and Gas Hedging Agreements.

INTERNATIONAL

     In Albania, Alliance held the negotiating rights to the Delvina gas and condensate field and rights, negotiated by the previous management, for production enhancement at the Kucova/Arrza oil fields. Following a review of the prospects by its technical staff, it was determined to focus on the Delvina Field, as the Kucova/Arrza wells were not sufficiently productive to obtain economic returns. Accordingly, Alliance has notified Albpetrol, the Albanian national oil company, that it has relinquished its exclusive negotiating right to the Kucova/Arrza Fields.


     Alliance continued its studies and negotiations with Albpetrol in respect of participation in the Delvina gas condensate field in Albania. The studies confirmed that at least one new gas pipeline with a minimum length of in excess of 80 kilometers, connecting Delvina with the main Albanian gas market, would have to be laid due to the poor condition of the existing pipeline, which is currently unserviceable. The large up-front capital expenditure on the new pipeline, in conjunction with the high costs and risk associated with fracture stimulation of the tight Delvina limestone unit, render the economics of the project marginal. Alliance's exclusive rights to negotiate terms of participation in the Delvina field lapsed in February 1997 and Alliance has determined that it will not pursue an extension of these rights.


     Alliance continues to appraise international opportunities with particular emphasis on the former Soviet Union. A number of oil and gas opportunities in Russia and Kazakhstan were identified during the period although Alliance is awaiting completion of the proposed Merger before finalizing its international strategy.

OPERATIONS

     For the year ended April 30, 1996, Alliance carried out the following activities on its oil and gas properties. In July 1995 Alliance successfully drilled and completed the Tupper #7 well in South Elton Field, Jefferson Davis Parish, Louisiana. The well produced upwards of 170 barrels of oil per day
(bopd) and 160 thousand cubic feet of gas per day and was a significant contributor to revenue during the year. In April 1996 Alliance completed the workover of the Valentine Sugars #3 well which added 155 bopd to production from the well which had been shut-in since December 1993.

     The Gueno #1 well was drilled in July 1995 in the Branch Field in Acadia Parish, Louisiana and has been temporarily abandoned. The well encountered two of the four objective productive sands, but at downdip locations. The leasehold has been maintained for redrill at an upstructure location. In September 1995 the Jefferson Island Salt Mining Company #1 well was drilled in Iberia Parish. The well was abandoned following the drill pipe being stuck and the hole junked. Alliance has received a number of farmout proposals on this lease and is actively considering its strategy having recently completed extensive geological re-mapping and re-appraisal of the lease. In May 1996 Alliance farmed out its interest in Valentine Sugars #2 well to American Explorer. The well was unsuccessful and was plugged and abandoned.

     Alliance completed its review of non-core assets after the fiscal year end, notably the nonoperated properties owned by the wholly-owned subsidiary ARNO Inc. Subsequent to the year end, these properties have been disposed of for a cash consideration in excess of US$2.250 million. Following a review of the US operations, Alliance also made some significant cuts to its overhead commensurate with the size of the operations.

RESERVES

     Ryder Scott Company ("Ryder Scott"), independent petroleum engineering consultants, has prepared a reserve report with respect to properties having approximately 71% of the total value of Alliance's proved reserves at April 30, 1996. Alliance's internal engineers have estimated the Proved Reserves attributable to Alliance's remaining properties, as well as the estimated future net cash flows therefrom, at the same date. The information presented below and elsewhere in this Proxy Statement with respect to Alliance's properties is based on the Ryder Scott reserve report and the estimates of

Alliance's internal engineers. Alliance believes that the description contained in this Proxy Statement of the report and these estimates is fair and accurate.


     The quantities of Alliance's proved reserves of oil and natural gas presented below include only those amounts that Alliance reasonably expects to recover in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved developed reserves are limited to those quantities that are recoverable commercially at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of Alliance's proved developed reserves. Alliance's proved undeveloped reserves include only those quantities that Alliance reasonably expects to recover from the drilling of new wells based on geological evidence from offsetting wells. The risks of recovering these reserves are higher from both geological and mechanical perspectives than the risk of recovering proved developed reserves.


     Set forth below are estimates as of April 30, 1996 of Alliance's net proved reserves and proved developed reserves and the estimated future net revenues from such reserves and the present value thereof based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Statement of Financial Accounting Standards No. 69. "Disclosures about Oil and Gas Producing Activities." Estimated future net cash flows from proved reserves are determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on economic conditions at the date of the report. The estimated future production is priced at current prices at the date of the report. The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on cost levels at the date of the report. No deduction has been made for depletion, depreciation or income taxes or for indirect costs, such as general corporate overhead. Present values were computed by discounting future net revenues at 10% per annum. Additional information concerning Alliance's reserves is included in "Supplemental Oil and Gas Data" in the Notes to Alliance's Financial Statements beginning on page F-36.


     The following table sets forth estimates of the proved oil and natural gas reserves of Alliance at April 30, 1996.



                      OIL (MBBLS)                 GAS (MMCF)
             -----------------------------  ----------------------------------
             DEVELOPED  UNDEVELOPED  TOTAL  DEVELOPED  UNDEVELOPED    TOTAL
             ---------  -----------  -----  ---------  -----------  ----------
Louisiana          561            -    561        170            -        170
Other               67            -     67      2,214            -      2,214
                   ---  -----------    ---      -----  -----------      -----
Total              628            -    628      2,384            -      2,384
                   ===  ===========    ===      =====  ===========      =====



     The following table sets forth amounts as of April 30, 1996 determined in accordance with the requirements of applicable accounting standards, to the estimated future net cash flows from production and sale of the proved reserves attributable to Alliance's oil and gas properties before income taxes and the present value thereof. Benchmark prices used in determining the future net cash flow estimates at April 30, 1996 were $22.34 per barrel for oil and $2.68 per MMBtu for gas.

                                                AT APRIL 30, 1996
                                         --------------------------------
                                                  (IN THOUSANDS)

                                          PROVED      PROVED      TOTAL
                                         DEVELOPED  UNDEVELOPED   PROVED
                                         RESERVES    RESERVES    RESERVES
                                         ---------  -----------  --------
Estimated future net cash flows from
   proved reserves before income            11,780            -    11,780
    taxes
Present value of estimated future net
 cash
   flows from proved reserves before         8,897            -     8,897
   income taxes (discounted at 10%)



Subsequent to April 30, 1996, Alliance has sold substantial properties. See "Alliance - Recent Developments." The disposals represented approximately 25% of Alliance's estimated future net revenue discounted at 10% per annum as at April 30, 1996.


     The estimation of oil and gas reserves is a complex and subjective process which is subject to continued revisions as additional information becomes available. Reserve estimates prepared by different engineers from the same data can vary widely. Therefore, the reserve data presented herein should not be construed as being exact. Any reserve estimate depends in part on the quality of available data, engineering and geologic interpretation, and thus represents only an informed professional judgment. Subsequent reservoir performance may justify upward or downward revision of such estimate.


     Estimates of Alliance's proved reserves have not been filed or included in reports to any United States' authority or agency. Alliance has filed estimates of proved reserves with the London Stock Exchange. These estimates do not differ materially from those contained in this Proxy Statement.


     For further information on reserves, costs relating to oil and gas activities, and results of operations from producing activities, see page F-36 to Alliance's Consolidated Financial Statements - Supplemental Oil and Gas Data incorporated by reference herein.


Productive Wells and Acreage


     The following table sets forth Alliance's producing wells at April 30, 1996.


               PRODUCTIVE WELLS
--------------------------------------------
      OIL            GAS            TOTAL
--------------  -------------  -------------
 GROSS    NET    GROSS   NET   GROSS    NET
-------  -----  ------  -----  ------  -----
64.00    59.08  52.00  14.52  116.00  73.60



     Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Wells which are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, none had multiple completions.


     The following table sets forth the developed and undeveloped leasehold acreage held by Alliance at April 30, 1996. Developed acres are acres which are spaced or assignable to productive wells. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit he production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. Gross acres are the total number of acres in which Alliance has a working interest. Net acres are the sum of Alliance's fractional interests owned in the gross acres.


Developed and Undeveloped Acreage



                       Gross    Net
                       ------  ------
Developed acreage      17,357   3,271
Undeveloped acreage     7,521   7,517
                       ------  ------
   Total               24,696  10,768
                       ======  ======



States in which Alliance held developed and undeveloped acreage at April 30, 1996, include Texas, Louisiana, and Oklahoma.


Production, Unit Prices and Costs

     The following table sets forth information with respect to production and average unit prices and costs for the periods indicated.



                                    YEAR ENDED APRIL 30
                                    -------------------
                                    1994   1995   1996
                                    -----  -----  -----
Production:
   Gas (Mmcf)                         153    238    602
   Oil (Mbbls)                         27     47    125
Average Sales Prices:
   Gas (per Mcf)                     2.59   1.65   1.73
   Oil (per Bbl)                    16.33  16.53  18.30
Average Production costs per BOE    12.12   9.77   9.24
 (1)

___________________


(1) The components of production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include production taxes, lease overhead, maintenance and repair, labor and utilities.

DRILLING ACTIVITY

     During the periods indicated, Alliance drilled or participated in the drilling of the following exploratory and development wells:

                                      YEAR ENDED APRIL 30
                                 -----------------------------
                               1994           1995          1996
                          ------------   -------------  -----------
                          GROSS   NET    GROSS    NET   GROSS   NET
                          -----   ----   -----    ----  -----   ---
Exploratory
    Productive              2     1.88     1     .70      0      0
    Non-Productive          1      .72     0       0      2     .6
     Total                  3     2.60     1     .70      2     .6
Development
    Productive              1      .11     0       0      2      1
    Non-Productive          0        0     0       0      0      0
Total                       1      .11     0       0      2      1


     At April 30, 1996, Alliance was not participating in the drilling or completion of any oil and gas wells.


PRODUCT MARKETING


     Alliance's production is primarily from developed fields close to major pipelines or refineries and established infrastructure. As a result, Alliance has not experienced any difficulty in finding a market for all of its product as it becomes available or in transporting its product to these markets.


     Oil Marketing. Alliance markets its oil to a variety of purchasers, most of which are large, established companies. The oil is generally sold under short-term contracts with the sales price based on an applicable posted price, plus a negotiated premium. This price is determined on a well-by-well basis and the purchaser generally takes delivery at the wellhead.


     Natural Gas Marketing. Virtually all of Alliance's natural gas production is close to existing pipelines and consequently, Alliance generally has a variety of options to market its natural gas. Alliance sells the majority of its natural gas on the spot market with prices fluctuating month-to-month based on published pipeline indices with slight premiums or discounts to the index.


SIGNIFICANT OIL AND NATURAL GAS PURCHASERS


     Oil and natural gas sales from operated properties are made under short-term contracts at the current area market price as adjusted for the relevant premium or discount. The loss of any purchaser would not be expected to have a material adverse effect upon operations. For the period ended April 30, 1996, Alliance sold 10% or more of its net production of oil to Texaco Trading and Transportation, Inc. Alliance's gas production was largely from non-operated properties for which revenues are received directly from the operator rather than a third party.

TITLE TO PROPERTIES


     As is customary in the oil and natural gas industry, Alliance conducts only a perfunctory title examination at the time properties believed to be suitable for drilling operations are first acquired. Prior to commencement of drilling operations, a thorough drill site title examination is normally conducted and curative work is performed with respect to significant defects. During acquisitions, title reviews are performed on all properties; however, formal title opinions are obtained on only the higher value properties.


EMPLOYEES


     At January 31, 1997, Alliance had eight management and administrative employees and seven technical and operating employees.


COMPETITION


     The oil and natural gas industry is highly competitive in all its phases. Alliance encounters strong competition from many other energy companies in acquiring economically desirable producing properties and drilling prospects and in obtaining equipment and labor to operate and maintain its properties. In addition, many energy companies possess greater resources than Alliance.


LITIGATION


     Alliance is party to the following litigation:


     Alliance is seeking to recover $1,300,000 of unpaid drilling costs from Drexco, Inc., with Drexco, Inc. and H. Huizenga claiming unspecified damages in respect of conduct and removal of Alliance Resources (USA) Inc as operator of the Valentine field. Alliance has obtained legal advice and will vigorously prosecute its claim against Drexco, Inc. Alliance denies the counter claim and will vigorously defend the matter.


     Alliance has received, on 12 September, 1996, a writ from Best Royalties Plc claiming $186,368 and a declaration that they are entitled to a sum equal to 40 per cent of Alliance USA, Inc.'s net cash proceeds received from the Arrowhead well (and payment of the said sum), alternatively damages, plus interest thereon. Alliance denies the claim and will vigorously defend this matter.


     Ernest M. Closuit et al have asserted a claim against Alliance for alleged underpayment of amounts due for Closuit et al's interest in the Buller No. 2 well in the South Elton field and have further claimed an interest in past and future production from certain other wells in the field. Total claims amount to approximately $1,200,000. Discovery has just begun. Alliance denies all allegations and claims and will vigorously defend this matter.


REGULATION


     The availability of a ready market for oil and gas production depends upon numerous factors beyond Alliance's control. These factors include regulation of natural gas and oil production, federal and state regulations governing environmental quality and pollution control, state limits on allowable rates of production by well or proration unit, the amount of natural gas and oil available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. State and federal regulations generally are intended to prevent waste of natural gas and oil, protect rights to produce natural gas and oil between owners in a common reservoir, control the amount of natural gas and oil produced by assigning allowable rates of production and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies. The following discussion summarizes the regulation of the United States oil and gas industry and is not intended to constitute a complete discussion of the various statutes, rules, regulations and governmental orders to which Alliance's operations may be subject.


     Regulation of Natural Gas and Oil Exploration and Production. Alliance's operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled in, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. Alliance's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled in and the unitization or pooling of oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. The effect of these regulations may limit the amount of oil and gas Alliance can produce from its wells and may limit the number of wells or the locations at which Alliance can drill. The regulatory burden on the oil and gas industry increases Alliance's costs of doing business and, consequently, affects profitability. Inasmuch as such laws and regulations are frequently expanded, amended and reinterpreted, Alliance is unable to predict the future cost or impact of complying with such regulations.



     Federal Regulation of Sales and Transportation of Natural Gas. Federal legislation and regulatory controls in the U.S. have historically affected the price of the natural gas produced by Alliance and the manner in which such production is marketed. The Federal Energy Regulatory Commission (the "FERC") regulates the interstate transportation and sale for resale of natural gas by interstate and intrastate pipelines. The FERC previously regulated the maximum selling prices of certain categories of gas sold in "first sales" in interstate and intrastate commerce under the Natural Gas Policy Act. Effective January 1, 1993, however, the Natural Gas Wellhead Decontrol Act (the "Decontrol Act") deregulated natural gas prices for all "first sales" of natural gas, which includes all sales by Alliance of its own production. As a result, all sales of Alliance's domestically produced natural gas may be sold at market prices, unless otherwise committed by contract. The FERC's jurisdiction over natural gas transportation and gas sales other than first sales was unaffected by the Decontrol Act.


     Alliance's natural gas sales are affected by the regulation of intrastate and interstate gas transportation. In an attempt to restructure the interstate pipeline industry with the goal of providing enhanced access to, and competition among, alternative natural gas supplies, the FERC, commencing in April 1992, issued Order Nos. 636, 636-A and 636-B ("Order No. 636") which have altered significantly the interstate transportation and sale of natural gas. Among other things, Order No. 636 required interstate pipelines to unbundle the various services that they had provided in the past, such as sales, transmission and storage, and to offer these services individually to their customers. By requiring interstate pipelines to "unbundle" their services and to provide their customers with direct access to pipeline capacity held by them, Order No. 636 has enabled pipeline customers to choose the levels of transportation and storage service they require, as well as to purchase natural gas directly from third-party merchants other than the pipelines and obtain transportation of such gas on a non-discriminatory basis. The effect of Order No. 636 has been to enable Alliance to market its natural gas production to a wider variety of potential purchasers. Alliance believes that these changes generally have improved Alliance's access to transportation and have enhanced the marketability of its natural gas production.

To date, Order No. 636 has not had any material adverse effect on Alliance's ability to market and transport its natural gas production. However, Alliance cannot predict what new regulations may be adopted by the FERC and other regulatory authorities, or what effect subsequent regulation may have on Alliance's activities. In addition, Order No. 636 and a number of related orders were appealed. Recently, the United States Court of Appeals for the District of Columbia Circuit issued an opinion largely upholding the basic features and provisions of Order No. 636. However, even though Order No. 636 itself has been judicially approved, several related FERC orders remain subject to pending appellate review and further changes could occur as a result of court orders or at the FERC's own initiative.


     In recent years the FERC also has pursued a number of other important policy initiatives which could significantly affect the marketing of natural gas. Some of the more notable of these regulatory initiatives include (i) a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate natural gas pipeline-owned gathering facilities to pipeline affiliates, (ii) the completion of a rulemaking involving the regulation of interstate natural gas pipelines with marketing affiliates under Order No. 497, (iii) FERC's on-going efforts to promulgate standards for pipeline electronic bulletin boards and electronic data exchange, (iv) a generic inquiry into the pricing of interstate pipeline capacity, (v) efforts to refine FERC's regulations controlling the operation of the secondary market for released interstate natural gas pipeline capacity, and
(vi) a policy statement regarding market-based rates and other non-cost-based rates for interstate pipeline transmission and storage capacity. Several of these initiatives are intended to enhance competition in natural gas markets. While any resulting FERC action would affect Alliance only indirectly, the ongoing, or in some instances, preliminary evolving nature of these regulatory initiatives makes it impossible at this time to predict their ultimate impact upon Alliance's activities.


     Oil Price Controls and Transportation Rates. Sales of crude oil, condensate and gas liquids by Alliance are not currently regulated and are made at market prices. Commencing in October 1993, the FERC has modified its regulation of oil pipeline rates and services in order to comply with the Energy Policy Act of 1992. That Act mandated the FERC to streamline oil pipeline ratemaking by abandoning its old, cumbersome procedures and issue new procedures to be effective January 1, 1995. In response, the FERC issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines will be able to change their transportation rates, subject to prescribed ceiling levels. The FERC's new oil pipeline ratemaking methodology was recently affirmed by the Court. Alliance is not able at this time to predict the effects of Order Nos. 561 and 561-A, if any, on the transportation costs associated with oil production from Alliance's oil producing operations.



     Environmental Regulations. Alliance's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes environmental protection requirements that result in increased costs to the oil and gas industry in general, the business and prospects of Alliance could be adversely affected.


     The EPA and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes. Certain wastes generated by Alliance's oil and natural gas operations that are currently exempt from treatment as "hazardous wastes" may in the future be designated as "hazardous wastes," and therefore be subject to more rigorous and costly operating and disposal requirements.

     Alliance currently owns or leases numerous properties that for many years have been used for the exploration and production of oil and gas. Most of these properties have been operated by prior owners, operators and third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under Alliance's control. These properties and the wastes disposed thereon may be subject to Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), Federal Resource Conservation and Recovery Act and analogous state laws. Under such laws, Alliance could be required to remove or rededicate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.


     Alliance's operations may be subject to the Clean Air Act ("CAA") and comparable state and local requirements. Certain provisions of CAA may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the operations of Alliance. The EPA and states have been developing regulations to implement these requirements. Alliance may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues. However, Alliance does not believe its operations will be materially adversely affected by any such requirements.


     Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as Alliance, to prepare and implement spill prevention, control, countermeasure and response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990 ("OPA") contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. The OPA subjects owners of facilities to strict joint and several liability for all containment and cleanup costs and certain other damages arising from a spill, including but not limited to, the costs of responding to a release of oil to surface waters. Regulations are currently being developed under the OPA and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on Alliance.


     Alliance also is subject to a variety of federal, state and local permitting and registration requirements relating to protection of the environment. Management believes that Alliance is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on Alliance.

            SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ALLIANCE


   The selected historical financial information presented in the table below for and at the end of each of the years ended April 30, 1992, 1993, 1994, 1995 and 1996 is derived from the audited consolidated financial statements of Alliance. The audited financial statements of Alliance for the year ended April 30, 1996 are included in this Proxy Statement. The selected historical financial information for the years ended April 30, 1992, and 1993 presented in the table below are derived from audited financial statements of Alliance that are not included in this Proxy Statement. The selected historical financial information for the periods ended October 31, 1996 and 1995 is derived from the unaudited interim statement included with this Proxy Statement. The selected financial information presented below should be read in conjunction with Alliance's consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this Proxy Statement.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES


                           SELECTED FINANCIAL DATA(1)


                                                 AS OF AND FOR THE
                                                  SIX MONTHS ENDED
                                                     OCTOBER 31                AS OF AND FOR THE YEAR ENDED APRIL 30,
                                              -------------------------  ------------------------------------------------------
                                                  1996         1995         1996       1995(2)      1994       1993      1992
                                              -----------   ----------  ----------  ----------   ---------  --------- ---------
                                                                      (in thousands except per share data)
SELECTED INCOME STATEMENT DATA
Amounts in accordance with UK GAAP
   Total revenues............................... 1,998        1,551        3,686       1,483          837        631     972
   Depletion, depreciation and amortization.....   820        1,175        1,668      14,944          128        278     347
   (Loss) from continuing operations
     before and after income taxes..............  (987)      (2,388)      (3,593)    (18,213)      (1,177)    (1,627)   (818)

Approximate amounts in accordance with US GAAP

   Net (loss)...................................  (679)      (2,118)      (3,428)    (21,641)
   (Loss) per Existing Alliance Share (cents)...  (0.2)        (0.7)        (1.1)      (15.4)
SELECTED BALANCE SHEET INFORMATION
Amounts in accordance with UK GAAP
   Working capital (deficiency)................. 2,523                       536      (8,215)      (1,478)    (2,022) (2,364)
   Net Property, Plant and Equipment............ 4,368                     7,311       8,047       14,484     10,594  10,064
   Long-term debt, net of current liabilities...    88                        92       1,240          925      1,203       -
   Total assets................................. 8,794                     9,845       9,335       16,334     11,132  10,358
   Total Liabilities............................ 1,991                     2,090      10,773        4,045      5,068   2,667
   Shareholders' equity......................... 6,803                     7,755      (1,438)      12,289      6,064   7,691
Approximate amounts in accordance with US GAAP
   Total Assets................................. 6,816                     7,582       6,907
Long term debt, net of current liabilities......    88                        92       1,240


_________________________________

(1) All figures are denominated in U.S. currency.


(2) The 1995 figures have been restated, as explained in Alliance's Consolidated Financial Statements.

                              UNAUDITED PRO FORMA
                        FINANCIAL STATEMENTS OF ALLIANCE


   The following unaudited condensed pro forma combined balance sheet and unaudited condensed pro forma combined statement of income for Alliance (collectively, the "unaudited pro forma financial statements") have been prepared to illustrate the estimated effect of the proposed combination of Alliance and LaTex pursuant to the Merger and are based upon the assumptions set forth below and in the notes to such statements. The respective historical consolidated financial statements of Alliance and LaTex are included elsewhere in this Proxy Statement.

   The merger will be treated as a purchase and, as a result of the LaTex shareholders owning approximately 72% of the combined company prior to issuance of New Alliance Shares and Bank Warrants to the Bank, LaTex will be treated as having acquired Alliance. Accordingly, in the unaudited pro forma financial statements, it is the assets and liabilities of Alliance that are recorded at fair value while the assets of LaTex are recorded at historical cost.

   The unaudited pro forma financial statements include the unaudited condensed pro forma combined balance sheet at October 31, 1996, giving effect to the Merger and the purchase of the Bank of America Overriding Royalty Interest as if these were consummated on that date. Also presented is the unaudited condensed pro forma combined statement of income for the year ended April 30, 1996 and the unaudited condensed pro forma combined statement of income for the six months ended October 31, 1996 after giving effect to the Merger and the purchase of the Bank of America Overriding Royalty Interest as if these were consummated on May 1, 1995.

   The unaudited pro forma financial statements are prepared in accordance with US GAAP. The financial statements of Alliance have been prepared in accordance with UK GAAP and the financial statements of LaTex have been prepared in accordance with US GAAP. Included are relevant adjustments to the Alliance financial statements to state these in accordance with US GAAP.

   The unaudited pro forma financial statements and accompanying notes, which are an integral part of such statements, should be read in conjunction with the respective historical financial statements, including the notes thereto, and other financial information of Alliance and LaTex included elsewhere in this Proxy Statement. The unaudited pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the financial position or results of operations of Alliance and LaTex would actually have been if the Merger had in fact occurred on the dates indicated or to project the financial position or results of operations for any future date or period.

                   CONDENSED PRO FORMA COMBINED BALANCE SHEET
                             AS OF OCTOBER 31, 1996
                                  (UNAUDITED)


                                                                  ALLIANCE
                                                      LATEX          UK           US GAAP       ALLIANCE US
                                                   HISTORICAL       GAAP        ADJUSTMENTS         GAAP
                                                   -----------    --------      -----------     -----------
                                                       $000         $000           $000             $000
Assets:
Current assets:
Cash and cash equivalents                                  20        2,515                 -          2,515
Receivables:
   Trade                                                3,209          673                 -            673
   Other                                                  513          554       (a)    (295)           259
Prepaid expenses                                            -          684                 -            684
Inventory                                                 175            -                 -              -
Other current assets                                       22            -                 -              -
Assets held for sale                                      165            -                 -              -
                                                      -------      -------       -----------      ---------
Total current assets                                    4,104        4,426              (295)         4,131
                                                      -------      -------       -----------      ---------

Net property, plant and equipment                      29,549        4,368       (b)  (1,683)         2,685
Other assets:
Notes receivable, net of current portion                  630            -                 -              -
Deposits and other assets                                 124            -                 -              -
Accounts and notes receivable - related parties             2            -                 -              -
Intangible assets net of amortization                   1,408            -                 -              -
                                                      -------      -------       -----------      ---------
Total assets                                           35,817        8,794            (1,978)         6,816
                                                      =======      =======       ===========      =========
Liabilities and stockholders' equity
Current liabilities:
Bank loans and overdrafts                                   -           10                 -             10
Trade accounts payable                                  9,991        1,043                 -          1,043
Accrued expenses                                          593          383                 -            383
Current portion of long term debt                      21,127            6                 -              6
Other                                                     434          461                 -            461
                                                      -------      -------       -----------      ---------
Total current liabilities                              32,145        1,903                 -          1,903
Long-term debt, excluding current installments              -           88                 -             88
Other liabilities                                         615            -                 -              -
                                                      -------      -------       -----------      ---------
Total liabilities                                      32,760        1,991                 -          1,991
                                                      -------      -------       -----------      ---------
Stockholders' equity:
Ordinary shares, (Pounds)0.01 par value; issued             -        5,105                 -          5,105
 324,152,633 (Alliance)
Common stock, $0.01 par value (LaTex)                     208            -                 -              -
Ordinary shares, (Pounds)0.40 par value issued
 29,735,711 shares issued                                   -            -                 -              -


Series A convertible preferred stock                        4            -                 -              -
Series B convertible preferred stock                        5            -                 -              -
Additional paid in capital                             19,032            -                 -              -

Treasury stock                                           (489)           -                 -              -
Share premium                                               -       20,157                 -         20,157
Merger reserve                                              -          401                 -            401
Accumulated deficit                                   (15,703)     (18,860)      (a)    (295)      (20,838)
                                                                                 (b)  (1,683)
                                                      -------      -------       -----------      ---------
Total stockholders' equity                              3,057        6,803            (1,978)         4,825
                                                      -------      -------       -----------      ---------
Total liabilities and stockholders' equity             35,817        8,794            (1,978)         6,816
                                                      =======      =======       ===========      =========

                                                      PRO FORMA          PRO
                                                     ADJUSTMENTS        FORMA
                                                     -----------      ---------
                                                         $000           $000
Assets:
Current assets:
Cash and cash equivalents                                        -       2,535
Receivables:
   Trade                                                         -       3,882
   Other                                                         -         772
Prepaid expenses                                                 -         684
Inventory                                                        -         175
Other current assets                                             -          22
Assets held for sale                                                       165
                                                       -----------    --------
Total current assets                                             -       8,235
                                                       -----------    --------

Net property, plant and equipment                      (c)   6,228      42,262
                                                       (h)   3,800
Other assets:
Notes receivable, net of current portion                         -         630
Deposits and other assets                                        -         124
Accounts and notes receivable - related parties                  -           2
Intangible assets net of amortization                            -       1,408
                                                       -----------    --------
Total assets                                                10,028      52,661
                                                       ===========    ========
Liabilities and stockholders' equity
Current liabilities:
Bank loans and overdrafts                                        -          10
Trade accounts payable                                           -      11,034
Accrued expenses                                       (d)   2,500       3,476
Current portion of long term debt                                -      21,133
Other                                                            -         895
                                                       -----------    --------
Total current liabilities                                    2,500      36,548
Long-term debt, excluding current installments                   -          88
Other liabilities                                                -         615
                                                       -----------    --------
Total liabilities                                            2,500      37,251
                                                       -----------    --------
Stockholders' equity:
Ordinary shares, (Pounds)0.01 par value; issued
 324,152,633 (Alliance)                                (e)  (5,105)          -
Common stock, $0.01 par value (LaTex)                  (f)    (208)          -
Ordinary shares, (Pounds)0.40 par value issued
 29,735,711 shares issued                              (e)   5,105      20,989
                                                       (f)  14,299
                                                       (h)   1,585
Series A convertible preferred stock                   (f)      (4)          -
Series B convertible preferred stock                   (f)      (5)          -
Additional paid in capital                             (c)   6,228      10,124
                                                       (d)  (2,500)
                                                       (e)    (280)
                                                       (f) (14,571)
                                                       (h)   2,215
Treasury stock                                         (f)     489           -
Share premium                                          (e) (20,157)          -
Merger reserve                                         (c)    (401)          -
Accumulated deficit                                    (e)  20,838     (15,703)
                                                       -----------    --------
Total stockholders' equity                                   7,528      15,410
                                                       -----------    --------
Total liabilities and stockholders' equity                  10,028      52,661
                                                       ===========     =======

                CONDENSED PRO FORMA COMBINED STATEMENT OF INCOME

                           YEAR ENDED APRIL 30, 1996
                                  (UNAUDITED)


                                                     ALLIANCE
                                                        UK
                                       LATEX           GAAP                            ALLIANCE US
                                    HISTORICAL         YEAR                                GAAP
                                    YEAR ENDED         ENDED              US            YEAR ENDED
                                     JULY 31,        APRIL 30,           GAAP           APRIL 30,       PRO FORMA          PRO
                                      1996(f)          1996          ADJUSTMENTS           1996        ADJUSTMENTS        FORMA
                                   -------------  ---------------  ----------------  ---------------   -------------    ----------
                                       $000            $000              $000              $000            $000            $000
Revenues:
Oil and natural gas sales and
 other operating revenues              13,531              3,686                 -             3,686        (f)   587        17,804
                                      -------            -------             -----           -------           ------   -----------


Costs and expenses:
Exceptional amounts written off
 oil and gas interests                      -                  -                 -                 -                -             -


Exceptional costs arising from
 irregularities                             -               (589)  (a)       (272)              (861)               -          (861)
Direct operating expenses              (6,608)            (2,262)                -            (2,262)               -        (8,870)
Dry hole costs and abandonments        (3,586)                 -                 -                 -                -        (3,586)
Selling, general and
 administrative expenses               (3,027)            (2,629)                -            (2,629)               -        (5,656)
Depreciation, depletion and
 amortization                          (4,706)            (1,668)  (b)         437            (1,231)       (c)(1,113)       (7,637)
                                                                                                            (f)  (587)
                                      -------            -------           -------           -------           -------  -----------

Operating (loss)                       (4,396)            (3,462)              165            (3,297)          (1,113)       (8,806)

Other income and deductions
Interest (net)                         (2,205)               229                 -               229                -        (1,976)
Profit on sale of fixed assets          2,366                  -                 -                 -                -         2,366
Equity losses and asset
 write-offs of joint
   ventures and affiliates             (4,185)              (201)                -              (201)               -        (4,386)
Foreign exchange losses                     -               (159)                -              (159)               -          (159)
                                      -------            -------            ------           -------           ------   -----------
Net (loss) from continuing
 operations                            (8,420)            (3,593)              165            (3,428)          (1,113)      (12,961)
                                      =======            =======            ======           =======           ======   ===========


Loss per share from continuing
 operations (cents)                                 (d)    (45.3)                      (d)     (43.2)                         (44.1)


Weighted average number of shares
 outstanding                                        (d)7,929,391                       (d) 7,929,391                     29,378,178
                                                    ============                       =============                     ==========

                CONDENSED PRO FORMA COMBINED STATEMENT OF INCOME
                       SIX MONTHS ENDED OCTOBER 31, 1996
                                  (UNAUDITED)


                                                     ALLIANCE         US        ALLIANCE
                                         LATEX          UK           GAAP          US         PRO FORMA        PRO
                                      HISTORICAL       GAAP       ADJUSTMENTS     GAAP       ADJUSTMENTS      FORMA
                                      -----------  -------------  -----------  -----------  -------------  ------------
                                             $000           $000         $000         $000           $000          $000
Revenues:
Oil and natural gas sales and
 other operating revenues                   4,690          1,998            -        1,998  (f)       274         6,962
                                      -----------  -------------  -----------  -----------  -------------  ------------

Costs and expenses:
Exceptional amounts written off
 oil and gas interests                     (1,548)             -            -            -              -        (1,548)

Exceptional costs arising from
 irregularities                                 -           (120)           -         (120)             -          (120)

Direct operating expenses                  (2,697)          (816)           -         (816)             -        (3,513)
Dry hole costs and abandonments            (3,608)             -            -            -              -        (3,608)
Selling, general and
 administrative expenses                   (2,711)        (1,315)           -       (1,315)             -        (4,026)
Depreciation, depletion and
 amortization                              (1,871)          (821) (b)     308         (513) (c)      (596)       (3,254)
                                                                                            (f)      (274)
                                      -----------  -------------  -----------  -----------  -------------  ------------


Operating (loss)                           (7,745)        (1,074)         308         (766)          (596)       (9,107)

Other income and deductions
Interest (net)                             (1,512)             31           -           31              -        (1,481)
Profit on sale of fixed assets                614              -            -            -  (e)      (542)           72
Equity losses and asset write-offs
 of joint ventures and affiliates          (4,096)             -            -            -              -        (4,096)
Foreign exchange gains                          -             56            -           56              -            56
                                      -----------  -------------  -----------  -----------  -------------  ------------

Net (loss) from continuing
 operations                              (12,739)          (987)          308         (679)        (1,138)      (14,556)
                                      ===========  =============  ===========  ===========  =============  ============
Loss per share from continuing
 operations (cents)                                (d)    (12.2)              (d)     (8.4)                       (49.3)

Weighted average number of
 shares outstanding                                (d) 8,103,816              (d)8,103,816                   29,552,603
                                                   =============               ===========                 ============

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma financial statements include the following adjustments:

CONDENSED PRO FORMA COMBINED BALANCE SHEET

Alliance US GAAP adjustments:

(a) To eliminate from 'other receivables' an amount recognized as a receivable, under UK GAAP, relating to the right to receive the proceeds of the sale of Alliance shares resulting from the settlement with Mr. O'Brien. Under US GAAP, such proceeds are recognized only on receipt.


(b) To adjust the oil and gas properties as at October 31, 1996 to reflect the cumulative effect of the ceiling test write down made in the year ended April 30, 1995 under US GAAP. Under US GAAP ceiling tests are computed at current prices discounted to present value at 10%; under UK GAAP, a ceiling test is based on the company's best estimate of the future cash flows from the underlying properties.


Pro forma adjustments:


(c) To record the Alliance oil and gas properties at their fair values under US GAAP.


    The purchase price has been derived from Alliance's market capitalization at the date of the announcement of the merger based on a price of 2 pence per share and 324,152,633 shares in issue. This has been converted to U.S. dollars at a rate of US$1.5511:(Pounds)1. The costs of the acquisition have also been included to arrive at a total consideration of $11,053,000 which has been allocated as follows:


                                                        $000
          Fixed assets                                  8,913
          Cash                                          2,515
          Other net current assets and liabilities       (281)
          Debt                                            (94)
                                                      -------
                                                       11,053
                                                      =======


(d) To record an accrual for the expenses of the merger and the share issue.


(e) To eliminate the existing capital and reserves of Alliance (other than the par value of the Ordinary shares) from the condensed pro forma combined balance sheet.


(f) To record the par value of the New Alliance shares to be issued as a consequence of the Merger and their exchange for the whole of the issued share capital of LaTex. This represents 21,448,787 shares of 40p each at an exchange rate of $1.6667:(Pounds)1.

(g) To record the revised maturity of LaTex's bank borrowing following the re-negotiation referred to under "Alliance-Financing" in this Proxy Statement.

(h) To record the issue of 2,377,301 shares of 40p each and 1,188,650 warrants to acquire shares at an option price of (Pound) 1.00 per share to Bank of America in exchange for the Overriding Royalty Interest.


CONDENSED PRO FORMA COMBINED STATEMENTS OF INCOME

Alliance US GAAP adjustments:

(a) To eliminate income recognized under UK GAAP, relating to the right to receive proceeds from the sale of Alliance shares resulting from the settlement with Mr. O'Brien. Under US GAAP, such proceeds are recognized only on receipt.

(b) To adjust the depreciation, depletion and amortization charge to reflect the ceiling test write down adjustment made in the condensed pro forma combined balance sheet described above.

Pro forma adjustments:


(c) To adjust the depreciation, depletion and amortization charge to reflect the adjustments made to Alliance's oil and gas properties restated at their fair value under US GAAP using LaTex accounting policies. LaTex uses the successful efforts method of accounting for oil and gas properties whereas Alliance uses the full cost method.


(d) The weighted average number of shares outstanding and the loss per share have been calculated after giving retroactive effect to the proposed 40:1 reverse stock split.


(e) To reflect the sale of oil and gas properties by Alliance under LaTex's accounting policies. Alliance uses the full cost method under which (generally) the proceeds of the sale of oil and gas properties reduces the carrying value of the full cost pool. Under the successful efforts method used by LaTex the profit or loss on disposal of each property is recognized in the income statement at the time of sale.


(f) To reflect the acquisition of the Overriding Royalty Interest.

Other


(f) The LaTex historical amounts for the three months ended July 31, 1996 are included in the LaTex historical amounts for both the year ended July 31, 1996 and the six months ended October 31, 1996 shown in the Condensed Pro Forma Combined Statements of Income.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALLIANCE

GENERAL


   The information in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" refers to the Consolidated Financial Statements of Alliance included in this Prospectus which are prepared in accordance with UK GAAP. UK GAAP differs in certain significant respects from US GAAP. A discussion of the principal differences is set out in Note 29 to Alliance's Consolidated Financial Statements. The Consolidated Financial Statements contain a reconciliation of loss after tax (net loss) and shareholders' equity to US GAAP.


   Alliance's operating results are affected by a variety of factors, the most significant of which is crude oil and natural gas prices. Lower product prices have a negative effect on the operating income and cash flow of Alliance. For a summary of other factors which may affect Alliance's operating results and financial condition, see "Risk Factors." Although Alliance is organized in the United Kingdom, all of its operations are located in the United States and its financial statements are presented in U.S. dollars. Therefore, fluctuations in the exchange rate of the pound sterling to the U.S. dollar do not significantly impact the revenues and net income of Alliance.


SIX MONTHS ENDED OCTOBER 31, 1996 COMPARED WITH SIX MONTHS ENDED OCTOBER 31,
1995

Operating Results


Production.  Despite the sale of certain non-core, predominantly gas producing
----------
properties, Alliance's production in the six months to October 31, 1996 amounted to 93,000 boe, only marginally lower than production for the comparable six months last year of 98,000 boe. This reflects the increase in oil volumes in the current period, which is largely the result of improved production from the successful workover program on the Valentine field and the successful well drilled on the South Elton field.


All Alliance production came from the US. Natural gas represented approximately 15% of total production in the six months to October 31, 1996 compared with 52% in the equivalent six months in 1995.


Sales.  Total sales increased 29% from $1.551 million in the six months to
-----
October 31, 1995 to $1.998 million in the six months to October 31, 1996, reflecting the firmer prices together with the increase in oil production and decrease in gas production.

Louisiana South Sweet crude fluctuated between $17.50 per barrel and $24.25 per barrel during the current six months. Alliance's average crude oil price realized for the six months to October 31, 1996 was $21.39 per barrel compared with $16.81 per barrel in the equivalent period in 1995.

The realized average natural gas price increased from $1.46 per thousand cubic feet in 1995 to $2.41 per thousand cubic feet in 1996.


Costs and expenses. The operating costs for the six months to October 31, 1996
------------------
were $0.817 million, against $1.089 million in the equivalent period in 1995, a decrease of 25%. This decrease resulted from a combination of increased efficiencies in field operations, which included the replacement of direct staff with contract gaugers, slightly lower production and a reclassification of workover rig and field equipment income as a reduction in operating costs (rather than as additional income).

Depletion on oil and gas interests which is calculated on a unit of production
(boe) basis, amounted to $0.785 million, reflecting the upward revision of reserves at April 1996 together with slightly lower production volumes. The depletion charge for the comparable period last year amounted to $1.150 million.

The exceptional costs arising from irregularities in the six months to October 31, 1995 of $0.499 million, relate primarily to professional fees incurred in connection with the investigations into the involvement of Mr. O'Brien in the affairs of Alliance. The exceptional costs arising from irregularities in 1996 of $0.120 million relate to additional professional fees incurred in connection with the aforementioned investigations.

The general and administrative expenses incurred in the six months to October 31, 1996 amounted to $1.351 million compared with $1.433 million in the equivalent period last year. The six months to October 31, 1995 included a number of non-recurring items which were incidental to the investigation into the activities of Mr. O'Brien.


Loss before and after tax (Net loss).  The loss before and after tax was $0.987
------------------------------------
million for the current six months compared with a loss of $2.388 million in 1995. The improvement stemmed from the increase in revenues resulting from the firmer oil prices in the current period, lower operating costs arising from improved efficiencies and a significant decrease in exceptional costs.

Net interest income decreased from net interest payable of $0.232 million in the six months to October 31, 1995 to net interest receivable of $0.87 million in the current six months. The decrease reflects the lower average cash balances held this year. Interest as at October 1995 reflected the cash balances following the open offer and share placing in May 1995.


Loss per Ordinary Share for the six months to October 31, 1996 was (0.3) cents compared with the loss per Ordinary Share for the six months to October 31, 1995 of (0.8) cents.

1996 COMPARED WITH 1995

   Operating Results

   Production.  In the year ended April 30, 1996, Alliance's production amounted
   ----------
to 225,000 barrels of oil equivalent ("boe"). The increase of 158% in Alliance's production over 87,000 boe in the year April 30, 1995 was principally due to the inclusion of a full year's contribution from Source Petroleum Inc. (which was acquired by Alliance on January 25, 1995) and a full year's contribution from the producing assets acquired by Alliance from North American Gas Investment Trust PLC (NAGIT) on April 10, 1995. Production was also enhanced by the successful drilling during the year ended April 30, 1996 of a well on the South Elton field.

   All Alliance production came from the U.S. Natural gas represented approximately 45% of total production in both 1996 and 1995.


   Sales.  Louisiana, South Sweet crude oil prices fluctuated between $15.00 per
   -----
barrel and over $23.25 per barrel during the year ended April 30, 1996. Alliance's average crude oil price realized in 1996 was $18.36 per barrel compared with $16.53 per barrel in 1995. Total sales increased by 148% from $1.483 million in 1995 to $3.686 million in 1996, reflecting the significant increase in production.

   In 1996 and 1995, all crude oil was sold under contracts with terms of up to six months.

   The average realized natural gas price increased from $1.65 per mcf in 1995 to $1.73 per mcf in 1996.

   Costs and expenses.  1996 operating costs were $2.318 million, compared to
   ------------------
$0.996 million in 1995, an increase of 133%. This increase reflects the higher production volumes resulting from a full year's contribution from Source Petroleum Inc. and the NAGIT assets. On a per barrel basis, lease operating costs decreased, largely due to reductions in fixed costs, mainly field labor.

   Depreciation, which is calculated on a unit of production (boe) basis, amounted to $1.612 million, reflecting the higher production volumes. In the previous year, depletion was included as part of the exceptional write down of oil and gas interests totaling $14.881 million.

   Exceptional costs arising from irregularities in 1996 were $0.589 million, which relate primarily to professional fees incurred in connection with the investigations into the involvement of Mr. O'Brien in the affairs of Alliance, and are net of the estimated proceeds resulting from the settlement with Mr. O'Brien. The exceptional costs arising from irregularities in 1995 of $1.787 million reflect the financial loss resulting from a number of transactions involving Mr. O'Brien or parties now known to have been connected with him.

   The general and administrative expenses incurred in 1996 of $2.629 million (1995 - $1.637 million) include a number of non-recurring items which were incidental to the investigation into the activities of Mr. O'Brien.

   Loss before and after tax (Net loss).  The loss before and after tax was
   ------------------------------------
$3.593 million in 1996 compared with a loss of $18.213 million in 1995. The 1995 loss included the exceptional write-down of $14.881 million of oil and gas assets to the carrying value of Alliance's estimated proved oil and gas reserves together with the exceptional charge of $1.787 million relating to the loss arising from transactions with certain companies related to Mr. O'Brien.

   Net interest income increased from net interest payable of $0.114 million in 1995 to net interest receivable of $0.070 million in 1996. The increase in interest receivable from $0.049 million in 1995 to $0.257 million in 1996 arose as the result of higher cash balances following the receipt of $11.7 million from the placing and open offer in May 1995. This also enabled Alliance to substantially reduce its debt and hence reduce bank interest payable from $0.163 million in 1995 to $0.028 million in 1996.

   Exceptional amounts written off investments in 1996 of $0.201 represent additional charges made to the profit and loss account in respect of costs incurred in relation to investments written off in the year to 30 April 1995 of $0.464 million.

   Loss per Existing Alliance Share in 1996 was (0.8)p [($0.01)] compared with the loss per Existing Alliance Share in 1995 of (8.1)p [$0.13].

1995 COMPARED WITH 1994

   Operating Results.


   Production.  In the year ended April 30, 1995, Alliance's production amounted
   ----------
to 87,000 boe. The increase of 102% in Alliance production over 43,000 boe in the year ended April 30, 1994 was principally due to the inclusion of six months' contribution from Source Petroleum Inc. (which was acquired by Alliance on January 25, 1995 with an effective date of November 1, 1994) and four months' contribution from the producing assets acquired by Alliance from North American Gas Investment Trust PLC (NAGIT) on April 10, 1995 (effective January 1,
1995).

   All Alliance production came from the US. Natural gas represented approximately 45% of total production in 1995 against 35% in 1994.

   Sales.  Total sales increased by 79% from $0.837 million in 1994 to $1.483
   -----
million in 1995, reflecting the significant increase in production. South Louisiana Sweet crude fluctuated between $15.00 per barrel and over $19.00 per barrel during the year to April 1995. Alliance's average crude oil price realized in 1995 was $16.53 per barrel compared with $16.55 per barrel in 1994.

   In 1995 and 1994, all crude oil was sold under contracts with terms of up to six months.

   The average realized natural gas price decreased from $2.59 per mcf in 1994 to $1.65 per thousand cubic feet in 1995.

   Costs and expenses.  1995 operating costs were $0.996 million compared with
   ------------------
$0.521 million in 1994, an increase of 79%. This increase principally reflects the higher production volumes resulting from a half year's contribution from Source Petroleum Inc. and four months from the NAGIT assets. On a per barrel basis however, lease operating costs actually decreased, largely due to reductions in fixed costs, mainly field labor.

   Depletion was included as part of the exceptional write down of oil and gas interests totaling $14.881 million. The depletion charge for 1994 was $0.125 million.

   The exceptional costs arising from irregularities in 1995 of $1.787 million reflect the financial loss resulting from a number of transactions involving Mr. O'Brien or parties now known to have been connected with him. No such exceptional costs were reported in 1994.

   The general and administrative expenses incurred in 1995 of $1.637 million (1994 - $1.312 million) reflect the increased overheads attributable to the enlarged group following the acquisition of Source Petroleum Inc.

   Profit before and after tax (Net loss).  The loss before and after tax was
   --------------------------------------
$18.213 million in 1995 compared with a loss of $1.177 million in 1994. The 1995 loss included the exceptional write-down of $14.881 million of oil and gas assets to the carrying value of Alliance's estimated proved oil and gas reserves together with the exceptional charge of $1.787 million relating to loss arising from transactions with certain companies related to Mr. O'Brien.

   Net interest payable increased from $0.056 million in 1994 to $0.114 million in 1995, largely reflecting the increase in debt at April 1995.

   Exceptional amounts written off investments in 1995 of $0.464 represent charges made to the profit and loss account in respect of costs incurred in relation to investments written off in the year to 30 April 1995. No such charges were incurred in 1994.

   Loss per Existing Alliance Share in 1995 was (8.1)p [($0.13)] compared with the loss per Existing Alliance Share in 1994 of (0.01)p [($0.02)].

LIQUIDITY AND CAPITAL RESOURCES

   In the six months to October 31, 1996 cash outflow from operating activities was $0.529 million compared with an outflow for the comparable period in 1995 of $4.776 million. In the six months to October 31, 1995 a portion of the proceeds to the placing and open offer was used to reduce operating creditors by almost $2.3 million.

   In 1996 cash outflow from operating activities was $5.399 million compared with an inflow in 1995 of $1.987 million. In 1996 a portion of the proceeds from the placing and open offer was used to reduce operating creditors by almost $3.5 million. By comparison, in the year ended April 1995, operating creditors had increased by $4.7 million.

   Cash outflow in the six months to October 31, 1995 and in the year to April 30, 1996 also increased due to high professional fees incurred in connection with the investigation into the affairs of Mr. O'Brien and overall, general and administrative expenses increased due to a number of non-recurring items which were incidental to the O'Brien investigation. The net outflow on investing activities was $2.512 million in 1996 compared with $4.045 million in 1995.

   Capital expenditures in the six months to October 31, 1996 were $0.114 million compared with $1.509 million in the comparable period in 1995 reflecting the low level of both drilling activity and acquisitions in the current period.

   Capital expenditures in 1996 were $1.672 million compared with $8.533 million in 1995 (1994 - $4.006 million). Of the $8.533 million, $2.264 million related to the acquisition of Source Petroleum Inc. and $3.080 million related to the purchase of a portfolio of producing properties located in the US from NAGIT. In addition, the Valentine well was drilled and costs associated with the Valentine well were capitalized amounting to $1.838 million. Following the completion of the investigation into the affairs of Mr. O'Brien, $1.685 million of the $1.838 million was identified as a loss arising from transactions with certain companies related to Mr. O'Brien and accordingly reclassified. The capital expenditure in 1996 included the drilling of three wells, one of which, in part of the South Elton field, was successful and contributed significantly to the uplift in reserves.

   At April 1995, Alliance had capital commitments amounting to $5.300 million (1994 - $6.037 million). At April 1996, Alliance had no capital commitments.

   At April 1995, Alliance had total borrowings of $3.962 million (1994 - $1.692 million) and after deduction of cash, net borrowings of $3.898 million (1994 - $1.404 million). In May 1995, Alliance raised $11.700 million (net) by way of a placing and open offer and at April 1996 Alliance had reduced its debt to $0.134 million giving a net cash position of $1.043 million. In the six months to October 31, 1996, Alliance raised net proceeds of $2.227 million from the disposal of various non-operated predominantly gas producing properties. At October 31, 1996 Alliance had debt of $0.104 million giving a net cash position of $2.411 million.

   Alliance currently plans to increase capital expenditures to approximately $2.7 million in fiscal 1997 principally for remedial and developmental capital expenditures for the combined company's assets in Alabama, Mississippi and Louisiana. Management believes that, after debt service, it will have sufficient cash provided by operating activities, availability under the Alliance Credit Agreement, and asset sales to fund planned capital expenditures in 1997. Cash from operating activities is anticipated to provide sufficient funds to meet debt service requirements under the Alliance Credit Agreement.
See "Alliance--Financing." In addition, based on its knowledge of the market for oil and gas properties and its recent property sales, Alliance believes that it will be able to sell certain non-strategic properties for up to $4.8 million during calendar 1997. Alliance intends to use the proceeds of these sales to reinvest in the purchase and development of non-producing properties and to reduce negative working capital. Similarly, based on anticipated revenues from the proved developed oil and gas properties of the combined company as reflected in the reserve reports for Alliance and LaTex, management of Alliance believes that cash generated from operating activities will provide sufficient funds to meet debt service requirements and fund planned capital expenditures through at least April 30, 1999. Substantially all of Alliance's capital expenditures are discretionary until shortly before being made and, therefore, permit flexibility in planning. There can be no assurance, however, that the cash will be available as anticipated or that the capital expenditures will be successfully made. Alliance has also agreed in principal with the Bank to acquire from the Bank an overriding royalty interest (the "ORRI") held by the Bank in certain oil and gas properties in which LaTex has as ownership interest.

   Impact of Inflation and Changing Prices. The business of Alliance is not seasonal but is sensitive to crude oil and natural gas pricing, margins between crude oil and refined products, and chemical margins. Inflation impacts Alliance by increasing costs of labor and suppliers, and increasing costs of acquiring and replacing property, plant and equipment. The replacement cost of property, plant and equipment is generally greater than the historical cost as a result of inflation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF ALLIANCE

   The following table sets forth the name, age, position with Alliance and principal occupations of each of the present and proposed directors and executive officers of Alliance.



            NAME               AGE   POSITION WITH ALLIANCE AND PRINCIPAL OCCUPATION
-----------------------------  ---  -------------------------------------------------
D. Patrick Maley                52  Chairman

John A. ("Jak") Keenan          42  Managing Director, Chief Executive Officer

H. Brian K. Williams            42  Director, Chief Financial Officer

Paul R. Fenemore                41  Director, Operations and Business Development

M. Philip Douglas               57  Director (Chairman of the Remuneration Committee)

William J. A. Kennedy           57  Director (Chairman of the Audit Committee)

Stanley J. Robinson             48  Director

Christopher R. L. Samuelson     50  Director

John R. Martinson               61  Proposed Director

Jeffrey T. Wilson               43  Proposed Director



   D. Patrick Maley is the non-executive Chairman of Alliance and has over 25 years experience in the oil and gas industry. He has held a variety of positions with Mobil and Transworld Oil in London, New York and the Middle East. For the past four years he has been a principal of a consulting firm specializing in petroleum industry asset evaluation and business development. Mr. Maley is a U.S. citizen resident in the United Kingdom.


   John A. ("Jak") Keenan is an experienced executive in the U.S. and international oil industry. From 1986 until 1992, Mr. Keenan was First Vice President of Corporate Development for Great Western Resources Inc., an independent oil and gas exploration and production company listed on the London Stock Exchange. In that role he oversaw corporate acquisitions and divestitures and also was the senior legal officer for the company. In 1990, Mr. Keenan assumed the additional role of Chief Operating Officer for Great Western and in that role was responsible for day to day administration of the company's affairs. In 1992, Mr. Keenan was elected a director of Great Western and appointed President of its Oil & Gas Division. In that capacity he oversaw the day to day operations of the division which included both domestic operations as well as international operations in Peru. He resigned his position at Great Western in August, 1995 and accepted a position with the law firm of Jenkens & Gilchrist in Houston, Texas where he specialized in oil and gas transactions.
He left Jenkens & Gilchrist in February, 1996 to assume a role overseeing Alliance's U.S. operations. He was elected a director of Alliance in April, 1996 and appointed Managing Director in May, 1996. Mr. Keenan is a U.S. citizen.


   H. Brian K. Williams joined the Board as Finance Director in June 1996. He is a chartered accountant and formerly the Finance Director of Pict Petroleum PLC and previously with Hamilton Brothers and British National Oil Corporation.

   Paul R. Fenemore was appointed to the Board of Alliance in May 1996 as Operations and Business Development Director. He has previously served in a variety of technical and management positions in Amoco, Gulf Oil, Hamilton Brothers, Cairn Energy and Amerada Hess. Mr. Fenemore is a citizen of the United Kingdom.

   M. Philip Douglas is Chairman of the Remuneration Committee and is a former director of and head of international investment at Morgan Grenfell, where he spent 16 years. He is also a director of GT Management. Mr. Douglas is a citizen of the United Kingdom. Mr. Williams is a citizen of the United Kingdom.

   William J. A. Kennedy is Chairman of the Audit Committee. After 25 years in the investment industry, he served as a vice president of a major conglomerate, Crownx Inc. For the past five years he has operated a management consulting service and sits on the boards of three public Canadian companies. Mr. Kennedy is a citizen of the United Kingdom.

   Stanley J. Robinson was appointed to the Board as a non-executive director in April 1996. He is a Vice President for Mannai Corporation and is responsible for its activities outside of the Middle East. In recent years, his work has largely concentrated on the development of businesses in the CIS and Eastern Europe. He currently sits on a number of boards, both public and private, in executive and non-executive roles. Mr. Robinson is a citizen of the United Kingdom.

   Christopher R. L. Samuelson joined the Board as a non-executive director in April 1996. He has an extensive background in investment management and banking and currently holds the position of Group Chief Executive of Valmet, a large international trust company with whom he has been associated for the last twelve years. He also holds a wide number of directorships around the world. Mr. Samuelson is a citizen of the United Kingdom.

   John R. Martinson has been a Director of LaTex since May 4, 1995. Mr. Martinson is the principal and founder of Wood Roberts, Inc., an investment banking firm. Since April 1988 Wood Roberts has been involved primarily in the petroleum industry, with a particular focus on initiating and advising on merger transactions and arranging financing. In January 1996 Wood Roberts, Inc. and J L Ogden & Co, LLC. formed Wood Roberts, LLC. which also pursues investment banking and financial advisory activities. In 1995 Mr. Martinson was also a principal in the merchant banking firm Martinson, O'Dell & Ogden, L.L.C., specializing in corporate and project finance. From 1973 to 1988, Mr. Martinson was an independent oil operator and investor, including the founding and management of companies involved in oil and gas exploration and development, crude oil and products trading, refining and marketing, natural gas gathering and processing, and electric utility load management. Mr. Martinson is a U.S. citizen.

   Jeffrey T. Wilson has been a Director, Chairman of the Board and Chief Executive Officer of LaTex since December 1991. Mr. Wilson was a Director and Executive Vice President of Vintage Petroleum, Inc. ("Vintage") from May 1990 to July 1991. He was Vice President-Production of Vintage from January 1984 to May 1990 and Manager-Acquisitions of Vintage from May 1983 to January 1984. Mr. Wilson is a U.S. citizen.

   Directors are elected by the shareholders of Alliance and hold office until their earlier death, resignation, retirement, disqualification or removal. The directors may at any time appoint additional directors who will hold office until the next annual general meeting of Alliance, when they will be eligible for re-election. One third of the directors retire from office at each annual general meeting of Alliance but are eligible for re-election. The Board may appoint any director to the office of Chief Executive or Managing Director or other executive office upon such terms and for such period as they think fit.

     No family relationships exist among the directors or executive officers of Alliance or its subsidiaries.


     Except as indicated above, none of the directors of Alliance is a director of any other company that has a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934, or which is subject to the requirements of Section 15(b) of that Act or any company registered as an investment company under the Investment Company Act of 1940.

     Committees. The Board has established the following standing committees:
The Remuneration Committee is composed of Mr. M. P. Douglas (chair), Mr. C.R.L. Samuelson and Mr. S.J. Robinson. Its responsibilities include advising the Board on remuneration of the executive directors. During 1996 the committee met once. The Audit Committee is composed of Mr. W. J. A. Kennedy (chair), Mr. M.P. Douglas and Mr. S.J. Robinson. Its responsibilities include recommending to the shareholders the firm to be employed as Alliance's independent auditors and consulting with, and reviewing the reports of, Alliance's independent auditors and financial staff. During fiscal 1996 the committee met once.

EXECUTIVE COMPENSATION


     The aggregate compensation paid by Alliance to its directors and executive officers as a group for services in all capacities for the year ended April 30, 1996 was $573,223. During the year ended April 30, 1996, Alliance set aside or accrued $7,000 for pension, retirement or similar benefits for directors and officers. The total compensation paid for each of the three fiscal years ended April 30, 1996, to the persons who served as Managing Director and chief executive, and to each other executive officer who earned at least $100,000 in salary and bonus in fiscal 1996 (collectively, the "Named Executive Officers"), is set forth below in the following Summary Compensation Table:


                          SUMMARY COMPENSATION TABLE


                                                              Long Term
                                                             Compensation
                                        Annual Compensation    Awards

                                                              Securities     All Other
                                                              Underlying      Compen-
                               Fiscal                          Options/        sation
Name and Principal Position     Year   Salary ($)  Bonus ($)   SARs (#)         ($)
-----------------------------   ----   ---------   --------   ----------       ------
D. Patrick Maley, Acting         1996     57,311        125           --           --
 Executive Chairman (1)

John X F O'Brien, Former         1996     25,009         --    2,500,000           --
 Managing Director (2)           1995    104,611         --           --           --
                                 1994     82,138         --           --           --

Robert N. Sheard, Former         1996     77,628     30,107           --       45,018
 Managing Director (3)

Nicholas C. Gray, Former         1996    115,672         --    1,500,000       45,018
 Finance Director (4)            1995     64,372         --           --           --
                                 1994     51,477         --           --           --

_______________

(1)  Mr. Maley acted as Executive Chairman from November 29, 1995 to May 22,
     1996.
(2) Mr. O'Brien was removed from all offices with Alliance on September 6, 1995.
(3) Mr. Sheard served as Managing Director from September 6, 1995 to April 3, 1995.
(4)  Mr. Gray resigned his position with Alliance on March 6, 1996.

     The following table discloses, for each of the Named Executive Officers, options granted during the fiscal year ended April 30, 1996 and the potential realizable values for such options:

                   OPTIONS/SAR GRANTS IN LAST FISCAL YEAR(1)


                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                                      ASSUMED ANNUAL RATES OF STOCK
                                                                                           PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                                   FOR OPTION TERM (1)
                    -------------------------------------------------------          -------------------------------
                                    % OF TOTAL
                    SECURITIES    OPTIONS/SHARES
                    UNDERLYING      GRANTED TO        EXERCISE
                     OPTIONS       EMPLOYEES IN       OR BASE    EXPIRATION
NAME                GRANTED (#)   FISCAL YEAR(2)      PRICE($)      DATE               5%        10%
------------------  -----------   ---------------     --------   ----------          --------   --------
JOHN F X O'BRIEN      2,500,000         47%              .10       3/6/98            $156,190   $404,110

NICHOLAS C. GRAY      1,500,000         28%              .10       9/6/98              93,714    242,466

________________
(1) All options reflected in this table expired on the removal or resignation of the option holder during fiscal 1996.


     Director Compensation. The compensation of the non-executive directors is reviewed by the board of directors from time to time to ensure that this compensation is in line with current market practice. Under Alliance's Articles of Association, shareholders determine the maximum aggregate amount payable by way of fees to directors and this maximum amount is currently fixed at (Pounds)100,000 per year. During 1996, the following directors were paid the indicated fees for their services as directors: Mr. Douglas $30,012, Mr. Kennedy $10,504, Mr. Roberts $2,626, and Mr. Jones $2,626. In addition, Mr. Kennedy was awarded $52,764 for his executive services as chairman of the management committee from September 4, 1995.

     Management Employment Agreements. Each of Messrs. Keenan, Williams and Fenemore have entered into Executive Service Agreements with Alliance providing for his employment in his current capacity for an initial fixed term of two years beginning October 15, 1996, December 16, 1996, and September 20, 1996, respectively, and automatic extensions of the initial term for additional one year periods unless written notice of either party's intention not to extend has been given to the other party at least three months prior to the expiration of the then effective one year period of employment, provided that the executive may at any time terminate his employment by giving a minimum of three months notice. If the executive's employment terminates for any reason other than the executive's breach of the agreement, disability or malfeasance, Alliance must pay the executive an amount equal to the executive's salary for the then remaining term of the executive's employment. Upon the involuntary termination of the executive's employment without cause or voluntary termination by the executive after a change in his office location, his responsibilities or reduction in compensation following a change in control of Alliance, the executive is entitled to the payment in one lump sum of cash in an amount equal to two times the average annual salary, bonus and benefits paid to the executive for the previous two years.

     The annual salary under the agreements is $160,000 for Mr. Keenan, (Pounds)85,000 for Mr. Williams, and (Pounds)96,000 for Mr. Fenemore, plus any bonuses or other compensation determined by Alliance's Board of Directors in its discretion. The agreements also provide for the grant of stock options at an exercise price of 2p per share for 6,000,000 Existing Alliance Shares for Mr. Keenan, 2,500,000 Existing Alliance Shares for Mr. Williams, and 1,000,000 Existing Alliance Shares for Mr. Fenemore.


     Stock Option Plans.  Alliance has two stock option plans in existence.
Both plans are administered by the remuneration committee of the Board of Directors (the "Committee"). All directors are employees of Alliance and any other company of which Alliance has control, as well as consultants to any director or employee of the consultants to Alliance who does not less than 20 hours per week to his duties with Alliance are eligible to receive awards under the plans. The exercise price of options granted under the plans are determined by the Committee, but may not be less than the higher of the nominal value of the shares and the market value of the shares on the London Stock Exchange. Options may be awarded during the six weeks following the announcement of Alliance's final or interim results for any financial period and are not transferrable or assignable. No option may be granted if, as a result, the total number of shares issuable in respect of options granted within the ten years or the three years preceding the date of grant would exceed 10% or 3%, respectively, of Alliance's issued ordinary share capital on that date. No option may be granted to an eligible employee within two years before his normal retirement date and the total market value of shares subject to options granted to an individual, when taken together with the total market value of any other shares the individual has acquired or may acquire on the exercise of options granted within the previous 10 years generally may not exceed four times the individual's cash earnings from Alliance (or preceding tax year, whichever is greater). Options granted under the plans may become exercisable beginning three years after the date of the grant and must be exercised before the 10th anniversary of the date of the grant.

                         DESCRIPTION OF ALLIANCE SHARES


     The authorized capital stock of Alliance consists of 465,000,000 ordinary shares of (Pounds)0.01 each. Upon completion of the Merger, the authorized capital stock will consist of 45,000,000 New Alliance Shares of (Pounds)0.40 each, of which 29,552,603 shares will be outstanding if only the Merger is completed, or 32,320,779 shares will be outstanding if both the Merger and the acquisition of the ORRI are completed. The following sections include certain information concerning such shares, based on English law and a summary of certain provisions of the Memorandum and Articles of Association of Alliance. This information and summary do not purport to be complete and are qualified in their entirety by reference to the full Memorandum and Articles of Association, copies of which have been filed as exhibits to the Registration Statement of which this Proxy Statement forms a part. The description below reflects an amendment to the Articles of Association that is to be adopted concurrently with the completion of the Merger. LaTex shareholders should also review "The Merger
- Summary Comparison of LaTex Common Stock and New Alliance Shares."

     All of the 324,152,640 issued and outstanding Existing Alliance Shares are fully paid or credited as fully paid and not subject to calls for additional payments of any kind. The Existing Alliance Shares are, and the New Alliance Shares will be, issued in registered form.

DIVIDENDS

     Holders of Alliance Shares are entitled to receive such dividends as may be declared by the board of directors. To date there have been no dividends paid to holders of Alliance Shares.

OPTIONS


     In addition to options granted to management, see "Alliance - Management - Executive Compensation," and the warrants to be issued in the Merger, see "The Merger - Registration and Resale," by an agreement dated March 31, 1994, Alliance granted to John Duncan and Co Limited an option to subscribe for 2,000,000 Existing Alliance Shares at 7.25p per share in consideration for professional services. The option is exercisable in whole or in part at any time from January 1, 1998 up to and including December 31, 2001.

LIQUIDATION RIGHTS

     On a liquidation, the court-appointed liquidator may (with the sanction of an extraordinary resolution) divide amongst the holders of the Alliance shares the whole or any part of the assets of Alliance and may, for such purpose, set such values as he deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders.

VOTING RIGHTS


     Voting at any general meeting of shareholders is by a show of hands unless a poll is duly demanded. A poll may be demanded by (i) the chairman of the meeting, (ii) at least three shareholders entitled to vote at the meeting, (iii) any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting or (iv) any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

     On a show of hands, every shareholder who (being an individual) is present in person (or being a corporation) is present by a duly authorized representative at a shareholders meeting of Alliance and entitled to vote will have one vote, and on a poll, every shareholder who is present in person or by proxy shall have one vote per share. The necessary quorum for a shareholders' meeting shall be a minimum of two persons (each of whom is a shareholder or proxy).

     If all the members entitled to vote at a general meeting sign written resolutions in lieu of a vote at such meeting, such resolutions shall be valid and effective as resolutions passed at a general meeting.

     Unless otherwise required by law or the Alliance's Articles of Association, voting in a general meeting is by ordinary resolution (e.g., resolutions for the election of directors, the approval of financial statements, the declaration of final dividends, the appointment of auditors, the increase of authorized share capital or the grant of authority to allot shares). An ordinary resolution requires the affirmative vote of a majority of the votes of those persons present at a meeting at which there is a quorum. A special resolution (e.g., modifying the rights of any class of shares at a meeting concerning an alteration of Alliance's Memorandum or Articles of Association or a winding-up of Alliance) or an extraordinary resolution requires the affirmative vote of not less than three-fourths of the eligible votes. Meetings are generally convened upon advance notice of 21 or 14 days (not including the days of delivery or receipt of the notice) depending on the nature of the business to be transacted.

     For as long as the Bank or its affiliate is a holder of New Alliance Shares, it will not be entitled to vote more than 4.99% of the total votes normally exercisable by holders of New Alliance Shares and will not be entitled to vote on any resolution to alter this restriction. Upon a transfer of any New Alliance Shares by the Bank or its affiliate to any other person, this restriction will cease to apply to those New Alliance Shares. This restriction will apply only to the Bank or its affiliate and will not apply to any other holder of New Alliance Shares.

PRE-EMPTIVE RIGHTS

     The Companies Act of 1985, as amended (the "Companies Act") confers upon shareholders, to the extent not disapplied, rights of pre-emption in respect of the allotment of equity securities that are or are to be paid up wholly in cash. These provisions may be disapplied by a special resolution of the shareholders, either generally or specifically, for a period not exceeding five years. Additionally, the Articles of Association of Alliance provide the shareholders with such a pre-emptive right unless Alliance shall by special resolution otherwise direct.

VARIATION OF RIGHTS

     If at any time the share capital of Alliance is divided into different classes of shares, the rights attached to any class may be varied or abrogated, subject to the provisions of the Companies Act, with the written consent of the holders of not less than three-quarters of the issued shares of the class, or with the sanction of any extraordinary resolution passed at a separate meeting of the holders of the shares of that class. At every such separate meeting, the quorum shall be members of the class present in person or by proxy holding not less than one-third of the issued shares of the class, or at an adjourned meeting of such holders as described above a quorum will be established if any one person entitled to vote at the meeting (or his proxy) is present. Each holder of shares of the class shall have one vote in respect of every share of the class held by such person.

DISCLOSURE OF INTERESTS

     Under the Companies Act, any person who acquires (alone or, in certain circumstances, with others) an interest in the relevant share capital of Alliance in excess of the "notifiable percentage" (currently three percent) comes under an obligation to disclose prescribed information to Alliance in respect of those shares. After the "notifiable" level is exceeded, similar notifications must be made, in respect of the whole percentage figure increases or decreases, rounding down to the next whole number.

     In addition, the Companies Act gives Alliance power to require persons who it knows are, or has reasonable cause to believe to be, or to have been within the previous three years, interested in its relevant share capital to disclose prescribed particulars of those interests. Failure to supply the information required may lead to disenfranchisement of the relevant shares and a prohibition on their transfer and on dividend or other payments in respect of them.

     In this context, the term "interest" is broadly defined and will generally include an interest of any kind in shares.


EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS


     There are currently no U.K. foreign exchange controls on the payment of dividends on the Existing or New Alliance Shares or the conduct of Alliance's operations. There are no restrictions under Alliance's Memorandum and Articles of Association or under English law that limit the right of non-resident or foreign owners to hold or vote Existing or New Alliance Shares.


                          MATERIAL TAX CONSIDERATIONS

     The following discussion is a summary of the material U.S. federal income tax consequences of the Merger and the material U.S. federal income tax and U.K. tax consequences of ownership and disposition of the New Alliance Shares. However, it is not intended to be a complete discussion of all potential tax effects that might be relevant to the Merger or the ownership or disposition of the New Alliance Shares.


     This summary deals only with citizens or residents of the United States or domestic corporations (each a "U.S. Holder"). It may not be applicable to certain classes of taxpayers, including, U.S. Holders who are a resident (or, in the case of an individual, resident or ordinarily resident) for U.K. tax purposes in the U.K. or who carry on business in the U.K. through a branch or agency, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, foreign persons, and persons who acquired LaTex Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation. These classes of taxpayers should consult their own tax advisors regarding the specific tax consequences of the Merger and the ownership and disposition of the New Alliance Shares. Moreover, the state, local and foreign (other than certain

U.K.) tax consequences of the Merger and the ownership and disposition of New Alliance Shares are not discussed below.

     This summary is based on laws, regulations, rulings, practice and judicial decisions in effect at the date of this Proxy Statement. Legislative, regulatory or interpretive changes, future court decisions or specific tax treaty provisions may significantly modify the statements made in this description. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein. EACH SHAREHOLDER IS URGED TO CONSULT WITH THE SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE TRANSACTIONS DISCUSSED IN THIS SECTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGE IN APPLICABLE TAX LAWS.


     Except as otherwise indicated, statements of legal conclusions regarding United States' tax treatment, tax effect or tax consequences are the opinions of Jenkens & Gilchrist, a Professional Corporation, United States counsel for Alliance, based on the Internal Revenue Code of 1986 (the "Code") and applicable regulations thereunder, each as amended and in effect on the date of this Proxy Statement and on reported judicial decisions and published positions of the Internal Revenue Service ("IRS"). No rulings have been requested from the IRS concerning any of the matters described in this Proxy Statement. In some cases, particularly those as to which tax counsel's opinion is qualified, there is a risk that the IRS and the courts will disagree with the conclusions of tax counsel and no assurance can be given that the tax opinions will be followed by the courts if challenged.

     Except as otherwise indicated, statements of the legal conclusion regarding United Kingdom tax treatment, tax effect or tax consequences are the opinions of Ashurst Morris Crisp, United Kingdom counsel for Alliance, based on United Kingdom law and current Internal Revenue practice, as in effect of this Proxy Statement and on reported judicial decisions and published positions of the Inland Revenue ("UKIR"). No rulings have been requested from the UKIR regarding any of the matters described in this Proxy Statement. In some cases, particularly those as to which tax counsel's opinion is qualified, there is a risk that the UKIR will disagree with the conclusions of tax counsel.

     The laws, regulations, administrative rulings and judicial decisions that form the basis for conclusions with respect to the tax consequences of the Merger are very complex and are subject to change at any time. Accordingly, each LaTex shareholder is urged to consult his own tax advisor as to the consequences to him of the Merger. The tax opinions of Jenkens & Gilchrist, a Professional Corporation and Ashurst Morris Crisp are filed as exhibits to the Registration Statement on Form F-4 filed with the SEC, of which this Proxy Statement constitutes a part. The tax opinions are not filed as appendices to the Proxy Statement. Upon receipt of a written request by a LaTex shareholder (or his representative who has been so designated in writing) to Alliance Resources PLC, One Houston Center, 1221 McKinney, Suite 1814, Houston, Texas 77010, a copy of the tax opinions will be transmitted promptly, without charge, by Alliance.

U.S. TAX CONSEQUENCES OF THE MERGER

     Recognition of Gain. While the Merger qualifies as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), because Alliance is a foreign corporation and the New Alliance Shares to be issued to the U.S. Holders of LaTex Shares are anticipated to represent more than 50% of the outstanding stock of Alliance after the Merger, U.S. Holders must recognize any gain realized on the surrender of LaTex Shares or a LaTex Warrant pursuant to the Merger (such a share or warrant is referred to as a "Gain LaTex Share"). The amount of gain recognized with respect to a Gain LaTex Share will be equal to the excess, if any, of (i) the fair market value immediately after the Merger of the New Alliance Shares received for the Gain LaTex Share, over (ii) the U.S. Holder's tax basis in the Gain LaTex Share. Any gain recognized should be long-term capital gain, provided the Gain LaTex Share was a capital asset in the hands of the U.S. Holder and had been held for more than the then applicable long-term holding period (currently one year). A U.S. Holder will have a tax basis in each New Alliance Share received for the Gain LaTex Share equal to the fair market value of the New Alliance Share immediately after the Merger. The holding period of each New Alliance Share received in exchange for a Gain LaTex Share will begin as of the Effective Time of the Merger. To the extent a U.S. Holder holds LaTex Shares subject to a substantial risk of forfeiture, the U.S. Holder will recognize ordinary income at the time the substantial risk of forfeiture lapses, equal to (i) the then fair market value of the LaTex Shares or the New Alliance Shares received in exchange therefor, as the case may be, over (ii) the U.S. Holder's tax basis in the LaTex Shares or such New Alliance Shares, as the case may be.

     Nonrecognition of Loss. U.S. Holders will be not entitled to recognize any loss realized on the surrender of LaTex Shares or LaTex Warrant pursuant to the Merger (such a share or warrant referred to as a "Loss LaTex Share"). U.S. Holders surrendering both Gain LaTex Shares and Loss LaTex Shares will not be entitled to offset the gains recognized on the Gain LaTex Shares with the losses realized on the Loss LaTex Shares. A U.S. Holder will have an aggregate tax basis in the New Alliance Shares received for the U.S. Holder's Loss LaTex Shares equal to such U.S. Holder's aggregate tax basis in the Loss LaTex Shares. The holding period of the New Alliance Shares will include the holding period of the Loss LaTex Shares. U.S. Holders should consult their own tax advisors as to the determination of their tax basis and holding period in any New Alliance Share.

     Information Reporting. Since Alliance is a foreign corporation, U.S. Holders of LaTex Shares and LaTex Warrants may be required to complete, execute and file IRS Form 926 with such Holder's U.S. federal income tax return for the year in which the Effective Time of the Merger occurs. Failure to comply with these reporting requirements may subject a U.S. Holder to a penalty equal to 25% of the gain realized by the U.S. Holder as a result of the Merger, and the statute of limitations for assessing tax on arising from the Merger will not begin to run until the reporting requirement is complied with. U.S. Holders should consult their tax advisors regarding the U.S. information reporting requirements as a result of the Merger.

UK AND US TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF NEW ALLIANCE SHARES

     TAXATION OF DIVIDENDS

     U.K. Taxation. Alliance does not expect to pay dividends for the foreseeable future. Should Alliance begin paying dividends, it will be required when paying a cash dividend in respect of its New Alliance Shares to pay to the U.K. Inland Revenue a payment known as Advance Corporation Tax ("ACT"). The current rate of ACT is 25% of the net dividend paid to a holder of New Alliance Shares. An amount equivalent to the amount of the ACT paid in this way is, under current English law, normally allowed as a credit against the U.K. tax liability of holders of New Alliance Shares who are resident in the United Kingdom.

     A U.S. Holder will generally be entitled under the current Convention between the U.S. and the U.K. for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gain (the "Income Tax Convention") and current U.K. law as applied by the U.K. Inland Revenue to receive from the U.K. Inland Revenue, in addition to any dividend paid by Alliance, an amount in the nature of a tax refund (an "ACT Refund") equal to the ACT in respect of the dividend, less a U.K. withholding tax of 15% of the sum of the dividend and the related ACT. Thus, assuming continuance of the ACT at a rate of 25%, a net dividend paid to a U.S. holder of (Pounds)8 (chosen for illustrative purposes only) will entitle the U.S. Holder described above to receive, in addition to the dividend and upon compliance with the refund procedures described below, an ACT Refund of (Pounds)0.5 calculated by reducing the ACT of (Pounds)2 by a withholding tax of (Pounds)1.5. Special rules may apply to certain U.S. Holders, including, without limitation, certain domestic corporations, partnerships, trusts, estates, residents of the U.K., and domestic corporations owning, actually or constructively, 10% or more of the voting stock of Alliance.

     A U.S. Holder who is entitled to the ACT Refund may, subject to agreement with the U.K. Inland Revenue, receive payment in respect of the ACT Refund at the same time as and together with a payment of the dividend. In order to do so, a U.S. Holder must have his New Alliance Shares registered in the name of a nominee approved by the U.K. Inland Revenue for the purpose, and the nominee must follow certain procedural requirements. A U.S. Holder must provide the name of his or her nominee in order to participate in this arrangement. In addition, the U.S. Holder must be either:

1. An individual who (a) is not resident in the U.K.; (b) has not during the previous four years been in the U.K. for as much as three months a year on average, or for a period or periods amounting in all to six months in the U.K. income tax year to which the claim on his behalf relates; (c) has not been absent from the U.S. for a complete U.S. tax year in any of the previous four years; (d) does not have a permanent establishment in the U.K.; (e) does not perform professional/personal services from a fixed base in the U.K.; and (f) does not own 10% or more of the class of shares in respect of which the dividend is paid; or

2. A corporation (a) which is managed and controlled in the U.S. and does not have a permanent establishment in the U.K.; (b) which does not own 10% or more of the class of shares in respect of which the dividend is paid; (c) which does not, alone or together with one or more associated corporations, control, directly or indirectly, 10% of the voting power of Alliance; (d) which is liable to U.S. tax on the dividend; and (e) at least 75% of the capital of which is owned directly or indirectly by persons who are U.S. residents.

     These arrangements will be extended to trusts, estates in the course of administration, pension funds, foundations and similar bodies only with the prior approval of the U.K. Inland Revenue. These arrangements can be restricted without notice by the U.K. Inland Revenue.

     U.S. Holders who wish to receive an ACT Refund but do not qualify to receive the ACT Refund directly under the U.K. Inland Revenue arrangements should consult their tax advisers on their eligibility to receive and the procedures to obtain an ACT Refund.

     The U.K. Finance Act 1994 contains certain provisions allowing companies to elect to pay a foreign income dividend ("FID") to which special rules apply and, in particular, which does not carry any tax credit. Alliance has no present intention of electing to pay any dividends under the FID scheme and the above applies only to dividends not paid under the scheme.

     U.S. Taxation. A U.S. Holder will realize dividend income for U.S. federal income tax purposes in an amount equal to the sum of any dividend paid by Alliance, amounts paid in respect of the related refund of ACT and the amount of any U.K. withholding tax thereon, to the extent paid out of the current or accumulated earnings and profits of Alliance, as determined under current U.S. federal income tax principles. The amount included in income to a U.S. Holder will be the U.S. dollar value of the payment (determined at the spot rate on the date of such payment) regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period between the date of such payment and the date the dividend payment is converted into U.S. dollars will be treated as ordinary income or loss. Dividends paid to a U.S. Holder will generally not be eligible for the dividends received deduction allowed to corporations under the Code.

     Subject to certain limitations, the U.K. withholding tax will be treated as a foreign income tax that may be claimed as a deduction from taxable income or as a credit against the U.S. federal income tax liability of the U.S. Holder. The particular circumstances of each U.S. Holder will affect their ability to use the foreign tax credit. U.S. Holders should consult their own tax advisor about the availability and computation of the foreign tax credit.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

     A U.S. Holder may, under certain circumstances, be subject to certain information reporting requirements with respect to dividends paid on the New Alliance Shares (but currently not backup withholding, although the issue of whether backup withholding should apply in those circumstances, where information reporting is required is under consideration by the IRS).

     TAXATION OF CAPITAL GAINS

     Upon the sale or exchange of a New Alliance Share, a U.S. Holder will recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and the U.S. Holder's tax basis in the New Alliance Share. Such gain or loss will be a capital gain or loss if the New Alliance Share was a capital asset in the hands of the U.S. Holder and will be a long-term capital gain or loss if the New Alliance Share has been held for more than one year on the date of the sale or exchange. The deductibility of capital losses is subject to limitations.

     A U.S. Holder that is not resident (or, in the case of an individual, not resident or ordinarily resident) in the U.K. will not normally be liable for U.K. taxation on capital gains realized on the sale of such Holder's New Alliance Shares or on the sale of New Alliance Shares acquired pursuant to a U.S. Holder's exercise of New Warrants, Bank Warrants or on any disposal of the New Warrants or Bank Warrants unless such U.S. Holder carries on a trade in the U.K. through a branch or agency and such New Alliance Shares or such Alliance warrants are or have been used, held or acquired by or for the purposes of such trade, branch or agency or used in or for the purpose of such trade.

     A U.S. citizen who is resident or ordinarily resident in the U.K., a U.S. corporation which is resident in the U.K. because its business is managed or controlled there, or a U.S. citizen who, or a U.S. corporation that, carries on a trade or business through a permanent establishment in the U.K. and that acquires or holds a New Alliance Share or Alliance warrant in connection with that permanent establishment may be subject to both U.S. and U.K. tax on its capital gains upon disposition of the New Alliance Share or Alliance warrant. Subject to certain limitations, however, the U.S. tax laws would permit a tax credit against U.S. federal income tax liability in the amount of any U.K. tax (namely, capital in the case of an individual and corporation tax on chargeable gains in the case of a corporation) which has been paid in respect of such gain.

      ESTATE AND GIFT TAX

     Under the U.S.-U.K. double taxation convention relating to estate and gift taxes (the "Estate and Gift Tax Convention"), a New Alliance Share held by an individual who is domiciled in the U.S. and is not a national of the U.K. will not be subject to U.K. Inheritance Tax on the individual's death or on a transfer of the New Alliance Share in trust by a settler not domiciled in the U.S. and in the exceptional case where the New Alliance Share is part of the business property of a U.K. permanent establishment of an enterprise or pertains to a U.K. fixed base of an individual used for the performance of independent personal services. The Estate and Gift Tax Convention generally provides a credit for the amount of any tax paid in the U.K. against the U.S. federal tax liability in a case where the New Alliance Share is subject both to U.K. Inheritance Tax and to U.S. federal estate and gift tax.

      STAMP DUTY AND STAMP DUTY RESERVE TAX

     No U.K. stamp duty or stamp duty reserve tax ("SDRT") will be payable on the issuance of the New Alliance Shares nor in practice will U.K. stamp duty or SDRT be payable on the issuance of Alliance warrants.

     Under current U.K. law, the transfer of New Alliance Shares or Alliance warrants will generally give rise to a liability to U.K. stamp duty, normally at the rate of 50p for every (Pounds)100 (or part thereof) of the actual consideration paid. Where there is no stamped document recording the sale of the shares, a charge to SDRT, also at the rate of 0.5%, arises. Provided that the transfer is executed and stamped within six years of the unconditional contract to sell, any obligation to pay SDRT is canceled and any SDRT paid is refundable.

     Special rules apply in relation to depository receipt arrangements and clearance services.

     Section 186 of the Finance Act 1996 provides that there is to be no liability for stamp duty on the transfer of shares into CREST, the paperless trading system which started in July 1996. SDRT is to be chargeable immediately on entering into an unconditional agreement to transfer shares at the rate of 0.5% of the actual consideration paid (which SDRT is to be canceled or repaid if the agreement is completed by a duly stamped transfer). Subsequent transfers of shares within CREST will not give rise to a liability to stamp duty as there will be no stampable document.

      CONTROLLED FOREIGN CORPORATION STATUS

     Under Subpart F of the Code, a controlled foreign corporation ("CFC") is a foreign corporation that on any day of its taxable year is owned directly, indirectly, or by attribution more than 50%, by vote or value, by "United States Shareholders." For this purpose, a United States Shareholder is a United States person who owns directly, indirectly or by attribution at least 10% of the total combined voting power of all shares entitled to vote of the foreign corporation. Alliance has represented that it is currently not a CFC and it is not anticipated to be a CFC immediately after the Merger.

     In the event Alliance becomes a CFC for an uninterrupted period of at least 30 days during a taxable year, a United States Shareholder of Alliance must include in income for his taxable year in which or with which the taxable year of Alliance ends his pro rata share of certain types of undistributed income of Alliance (primarily subpart F income and increase in earnings invested in U.S. property). A U.S. person who owns directly, indirectly, or by attribution less than 10% of the total combined voting power of all classes of stock of Alliance entitled to vote would not be taxed on the undistributed income of Alliance. Such a U.S. person would be taxed under the ordinary rules relating to the taxation of corporate distributions as discussed above.

     U.S. Holders should consult their tax advisors as to the applicable law in any year in which Alliance is a CFC.

      PASSIVE FOREIGN INVESTMENT COMPANY STATUS


     Because Alliance will receive passive income, including interest income and royalties, Alliance may be classified as a Passive Foreign Investment Company ("PFIC") for U.S. federal income tax purposes. Under current rules, Alliance will be a PFIC if either 75% or more of its gross income in a tax year is passive income or the average percentage of its assets (by value) which produce or are held for the production of passive income is at least 50%. The determination whether a foreign corporation is a PFIC is made on a year-by-year basis. A foreign corporation's status as a PFIC for one year, however, may affect the shareholders even though the foreign corporation does not meet the PFIC definition for all other years.

     For purpose of the PFIC tests, if a foreign corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the foreign corporation is treated as owning its proportionate share of the assets of the other corporation, and as if it had received directly its proportionate share of the income of such other corporation. Because Alliance will own 100% of the stock of LaTex after the Merger, Alliance will be treated as owning all of LaTex's assets and receiving directly all of LaTex's income for purposes of the PFIC tests.

     If Alliance were to be treated as a PFIC, a U.S. Holder of New Alliance Shares would be subject to an interest charge on taxes deemed deferred by such U.S. Holder on receipt of certain "excess" dividend distributions by Alliance to the U.S. Holder and on recognition of gain on disposition of any New Alliance Shares of the U.S. Holder (which distributions and gains would generally be allocated ratably to all days in the U.S. Holder's holding period for such New Alliance Shares, with the portion so allocated to prior years treated as ordinary income subject to tax at the highest marginal rate applicable in such prior years). Alternatively, a U.S. Holder could avoid such interest charge and adverse tax consequences if Alliance were to agree to comply with certain reporting requirements, and the U.S. Holder were to elect (a "qualified election") to be currently taxable on such U.S. Holder's pro rata share of Alliance's earnings and profits (excluding net capital gain) and net capital gain for each year (at ordinary and long-term capital gain rates, respectively), even if no distributions were received. U.S. Holders who make a qualified election may make an additional election (the "deferral election") to defer payment of the tax liability on such current income inclusion until the receipt of distributions from Alliance of the amounts deemed included in the U.S. Holder's income pursuant to the qualified election. However, a U.S. Holder who makes a deferral election must pay interest on the deferred tax liability.


     Qualified elections are made on a shareholder-by-shareholder basis. A U.S. Holder may make a qualified election for any taxable year at any time on or before the due date for filing his U.S. federal income tax return for the taxable year for which the election is made. A U.S. Holder makes the qualified election by attaching the shareholder election statement, the PFIC annual information statement and IRS Form 8621 to such U.S. Holder's timely filed U.S. federal income tax return and sending a copy of the shareholder election statement to the Internal Revenue Service Center at P.O. Box 21086, Philadelphia, Pennsylvania 19114. Once made, the qualified election applies to all subsequent taxable years of the U.S. Holder with respect to Alliance unless revoked by the U.S. Holder with the consent of the IRS. Alliance will supply the PFIC annual information statement required to make a qualified election to any shareholder or former shareholder who requests it and to all shareholders of record at any time in any PFIC year.

     The deferral election is also made on a shareholder-by-shareholder basis. The deferral election is made on a year-to-year basis with respect to each year's tax liability and can be made only by those U.S. Holders who own New Alliance Shares at the end of Alliance's taxable year to which such tax liability is attributable. A U.S. Holder may make a deferral election for any taxable year by attaching IRS Form 8621 or a similar statement with the U.S. Holder's timely filed U.S. federal income for the taxable year for which the election is made and sending a copy of the IRS Form 8621 or similar statement to the Internal Revenue Service Center at P.O. Box 21086, Philadelphia, Pennsylvania 19114.

     U.S. Holders should consult with their own tax advisors to decide whether and how to make the qualified and deferral elections.


     If the qualified election is made, a shareholder may recognize foreign currency gain or loss, if any, at the time it received an actual distribution from Alliance with respect to income previously included.

     U.S. Holders should consult their tax advisors as to the applicable law in any year in which Alliance is a PFIC.

     THE SUMMARY OF U.S. AND U.K. TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE INCOME TAX CONVENTION AND ESTATE TAX CONVENTION, U.S. LAW, U.K. LAW AND U.K. INLAND REVENUE PRACTICE, ALL AS THEY EXIST AS OF THE DATE OF THIS PROXY STATEMENT. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS THAT MAY BE RELEVANT TO HOLDERS OF NEW ALLIANCE SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. IN PARTICULAR, IT DOES NOT ADDRESS THE CONSEQUENCES TO HOLDERS OF NEW ALLIANCE SHARES RESIDENT OR DOMICILED IN THE U.K. OR DOING BUSINESS IN THE U.K. HOLDERS OF NEW ALLIANCE SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF NEW ALLIANCE SHARES.

               CERTAIN LONDON STOCK EXCHANGE LISTING REQUIREMENTS


     In addition to the provisions of its Articles of Association and the Companies Act, Alliance is subject to the listing rules of the London Stock Exchange ("LSE") made under Section 142 of the Financial Services Act and, in particular, to the continuing obligations under those rules. These require a listed company to provide to its shareholders any information necessary to enable them and the public to appraise the position of the company and to avoid the creation of a false market in its listed securities. The listed company must ensure equality of treatments for all shareholders who are in the same position and, where the securities are listed on more than one stock exchange, must ensure that equivalent information is made available to the market on each exchange on which its securities are listed. In addition, the listing rules impose obligations on listed companies to send the following information to shareholders:

     1.   audited annual financial statements on a consolidated basis;

     2. details relating to certain acquisitions, disposals, takeovers, mergers and offers either made by or in respect of the company; and

     3. an explanatory circular or explanation in the annual report and accounts whenever a general meeting of the shareholders is convened which includes any business other than routine business at an annual general meeting (routine business includes such items as declarations of final dividends, approval of the report and financial statements, re-election of directors and appointment of auditors).

     In addition to the above requirements, a company is required to notify the LSE of certain information, which the LSE will then publish. These include details of any notifications received by the company of interests of 3% or more in the company's share capital, any changes in the Board of Directors, any purchase or redemption by the company of its own shares, any changes in directors' interests in the shares or the debentures of the company and changes in the share capital of the company. Unaudited half yearly reports of results for the first six months of any financial year and an unaudited preliminary announcement of results for any year must also be published. Quarterly results are not required to be published.

     There are additional obligations on companies listed on the LSE in relation to transactions with related parties such as substantial shareholders, directors (including directors within the last twelve months) of any group, company, or associates of such persons. Where a transaction is proposed with a related party, a circular to shareholders and the prior approval of the company at a general meeting is generally required. The related party is not permitted to vote at such general meeting.

                                    EXPERTS

     The consolidated financial statements of Alliance for each of the years in the three-year period ended April 30, 1996 included in this Proxy Statement have been included in reliance upon the report of KPMG Audit Plc, Independent Chartered Accountants and Registered Auditors, appearing elsewhere in this Proxy Statement and upon the authority of that firm as experts in accounting and auditing. The consolidated financial statements of LaTex for each of the years in the three-year period ended July 31, 1996 included in this Prospectus have been included in reliance upon the report of Briscoe & Burke, certified public accountants, appearing elsewhere in this Proxy Statement, and upon the authority of that firm as experts in accounting and auditing.


     The references to the reports of Ryder Scott Company and Lee Keeling and Associates, Inc., both independent petroleum engineers, contained in this Proxy Statement with respect to Alliance's and LaTex's, proved reserves, estimated future net revenue from proved reserves and discounted present values of estimated future net revenue, is made in reliance upon the authority of such firms as experts with respect to such matters.

                            U.K. LISTING PARTICULARS

     A copy of a document comprising the U.K. listing particulars relating to Alliance in accordance with the listing rules made under Section 142 of the U.K. Financial Services Act 1986 was delivered to the Registrar of Companies in England and Wales for registration in accordance with Section 149 of that Act and is available for inspection at the offices of Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2AH, England and at the offices of Alliance in London. The contents of such listing particulars do not form part of, nor are they incorporated into, this Proxy Statement.

                                 LEGAL MATTERS

     Certain legal matters in connection with the New Alliance Shares offered hereby are being passed upon for Alliance by Ashurst Morris Crisp, English legal advisors to Alliance. Certain legal matters in connection with the offering of the New Alliance Shares will be passed upon for Alliance by Jenkens & Gilchrist, a Professional Corporation, U.S. counsel to Alliance.

                             SHAREHOLDER PROPOSALS

     In the event that the Merger is not consummated, proposals to be included in LaTex's proxy statement relating to its next Annual Meeting of Shareholders must have been delivered in writing to LaTex and received no later than December 9, 1996.

                   ENFORCEABILITY OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAWS


     Alliance is a public limited company incorporated under the laws of England. Six of its ten directors after completion of the Merger (and certain experts named in this Proxy Statement) are not subject to the jurisdiction of the U.S. because they are neither citizens nor residents of the U.S. All or a substantial portion of the assets of these persons and some of the assets of Alliance and its subsidiaries are located in jurisdictions outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon these persons or upon Alliance or any of its subsidiaries (other than its U.S. subsidiaries) or to realize upon judgments of U.S. courts predicated upon civil liability under the U.S. federal or state securities laws. Alliance has been advised by its English solicitors, Ashurst Morris Crisp, that there is doubt as to the enforceability in the U.K. against Alliance or any of its subsidiaries (other than its U.S. subsidiaries) or any of their respective directors, controlling persons or executive officers or any of the experts named in this Prospectus who are not residents of the U.S., in actions for enforcement of judgments of U.S. courts of liabilities predicated upon, or in original actions predicated solely upon, U.S. federal or state securities laws. Nevertheless, Alliance has irrevocably agreed that, after the Merger is completed, it may be served with process with respect to actions based on the offer and sale of the New Alliance Shares made by this Proxy Statement by serving Alliance at its principal U.S. operations office: Attention: President, 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.

     Alliance has been advised by its English solicitors, Ashurst Morris Crisp, that enforcement of judgments obtained outside the United Kingdom is subject to detailed rules deriving in part from treaty, in part from statute and in part from English common law. In particular, enforcement may not be permitted if a judgment was obtained by fraud, was contrary to public policy of English law, relates to foreign penal or revenue laws, is contrary to natural justice, amounts to judgment on a matter previously determined by an English court, is given in proceedings brought in breach of an agreement for settlement of disputes or if enforcement of the judgment is restricted by the provisions of the Protection of Trading Interests Act 1980 (which primarily relates to multiple damages awards).

                             ADDITIONAL INFORMATION

     Alliance has filed with the Commission a Registration Statement on Form F-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended, of which this Prospectus is a part, with respect to the New Alliance Shares and New Warrants offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to Alliance and the New Alliance Shares and New Warrants offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of these documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. Copies of the Registration Statement, including the exhibits and schedules thereto, may be acquired upon payment of the prescribed fees or examined without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20539, and at the regional offices of the Commission at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.


     LaTex is subject to the information and reporting requirements of the Securities Exchange Act of 1934 and is, therefore, required to file reports and other information with the Commission relating to its business, financial condition and other matters. These reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in Seven World Trade Center, Suite 1300, New York, New York.


     Copies may be obtained by mail upon payment of the Commission's customary charges by writing to its principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Historical information about LaTex is included in the LaTex Annual Report Form 10-K for the Year Ended July 31, 1996 and the LaTex Quarterly Report on Form 10-Q for the Quarter Ended October 31, 1996 that are part of this Proxy Statement.

     Copies of such material can also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                            REPORTS TO SHAREHOLDERS

     Upon completion of the Merger, Alliance will furnish its shareholders with annual reports containing audited financial statements and the report thereon by its auditors. In addition, Alliance will furnish its shareholders such additional unaudited financial statements and reports which are required by the various governmental regulatory agencies to whom it must report. The financial statements will be prepared under accounting principles generally accepted in the United Kingdom and include a reconciliation of profit and loss for the year and shareholders equity to amounts estimated to be in accordance with United States generally accepted accounting principles, or will be prepared in accordance with the United States generally accepted accounting principles.

                                             By Order of the Board of Directors

                                             Stacey D. Smethers
                                             Secretary

______________, 1997

                       CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX


                                                                                                              Page
                                                                                                              ----
ALLIANCE

Report of Independent Auditors                                                                                F-2
Statement of Directors' Responsibility                                                                        F-3
Consolidated Statement of Income for the years ended April 30, 1996, 1995, 1994                               F-4
Consolidated Balance Sheet as at April 30, 1996 and 1995                                                      F-5
Consolidated Statement of Stockholders' Equity for the years ended April 30, 1996, 1995, 1994                 F-6
Consolidated Statement of Total Recognized Gains and Losses for the years ended April 30, 1996, 1995 1994     F-7
Consolidated Statement of Cash Flows for the years ended April 30, 1996, 1995, 1994                           F-8
Notes to the Financial Statements                                                                             F-9
Supplemental Oil and Gas data (unaudited)                                                                     F-36
Unaudited interim statement for the six months ended October 31, 1996                                         F-41

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
ALLIANCE RESOURCES PLC


We have audited the consolidated financial statements of Alliance Resources Plc and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the company's directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which are substantially in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly in all material respects the financial position of Alliance Resources Plc and subsidiaries as of April 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended April 30, 1996 in conformity with generally accepted accounting principles in the United Kingdom.


Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected the results of operations and shareholders' equity as at and for the years ended April 30, 1995 and 1996, to the extent summarized in
Note 29 to the consolidated financial statements.

KPMG Audit Plc
London, England                                 Chartered Accountants
October 16, 1996, except note 26                   Registered Auditor
which is as of February 19, 1997

 STATEMENT OF DIRECTORS' RESPONSIBILITY FOR CONSOLIDATED FINANCIAL
STATEMENTS

     UK company law requires the Directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Company and Group and of the profit or loss for that period. In preparing those financial statements, the Directors are required to:

     .    select suitable accounting policies and then apply them consistently;

     .    make judgments and estimates that are reasonable and prudent;

     . state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

     . prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group will continue in business.

     The Directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the Company and to enable them to ensure that the financial statements comply with the UK Companies Act of 1985. They have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                       CONSOLIDATED STATEMENT OF INCOME




                                                                               YEAR ENDED APRIL 30,
                                                                          ------------------------------
                                                                              1996       1995      1994
                                                                  NOTES   $    000   $    000   $   000
                                                                  -----   --------   --------   -------
Revenues:
Oil and natural gas sales and other operating revenues             (2)     3,686      1,483       837
                                                                        --------   --------   -------


Costs and expenses:                                                (5)

Exceptional amounts written off oil and gas interests              (3)         -    (14,881)        -
Exceptional costs arising from irregularities                      (4)      (589)    (1,787)        -
Direct operating expenses                                                 (2,262)      (933)     (903)
Selling, general and administrative expenses                              (2,629)    (1,637)     (927)
Depreciation, depletion and amortization                                  (1,668)       (63)     (128)
                                                                        --------   --------   -------

OPERATING (LOSS)                                                   (6)    (3,462)   (17,818)   (1,121)

Other income and deductions:
Interest (net)                                                     (8)       229       (114)      (56)
Profit on sales of fixed asset investment                                      -        183         -
Exceptional amounts written off investments                        (7)      (201)      (464)        -
Foreign exchange losses                                                     (159)         -         -
                                                                        --------   --------   -------

NET (LOSS)                                                                (3,593)   (18,213)   (1,177)
                                                                        --------   --------   -------


LOSS PER SHARE (CENTS)                                            (10)      (1.1)     (13.0)     (1.2)
                                                                        ========   ========   =======

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES


                          CONSOLIDATED BALANCE SHEET


                                                                                                      AS AT
                                                                                                    APRIL 30
                                                                                            -------------------
ASSETS                                                                                          1996        1995
                                                                           NOTES            $    000       $  000
                                                                        ----------      ------------   ----------
Current assets:
Cash and cash equivalents                                                                      1,177         64
Receivables:                                                                (14)
    Trade                                                                                        736        626
    Other                                                                                        557        484
Prepaid expenses                                                                                  64         88
Other current assets                                                                               -         26
                                                                                            --------   --------

Total current assets                                                                           2,534      1,288
                                                                                            --------   --------
Net property, plant and equipment (full cost method for oil and
 gas properties)                                                            (11)               7,311      8,047
                                                                                            --------   --------

Total assets                                                                                   9,845      9,335
                                                                                             =======   ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:                                                        (15)
   Bank loans and overdrafts                                                                      37        366
   Development loans                                                                               5      2,356
   Trade accounts payable                                                                      1,279      2,574
   Accrued expenses                                                                                -      1,262
   Other                                                                                         677      2,945
                                                                                            --------   --------
Total current liabilities                                                                      1,998      9,503
Long term debt, excluding current installments                              (16)                  92      1,240
Other liabilities                                                           (16)                   -         30
                                                                                            --------   --------
Total liabilities                                                                              2,090     10,773
                                                                                            --------   --------

Stockholders' equity:
Ordinary shares, (Pounds)0.01 par value. Authorized 465,000,000 shares;      (17)              5,105      2,524
 issued 324,152,633 in 1996 and 161,403,971 shares in 1995
Ordinary shares, (Pounds)0.01 par value to be issued                         (18)                  -      2,030
Share premium                                                                                 20,157      7,922
Merger reserve                                                                                   401        401
Special reserve                                                              (19)                  -      4,300
Retained earnings                                                                            (17,908)   (18,615)
                                                                                            --------   --------
Total stockholders' equity                                                                     7,755     (1,438)
                                                                                            --------   --------

Total liabilities and stockholders' equity                                                     9,845      9,335
                                                                                            ========   ========

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                               Ordinary    Additional                                         Total
                                   Ordinary   shares to     paid in      Merger    Special    Retained      stockholders'
                                    shares    be issued     capital     reserve   reserve    earnings         equity
                                    $   000      $   000      $   000       $000   $   000    $    000         $    000
                                    -------   ----------      -------   --------  --------    --------         --------
As at April 30, 1993                  3,678            -        5,808          -         -      (3,422)           6,064
Issues of shares                      1,707            -        6,308          -         -           -            8,015
Goodwill arising on acquisition           -            -            -          -         -      (1,073)          (1,073)
Retained loss for the year                -            -            -          -         -      (1,177)          (1,177)
Foreign exchange translation              -            -            -          -         -         460              460
                                    -------   ----------      -------   --------  --------    --------         --------

As at April 30, 1994                  5,385            -       12,116          -         -      (5,212)          12,289
Issues of shares                        449            -        1,931        401         -           -            2,781
Shares to be issued                       -        2,030            -          -         -           -            2,030
Share issue costs                         -            -         (317)         -         -           -             (317)
Capital reduction                    (3,310)           -       (5,808)         -     4,300       4,818                -
Retained loss for the year                -            -            -          -         -     (18,213)         (18,213)
Foreign exchange translation              -            -            -          -         -          (8)              (8)
                                    -------   ----------      -------   --------  --------    --------         --------

As at April 30, 1995                  2,524        2,030        7,922        401     4,300     (18,615)          (1,438)
Issues of shares                      2,581       (2,030)      12,678          -         -           -           13,229
Share issue costs                         -            -         (443)         -         -           -             (443)
Special reserve transfer                  -            -            -          -    (4,300)      4,300                -
Retained loss for the year                -            -            -          -         -      (3,593)          (3,593)
                                    -------   ----------      -------   --------  --------    --------         --------

As at April 30, 1996                  5,105            -       20,157        401         -     (17,908)           7,755
                                    =======   ==========      =======   ========  ========    ========         ========

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES


          CONSOLIDATED STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES


                                                         YEAR ENDED APRIL 30
                                                    -----------------------------

                                                      1996      1995       1994
                                                      $000      $000       $000
                                                     ------    ------     ------
Loss for the year                                    (3,593)  (18,213)    (1,177)
Foreign exchange translation                              -        (8)       460
                                                     ------     ------    ------
Total recognized gains and losses for the period     (3,593)   (18,221)     (717)
                                                     ======     ======    ======

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES


                     CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                  YEAR ENDED APRIL 30
                                                              ----------------------------
                                                               1996        1995       1994
                                                   NOTES       $000        $000       $000
                                                   -----       ----        ----       ----
NET CASH (OUTFLOW)/INFLOW FROM OPERATING
ACTIVITIES                                          (20)     (5,399)      1,987     (1,597)
                                                              -----       -----      -----

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                               236          49         69
Interest paid                                                   (28)       (163)      (125)
                                                              -----       -----      -----

NET CASH INFLOW/(OUTFLOW) FROM RETURNS ON                       208        (114)       (56)
                                                              -----       -----      -----
INVESTMENTS AND SERVICING OF FINANCE

INVESTING ACTIVITIES
Payments to acquire tangible fixed assets                    (3,270)     (3,413)    (3,476)
Payments to acquire investments                                 (59)       (165)      (402)
Purchases of subsidiaries                           (23)          -        (941)       416
Receipts from sale of investments                                77         474          -
Receipts from sales of tangible fixed assets                    740           -          -
                                                              -----       -----      -----

NET CASH OUTFLOW FROM INVESTING ACTIVITIES                   (2,512)     (4,045)    (3,462)
                                                              -----       -----      -----

NET CASH OUTFLOW BEFORE FINANCING                            (7,703)     (2,172)    (5,115)
                                                              -----       -----      -----

FINANCING                                           (21)
Proceeds from issue of shares                                12,087           -      6,031
Share issue costs                                              (443)       (317)      (512)
(Decrease)/increase in bank borrowings                         (904)       (269)       260
Repayment of notes payable                                        -           -       (483)
(Repayment)/proceeds from development loans                  (1,351)      2,351          -
(Repayment)/acquisitions of other loans                        (528)        620          -
                                                              -----       -----      -----

NET CASH INFLOW FROM FINANCING                                8,861       2,385      5,296
                                                              -----       -----      -----

INCREASE IN CASH AND CASH EQUIVALENTS               (22)      1,158         213        181
                                                              =====       =====      =====

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - ACCOUNTING POLICIES

Basis of preparation


At the time of drawing up the 1995 financial statements, the Company was in the process of investigating significant irregularities in the Group's affairs during the period in which Mr. O'Brien was Chief Executive and a forensic investigation had uncovered a number of matters which required significant adjustments to the books and records of the Group. In addition to the forensic investigation, the Company instructed Ryder Scott Company, a firm of independent petroleum reservoir engineers, to carry out an evaluation of the oil and gas reserves attributable to the Group. As the result of both the investigation which had at that time not been concluded and the Ryder Scott Company reserve review, exceptional write downs of $16,668,000 relating to the Group's oil and gas reserves and $464,000 relating to fixed asset investments, were charged to the profit and loss account. It was not possible to properly allocate these charges between items relating to the irregularities and the evaluation of the Group's oil and gas reserves at that time.


The forensic investigation has been concluded and a settlement with Mr. O'Brien has been agreed. Consequently, $1,787,000 which had originally been capitalized and provided for in the 1995 accounts as part of the $16,668,000 exceptional write down of the Group's oil and gas fixed assets, has since been identified as the estimated loss to the Group arising from the alleged fraudulent activities and has now been reclassified as a separate item (see note 4). The exceptional write down relating to oil and gas assets has accordingly been restated as $14,881,000. The accumulated cost and depletion of oil and gas interests at 1 May 1995 have been reduced by $1,787,000. In addition $285,000 of payments made to acquire tangible fixed assets have been similarly classified to operating cash flow.

The accounting policies set out below have been used by the Company in the preparation of the financial statements.


Accounting convention

The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards in the United Kingdom.

Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries.

Goodwill

Goodwill relating to businesses purchased by the Group, where arising, is set off immediately against reserves.

Reporting currency

The Group's current operations are in the oil and gas industry in the United States and are conducted through its subsidiaries, Alliance Resources (USA), Inc. and Source Petroleum, Inc. Transactions are conducted primarily in US dollars. As a result, the directors consider that the US dollar is the functional currency of the Group and the Group's financial statements have been prepared in US dollars. The Company's share capital is denominated in sterling and for the purposes of the financial statements, is translated into US dollars at the rate of exchange at the time of its issue.

Foreign currency translation

The accounts of companies of the Group whose functional currency is not US dollars are translated for consolidation purposes at the rate of exchange ruling at the balance sheet date. Exchange differences arising on the retranslation of opening net assets are taken directly to reserves.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

For those companies whose functional currency is not US dollars, transactions with third parties are translated into US dollars at the exchange rate prevailing at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies are translated into US dollars at the exchange rate prevailing at the balance sheet date. Any exchange gain or loss is dealt with through the profit and loss account.

Abandonment

Provision is made for abandonment costs net of estimated salvage values, on a unit-of-production basis, where appropriate.

Turnover

Turnover represents income from production and delivery of oil and gas, recorded net of royalties and fees for the provision of technical services. All turnover arises from activities within the United States.

Oil and gas interests


The Group follows the full cost method of accounting for oil and gas operations whereby all costs of exploring for and developing oil and gas reserves are capitalized as tangible fixed assets. Such costs include lease acquisition costs, geological and geophysical costs, the costs of drilling both productive and non-productive wells, production equipment and related overhead costs. Capitalized costs, plus estimated future development costs, are accumulated in pools on a country-by-country basis and depleted using the unit-of-production method based upon estimated proved net reserve volumes. Reserve volumes are combined into equivalent units using relative energy content.

Costs of acquiring and evaluating unproved properties and major development projects are excluded from the depletion calculation until it is determined whether or not proved reserves are attributable to the properties, the major development projects are completed, or impairment occurs, at which point such costs are transferred into the pool.


Proceeds from the sale or disposal of properties are deducted from the relevant cost pool with any overall deficit or surplus being recognized in the profit and loss account.

The Group performs a 'ceiling test' calculation in line with industry practice. Costs permitted to be accumulated in respect of each cost pool are limited to the future estimated net recoverable amount from estimated production of proved reserves.




Depreciation of other fixed assets

Other tangible fixed assets are stated at cost less accumulated depreciation. Depreciation is provided on a straight line basis to reduce the cost of assets, net of estimated residual values, over their estimated useful lives as follows:

Fixtures and equipment - 3 to 7 years
Freehold buildings - 30 years

No depreciation is provided on freehold land.

Deferred taxation


Deferred taxation, calculated using the liability method, is provided only where it is probable that a liability will crystallize.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

Joint ventures

The Group's exploration, development and production activities are generally conducted in joint ventures with other companies. The financial statements reflect the relevant proportions of turnover, production, capital expenditure and operating costs applicable to the Group's interests.

Fixed asset investments

Fixed asset investments are stated at cost less any provisions required for permanent diminutions in value.

Leases

Rentals under operating leases are charged to the profit and loss account on a straight line basis over the lease term.


Cash equivalents


Deposits with original terms of maturity of 90 days or less are considered to be cash equivalents.

NOTE 2 - SEGMENTAL REPORTING

The Group's current operating activities are principally conducted in the United States of America and relate to the oil and gas exploration and production business and the provision of oil and gas services to this business. All turnover arises from activities within the United States of America, with turnover by destination not materially different from turnover by origin.

NOTE 3 - EXCEPTIONAL AMOUNTS WRITTEN OFF OIL AND GAS INTERESTS

The proved oil and gas reserves of the Group and the net recoverable amount arising therefrom were estimated as at April 30, 1995 by Ryder Scott Company, a firm of independent petroleum engineers following the discovery that Valentine #14 well was not capable of commercial production and that the Group had relinquished title to its undeveloped acreage in the Valentine field.


The amount of $14,881,000 (see note 1) written off in the year to April 30, 1995 represents the write down relating to the carrying value of the Group's oil and gas interests as restated after the reclassification of $1,787,000 as a separate exceptional item (see note 4). The net book value of the oil and gas interests as at April 30, 1995 is included in the balance sheet at that date at the estimated net amount recoverable through production.

NOTE 4 - EXCEPTIONAL COSTS ARISING FROM IRREGULARITIES


During the year ended April 30, 1996, following the discovery that Mr. O'Brien appeared to have been fraudulently misrepresenting the position at the Valentine field relating to the #14 well, the Company undertook (with the assistance of external advisers) an investigation into the involvement of Mr. O'Brien in the affairs of the Company.

This investigation has revealed that the Group has suffered a financial loss as the result of a number of transactions involving Mr. O'Brien or parties now known to have been connected with him.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

The resulting exceptional charge comprises:


                                                                                 1996    1995
                                                                                 $000    $000
                                                                                 ----    ----
Loss arising from transactions with certain companies related to Mr. O'Brien       73   1,787

Professional fees                                                                 788       -

Estimated proceeds resulting from the settlement with Mr. O'Brien                (272)      -
                                                                                -----   -----

                                                                                  589   1,787
                                                                                =====   =====


Loss arising from transactions with certain companies related to Mr. O'Brien


The loss of $73,000 relates to an improper payment on the June 19, 1995 of (Pounds)48,750 to Jasmine Consultants Limited. Jasmine Consultants Limited is an off-shore company beneficially owned by Mr. O'Brien.


The loss of $1,787,000 arises from a number of transactions with certain companies related to Mr. O'Brien in the year to April 30, 1995 as set out below:


     . On August 10, 1994, the Company issued 7,500,000 ordinary shares to Progas Holdings Limited, a company in which Mr. O'Brien now admits to have an interest and which is incorporated in Delaware, USA. This issue of shares was in consideration for a 5.75% working interest in the Valentine field. It has subsequently been discovered that Progas Holdings Limited acquired this interest in the Valentine field from its previous owners on 21 July 1994 at a price of $255,000.


     . On January 15, 1995 the Group entered into a loan agreement with Progas Holdings Limited to record the terms of a loan of which $1,129,000 had been advanced by Progas Holdings Limited between July 28, 1994 and December 16, 1994. The principal terms of the loan were:



          . a facility of $1,400,000 to be drawn down solely for the purpose of drilling and developing the Valentine #14 well;

          . if the well was successful in proving commercially recoverable quantities of oil and gas the amount drawn down together with a 100% premium would be payable to Progas Holdings Limited from commencement of production to July 30, 1995 at the latest, with the Group reserving a right of early settlement in full;

          . if the well was abandoned within six months of the date of the agreement the amount drawn down was repayable immediately.


          On February 22, 1995, on the basis of representations from Mr. O'Brien that Valentine #14 well was successful, it was agreed that 10,351,966 ordinary shares of the Company would be issued to Progas Holdings Limited at 6p per share in satisfaction of $1,000,000 of the debt with the remaining $1,258,000 to be repaid in cash.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

          On May 10, 1995, 10,351,966 ordinary shares were so issued and the aggregate sum of (Pounds)794,000 was paid to Progas Holdings Limited to satisfy the liability of $1,258,000. The premium paid of $1,129,000 was not justified.


     . On April 5, 1995, the Group made a payment of $ 175,000 to Progas Holdings Limited for no apparent commercial reason.


     . Between August 26, 1993 and September 1, 1993, the Group acquired a 1.375% overriding royalty interest in the Valentine field from Royalty Investments Limited (a company which Mr. O'Brien now admits he owns), for $185,000. Royalty had acquired a 0.125% overriding royalty interest in the Valentine field from an unrelated third party on August 23, 1993 for $7,500. The Company believes the interest purchased to have been overvalued by $102,000.

Professional fees


The exceptional cost of $788,000 in the year to 30 April 1996 relates to the estimated cost of professional assistance obtained by the directors in relation to actions taken arising from the alleged fraudulent activities in the period in which Mr. O'Brien was Chief Executive.

Estimated proceeds resulting from the settlement with Mr. O'Brien


The Company has reached a settlement with Mr. O'Brien. One of the terms of the settlement requires the disposal of 10,351,966 shares in the Company held in the name of Progas Holdings Limited and the payment of the proceeds of sale of those shares to the Company. These shares are currently in the custody of an independent third party, pending their sale. Mr. J. A. Keenan, the Managing Director of Alliance, has a proxy over the voting rights attaching to these shares and to certain other shares in the Company held by Mr. O'Brien, Diamond Securities Limited and Havensworth Limited, the latter two being companies beneficially owned by Mr. O'Brien, pending their sale by Mr. O'Brien and these companies as required by the settlement. The exceptional credit of $272,000 relates to the expected proceeds resulting from the sale of the shares in the name of Progas Holdings Limited calculated using the market price prior to suspension of the Company's shares.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 5 - OPERATING COSTS


                                                                             1996       1995     1994
                                                                             $000       $000     $000
                                                                             ----       ----     ----
Total operating costs were:                                                 7,148     19,301    1,958
                                                                           ======     ======   ======

Made up as follows:
Cost of sales
Exceptional amounts written off oil and gas interests (note 3)                  -     14,881        -
Exceptional costs arising from irregularities (note 4)                          -      1,787        -
Operating costs and production taxes                                        2,318        996      903
Depletion of oil and gas interests                                          1,612          -      125
                                                                           ------     ------   ------

                                                                            3,930     17,664    1,028
                                                                           ======     ======   ======

Administrative expenses
Exceptional professional fees net of expected settlement proceeds (note 4)    589          -        -
Administrative expenses                                                     2,629      1,637      930
                                                                           ------     ------   ------

                                                                            3,218      1,637      930
                                                                           ======     ======   ======

The gross (loss) was:                                                        (244)   (16,181)    (191)
                                                                           ======     ======   ======


                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 6 - OPERATING LOSS

The operating loss has been arrived at after charging the following:


                                                                             1996       1995     1994
                                                                             $000       $000     $000
                                                                             ----       ----     ----
Auditors' remuneration - audit                                                188         48       30
Auditors' remuneration - non-audit services                                    41         68      103
Depreciation, depletion and amortization of tangible fixed assets              56         63        3
 (excluding oil and gas assets)
Depreciation, depletion and amortization of oil and gas fixed assets        1,612     14,881      125
 (including ceiling test write-down)
Lease costs on buildings                                                       35         62       41
Hire of plant and equipment                                                    78          4       42
                                                                           ------     ------   ------



In the year ended April 30, 1995, in addition to the $68,000 charged to the profit and loss account , $129,000 of fees paid to KPMG were charged to the share premium account in connection with the placing and open offer which was completed on May 9, 1995.

NOTE 7 - EXCEPTIONAL AMOUNTS WRITTEN OFF INVESTMENTS


Following the removal of Mr. O'Brien, the Group reviewed its portfolio of investments, unlisted investments and joint venture interests. It was considered unlikely that significant amounts would be recovered from the Tatarstan investment or from the Geos joint venture. Accordingly, charges have been made to the profit and loss account in the years ended April 30, 1995 and 1996 in respect of costs incurred in relation to these investments.


NOTE 8 - INTEREST (NET)


                                                                          1996    1995    1994
                                                                          $000    $000    $000
                                                                          ----    ----    ----
Interest receivable                                                        257      49      69
Interest payable on bank loans and overdrafts wholly repayable within
 five years                                                                (28)   (163)   (125)
                                                                         -----   -----   -----

                                                                           229    (114)    (56)
                                                                         =====   =====   =====


NOTE 9 - TAXATION


No material charge to UK corporation tax or US federal income tax arises on the results for the year to April 30, 1996 (1995:$nil, 1994:$nil) due to the availability of substantial losses for taxation purposes.


Deferred taxation has not been provided as at April 30, 1996 as sufficient losses exist to extinguish potential deferred liabilities (1995: $nil; 1994:
$nil).

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 10 - LOSS PER SHARE

The calculation of loss per share is based upon the following:


                                            1996         1995        1994
                                     -----------  -----------  ----------
Loss for the period ($000)                 3,593       18,213       1,177
                                     ===========  ===========  ==========

Weighted average number of shares    317,175,674  140,416,616  99,598,313
                                     ===========  ===========  ==========

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 11 - NET PROPERTY, PLANT AND EQUIPMENT


                                FREEHOLD
                                LAND AND  OIL AND GAS   FIXTURES &
                                BUILDING    INTERESTS    EQUIPMENT     TOTAL
                                    $000         $000         $000      $000
                                --------  -----------   ----------   -------
COST
At May 1, 1994                         -       16,150           55    16,205
Additions                              -        6,220           49     6,269
Acquisitions                         104        2,012          148     2,264
Disposals                              -            -          (29)      (29)
                                    ----      -------        -----   -------

At May 1, 1995                       104       24,382          223    24,709
Additions                              -        1,657           15     1,672
Disposals                              -         (735)        (125)     (860)
                                    ----      -------        -----   -------

At April 30, 1996                    104       25,304          113    25,521
                                    ====      =======        =====   =======

DEPRECIATION, DEPLETION AND
 AMORTIZATION

At May 1, 1994                         -        1,704           17     1,721
Charge for the year                    1            -           62        63
Exceptional charge                     -       14,881            -    14,881
Transfer to current assets             -            -           (3)       (3)
                                    ----      -------        -----   -------

At May 1, 1995                         1       16,585           76    16,662
Charge for the year                    3        1,612           53     1,668
Disposals                              -            -         (120)     (120)
                                    ----      -------        -----   -------

At April 30, 1996                      4       18,197            9    18,210
                                    ====      =======        =====   =======
NET BOOK VALUE

At April 30, 1996                    100        7,107          104     7,311
                                    ====      =======        =====   =======

At April 30, 1995                    103        7,797          147     8,047
                                    ====      =======        =====   =======


A substantial portion of the Group's oil and gas exploration, development and production activities are conducted jointly with others.

All of the Group's producing oil and gas interests are located in one onshore US oil and gas pool.


As at April 30, 1995 the Group had an interest in the Donkerbroek field, a non-producing pre-development field located off-shore The Netherlands which had not been included in the full cost pool and had not been subject to depletion. On June 5, 1995, the Group sold this interest for consideration after associated costs of $398,000. On July 12, 1995, the Group sold its oil and gas interests in Colorado, USA for net consideration of $283,000.


Freehold land of $25,000 is not depreciated.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 12 - INVESTMENTS


                                                                        $000
                                                                        ----
Cost and net book value
At May 1, 1994
Additions                                                                590
Amounts written off                                                      165
Disposal                                                                (464)
                                                                        (291)
                                                                       -----
At May 1, 1995
Additions                                                                  -
Amounts written off                                                      201
Disposal                                                                (201)
                                                                           -
                                                                       -----
At April 30, 1996
                                                                           -
                                                                       =====



As explained in note 7, an exceptional charge of $201,000 (1995: $464,000) was made in the year ended April 30, 1996 relating to the investment in Tatarstan and Geos joint venture.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 13 - PRINCIPAL SUBSIDIARIES

The principal subsidiaries of the Company all of which were wholly owned at April 30, 1996, were as follows:-


                                                    ISSUED AND
                                  PLACE OF          FULLY PAID           %
                                  REGISTRATION      SHARE CAPITAL      OWNED   NATURE OF BUSINESS
                                  ------------      -------------      -----   ------------------
Alliance Resources (USA) Inc.     USA               2,000              100     Oil and gas
                                                    common                     exploration and
                                                    shares US$1                production
                                                    each

Manx Petroleum Plc*               England           2,585,705          100     Oil services
                                                    ordinary
                                                    shares of 5p
                                                    each and
                                                    1,300,000
                                                    non-voting
                                                    deferred
                                                    shares of 95p
                                                    each

Celtic Basin Oil                  England           621,110            100     Oil and gas
Exploration Ltd                                     ordinary                   exploration and
                                                    shares of (Pounds)1        production
                                                    each

Source Petroleum Inc.             USA               100 common         100     Oil and gas
                                                    shares of                  exploration and
                                                    US$1 each                  production

Alliance Resources Group Inc.*    USA               100 common         100     Investment
                                                    shares of
                                                    US$1 each

ARNO Inc.                         USA               100 common         100     Oil and gas
                                                    shares of no               exploration and
                                                    par value                  production

ARCOL Inc.                        USA               100 common         100     Oil and gas
                                                    shares of no               exploration and
                                                    par value                  production


*  owned directly by the Company.

The place of registration of each subsidiary undertaking is also its principal country of operation.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 14 - ACCOUNTS RECEIVABLE


                                                            1996    1995
                                                          $  000  $  000
                                                          ------  ------
Due within one year:
Trade debtors                                                736     626
Other debtors                                                557     484
Prepayments and accrued income                                64      88
                                                          ------  ------

                                                           1,357   1,198
                                                          ======  ======


NOTE 15 - CURRENT LIABILITIES


                                                            1996    1995
                                                          $  000  $  000
                                                          ------  ------
Bank loans (secured)                                          37     321
Bank overdrafts                                                -      45
Trade creditors                                            1,279   2,574
Other creditors including taxation and social security       677   2,945
Development loans and other loans                              5   2,356
Accruals                                                       -   1,262
                                                          ------  ------

                                                           1,998   9,503
                                                          ======  ======


Development loans represented specific loans granted during the year ended April 30, 1995 to provide funds for drilling and developing the Valentine #14 well.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 16 - LONG-TERM DEBT AND OTHER LIABILITIES


                                                           1996     1995
                                                          $ 000   $   000
                                                          -----   -------
Bank loans (secured)                                          -       620
Trade creditors                                               -        30
Other loans (secured)                                        92       620
                                                          -----   -------

                                                             92     1,270
                                                          =====   =======


Bank loans and overdrafts were repayable as follows:


                                                                 1996      1995
                                                                $ 000   $   000
                                                                -----   -------
Less than one year (see note 15)                                   37       366
Between one and two years                                           -       311
Between two and five years                                          -       309
                                                                -----   -------

                                                                   37       986

Less: amounts included in current liabilities                     (37)     (366)
                                                                -----   -------

Amounts due after more than one year                                -       620
                                                                =====   =======


Development loans and other loans were repayable as follows:


                                                                 1996      1995
                                                                $ 000   $   000
                                                                -----   -------
Less than one year (see note 15)                                    5     2,356
Between one and two years                                           6       560
Between two and five years                                         21        42
After five years                                                   65        18
                                                                -----   -------

                                                                   97     2,976
Less: amounts included in current liabilities                      (5)   (2,356)
                                                                -----   -------

Amounts due after more than one year                               92       620
                                                                =====   =======

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

The bank loan as at April 30, 1995, of $620,000 falling due after more than one year and $308,000 falling due within one year, was repayable in equal monthly instalments by June 6, 1998 at a fixed rate of interest of 8% and was secured by a $3,000,000 collateral mortgage and security interests in certain mineral leases of the Group. This loan was repaid after April 30, 1995 from the proceeds of the placing and open offer which was completed on May 9, 1995.


Other loans as at April 30, 1996 and April 30, 1995 comprised a $92,000 (1995:$95,000) loan repayable in instalments, bearing interest at 9% per annum, which was secured on the Group's freehold land and buildings. Also included in other loans at April 30, 1995 a $525,000 loan which was free of interest and secured upon certain mineral leases of the Group.

Further information in relation to development loans is set out in note 25.

NOTE 17 - SHARE CAPITAL


                                              1996          1995
                                      ------------  ------------
Authorized
- ordinary shares of 1p each           465,000,000   216,000,000
                                      ============  ============

Allotted, called up and fully paid
- ordinary shares of 1p each           324,152,633   161,403,971
                                      ============  ============



                                              1996          1995
AMOUNT IN STERLING                     (Pounds)000   (Pounds)000
                                      ------------  ------------
Authorized
- ordinary shares of 1p each                 4,650         2,160
                                      ------------  ------------

Allotted, called up and fully paid
- ordinary shares of 1p each                 3,242         1,614
                                      ============  ============



                                              1996          1995
AMOUNT IN US DOLLARS                  $        000  $        000
                                      ------------  ------------
Allotted, called up and fully paid
- ordinary shares of 1p each                 5,105         2,524
                                      ============  ============



AUTHORIZED SHARE CAPITAL


On May 4, 1995, the authorized share capital of the Company was increased to 465,000,000 ordinary shares of 1p nominal value by the creation of an additional 249,000,000 ordinary shares of 1p each, ranking pari passu with the existing ordinary shares.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

ISSUE OF SHARES

The following 1p ordinary shares were issued in the year to April 30, 1996:

(i) on May 9, 1995, 18,426,500 ordinary shares were issued in part consideration for the acquisition of a portfolio of oil and gas assets in the US from North American Gas Investment Trust PLC that had been made during the year ended 30 April 1995;

(ii) on May 10, 1995, 127,470,196 ordinary shares were issued at 6p per share by way of a placing and open offer which raised net proceeds of US$11,663,000 after share issue costs of US$443,000;

(iii) on May 9, 1995, 10,351,966 ordinary shares were issued at 6p in part repayment of a development loan from Progas Holdings Limited;

(iv) on July 19, 1995, 1,500,000 ordinary shares were issued in consideration for the acquisition of all the issued 'A' ordinary share capital of Geological Forecast Technology Limited;

(v) on November 27, 1995, 5,000,000 ordinary shares were issued as final consideration for the repayment of a development loan from North American Gas Investment Trust PLC that had been made during the year ended April 30, 1995.


SHARE OPTIONS


On June 15, 1995, the following share options were granted pursuant to Alliance Resources Plc Share Option Scheme (No. 1) to directors and employees of the Company, exercisable at 6p per share.

        John X F O'Brien    2,500,000 options
        Nicholas C Gray     1,500,000 options
        Other employees     1,325,000 options

At April 30, 1996 all options had ceased to be exercisable and have subsequently lapsed.


At the time of issue of the 1996 financial statements, there were no options granted under the schemes but the Board has resolved that the following share options be granted to the following executive directors:

        John A Keenan       6,000,000 options
        H Brian K Williams  2,500,000 options
        Paul R Fenemore     1,000,000 options


Such options were to be granted at an appropriate time and at a price to be determined in accordance with the provisions of the Company's Share Option Scheme.


By an agreement dated March 31, 1994, the Company granted to John Duncan and Co Limited an option to subscribe for 2,000,000 ordinary shares at 7.25p per share in consideration for professional services. The option is exercisable in whole or in part at any time from January 1, 1998 up to and including December 31, 2001.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 18 - SHARES TO BE ISSUED

Shares to be issued at April 30, 1995 represent the remainder of the consideration payable on the acquisition of a portfolio of oil and gas assets in the US from North American Gas Investment Trust PLC, made during the year to April 30, 1995 and consideration payable in repayment of a development loan from North American Gas Investment Trust PLC.


                                                                     $  000
                                                                     ------
Shares in respect of acquisition (issued on May 9, 1995)              1,780
Shares in respect of loan repayment (issued on November 27, 1995)       250
                                                                     ------

                                                                      2,030
                                                                     ======


Consideration given on May 9, 1995 and November 27, 1995 was made up of 18,426,500 and 5,000,000 ordinary shares of 1p each respectively issued at a premium. Aggregate increases in share capital and share premium were as follows:


                                                 $  000  $  000
                                                 ------  ------
Share capital issued on May 9, 1995                 297
Share capital issued on November 27, 1995            80
                                                 ------

                                                            377
Premium on shares issued on May 9, 1995           1,483
Premium on shares issued on November 27, 1995       170
                                                 ------

                                                          1,653
                                                         ------

                                                          2,030
                                                         ======


NOTE 19 - SPECIAL RESERVE


The special reserve of $4,300,000 at April 30, 1995 was set up as a result of a reduction of share capital and share premium account approved by the High Court on October 5, 1994 and was subject to restrictions imposed by the Court. These restrictions were to become inoperative when new consideration of an equivalent amount was received on shares issued after October 6, 1994. This occurred on May 9, 1995 and, accordingly, the reserve has been transferred to the accumulated profit and loss account.

                     ALLIANCE RESOURCES PLC AND SUBSIDIARY

NOTE 20 - RECONCILIATION OF OPERATING LOSS TO NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES


                                                                        1996      1995       1994
                                                                     $   000   $    000   $   000
                                                                     -------   --------   -------
Operating loss                                                        (3,462)   (17,818)   (1,121)
Exceptional amounts written off                                            -     14,881         -
Profit on sale of investments                                            (51)         -         -
Depreciation, depletion and amortization of oil and gas interests      1,612          -       125
Depreciation of non-oil and gas interests                                 56         63         3
(Increase)/decrease in debtors                                          (138)       114       601
(Decrease)/increase in creditors                                      (3,416)     4,747    (1,205)
                                                                     -------   --------   -------

Net cash (outflow)/inflow from operating activities                   (5,399)     1,987    (1,597)
                                                                     =======   ========   =======

                     ALLIANCE RESOURCES PLC AND SUBSIDIARY

NOTE 21 - ANALYSIS OF CHANGES IN FINANCING





                                                                     NOTES     OTHER      BANK      SHARE
                                                                     PAYABLE   LOANS      LOANS     CAPITAL
                                                                      $   000   $    000   $   000    $   000
                                                                     -------   --------   -------    -------
Balance at May 1, 1993                                                   483          -       965      9,486
Issues of shares for non-cash consideration                                -          -         -      2,496
Proceeds from issue of shares                                              -          -         -      6,031
Share issue cost                                                           -          -         -       (512)
Repayment of notes payable                                              (483)         -         -          -
Exchange gain                                                              -          -       (15)         -
Bank borrowings                                                            -          -       260          -
                                                                     -------   --------   -------    -------

Balance at April 30, 1994                                                  -          -     1,210     17,501
                                                                           -
Issue of shares for non-cash consideration                                 -          -         -      2,781
Shares to be issued for non-cash consideration                             -          -         -      2,030
Share issue costs                                                          -          -         -       (317)
Non-cash share capital reduction                                           -          -         -     (4,818)
Repayment of bank borrowings                                               -          -      (269)         -
Proceeds from development loans                                            -      2,351         -          -
Loans in connection with Source acquisition                                -        625         -          -
                                                                     -------   --------   -------    -------

Balance at April 30, 1995                                                  -      2,976       941     17,177
Issue of shares for non-cash consideration                                 -     (1,000)        -      1,142
Proceeds from issue of shares                                              -          -         -     12,087
Share issue costs                                                          -          -         -       (443)
Non-cash transfer of special reserve                                       -          -         -     (4,300)
Repayment of bank borrowings                                               -          -      (904)         -
Repayment of development loans                                             -     (1,351)        -          -
Repayment of other loans                                                   -       (528)        -          -
                                                                     -------   --------   -------    -------

Balance at April 30, 1996                                                  -         97        37     25,663
                                                                     =======   ========   =======    =======


Other loans include development loans and other loans disclosed in notes 15 and 16.
Share capital includes shares to be issued, share premium, merger reserve and special reserve.

                     ALLIANCE RESOURCES PLC AND SUBSIDIARY

NOTE 22 - ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS


                                                                           $000
Balance at May 1, 1993                                                     (375)
Net cash inflow                                                             181
                                                                          -----

Balance at May 1, 1994                                                     (194)
Net cash inflow                                                             213
                                                                          -----

Balance at April 30, 1995                                                    19
Net cash inflow                                                           1,158
                                                                          -----

Balance at April 30, 1996                                                 1,177
                                                                          =====




Analysis of the balances of cash and cash equivalents as shown on the consolidated balance sheets:


                                                          1996    1995     1994
                                                         $  000  $  000   $  000
                                                         ------  ------   ------
Cash and cash equivalents                                 1,177      64      288
Bank overdrafts                                               -     (45)    (482)
                                                         ------  ------   ------

                                                          1,177      19     (194)
                                                         ======  ======   ======

                     ALLIANCE RESOURCES PLC AND SUBSIDIARY

NOTE 23 - ACQUISITIONS.


On January 25, 1995 the Group acquired Source Petroleum Inc. ("Source"), an oil and gas exploration and production company. The acquisition has been accounted for using the acquisition method of accounting. The following summarizes the fair value ascribed at the date of acquisition:


Net assets acquired:     $   000
                         -------
Tangible fixed assets      2,264
Debtors                      340
Bank overdraft               (28)
Creditors                 (1,210)
                         -------

                           1,366
                         =======

Acquisition cost:
Shares allotted              453
Cash                         913
                         -------

                           1,366
                         =======



The consideration for the acquisition was satisfied by the issue of 3,205,128 ordinary shares and cash of $800,000. $113,000 was expended in costs connected with the acquisition.


The amounts attributed to the assets and liabilities of Source represent estimates of fair market values at the date of acquisition. These amounts were the same as the book values at acquisition, except that the net book value of tangible fixed assets was $1,871,000 with the fair value uplift being $393,000 and the net book value of creditors was $1,611,000 with the fair value attributed being $1,210,000.


The effect of the acquisition on the Group's results for the year to April 30, 1995 was to increase the loss for the financial year by $20,000. Unaudited financial statements of Source for the five month period ended April 30, 1995 showed a loss for the period of $20,000.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 24 - EMPLOYEES





                                                                                                         1996       1995       1994
                                                                                                        $ 000      $ 000      $ 000
                                                                                                        -----      -----      -----
Staff costs (including Executive Directors)
     Salaries and wages                                                                                   661        443        215
     Social security costs                                                                                 82         16          6
     Termination costs                                                                                    178          -          -
     Other pension costs                                                                                    7          -          -
                                                                                                        -----      -----      -----
                                                                                                          928        459        221
                                                                                                        =====      =====      =====

                                                                                                         1996       1995       1994
                                                                                                        $ 000      $ 000      $ 000
                                                                                                        -----      -----      -----
Aggregate directors' emoluments (including pension contributions) were:
   as directors                                                                                            46          9          7
   for management services
     salaries                                                                                             341        216        137
     benefits-in-kind                                                                                       4          -          -
     pension contributions                                                                                  7          -          -
     fees to third parties                                                                                 26          -          -
Payments to former directors in respect of
 termination of contracts                                                                                 156          -          -
                                                                                                        -----      -----      -----
                                                                                                          580        225        144
                                                                                                        =====      =====      =====

The average number of persons employed by the Group, including Executive Directors, were as follows:

                                                                                                         1996       1995       1994
                                                                                                        $ 000      $ 000      $ 000
                                                                                                        -----      -----      -----
Management and administration                                                                               8          9          5
Technical and operational                                                                                   7         11          -
                                                                                                        -----      -----      -----
                                                                                                           15         20          5
                                                                                                        =====      =====      =====

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 25 - DIRECTORS' AND RELATED PARTY TRANSACTIONS

Transactions related with parties now known to be connected with Mr. O'Brien are dealt with in note 4.

The following related party transactions occurred with North American Gas Investment Trust PLC (NAGIT) which on May 9, 1995 became a substantial shareholder of the Company:

(i)     July 29, 1994, the Group had entered into a loan agreement with NAGIT.

        The main terms of the interest free loan were:


        . a facility of $250,000 to be drawn down solely for the purpose of drilling the Valentine #14 well;

        . if the well was successful in improving commercially recoverable quantities of oil and gas, the capital drawn down together with a 100% premium would be payable to NAGIT from production at 30% of gross production revenues for the first 125 days, 50% of gross production thereafter to 365 days after which settlement of the remaining balance would be made in shares;


       . if the well was abandoned, NAGIT was entitled to repayment in shares to the lesser of 5,000,000 ordinary shares of 1p each and the number of ordinary shares of 1p each to the value of $250,000;


       . if drilling was suspended for more than 30 days due to lack of funds, NAGIT was entitled to repayment in shares to the value of $250,000.

       The full amount of the facility was drawn down.


       As Mr. O'Brien appeared to have fraudulently misrepresented that the Valentine #14 well was successful, on various dates between June 6, 1995 and July 19, 1995 $347,307 in aggregate was originally paid to NAGIT representing payments from production volumes. Subsequent to the discovery of the fraudulent misrepresentation concerning the Valentine #14 well, this amount was off-set against the $1,300,000 cash element of the purchase and sale agreement with NAGIT (see(ii) below).


       At April 30, 1995 $250,000 was included as shares to be issued in respect of this agreement. These shares were issued on November 27, 1995 as discussed in note 17.


(ii) on January 25, 1995, NAGIT lent the Group $1,200,000 bearing interest at 7% per annum for assistance in the financing of the acquisition of Source Petroleum Inc and to provide additional working capital. At April 30, 1995, $1,200,000 was outstanding and included in development loans and this amount was repaid from the proceeds of the placing and open offer on May 9, 1995;

(iii) on April 10, 1995, the Group entered into a purchase and sale agreement with NAGIT.

       The main terms of the agreement were:

       . the Group would purchase a portfolio of producing properties located in the US with an effective date of January 1, 1995;


       . consideration for the acquisition would comprise $1,300,000 in cash and the issue of 18,426,500 ordinary shares;

                ALLIANCE RESOURCE PLC AND SUBSIDIARY COMPANIES

     The 18,426,500 ordinary shares are included as shares to be issued at April 30, 1995 at $1,780,000. The 18,426,500 ordinary shares were issued to NAGIT on May 9, 1995. At April 30, 1995 $1,300,000 was included in other creditors. This was settled by the payment on various dates of an aggregate amount of $347,307 and a payment on November 1, 1995 of $906,000.


NOTE 26 - SUBSEQUENT EVENTS


On August 13, 1996 the Company announced that it had entered into a conditional agreement to effect a merger ("Merger") with LaTex Resources, Inc. ("LaTex"), a company listed on the NASDAQ. As a result of the Merger, the Company will issue to the LaTex shareholders shares of the Company which will equal approximately 72% of the Company's issued shares after the Merger. The Company's shareholders will own approximately 28% of the issued shares after the Merger. As a condition of the Merger, the Company will effect a share consolidation, with the result that each 40 shares that the Company's shareholders currently own will be converted into one share of the Company; the shares issued to the LaTex shareholders will be adjusted to take this consolidation into account. At the Company's request, The London Stock Exchange has suspended the listing of the Company's shares pending further details of the reorganization of the Company.

Alliance's directors have reached agreement in principle with LaTex's lenders that LaTex's current facility will be amended with the principal effect that capital repayments will be suspended until 18 months following completion of the Merger. The directors consider that the amended facility will provide a sound financial base for the enlarged group. The Merger is conditional upon a suitable facility being finalized.

On August 13, 1996, the Company also announced that it has agreed terms to stay its current litigation against Mr. John O'Brien, its former Chief Executive and other companies beneficially owned by Mr. O'Brien. Mr. O'Brien has also withdrawn a counterclaim made against the Company (see note 4).

Other transactions occurred subsequent to April 30, 1996 as follows:


(i) On May 13, 1996 the Group announced that one of its US subsidiaries ARNO Inc had reached agreement on the sale of its interest in four leases comprising the McPac field, Matagorda Island, offshore Texas to Louisiana Land and Exploration Company for a cash consideration of $525,000. The Group's interest in these blocks varied between 4.2% and 6.3% and its interest in the McPac platform was 6.3%. On May 30, 1996, the Group completed this transaction and the gross consideration was adjusted to reflect the impact of the effective date of January 1, 1996 and a gas overlift imbalance. This resulted in a net cash consideration of $432,000, which has been taken as a credit against the carrying cost of the Group's oil and gas assets in the year to April 30, 1997.


(ii) On August 15, 1996 the Group disposed of its interest in 4 leases comprising the Provident City field, Lavaca County, onshore Texas to Shana Petroleum for a net cash consideration of $435,000. The Groups' working interest in these blocks varied between 17.7% and 42.4%. The proceeds of the sale have been taken as a credit against the carrying cost of the Group's oil and gas assets in the year to April 30, 1997.


(iii) In August 1996 the Company transferred its interest in Geological Forecast Technology Ltd by transferring its 50 'A' shares to Geos Seismology Limited as part of a final settlement of an action brought by the latter.


(iv) On October 3, 1996, the Group announced that one of its US subsidiaries ARNO Inc had reached agreement for the sale of its interests in three US oil and gas fields to BWAB Incorporated for a cash consideration of $1,425,000. The disposal covered the Group's interests in the Frost, Gilmer South and Mocane Laverne fields, which are located in Texas and Oklahoma and had combined remaining reserves of 25,920 barrels of oil and 1,720 million cubic feet of gas as at May 1, 1996, representing approximately 16% of the Group's total proved and probable reserves. The interests comprised 26 wells and the working interests in those wells varied between 5%

                ALLIANCE RESOURCE PLC AND SUBSIDIARY COMPANIES and 28%. The proceeds of the sale have been taken as a credit against the carrying cost of the Group's oil and gas assets in the year to April 30, 1997.

NOTE 27 - LITIGATION AND CONTINGENCIES

The Group is party to the following litigation:


(i) the Group is seeking to recover $1,300,000 of unpaid drilling costs from Drexco Inc, with Drexco Inc and H Huizenga claiming unspecified damages in respect of conduct, and removal of Alliance Resources (USA) Inc as operator of the Valentine field. The Group has obtained legal advice and will vigorously prosecute its claim against Drexco Inc. The Group denies the counter claim and will vigorously defend the matter;


(ii) the Group has received, on September 12, 1996, a writ from Best Royalties Plc claiming $186,368 and a declaration that they are entitled to a sum equal to 40% of Alliance (USA) Inc's net cash proceeds received from the Arrowhead well (and payment of the said sum), alternatively damages, plus interest thereon. The Group denies the claim and will vigorously defend this matter;


(iii) Ernest M Closuit et al. have asserted a claim against the Group for alleged underpayment of amounts due for Closuit et al.'s interest in the Buller No. 2 well in the South Elton field and have further claimed an interest in past and future production from certain other wells in the field. Total claims amount to approximately $1,200,000. Discovery has just begun. The Group denies all allegations and claims and will vigorously defend this matter;


(iv) the directors have not been notified and do not expect to be notified of any claims arising from the alleged fraudulent activities of Mr. O'Brien.


NOTE 28 - CAPITAL COMMITMENTS


The capital commitments in respect of drilling costs for the forthcoming year which are authorized but not contracted are as follows:


                       APRIL 30, 1994    APRIL 30, 1996    APRIL 30, 1995
                                 $000              $000              $000
                       --------------    --------------    --------------
Capital commitments                 -             5,300             6,037
                               ======            ======            ======

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 29 - SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company's accounting policies conform with United Kingdom generally accepted accounting principles ("UK GAAP") which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). Differences which have a significant effect on the consolidated profit after tax (net income) and shareholders' equity of the group are set out below.

(a)  Ceiling tests

A ceiling test has been carried out, in accordance with UK GAAP on an annual basis, to determine the maximum net book amount of expenditure within the cost pool of oil and gas assets which may be recognized. The ceiling test is based on the Company's best estimate of the future cash flows from the underlying properties. Under US GAAP, SEC regulations require ceiling tests to be computed at current prices discounted to present value at 10%.

Under UK GAAP a ceiling test deficit should be written off to expense only if it indicated a permanent diminution in value. Under US GAAP any deficit should be charged immediately to the profit and loss account.

(b)  Goodwill

Under UK GAAP goodwill arising on acquisitions has been set off directly against reserves. Under US GAAP, goodwill arising from acquisitions is capitalized and amortized over its estimated useful life. However, following irregularities mentioned above, US GAAP requires the balance to be written of in 1995.


(c)  Estimated proceeds of Alliance shares

As set out in note 4, the Company has recognized an exceptional credit of $272,000 relating to the right to receive the proceeds of the sale of Alliance shares resulting from the settlement with Mr. O'Brien under UK GAAP. Under US GAAP, such proceeds are recognized only on receipt.

(d)  Statements of cash flows

The Company has adopted United Kingdom Financial Reporting Standard No. 1 "Cash Flow Statements" ("FRS 1"). Its objectives and principles are similar to those set out in the US Statement of Financial Standards No. 95 "Statement of Cash Flows" ("SFAS 95"). The principal difference between the standards relates to classification. Under FRS 1, the Company presents its cash flows from (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and (e) financing activities. SFAS 95 requires only three categories of cash flow activity: (a) operating; (b) investing; and (c) financing. Cash flows and taxation and returns on investments and servicing of finance shown under FRS 1 would, with the exception of dividends paid, be included as operating activities under SFAS 95. The payment of dividends would be included as a financing activity under SFAS 95.

For purposes of reporting cash flows, all cash at bank and in hand and bank overdrafts repayable on demand are considered cash equivalents.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

EFFECT ON PROFIT AFTER TAX OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP AND US
GAAP:



                                              Reference
                                               to note
                                                above                          Year ended April 30
                                              ----------                 -----------------------------------
                                                                               1996               1995
                                                                               $000               $000
                                                                         ----------------   ----------------
(Loss) after tax under UK GAAP                                              (3,593)           (18,213)
Adjustments:
Ceiling test                                  a)                                  -            (2,428)
Resulting adjustment to depletion
of oil and gas interests                                                        437                  -
Goodwill                                      b)                                  -            (1,000)

Estimated proceeds of Alliance
shares                                        c)                              (272)                  -
                                                                          --------            --------

Approximate (loss) after tax,
adjusted for US GAAP                                                        (3,428)           (21,641)
                                                                         ==========          =========

Approximate (loss) per Ordinary
Share (primary), adjusted for US
GAAP (cents)                                                                  (1.1)             (15.4)
                                                                         ==========         ==========

(Loss) per Ordinary Share, UK
 GAAP (cents)                                                                 (1.1)             (13.0)
                                                                          =========         ==========



EFFECT ON STOCKHOLDERS' EQUITY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP AND US
GAAP:


                                                         Reference
                                                          to note
                                                           above      As at April 30,
                                                         ---------   ---------------------
                                                                        1996      1995
                                                                     ---------- ----------
                                                                     $   000    $  000
Stockholders' equity under UK GAAP                                     7,755    (1,438)
Adjustments:
Ceiling test                                             a)           (1,991)   (2,428)
Estimated proceeds of Alliance shares                    c)             (272)        -
                                                                     -------   -------

Approximate stockholders' equity in
 accordance with US GAAP                                               5,492    (3,866)
                                                                     =======   =======

                            ALLIANCE RESOURCES PLC

                  SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)


The following supplemental information on oil and gas exploration and production activities of the group is presented in accordance with Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing Activities" ("FAS 69").


ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES


The Group's estimated proved developed and undeveloped reserves of oil and gas and changes thereto for the years 1994, 1995 and 1996 and proved developed reserves of oil and gas at each year end are set forth in the following table.


Ryder Scott Company, an independent firm of petroleum engineers carried out an evaluation of approximately 71% of the group's proved reserves for the year ended April 30, 1996 and 100% of the group's reserves as of April 30, 1995. The reserves estimated as of April 30, 1994 are based on an evaluation carried out by Metrovest, an independent firm of petroleum engineers, as of January 1, 1994, flexed for production to April 30, 1994.


Proved reserves are reserves of crude oil, condensate, natural gas and natural gas liquids and are estimated quantities as of a specific date, which geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing economic and operating conditions.


Due to the inherent uncertainties and the limited nature of reservoir data, estimates of reserve quantities are subject to change over time as additional information becomes available.


                                           1996           1995              1994
                                    -------------   ----------------  ---------------
                                     Oil    Gas      Oil      Gas      Oil      Gas
                                    -----  ------  -------  --------  ------  -------
Proved developed and undeveloped
 reserves:
Beginning of year                    468   3,058    1,475    47,673   1,220    5,919
Revisions of previous estimates      274     (72)  (1,441)  (47,607)      -        -
Improved recovery                    114       -        -         -       -        -
Purchases of minerals in place         -       -      481     3,230       -        -
Sales of minerals in place          (103)      -        -         -       -        -
Extensions and discoveries             -       -        -         -     282   41,909
Production                          (125)   (602)     (47)     (238)    (27)    (153)
                                    ----   -----   ------   -------   -----   ------
End of year                          628   2,384      468     3,058   1,475   47,675
                                    ====   =====   ======   =======   =====   ======

Proved developed reserves:
Beginning of year                    303   2,083      232       314     356      127
                                    ====   =====   ======   =======   =====   ======
End of year                          628   2,384      303     2,083     232      314
                                    ====   =====   ======   =======   =====   ======



Oil reserves, which include condensate and natural gas liquids, are stated in thousands of barrels and gas reserves are stated in millions of cubic feet.


Subsequent to April 30, 1996, Alliance has sold substantial properties. See "Alliance-Recent Developments". The reserves attributable to those properties accounted for approximately 25% of Alliance's proved reserves at April 30, 1996.

                            ALLIANCE RESOURCES PLC
                  SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)


CAPITALIZED COSTS RELATED TO OIL AND GAS PRODUCING ACTIVITIES


The following table summarizes capitalized costs for oil and gas exploration and production activities and the related accumulated depreciation, depletion and amortization under UK GAAP.


                                                            1996      1995
                                                         -------   -------
                                                           ($000)    ($000)
                                                         -------   -------
At April 30
Unproved properties                                          118       398
Proved properties                                         25,186    23,984
                                                         -------   -------
Total before depreciation, depletion and amortization     25,304    24,382
Accumulated depreciation, depletion and amortization     (18,197)  (16,585)
                                                         -------   -------
Net capitalized costs                                      7,107     7,797
                                                         =======   =======



COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES


The following table sets forth costs incurred in oil and gas property acquisition, exploration and development activities under UK GAAP.


                               1996    1995    1994
                             ------  ------  ------
                             $  000  $  000  $  000
                             ------  ------  ------

Property acquisitions
  unproved                      118       -       -
  proved                        794   5,092     506
Exploration and appraisal         -      20       -
Development                     745   3,120   3,500
                             ------  ------  ------
Total costs incurred          1,657   8,232   4,006
                             ======  ======  ======

                            ALLIANCE RESOURCES PLC
                  SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)


RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES


The following sets forth certain information with respect to the Company's results of operations from oil and gas producing activities for the years ended April 30, 1994, 1995 and 1996 under UK GAAP. All of the Company's oil and gas producing activities are located within the United States.


                                                 1996       1995    1994
                                              -------   --------   -----
                                              $   000   $    000   $ 000
                                              -------   --------   -----
Revenues                                        3,330      1,169     837
Production Costs                               (1,770)      (756)   (454)
Gross production taxes                           (311)       (94)    (67)
Depreciation depletion and amortization        (1,612)         -    (125)
Write-down of oil and gas properties                -    (14,881)      -
                                              -------   --------   -----
Results of operations before income taxes        (363)   (14,562)    191
Income tax expense                                  -          -       -
                                              -------   --------   -----
Results of operations (excluding corporate
overhead and interest costs)                     (363)   (14,562)    191
                                              =======   ========   =====



STANDARD MEASURE OF DISCONTINUED FUTURE NET CASH FLOWS RELATING TO PROVED CRUDE OIL & GAS RESERVES QUANTITIES


The standardized measure of discounted future net cash flows related to proved crude oil and natural gas reserves is calculated in accordance with the requirements of SFAS 69 and uses reserve definitions as prescribed by the Financial Accounting Standards Board. Estimated future cash flows from production are computed by applying year end prices for crude oil and natural gas and year-end exchange rates to year end quantities of estimated net proved reserves. Future price changes are limited to those provided by contractual arrangements in existence at the end of the reporting year. Future development and production costs are those estimated future expenditures necessary to develop and produce year end estimated proved reserves based on year-end price levels and assuming the continuance of year end economic conditions. Future production costs include estimated abandonment liabilities. Discounted future net cash flows are calculated using 10% mid-period discount factors.

                            ALLIANCE RESOURCES PLC
                  SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)



The information provided below does not represent management's estimate of the Company's expected future cash flows or value of proved reserves. Estimates of proved reserve quantities are imprecise and change over time as new information becomes available and in particular, probable and possible reserves, which may become proved reserves in 1997 or later, are excluded from the calculations. Also, assumptions have been required regarding the timing of future production and the timing and amount of future development and production costs. The calculations assume that economic conditions existing at the end of the reporting year will continue. Other different but equally valid assumptions might lead to significantly different final results. Although calculated in accordance with SFAS 69, the Company therefore cautions against the placing of unwarranted reliance on this information in view of the highly arbitrary nature of the assumptions on which it is based.


                                                            1996      1995
                                                         -------   -------
                                                         $   000   $   000
                                                         -------   -------

Future cash inflows                                       18,402    14,475
Future development and production costs                   (6,622)   (6,909)
                                                         -------   -------
Undiscounted future cash flows before income taxes        11,780     7,566
10% discount                                              (2,883)   (2,500)
                                                         -------   -------
Standardized measure of discounted future net cash
 flows before income taxes                                 8,897     5,066
                                                         =======   =======



Alliance Resources Plc is a UK listed company which was not required to present standardized measure information. Consequently no such information is available as of April 30, 1994 and the information available as of April 30, 1996 and 1995 is only available on a before tax basis. The table above has been produced on the basis of all available information.

                            ALLIANCE RESOURCES PLC
                  SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)


CHANGES IN STANDARDIZED MEASURE DISCOUNTED FUTURE NET CASH FLOWS



                                                     $   000
                                                     -------
Present value at May 1, 1995                           5,066
                                                     -------
Sales of crude oil & natural gas produced, net of
   production costs                                   (1,249)
Net changes in prices and production costs             1,382
Development costs incurred                               734
Changes in future development costs                        3
Revisions of previous quantity estimates               3,346
Sales of minerals in place                              (917)
Accretion of discount                                    532
                                                     -------
Net change for the year                                3,831
                                                     -------
Present value at April 30, 1996                        8,897
                                                     -------

                            ALLIANCE RESOURCES PLC
     UNAUDITED INTERIM STATEMENT FOR THE SIX MONTHS ENDED OCTOBER 31, 1996



                   CONSOLIDATED PROFIT AND LOSS ACCOUNT



                                                   Six months    Six months
                                                     ended         ended       Year ended
                                                    October 31,    October 31   April 30,
                                                     1996            1995         1996
                                                   Unaudited       Unaudited    Audited
                                                  ------------   ------------   -----------
                                                     $000            $000         $000

REVENUES                                                 1,998         1,551        3,686
                                                       -------       -------      -------
COSTS AND EXPENSES:
 Exceptional costs arising from irregularities            (120)         (499)        (589)
 Other operating costs                                  (2,952)       (3,672)      (6,559)
                                                        -------       -------      -------
                                                        (3,072)       (4,171)      (7,148)
                                                        -------       -------      -------

OPERATING LOSS                                          (1,074)       (2,620)      (3,462)
                                                        -------       -------      -------
Other income and deductions:
Interest (net)                                              31           232          229
Exceptional amounts written off investments                  -             -         (201)

Foreign exchange                                            56             -         (159)
                                                        -------       -------      -------
NET LOSS                                                  (987)       (2,388)      (3,593)
                                                        =======       =======      =======

LOSS PER SHARE (CENTS)                                    (0.3)         (0.8)        (1.1)



       CONSOLIDATED STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES



                                                    Six months     Six months
                                                    ended          ended         Year ended
                                                    October 31,    October 31,     April 30,
                                                    1996           1995              1996
                                                    Unaudited      Unaudited       Audited
                                                      $000           $000            $000
                                                   -----------    ------------    ---------
Loss for the financial period                               (987)       (2,388)      (3,593)
Foreign exchange translation                                  35           (31)          --
                                                           ------       -------      -------
TOTAL RECOGNIZED GAINS AND LOSSES FOR THE PERIOD            (952)       (2,419)      (3,593)
                                                           ------       -------      -------

                            ALLIANCE RESOURCES PLC

    UNAUDITED INTERIM STATEMENT FOR THE SIX MONTHS ENDED OCTOBER 31, 1996

                        CONSOLIDATED BALANCE SHEET


                                                       As at             As at
                                                  October 31, 1996   April 30, 1996
                                                     Unaudited          Audited
                                                  ----------------   --------------
                                                       $000               $000
ASSETS

Current assets
Cash and cash equivalents                                    2,515            1,177
Receivables                                                  1,911            1,357
                                                          --------         --------
Total current assets                                         4,426            2,534

Net property, plant and equipment                            4,368            7,311
                                                          --------         --------

Total assets                                                 8,794            9,845
                                                          ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                          1,903            1,998
Long term debt, excluding current installments                  88               92
                                                          --------         --------

Total liabilities                                            1,991            2,090
                                                          --------         --------

Stockholders' equity
Ordinary shares                                              5,105            5,105
Share premiums                                              20,157           20,157
Merge reserve                                                  401              401
Retained earnings                                          (18,860)         (17,908)
                                                          --------         --------

Total stockholders' equity                                   6,803            7,755
                                                          --------         --------
                                                             8,794            9,845
                                                          ========         ========

                            ALLIANCE RESOURCES PLC

    UNAUDITED INTERIM STATEMENT FOR THE SIX MONTHS ENDED OCTOBER 31, 1996


                        CONSOLIDATED CASH FLOW STATEMENT


                                                    Six months ended                        Year ended
                                                        ended          Six months ended      April 30,
                                                    October 31, 1996   October 31, 1995         1996
                                                       Unaudited           Unaudited          Audited
                                                    ----------------  ------------------   -------------
                                                        US $000s           US $000s           US $000s
NET CASH (OUTFLOW) FROM OPERATING ACTIVITIES                    (529)            (4,766)      (5,399)
                                                               ------            -------      -------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
 Interest received                                                35                232          236
 Interest paid                                                    (4)               (31)         (28)
                                                               ------             ------       ------
NET CASH INFLOW FROM RETURNS ON INVESTMENTS AND                   31                201          208
SERVICING OF FINANCE                                             ---                ---          ---

INVESTING ACTIVITIES

 Payments to acquire tangible fixed assets                      (114)            (1,500)      (3,270)
 Payments to acquire investments                                  --                 --          (59)
 Payments associated with Merger expenses                       (246)                --           --
 Receipts from sale of investments                                --                 --           77
 Receipts from sales of tangible fixed assets                  2,227                696          740
                                                              ------             ------       ------

NET CASH INFLOW / (OUTFLOW) FROM INVESTING                     1,867               (804)      (2,512)
 ACTIVITIES                                                   ------             ------       ------

NET CASH / INFLOW (OUTFLOW) BEFORE FINANCING                   1,369             (5,369)      (7,703)
                                                              ------             ------       ------
FINANCING

 Proceeds from issue of shares                                    --             12,087       12,087
                                                              ------             ------       ------
 Share issue costs                                                --               (439)        (443)
 (Decrease) in bank borrowings                                   (27)              (941)        (904)
 (Repayment) of development loans                                 --             (1,351)      (1,351)
 (Repayment) of other loans                                       (4)              (525)        (528)
                                                              ------             ------       ------

NET CASH (OUTFLOW) / INFLOW FROM FINANCING                       (31)             8,831        8,861
                                                              ------             ------       ------

INCREASE IN CASH AND CASH EQUIVALENTS                          1,338              3,462        1,158
                                                               =====             ======       ======




NOTES


1. The comparative figures for the financial year ended April 30, 1996 are not the Group's statutory accounts for that year. Those accounts have been reported on by the Group's auditors and delivered to the Registrar

                            ALLIANCE RESOURCES PLC

    UNAUDITED INTERIM STATEMENT FOR THE SIX MONTHS ENDED OCTOBER 31, 1996

     of Companies. The report of the auditors was unqualified but included a statement regarding the adequacy of the Group's accounting records pending completion of the investigations into the activities of Mr. O'Brien, the former Chief Executive.

2. The interim financial information for the six months ended October 31, 1996 is unaudited and has been prepared in accordance with the accounting policies adopted in the statutory financial statements for the year ended April 30, 1996. The interim results reflect all adjustments which are, in the opinion of the directors, necessary for a fair presentation of the results for the interim periods presented and should be read in conjunction with the Consolidated Financial Statements presented elsewhere in this Proxy Statement. The interim results have been prepared in accordance with UK GAAP which differ in certain significant respects from US GAAP (see below).


3. The comparative figures for the six months ended October 31, 1995 have been extracted from the unaudited interim financial information dated on February 28, 1996.


4. During the six months to October 31, 1996, the Group completed its review of non-core assets and disposed of the non-operated properties owned by the wholly-owned subsidiary ARNO Inc. After depletion, the gross profit attributable to the properties disposed of in the period to October 31, 1996 was insignificant.


5. The exceptional costs arising from irregularities of $120,000 charged in the six months period ended October 31, 1996 relate largely to legal fees incurred in connection with the earlier proceedings against Mr. O'Brien and the subsequent settlement announced on August 13, 1996.


6. Included in debtors of $1,911,000 is an amount of $650,000 relating to professional fees incurred to date on the LaTex merger. It should be noted that this is an interim accounting treatment only and that on completion of the proposed transaction, the expenses relating to the merger itself will be capitalized as part of the cost of acquisition and the expenses relating to the issue of shares will be offset against the share premium account in accordance with the requirements of companies legislation.


7. Loss per share is based on the loss for the six months ended October 31, 1996 and on the weighted average of 324,152,633 ordinary shares of 1p each in issue during the period.


8. The directors do not propose to recommend the payment of an interim dividend.


SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES.


The Company's accounting policies conform with United Kingdom generally accepted accounting principles ("UK GAAP") which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). Differences which have a significant effect on the consolidated profit after tax (net income) and shareholders' equity of the group are set out below.


(a)  Ceiling tests


A ceiling test has been carried out, in accordance with UK GAAP on an annual basis, to determine the maximum net book amount of expenditure within the cost pool of oil and gas assets which may be recognized. The ceiling test is based on the Company's best estimate of the future cash flows from the underlying properties. Under US GAAP, SEC regulations require ceiling tests to be computed at current prices discounted to present value at 10%.


Under UK GAAP a ceiling test deficit should be written off to expense only if it indicated a permanent diminution in value. Under US GAAP any deficit should be charged immediately to the profit and loss account.


(b)  Goodwill


Under UK GAAP goodwill arising on acquisitions has been set off directly against reserves. Under US GAAP, goodwill arising from acquisitions is capitalized and amortized over its estimated useful life. However, following irregularities mentioned above, US GAAP requires the balance to be written off in 1995.

                            ALLIANCE RESOURCES PLC

 UNAUDITED INTERIM STATEMENT FOR THE SIX MONTHS ENDED OCTOBER 31, 1996

(c)  Estimated proceeds of Alliance shares


As set out in note 4, the Company has recognized an exceptional credit of $272,000 relating to the right to receive the proceeds of the sale of Alliance shares resulting from the settlement with Mr. O'Brien under UK GAAP. Under US GAAP, such proceeds are recognized only on receipt.


(d)  Statements of cash flows


The Company has adopted United Kingdom Financial Reporting Standard No. 1 "Cash Flow Statements" ("FRS 1"). Its objectives and principles are similar to those set out in the US Statement of Financial Standards No. 95 "Statement of Cash Flows" ("SFAS 95"). The principal difference between the standards relates to classification. Under FRS 1, the Company presents its cash flows from (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and (e) financing activities. SFAS 95 requires only three categories of cash flow activity: (a) operating; (b) investing; and (c) financing. Cash flows and taxation and returns on investments and servicing of finance shown under FRS 1 would, with the exception of dividends paid, be included as operating activities under SFAS 95. The payment of dividends would be included as a financing activity under SFAS 95.


For purposes of reporting cash flows, all cash at bank and in hand and bank overdrafts repayable on demand are considered cash equivalents.

                            ALLIANCE RESOURCES PLC

 UNAUDITED INTERIM STATEMENT FOR THE SIX MONTHS ENDED OCTOBER 31, 1996


EFFECT OF PROFIT AFTER TAX OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM GAAP AND UNITED STATES GAAP:


                                                           Reference to
                                                            note above     Six months ended October 31
                                                                                1996           1995
                                                                                ----           ----
                                                                                $000           $000

(Loss) after tax under UK GAAP                                                  (987)        (2,388)
Adjustment to depletion consequent upon ceiling test
adjustment                                                            a)         308            270
                                                                               -----        -------
Approximate (loss) after tax adjusted for US GAAP                               (679)        (2,118)
                                                                               =====        =======
Approximate (loss) per Ordinary Share (primary) adjusted
 for US GAAP (cents)                                                            (0.2)          (0.7)

(Loss) per Ordinary Share, UK GAAP (cents)                                      (0.3)          (0.8)





EFFECT ON SHAREHOLDER'S EQUITY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM GAAP AND UNITED STATES GAAP:


                                                    Reference to
                                                     note above     As at October 31
                                                    -------------   ----------------
                                                                      1996      1995
                                                                   -------   -------
                                                                   $   000   $   000

Stockholders' equity under UK GAAP                                   6,803     8,933
Ceiling test and consequent depletion adjustment               a)   (1,683)   (2,158)
Estimated proceeds of Alliance shares                          c)     (295)        -
                                                                   -------   -------
Approximate stockholders' equity in accordance                       4,825     6,775
 with US GAAP                                                      =======   =======

                                                                      APPENDIX A

                                   GLOSSARY

     The terms defined in this Appendix are used throughout this Proxy
Statement.

     Alliance. Alliance Resources Plc, a corporation organized and registered under the laws of England and Wales.


     Alliance Credit Agreement. The Credit Agreement dated March __, 1997 between Alliance and the Bank.


     Bank or Bank of America.  Bank of America NT & SA.


     bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.


     bcf.  One billion cubic feet of natural gas.


     boe. One barrel of oil equivalent using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.


     bopd.  Barrels of oil per day.


     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     Commercial Well. Commercially Productive Well. An oil and gas well which produces oil and natural gas in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.


     Conversion Rate. The rate at which holders of LaTex Shares will be entitled to receive New Alliance Shares in the Merger. The Conversion Rate will be
0.85981 New Alliance Shares for each share of LaTex Common Stock, 2.58201 New Alliance Shares for each share of LaTex Series A Stock, 6.17632 New Alliance Shares for each share of LaTex Series B Stock, and a warrant to purchase 0.85981 New Alliance Shares for each share of LaTex Common Stock subject to warrants issued by LaTex. Fractional New Alliance Shares will not be issed in the merger. Instead, the shares issued to each holder will be rounded to the nearest whole number of New Alliance Shares. No cash will be paid for fractional shares not received.

     Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development Well. A development well is a well drilled within the presently proved productive area of an oil or natural gas reservoir, as indicated by reasonable interpretation of available data, with the objective of completing in that reservoir.

     DGCL.  The Delaware General Corporation Law.

     Dry Hole; Dry Well; Non-Productive Well. A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

     Existing Alliance Shares. The ordinary shares of Alliance, of (Pounds)0.01 each, currently outstanding.

     Exploratory Well. An exploratory well is a well drilled either in search of a new, as-yet undiscovered oil or natural gas reservoir or to greatly extend the known limits of a previously discovered reservoir.

     Forbearance Agreement. An agreement entered into by LaTex Resources, Inc. and the Bank of America under which the Bank of America has agreed to delay enforcement of its rights under the LaTex Credit Agreement.

     GAAP.  Generally accepted accounting principles.

     Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Horizontal Wells. Wells which are drilled at angles greater than 70 degrees from vertical.

     LaTex.  LaTex Resources, Inc., a Delaware corporation.

     LaTex Common Stock.  The common stock, par value $.01 per share, of LaTex.


     LaTex Credit Agreement. The Amended and Restated Credit Agreement dated October 20, 1995 among certain subsidiaries of LaTex and the Bank.

     LaTex Form 10-K. The Annual Report on Form 10-K for the year ended July 31, 1996, of LaTex.

     LaTex Form 10-Q. The Quarterly Report on Form 10-Q for the quarter ended October 31, 1996, of LaTex.

     LaTex Series A Stock. The Series A Convertible Preferred Stock of LaTex, par value $0.01 per share.

     LaTex Series B Stock. The Series B Senior Convertible Preferred Stock of LaTex, par value $0.01 per share.

     LaTex Shares. The LaTex Common Stock, LaTex Series A Stock and LaTex Series B Stock.

     mbbls. One thousand barrels of crude oil or other liquid hydrocarbons.


     mboe.  One thousand BOEs.


     mbtu.  One thousand BTUs.


     mcf.  One thousand cubic feet of natural gas.


     mcfgpd.  Mcf of gas per day.

     Merger. The merger of Alliance Resources (Delaware) Inc., a wholly owned subsidiary of Alliance, into LaTex with the result that LaTex will become a wholly owned subsidiary of Alliance and each outstanding LaTex Share (other than LaTex Shares, if any, held by LaTex in treasury and shares held by a shareholder who has properly exercised his dissent and appraisal rights) will be automatically canceled and LaTex shareholders will receive New Alliance Shares at the Conversion Rate.

     Merger Agreement. The Agreement and Plan of Merger among Alliance, Alliance Resources (Delaware) Inc., a wholly owned subsidiary of Alliance, and LaTex dated as of August 12, 1996, as amended through March 12, 1997, which is included as Appendix B to this Proxy Statement mmbbl.  One million barrels of crude oil or other liquid hydrocarbons.


     mmboe.  One million BOEs.


     mmbtu.  One million BTUs.


     mmcf.  One million cubic feet of natural gas.

     Net Revenue Interest. Production or revenue that is owned by the respective company and produced for its interest after deducting royalties and other similar interests.

     Net Acres or Net Wells. The sum of the fractional working interests owned in gross acres or gross wells.

     New Alliance Shares. The ordinary shares of Alliance, of (Pounds)0.40 each, to be outstanding after Alliance completes its 40-to-1 reverse stock split immediately before the Merger.


     New Warrants. The warrants to be issued by Alliance in the Merger to replace currently outstanding warrants issued by LaTex. The New Warrants will be convertible into 1,957,852 New Alliance Shares following the Merger.

     ORRI. The royalty interest to be acquired by Alliance from the Bank at the same time as the Merger.

     PV10 Value. When used with respect to oil and natural gas reserves, PV10 Value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10% in accordance with the guidelines of the SEC.

     Productive Well. A well that is producing oil or natural gas or that is capable of production.

     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Proxy Statement.  This Prospectus/Proxy Statement.

     Royalty Interest. An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.

     Undeveloped Acreage. Lease acreage on which wells have not been participated in or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

     Working Interest.   The operating interest which gives the owner the right
to drill, produce and conduct operating activities on the property as well as to a share of production.

                                                                      APPENDIX B

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


                   (As amended through March 12, 1997.)

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of August 12, 1996, by and among ALLIANCE RESOURCES PLC, a public limited company incorporated in England and Wales ("Alliance"), ALLIANCE RESOURCES (DELAWARE), INC., a newly formed Delaware corporation ("Newco") and LATEX RESOURCES, INC., a Delaware corporation ("LaTex").

                                   Recitals
                                   --------

     The parties desire to effect a merger on the terms, and subject to the provisions and conditions, of this Agreement.

                                   Agreement
                                   ---------

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter set forth, in accordance with the provisions of applicable law, the parties hereby agree as follows:

     1.   Definitions.  As used in this Agreement and the Exhibits, Schedules
          -----------
and documents delivered pursuant to this Agreement, the following terms shall have the following meanings:

          ADEA.  "ADEA" means the Age Discrimination in Employment Act, as
          ----
amended, or any successor statute.

          Affiliate.  "Affiliate" means an "affiliate" or associate" as those
          ---------
terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act.

          Certificate of Merger.  "Certificate of Merger" is as defined in
          ---------------------
Section 2.2.
-----------

          Closing.  "Closing" means the closing referred to in Section 3.1.
          -------                                              -----------

          Closing Date.  The "Closing Date" is the second business day (other
          ------------
than a Saturday, Sunday or legal holiday) following the day on which the conditions to the obligations of the parties set forth in Articles 8 and 9 shall
                                                          ----------     -
have been satisfied or waived, or such other time as shall be set by the parties in writing.

          Code.  "Code" means the Internal Revenue Code of 1986, as amended, or
          ----
any successor statute.

          Commission.  "Commission" means the Securities and Exchange Commission
          ----------
and/or any other Governmental Entity that administers either the Securities Act or the Exchange Act.

          DGCL.  "DGCL" means the Delaware General Corporation Law, as amended,
          ----
or any successor statute.

          Dissenting Shares.  "Dissenting Shares" are as defined in Section 2.8.
          -----------------                                         -----------

          Effective Time.  "Effective Time" is as defined in Section 2.2.
          --------------                                     -----------

          Encumbrance.  An "Encumbrance" is any option, pledge, security
          -----------
interest, lien, charge, encumbrance, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws.

          ERISA.  "ERISA" means the Employee Retirement Income Security Act of
          -----
1974, as amended, or any successor statute.

          Exchange Act.  "Exchange Act" means the Securities Exchange Act of
          ------------
1934, as amended, or any successor statute.

          Excluded Entities.  "Excluded Entities" means LaTex Resources
          -----------------
International Inc.; Wexford Technology, Inc.; Imperial Petroleum, Inc. and Phoenix Metals, Inc.

          GAAP.  "GAAP," with respect to the LaTex Entities, means generally
          ----
accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, and with respect to the Alliance Entities, means Financial Reporting Standards and Statements of Standard Accounting Practice issued by the Accounting Standards Board and its predecessor which are current as of the date of determination.

          Good and Defensible Title.  "Good and defensible title" means such
          -------------------------
title that (i) is deducible of record (or otherwise acceptable to a reasonably prudent title examiner) and free from reasonable doubt to the end that a prudent person engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of all of the facts and appreciation of their legal significance would be willing to accept the same, (ii) is free and clear of all Encumbrances, except for Permitted Encumbrances, and (iii) with respect to each Major Oil and Gas Interest of the Alliance Entities or the LaTex Entities, as the case may be, entitles the relevant party or Subsidiary to receive not less than the Net Revenue Interest set forth in Exhibit A-1 or A-2
                                                            ------------------
(with respect to the Alliance Entities), and Exhibit B-1 or B-2 (with respect to
                                             ------------------
the LaTex Entities) with respect to all Hydrocarbons produced and attributable to such Major Oil and Gas Interest, and obligates the party or the relevant Subsidiary to pay costs and expenses relating to such Major Oil and Gas Interest in an amount not greater than the Working Interest set forth in Exhibit A-1 or
                                                                --------------
A-2 (with respect to the Alliance Entities), and Exhibit B-1 or B-2 (with
---                                              ------------------
respect to the LaTex Entities) with respect to such Major Oil and Gas Interest.

          Governmental Entity.  A "Governmental Entity" is any federal, state,
          -------------------
municipal, domestic or foreign court, tribunal, administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

          Hydrocarbons.  "Hydrocarbons" mean oil, gas and/or other liquid and
          ------------
gaseous hydrocarbons or any combination thereof.

          LaTex.  "LaTex" means LaTex Resources, Inc., a Delaware corporation.
          -----

          LaTex Common Shares.  "LaTex Common Shares" means all of the issued
          -------------------
and outstanding common stock of LaTex, par value $.01 per share.

          LaTex Disclosure Schedule.  The "LaTex Disclosure Schedule" is the
          -------------------------
Disclosure Schedule delivered by LaTex to Alliance contemporaneously with the execution of this Agreement. Each heading in the LaTex Disclosure Schedule shall refer to the applicable section of this Agreement.

          LaTex Entities.  "LaTex Entities" means LaTex and its Subsidiaries
          --------------
other than the Excluded Entities.

          LaTex Financial Statements.  The "LaTex Financial Statements" are,
          --------------------------
collectively, the respective audited consolidated financial statements of the LaTex Entities as of and for the years ended July 31, 1994 and 1995; and the respective unaudited interim consolidated financial statements of the LaTex Entities as of and for the quarter and nine months ended April 30, 1996.

          LaTex Interests.  "LaTex Interests" means:
          ---------------

          (a)  the Major Oil and Gas Interests of the LaTex Entities;

          (b)  the Miscellaneous Interests of the LaTex Entities; and

          (c) all of the rights, titles and interests, whether direct or indirect, of the LaTex Entities in and to all of the property, rights and interests incident to such Major Oil and Gas Interests or such Miscellaneous Interests, including without limitation all of the rights, titles and interests of the LaTex Entities in and to all LaTex Oil and Gas Contracts, leases, rights-of-way, easements, options, orders and rulings of applicable regulatory agencies, wells, lease and well equipment, machinery, production facilities, processing facilities, gathering systems, transportation systems, disposal systems, fixtures and other items of personal property and improvements now or as of the Closing Date appurtenant to such Major Oil and Gas Interests or such Miscellaneous Interests or used, obtained or held for use in connection with the operation of such Major Oil and Gas Interests or such Miscellaneous Interests or with the production, treatment, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto.

          LaTex's Reimbursable Expenses.  "LaTex's Reimbursable Expenses" shall
          -----------------------------
mean all costs and expenses, evidenced by reasonable and customary documentary support, that have been incurred (prior to and following the execution of this Agreement) by, or for which liability has (prior to and following the execution of this Agreement) arisen on the part of the LaTex Entities in connection with
(i) the investigation of the Alliance Entities and due diligence conducted by or on behalf of LaTex and (ii) the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the financing of the Merger), including, without limitation, (A) any financial advisory fees payable by LaTex, (B) amounts payable in respect of legal, financial and accounting services provided by outside advisors to LaTex and (C) other reasonable expenses incurred by LaTex in connection with the Merger.

          LaTex Reserve Report.  "LaTex Reserve Report" means that reserve
          --------------------
report with respect to LaTex's Major Oil and Gas Interests effective April 1, 1996 prepared by Lee Keeling and Associates.

          LaTex Series A Shares.  "LaTex Series A Shares" means all of the
          ---------------------
issued and outstanding Series A Convertible Preferred Stock of LaTex, par value $.01 per share.

          LaTex Series B Shares.  "LaTex Series B Shares" means all of the
          ---------------------
issued and outstanding Series B Senior Convertible Preferred Stock of LaTex, par value $.01 per share.

          LaTex Shares.  "LaTex Shares" means the LaTex Common Shares, LaTex
          ------------
Series A Shares and LaTex Series B Shares.

          LaTex Stockholders.  "LaTex Stockholders" means the holders of LaTex
          ------------------
Shares and holders of Options and Warrants of LaTex from time to time.

          Leases.  "Leases" means oil, gas and mineral leases, oil and gas
          ------
leases, oil leases, gas leases, other mineral leases, subleases, assignments of operating rights and similar agreements, and any extensions or renewals thereof.

          Major Non-Producing Leases.  "Major Non-Producing Leases" of the
          --------------------------
Alliance Entities or the LaTex Entities, as the case may be, means all of such group's rights, titles and interests, including leasehold interests, whether direct or indirect, in and to the lands and Leases described in Exhibit A-2
                                                                -----------
(with respect to the Alliance Entities) or Exhibit B-2 (with respect to the
                                           -----------
LaTex Entities), as appropriate.

          Major Oil and Gas Interests.  "Major Oil and Gas Interests" of
          ---------------------------
Alliance Entities or the LaTex Entities, as the case may be, means (i) the Major Producing Leases of the Alliance Entities or the LaTex Entities, as the case may be, and (ii) the Major Non-Producing Leases of the Alliance Entities or the LaTex Entities, as the case may be.

          Major Producing Leases.  "Major Producing Leases" of the Alliance
          ----------------------
Entities or the LaTex Entities, as the case may be, means all of such group's rights, titles and interests, whether direct or indirect, in and to the Wells described in Exhibit A-1 (with respect to the Alliance Entities) or Exhibit B-1
             -----------                                            -----------
(with respect to the LaTex Entities) and in and to any Leases (whether or not described in Exhibit A-1 (with respect to the Alliance Entities) or Exhibit B-2
             -----------                                            -----------
(with respect to the LaTex Entities) upon which such Wells have been drilled or which have been pooled or unitized with Leases upon which such Wells have been drilled.

          Material Effect.  "Material Effect" means a material adverse effect on
          ---------------
the business or financial condition of a party and its Subsidiaries taken as a whole.

          Merger.  "Merger" means the merger of Newco with and into LaTex as
          ------
described in Section 2.1.
             -----------

          Miscellaneous Interests.  "Miscellaneous Interests" of the Alliance
          -----------------------
Entities or the LaTex Entities, as the case may be, means all of such group's claims, rights, titles and interests, whether direct or indirect, in and to all Leases, royalty interests, overriding royalty interests and other oil, gas and mineral properties of every kind and character, whether producing, non-producing, developed or undeveloped, wherever situated (other than its Major Oil and Gas Interests), including without limitation those oil, gas and mineral properties described in Exhibit A-3 (with respect to the Alliance Entities) or
                        -----------
Exhibit B-3 (with respect to the LaTex Entities).
-----------

          Alliance.  "Alliance" means Alliance Resources Plc, a public limited
          --------
company incorporated in England and Wales.

          Alliance Disclosure Schedule.  The "Alliance Disclosure Schedule" is
          ----------------------------
the Disclosure Schedule delivered by Alliance to LaTex contemporaneously with the execution of this Agreement. Each heading in the Alliance Disclosure Schedule shall refer to the applicable section of this Agreement.

          Alliance Entities.  "Alliance Entities" means Alliance and its
          -----------------
Subsidiaries.

          Alliance Financial Statements.  The "Alliance Financial Statements"
          -----------------------------
are, collectively, the audited consolidated financial statements of the Alliance Entities as of and for the year ended April 30, 1995 and the five month period ended September 30, 1995; and the unaudited interim financial statements of the Alliance Entities as of and for the six months ended October 31, 1995.

          Alliance Interests.  "Alliance Interests" means:
          ------------------

          (a)  the Major Oil and Gas Interests of the Alliance Entities;

          (b)  the Miscellaneous Interests of the Alliance Entities; and

          (c) all of the rights, titles and interests, whether direct or indirect, of the Alliance Entities in and to all of the property, rights and interests incident to such Major Oil and Gas Interests or such Miscellaneous Interests, including without limitation all of the rights, titles and interests of the Alliance Entities in and to all Alliance Oil and Gas Contracts, leases, rights-of-way, easements, options, orders and rulings of applicable regulatory agencies, wells, lease and well equipment, machinery, production facilities, processing facilities, gathering systems, transportation systems, disposal systems, fixtures and other items of personal property and improvements now or as of the Closing Date appurtenant to such Major Oil and Gas Interests or such Miscellaneous Interests or used, obtained or held for use in connection with the operation of such Major Oil and Gas Interests or such Miscellaneous Interests or with the production, treatment, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto.

          Alliance's Reimbursable Expenses.  "Alliance's Reimbursable Expenses"
          --------------------------------
shall mean all costs and expenses, evidenced by reasonable and customary documentary support, that have been incurred (prior to and following the execution of this Agreement) by, or for which liability has (prior to and following the execution of this Agreement) arisen on the part of the Alliance Entities in connection with (i) the investigation of the LaTex Entities and due diligence conducted by or on behalf of Alliance and (ii) the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the financing of the Merger), including, without limitation, (A) any financial advisory fees payable by Alliance, (B) amounts payable in respect of legal, financial and accounting services provided by outside advisors to Alliance and (C) other reasonable expenses incurred by Alliance in connection with the Merger.

          Alliance Reserve Report.  "Alliance Reserve Report" means that reserve
          -----------------------
report with respect to Alliance's Major Oil and Gas Interests effective April 1, 1996, prepared by Ryder Scott Company.

          Alliance Shares.  "Alliance Shares" means all of the issued and
          ---------------
outstanding ordinary shares of (Pounds)0.01 each in the capital of Alliance.

          Alliance Stockholders.  "Alliance Stockholders" means the holders of
          ---------------------
Alliance Shares from time to time.

          Net Revenue Interest.  "Net Revenue Interest" (or "NRI") means the
          --------------------
decimal interest in and to all production of the Hydrocarbons produced and saved or sold from the Alliance Interests or the LaTex Interests, as the case may be, after giving effect to all valid lessors' royalties, overriding royalties and/or other non-expense bearing burdens against production.

          Net Revenue Interest After Payout.  "Net Revenue Interest After
          ---------------------------------
Payout" ("NRIAPO") means the NRI after any payout occurs in connection with any NRI described in Exhibits A-1 and A-2 (with respect to the Alliance Entities) or Exhibits B-1 and B-2 (with respect to the LaTex
                             --------------------
Entities) to this Agreement. Such payouts are defined and shall occur pursuant to the agreements relating thereto.

          Net Revenue Interest Before Payout.  "Net Revenue Interest Before
          ----------------------------------
Payout" ("NRIBPO") means the NRI before any payout occurs in connection with any NRI described in Exhibits A-1 and A-2 (with respect to the Alliance Entities) or
                 --------------------
Exhibits B-1 and B-2 (with respect to the LaTex Entities) to this Agreement.
--------------------
Such payouts are defined and shall occur pursuant to the agreements relating thereto.


          Oil and Gas Contracts.  "Oil and Gas Contracts" means all Leases,
          ---------------------
permits, licenses, farmout or farming agreements, bottom hole or acreage contribution agreements, operating agreements, unit agreements, declarations or orders, joint venture, exploration, participation or acquisition agreements, division orders, production sales, purchase, exchange, processing or transportation agreements and all other contracts and agreements in effect or in existence on the date hereof and affecting or relating to the ownership or operation of the Alliance Interests or the LaTex Interests, as the case may be, or the disposition of the Hydrocarbons produced therefrom. The Oil and Gas Contracts affecting or relating to the Alliance Interests are referred to herein as the "Alliance Oil and Gas Contracts" and the Oil and Gas Contracts affecting or relating to the LaTex Interests are referred to herein as the LaTex Oil and Gas Contracts.

          Paying Agent.  "Paying Agent" means the transfer agent for the
          ------------
Alliance Shares.

          Permitted Encumbrances.  "Permitted Encumbrances" means (i) lessor's
          ----------------------
royalties, overriding royalties, division orders and sales contracts covering Hydrocarbons, reversionary interests and similar burdens and all existing operating agreements and unit agreements, if the net cumulative effect of the same does not operate to reduce the Net Revenue Interests of the Alliance Interests or the LaTex Interests, as the case may be, to less than the Net Revenue Interests set forth in Exhibits A-1 and A-2 (with respect to the
                               --------------------
Alliance Entities) or Exhibits B-1 and B-2 (with respect to the LaTex Entities)
                      --------------------
or increase the Working Interests of the Alliance Interests or the LaTex Interests, as the case may be, to more than the Working Interests set forth in

Exhibits A-1 and A-2 (with respect to the Alliance Entities) or Exhibits B-1 and
--------------------                                            ----------------
B-2 (with respect to the LaTex Entities) (unless there is a corresponding
---
increase in the Net Revenue Interests); (ii) any and all federal and state regulatory orders and rules to which the Alliance Interests or the LaTex Interests, as the case may be, are presently subject; (iii) preferential rights to purchase and required third-party consents to assignments and similar agreements; (iv) liens for Taxes not due or not delinquent at the time of Closing or the validity of which are being contested in good faith by appropriate actions; (v) statutory Encumbrances not yet delinquent; (vi) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of Leases or interests therein if the same are customarily obtained after such sale or conveyance; (vii) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Alliance Interests or the LaTex Interests, as the case may be; (viii) liens of operators relating to obligations not yet due or not delinquent; (ix) title problems commonly encountered in the oil and gas business which would not be considered material by a reasonable and prudent person engaged in the business of the ownership, development and operating of oil and gas properties with knowledge of all the facts and appreciation of their legal significance; and (x) Encumbrances described in Exhibit A-1, A-2 and A-3 (with respect to the Alliance Entities) or
             ------------------------
Exhibit B-1, B-2 and B-3 (with respect to the LaTex Entities).
------------------------

          Plan.  "Plan" means (i) any employee benefit plan as defined in
          ----
Section 3(3) of ERISA, which is (a) maintained by a party or any of its Subsidiaries, or (b) to which a party or any of its Subsidiaries is making or accruing an obligation to make contributions, or (ii) any other formal or informal obligation to, arrangement with, or plan or program for the benefit of, employees of a party or any of its Subsidiaries, including, but not limited to, stock options, stock bonuses, stock purchase agreements, bonuses, incentive compensation, deferred compensation, supplemental pensions, vacations, severance pay, insurance or any other benefit, program or practice.

          Securities Act.  "Securities Act" means the Securities Act of 1933, as
          --------------
amended, or any successor statute.

          Subsidiary and Subsidiaries.  "Subsidiary" or "Subsidiaries" means any
          ---------------------------
corporation more than fifty percent (50%) of the voting power of which is owned directly or indirectly by a party or other relevant person, as the context requires, other than the Excluded Entities with respect to LaTex.

          Surviving Corporation.  "Surviving Corporation" is as defined in
          ---------------------
Section 2.1.
-----------

          Taxes.  "Taxes" means all taxes, charges, fees, levies, duties or
          -----
other assessments, including, without limitation, income, gross receipts, excise, ad valorem, property, production, severance, sales, use, license, payroll and franchise taxes, imposed by any Governmental Entity and includes any estimated tax, interest and penalties or additions to tax.

          Tax Return.  "Tax Return" means a report, return or other information
          ----------
required to be supplied by a party comprising a part of the Alliance Entities or the LaTex Entities, as the case may be, to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes that entity.

          Warrants.  "Warrants" means those warrants to purchase up to
          --------
1,927,908 LaTex Common Shares pursuant to publicly and privately issued warrants.

          Wells.  "Wells" means the wells described in Exhibit A-1 (with respect
          -----                                        -----------
to the Alliance Entities) or Exhibit B-1 (with respect to the LaTex Entities),
                             -----------
as appropriate. The Wells of the Alliance Entities are referred to herein as "Alliance's Wells" and the Wells of the LaTex Entities are referred to herein as "LaTex's Wells."

          Working Interest.  "Working Interest" ("WI") means the decimal
          ----------------
interest in the full and entire leasehold estate in any of the Alliance Interests or the LaTex Interests, as the case may be, and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production insofar as interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.

          Working Interest After Payout. "Working Interest After Payout"
          -----------------------------
("WIAPO") means the WI after any payout occurs in connection with any WI described in Exhibits A-1 and A-2 (with respect to the Alliance Entities) or
             --------------------
Exhibits B-1 and B-2 (with respect to the LaTex Entities) to this Agreement.
--------------------
Such payouts are defined and shall occur pursuant to the agreements relating thereto.

          Working Interest Before Payout.  "Working Interest Before Payout
          ------------------------------
("WIBPO") means the WI before any payout occurs in connection with any WI described in Exhibits A-1 and A-2 (with respect to the Alliance Entities) or
             --------------------
Exhibits B-1 and B-2 (with respect to the LaTex Entities) to this Agreement.
--------------------
Such payouts are defined and shall occur pursuant to the agreements relating thereto.

     2.   The Merger.
          ----------

          2.1  The Merger.  Subject to the terms and conditions of this
               ----------
Agreement, at the Effective Time, Newco shall be merged with and into LaTex and the separate corporate existence of Newco shall cease (the "Merger"). LaTex shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of LaTex with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth below in this Article 2. The Merger shall
                                                 ---------
have the effects specified in the DGCL.

          2.2  Effective Time.  On the Closing Date, LaTex and Alliance will
               --------------
cause a Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL to reflect the Merger. The Merger shall become effective at the date and time at which the Certificate of Merger is duly filed with the Secretary of State of Delaware, and such time is referred to in this Agreement as the "Effective Time."

          2.3  The Certificate of Incorporation.  The Certificate of
               --------------------------------
Incorporation of LaTex in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

          2.4  The Bylaws.  The Bylaws of LaTex in effect at the Effective Time
               ----------
shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

          2.5  Officers and Directors.  The officers and directors of Newco at
               ----------------------
the Effective Time shall be the officers and directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.


          2.6  Conversion or Cancellation of LaTex Shares and Newco Shares.  The
               -----------------------------------------------------------
LaTex Shares shall be canceled and the Newco Shares shall be converted in the Merger as follows:

          (a)  At the Effective Time,


               (i) each LaTex Common Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be canceled and the holder shall, in consideration of such cancellation, become entitled to the allotment of 0.85981 Alliance
     Shares;


               (ii) each LaTex Series A Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be canceled and the holder shall, in consideration of such cancellation, become entitled to the allotment of 2.58201 Alliance
     Shares;


               (iii) each LaTex Series B Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be canceled and the holder shall, in consideration of such cancellation, become entitled to the allotment of 6.17632 Alliance
     Shares;


               (iv) each Warrant outstanding at the signing of this Agreement, and remaining outstanding at the Effective Time, whether or not then exercisable or vested, shall be canceled and the holders shall, in consideration of such cancellation, become entitled to receive a new warrant issued by Alliance pursuant to which the holder will have the right to subscribe for, in accordance with the terms and subject to the conditions of the existing Warrant, that number of Alliance Shares as the holder would have been entitled to receive had the holder exercised the existing Warrant immediately prior to the Closing Date, but only in accordance with the terms and conditions of the existing Warrant, with the result that, immediately after the Effective Time, the persons who held LaTex Shares (including those who receive LaTex Shares in consideration for the cancellation of outstanding options to purchase LaTex Shares) shall hold 21,448,787 Alliance Shares, constituting 72% of the Alliance Shares then outstanding (including the 237,500 post-reverse split Alliance Shares issuable upon exercise of the options approved for management of Alliance, but excluding for purposes of the computation any Alliance shares or warrants issuable to the Bank of America NT & SA concurrently with or after the Effective Time) and the holders of Warrants shall have the right to subscribe an additional 0.85981 Alliance Shares for each LaTex Common Share subject to the Warrants, pursuant to replacement warrants to be issued by Alliance under the provisions of Section
                                                                      -------
2.6(a)(iv), subject, in each case, to appropriate adjustments to reflect the
----------
reverse stock split referred to in Section 2.10(c).
                                   ---------------

          (b) By virtue of the Merger and without any action on the part of the holders thereof, all LaTex Shares and all Warrants shall no longer be outstanding and shall be canceled and shall cease to exist and each holder of a certificate representing LaTex Shares or an agreement representing Warrants shall thereafter cease to have any rights with respect to such LaTex Shares or such Warrants, and in consideration therefor shall be entitled to receive the Alliance Shares specified in this Section upon the surrender of the certificate representing the LaTex Shares as provided in Section 2.7, or the new warrant
                                             -----------
issued by Alliance upon the surrender of the agreement with respect to the Warrant as provided in Section 2.7 or the right, if any, to receive payment from
                       -----------
the Surviving Corporation of the "fair value" of such LaTex Shares as determined in accordance with Section 262 of the DGCL. This Agreement shall effect an amendment to the Certificate of Incorporation of LaTex with the effects described in this Article 2, and approval of this Agreement by holders of LaTex
                  ---------
Shares shall constitute approval of such amendments. Until such surrender, no dividend or other distribution, if any, payable to holders of record of Alliance Shares as of any date on or after the Closing Date shall be paid to the holder of certificates representing LaTex Shares but upon surrender of certificates representing the LaTex Shares as provided in Section 2.7, such holder shall be
                                             -----------
entitled to receive all dividends and other distributions, if any, without interest, that have become payable subsequent to the Effective Time with respect to the number of Alliance Shares such holder is to receive.

          (c) At the Effective Time, each Newco Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco or the holder of such Shares, be converted into one share of common stock of the Surviving Corporation.

          2.7  Payment for LaTex Shares; New Warrants.
               --------------------------------------

          (a) Alliance shall, with effect from the Effective Time, allot the new Alliance Shares to the holders of LaTex Shares which allotment shall be conditioned on the relevant holders of LaTex Shares complying with Section
                                                                   -------
2.7(b) and shall make available or cause to be made available to the Paying
------
Agent at the Effective Time certificates in respect of the Alliance Shares sufficient to enable the Paying Agent to deliver the necessary certificates in respect of the Alliance Shares to the holders of LaTex Shares as required by
Section 2.6.
-----------

          (b) On or after the Closing Date, each person who is at the Effective Time a holder of record of issued and outstanding LaTex Shares may deliver to the Paying Agent a letter of transmittal in a form suitable to the Paying Agent duly executed and completed in accordance with the instructions thereto, together with such holders' certificates representing such LaTex Shares, and Alliance shall cause the Paying Agent to deliver to such holders certificates in respect of the Alliance Shares and any dividends or distributions thereon to which such holders are then entitled. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Alliance shall promptly cause to be delivered to the persons entitled thereto certificates in respect of the Alliance Shares and any dividends or distributions thereon to which such persons are then entitled.

          (c) Fractional Alliance Shares will not be issued to any person. In lieu of issuing a fractional Alliance Share to any person, Alliance will round the number of Alliance Shares to be issued to each person to the nearest whole number of Alliance Shares. No cash will be paid for fractional shares not received.

          (d) If Alliance Shares are to be issued to a person other than the registered holder of the certificates surrendered, it shall be a condition of such issue that the certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of the certificates surrendered or establish to the satisfaction of Alliance or the Paying Agent that such tax has been paid or is not applicable.

          (e) Sixty (60) days following the Effective Time, Alliance shall be entitled to cancel the allotment of Alliance Shares and to cause the Paying Agent to deliver to Alliance the share certificates in respect of any Alliance Shares made available to the Paying Agent that have not been delivered to holders of certificates formerly representing LaTex Shares outstanding at the Effective Time, and thereafter, such holders shall be entitled to look to Alliance only as general creditors thereof with respect to the issue of Alliance Shares and any dividends or distributions thereon upon due surrender of their certificates or agreements. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing LaTex Shares for any Alliance Shares or any dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Alliance shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Alliance Shares for LaTex Shares.

          (f) On or after the Closing Date, each person who is at the Effective Time a holder of record of issued and outstanding Warrants may deliver to Alliance the agreements representing such Warrants and Alliance shall deliver to such holders an agreement representing the new warrants to purchase Alliance Shares on the terms of, and as provided by, Section 2.6(a)(iv).

          2.8  Dissenters' Rights.
               ------------------


          (a) Notwithstanding anything in this Agreement to the contrary, LaTex Shares that are issued and outstanding immediately prior to the Effective Time and that are held by LaTex Stockholders who have delivered a written demand for appraisal of such LaTex Shares in the manner provided in Section 262 of the DGCL (the "Dissenting Shares") shall not be canceled and the holders thereof shall not receive the right to receive the consideration provided in Section 2.6(a),
                                                               --------------
unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to appraisal and payment under the DGCL, as the case may be. If such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, the LaTex Shares shall thereupon be deemed to have been canceled and the holders thereof to have become entitled, with effect from the Effective Time, to receive the consideration specified in
Section 2.6.
-----------

          (b) LaTex promptly shall give Alliance notice of any demand made by or on behalf of any dissenting LaTex Stockholder to be paid the "fair value" of the LaTex Stockholder's LaTex Shares, as provided in Section 262 of the DGCL, and the Surviving Corporation shall thereupon have sole and exclusive rights to conduct and resolve, in its sole discretion, all negotiations proceedings and ultimate disposition with respect to any such demands in any manner that the Surviving Corporation may elect. All such payments shall be made solely by the Surviving Corporation and shall not be made by, nor shall Alliance reimburse the Surviving Corporation for, such payments.

          2.9  Transfer of LaTex Shares After the Effective Time.  No transfers
               -------------------------------------------------
of LaTex Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, certificates formerly representing LaTex Shares are presented to the Surviving Corporation, they shall be canceled and the holders thereof shall instead be entitled to be issued Alliance Shares as provided in this Article 2.
                                                          ---------

          2.10 Approval of the Stockholders and Registration.
               ---------------------------------------------

          (a) As soon as reasonably practicable after the date of this Agreement, LaTex will, in compliance with all applicable state and federal laws, and in form and substance satisfactory to Alliance, file with the Commission solicitation material necessary, and use its best efforts, after effectiveness of the registration statement referred to in Section 2.10(b), to obtain the
                                             ---------------
approval of the LaTex Stockholders to the Merger. The materials sent by LaTex in connection with the approval of the LaTex Stockholders will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Alliance agrees to furnish to LaTex all information (which shall meet the standard of the preceding sentence) reasonably requested by LaTex in connection with preparing such materials. The materials shall in form and substance be satisfactory to Alliance and shall include all information regarding the Alliance Entities required by applicable law to inform holders of the LaTex Shares of all necessary information concerning the Merger and of their appraisal rights under the DGCL. LaTex agrees to use its best efforts to cooperate with Alliance in soliciting the approval of the LaTex Stockholders to the Merger as soon as is reasonably practicable. Subject to compliance with their fiduciary duties in connection with an Alternative Transaction as described in Section 6.9 as
                                                           -----------
advised in writing by outside counsel, the board of directors of LaTex shall recommend approval by the LaTex Stockholders of the Merger, without reservation or qualification.

          (b) As soon as reasonably practicable after the date of this Agreement, Alliance will, in compliance with all applicable state and federal laws, and in form and substance satisfactory to LaTex, file with the Commission and applicable state authorities, and use its best efforts to obtain the effectiveness of, a registration statement relating to the issuance of the Alliance Shares in the Merger. The filing may be made in conjunction with the filing by LaTex of solicitation material for the LaTex Stockholders. The materials filed by Alliance will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. LaTex agrees to furnish to Alliance all information (which shall meet the standard of the preceding sentence) reasonably requested by Alliance in connection with preparing such materials. The materials shall in form and substance be satisfactory to LaTex and shall include all information regarding the Alliance Entities required by applicable law to inform holders of the LaTex Shares of all necessary information concerning the Merger and of their appraisal rights under the DGCL.

          (c) As soon as reasonably practicable after the date of this Agreement, Alliance will, in compliance with all applicable laws, and in form and substance satisfactory to LaTex, file with London Stock Exchange Limited solicitation materials reasonably necessary, and use its best efforts, to obtain the approval of the Alliance Stockholders to the Merger, to the issue of the new Alliance Shares and to a 40 to one reverse stock split of the Alliance Shares. The materials sent by Alliance in connection with the approval of Alliance Stockholders will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. LaTex agrees to furnish to Alliance all information (which shall meet the standard of the preceding sentence) reasonably requested by Alliance in connection with preparing such materials. The materials shall in form and substance be satisfactory to LaTex and shall include all information regarding the LaTex Entities required by applicable law or regulation to inform holders of the Alliance Shares of all necessary information concerning the Merger and the reverse stock split. Alliance agrees to use its best efforts in soliciting the approval of the Alliance Stockholders to the Merger and the reverse stock split as soon as is reasonably practicable. Subject to compliance with their fiduciary duties in connection with an Alternative Transaction as described in Section 7.8 as advised in writing by outside counsel, the board of
             -----------
directors of Alliance shall recommend approval by the Alliance Stockholders of the Merger and the reverse stock split, without reservation or qualification.

          2.11 Restructuring Option. At any time on or before September 27,
               --------------------
1996, Alliance shall have the right (but not the obligation) to elect to restructure the Merger and the transaction contemplated thereby in a manner determined by Alliance with the consent of LaTex, which consent will not be unreasonably withheld, and which restructured transaction will include the following: (a) the LaTex Stockholders (excluding holders of LaTex Warrants) will, immediately prior to the completion of the transaction, hold 72% of the equity, and the Alliance Stockholders and the holders of Alliance options will, immediately prior to the completion of the transaction, hold 28% of the equity, and (b) the matters to be addressed in the opinion described in Section 9(k)
                                                                ------------
will be true and correct as of the closing of such restructured transaction. Furthermore, such restructured transaction will, to the extent reasonably practical, otherwise contain the terms reflected in this Agreement. Upon Alliance's timely exercise of its rights under this Section, the parties shall promptly execute such documents and agreements and shall take such other action as may be necessary or appropriate to effect such restructuring.

     3.   The Closing.
          -----------

          3.1  Time and Place of Closing.  The closing of the Merger (the
               -------------------------
"Closing"), shall, unless otherwise agreed to in writing by the parties, take place at the offices of Jenkens & Gilchrist, P.C., 1445 Ross Avenue, Suite 3200, Dallas, Texas at 10:00 a.m., local time, on the Closing Date.

          3.2  Obligations of LaTex at or Prior to the Closing.  At or prior to
               -----------------------------------------------
the Closing, LaTex shall deliver to Alliance the following:

          (a) A copy of the charters of each of the LaTex Entities certified as of a date within ten days of the Closing Date by the Secretary of State of the state of incorporation of each of the respective entities and certified by the respective corporate secretary as to the absence of any amendments between the date of certification by the respective Secretary of State and the Closing Date;

          (b) A certificate from the appropriate governmental officials of the state of incorporation as to the existence and good standing of each of the LaTex Entities and the payment of Taxes by each of the LaTex Entities as of a date within ten days of the Closing Date, and, if available, a telecopy from such officials as to the same matters dated the business day before the Closing Date;

          (c) A certificate of the corporate secretary of each of the LaTex Entities attaching thereto a true and correct copy of the bylaws of the respective entity;

          (d) A certificate of the corporate secretary of LaTex attaching copies of the resolutions of the board of directors and the LaTex Stockholders approving the Merger;

          (e)  The Certificate of Merger duly executed on behalf of LaTex;

          (f)  The certificate of an officer of LaTex referred to in Section
                                                                     -------
8(b);
----

          (g) The agreement from each of the Affiliates of LaTex relating to his, her or its investment in the Alliance Shares referred to in Section 8(d);
                                                                 ------------

          (h)  The opinion of LaTex's counsel referred to in Section 8(e);
                                                             ------------

          (i) All contracts, contract amendments, LaTex Oil and Gas Contracts, commitments, leases, books, records, files and other data relating to any of the LaTex Entities and their assets then in the possession of the LaTex Stockholders;

          (j) All consents or approvals of any third party that are required to be identified pursuant to Section 4.4; and
                          -----------

          (k) Such other documents as are required pursuant to this Agreement or as may reasonably be requested from LaTex by Alliance or its counsel.

          3.3  Obligations of Alliance and Newco at or Prior to the Closing.  At
               ------------------------------------------------------------
or prior to the Closing, Alliance shall deliver to LaTex the following:

          (a) a copy of the Memorandum and Articles of Association (and all amendments thereto, if any) of Alliance and each of Alliance's U.K. Subsidiaries certified by the corporate secretary as to the absence of any amendments as of the Closing Date;

          (b) a copy of the charters of Newco and each of Alliance's Subsidiaries not included in Section 3.3(a) certified as of a date within ten
                             --------------
days of the Closing Date by the appropriate governmental officials of the jurisdiction of organization of each of the respective entities and certified by the respective corporate secretary as to the absence of any amendments between the date of certification by the governmental official and the Closing Date;

          (c) A certificate from the appropriate governmental officials of the jurisdiction of organization of Newco and each of Alliance's Subsidiaries not included in Section 3.3(a) as to the existence and good standing of such
            --------------
Subsidiary as of the date within ten days of the Closing Date, and, if available, a telecopy from such officials as to the same matters dated the business day before the Closing Date;

          (d) A certificate of the corporate secretary of each of Alliance and Newco attaching copies of corporate resolutions duly adopted by the board of directors and stockholders of each of them approving the Merger, the issue of new Alliance Shares, the reverse stock split and authorizing the consummation of the transactions contemplated hereby;

          (e)  The Certificate of Merger duly executed on behalf of Newco;

          (f) The certificate of an officer of Alliance and Newco referred to in Section 9(b);
   ------------

          (g)  The opinions of Alliance's and Newco's counsel referred to in
Section 9(d);
------------

          (h) All consents or approvals of any third party that are required to be identified pursuant to Section 5.4;
                          -----------

          (i) Such other documents as are required pursuant to this Agreement or as may reasonably be requested from Alliance by LaTex or its counsel.

     4.   Representations, Warranties and Covenants of LaTex.  Except as
          --------------------------------------------------
expressly set forth and specifically identified by section number of this Agreement in the LaTex Disclosure Schedule, LaTex represents, warrants and covenants to Alliance and Newco, on the date hereof and as of the Closing Date, as follows:

          4.1  Corporate Organization.
               ----------------------

          (a) Each of the LaTex Entities is a corporation duly organized and validly existing as a corporation and in good standing under the laws of its jurisdiction of incorporation. Each of the LaTex Entities has the requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its property and assets, and each of the LaTex Entities is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the failure to be so qualified and licensed could have a Material Effect. Section 4.1 of the LaTex Disclosure Schedule sets forth
                         --------------------------------------------
the name and state of incorporation of each of the LaTex Entities and each state in which each of them is qualified or licensed to do business. LaTex has heretofore delivered to Alliance true, correct and complete copies of each of the LaTex Entities' respective Certificate of Incorporation and Bylaws as presently in effect.

          (b)  Section 4.1 of the LaTex Disclosure Schedule sets forth a
               --------------------------------------------
complete list of the present officers and directors of each of the LaTex
Entities.

          4.2  Capitalization.
               --------------

          (a) The authorized, issued and outstanding capital stock of each of the LaTex Entities is as set forth in Section 4.2 of the LaTex Disclosure
                                      -----------------------------------
Schedule.  All of the issued shares of each of the LaTex Entities are validly
--------
issued, fully paid and nonassessable and none of such shares have been issued in violation of the preemptive rights of any person.

          (b) There are no (i) shares of capital stock or other securities bearing voting or other equity rights, whether contingent or not, of any of the LaTex Entities outstanding; (ii) outstanding subscriptions, puts, options, warrants or other rights, contractual or otherwise, to purchase or acquire any capital stock of any of the LaTex Entities; or (iii) contracts, commitments, understandings, arrangements or restrictions by which any of the LaTex Entities is or may become bound to issue any additional equity interests or any options or rights with respect thereto, or any securities convertible into any equity interests.

          (c) The issued and outstanding stock of LaTex owned by the directors, executive officers and 5% or greater stockholders of LaTex is owned of record, and to the knowledge of LaTex, beneficially, as described in Section 4.2 of the
                                                             ------------------
LaTex Disclosure Schedule.  LaTex owns all of the issued and outstanding stock
-------------------------
of each of its Subsidiaries, directly or indirectly, free and clear of all Encumbrances. Except for its Subsidiaries, neither LaTex nor any of its Subsidiaries owns or holds any equity, debt or other interest in any entity or business or any option to acquire any such interest, except for accounts receivable that have arisen in the ordinary course of business.

          4.3  Authority; No Violation.
               -----------------------

          (a) The execution and performance of this Agreement by LaTex have been duly and validly authorized by the board of directors of LaTex and, except for the approval of the LaTex Stockholders, no other corporate action is necessary to authorize the execution, delivery and performance of this Agreement by LaTex. LaTex has full, absolute and unrestricted right, power and authority to execute and perform this Agreement and, subject to the approval by the LaTex Stockholders, to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by LaTex and, subject to approval by the LaTex Stockholders, is a valid and binding obligation of LaTex, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

          (b) None of the execution, delivery or performance of this Agreement does or will, after the giving of notice, lapse of time or otherwise, (i) result in any violation of or be in conflict with or constitute a default under any term or provision of the Certificate of Incorporation or Bylaws of any of the LaTex Entities of or any term or provision of any judgment, decree, order, statute, injunction, rule or regulation applicable to any of the LaTex Entities, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which any of the LaTex Entities is bound; (ii) result in the creation of any material Encumbrance upon LaTex Shares, the securities of the Surviving Corporation or any of the properties or assets of the LaTex Entities pursuant to any such term or provision; or (iii) constitute a material default under or give any party the right to accelerate, amend or modify, terminate, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which any LaTex Entities is a party, or by which any of the LaTex Entities or any of their rights, properties or assets may be subject or bound.

          4.4  Consents and Approvals.  No consent, waiver, approval or
               ----------------------
authorization of, or declaration, designation, filing, registration or qualification with, any Governmental Entity or any third party, is required to be made or obtained by the LaTex Entities in connection with the execution, delivery and performance of this Agreement or to preserve any material rights and benefits enjoyed by any of the LaTex Entities on the date hereof following the consummation of the transactions contemplated by this Agreement except (a) those that have already been obtained or (b) those specifically contemplated by this Agreement.

          4.5  Violations of Laws, Permits, etc.
               ---------------------------------

          (a) None of the LaTex Entities is in violation of any term or provision of its Certificate of Incorporation or Bylaws. None of the LaTex Entities is in violation of any term or provision of any judgment, decree, order, statute, injunction, rule, ordinance or regulation applicable to it, or of any agreement or instrument applicable to such entity where the violation thereof would result in a Material Effect.

          (b) Each of the LaTex Entities holds and has maintained in full force and effect all certificates, licenses and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending where such revocation or limitation would result in a Material Effect.

          4.6  LaTex Financial Statements.
               --------------------------

          (a) In all material respects the consolidated LaTex Financial Statements fairly present the consolidated assets, liabilities and financial position of the respective entities purported to be covered thereby as of the dates thereof and the results of their operations and cash flow for the respective periods ended on such dates, all in conformity with GAAP consistently applied, except that the April 30, 1996 unaudited interim financial statements do not contain footnotes (that, if presented, would not differ materially from those in the audited LaTex Financial Statements) and are subject to normal, recurring year-end adjustments (which will not, individually or in the aggregate, have a Material Effect).

          (b) The LaTex Financial Statements were prepared from the books and records of each of the respective entities purported to be covered thereby. Such LaTex Financial Statements do not contain any items of a material special or nonrecurring nature, except as expressly noted in such statements.

          4.7  No Undisclosed Liabilities, etc.  None of the LaTex Entities has
               --------------------------------
any material liabilities or obligations, whether direct, indirect, absolute or contingent (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except (a) liabilities that are fully reflected on or reserved against on the latest balance sheet of such entity included in the LaTex Financial Statements or (b) liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the LaTex Financial Statements that are consistent with past practice.

          4.8  Absence of Certain Changes.  Since the date of the latest audited
               --------------------------
LaTex Financial Statement, except as specifically disclosed in the April 30, 1996 unaudited interim consolidated LaTex Financial Statements, none of the LaTex Entities has:

          (a)  Suffered any change that would result in a Material Effect;

          (b) Adopted or made any change in any pension, retirement, profit sharing or other employee benefit plan or arrangement;

          (c) Borrowed or agreed to borrow any money or incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any other material obligation or liability for borrowed money, whether absolute or contingent;

          (d) (i) Issued, purchased or redeemed any of its capital securities or any option, warrant or right to purchase any of the same; or (ii) authorized, declared or made any dividends, distributions of earnings or capital on, or splits or any other reclassification of its equity securities;

          (e) Mortgaged, pledged or subjected to any Encumbrance any of its assets, tangible or intangible, having a value in excess of $25,000 in the aggregate;

          (f) Acquired or disposed of, or entered into any agreement to acquire or dispose of, any material assets or properties, other than oil and gas production in the ordinary course of business, or other assets having a value in excess of $25,000 in the aggregate;

          (g) Increased the salaries, compensation, pension or other benefits payable, or paid any bonuses, to its officers and directors or their Affiliates;

          (h) Forgiven or canceled any debts or claims or waived any rights against the LaTex Stockholders or any officer or director of the LaTex Entities or their Affiliates or forgiven or canceled any debts or claims or waived any rights against any other person in excess of $25,000 in the aggregate;

          (i) Entered into, terminated or received notice of the termination of any commitment, contract, agreement or transaction that is material to any of the LaTex Entities; or

          (j) Agreed, either in writing or otherwise, to take any action described in this Section 4.8.
                  -----------

          4.9   Title to Property; Encumbrances.
                -------------------------------

          (a) The LaTex Entities, either directly or indirectly, have (and as of the Closing will have) good and defensible title to the LaTex Interests.

          (b) The LaTex Entities own no real property other than the LaTex Interests. Section 4.29 of the LaTex Disclosure Schedule sets forth a complete
           ---------------------------------------------
list of all real property other than the LaTex Interests that the LaTex Entities lease or sublease, and which lease or sublease provides for payments at an annual rate in excess of $25,000. LaTex has delivered to Alliance correct and complete copies of all such leases and subleases (the "LaTex Real Property Leases"). With respect to each such Real Property Lease:

          (i) each LaTex Real Property Lease is legal, valid, binding, enforceable and in full force and effect;

          (ii) each LaTex Real Property Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (iii) to the knowledge of the LaTex Entities, no party to any LaTex Real Property Lease is in breach or default and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

          (iv) to the knowledge of the LaTex Entities, no party to any LaTex Real Property Lease has repudiated any provision thereof;

          (v) to the knowledge of the LaTex Entities, there are no disputes, oral agreements or forbearance programs in effect as to any LaTex Real Property Lease;

          (vi) with respect to each sublease included as a LaTex Real Property Lease, the representations and warranties set forth in subsections (i) and
     (v) above are true and correct with respect to the underlying lease;

          (vii) none of the LaTex Entities has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (viii)to the knowledge of the LaTex Entities, all facilities leased or subleased thereunder have received all approvals of all Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws and regulations;

          (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

          (x) to the knowledge of the LaTex Entities, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy or value or the marketability of title, of the property subject thereto.

          (c) The LaTex Entities, either directly or indirectly, have (and as of the Closing will have) good and defensible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible (other than the LaTex Interests), reflected as owned on the latest balance sheet included in the LaTex Financial Statements of the relevant entity or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

          (d) There are no properties (real, personal or mixed, tangible or intangible) owned by any LaTex Stockholders or any Affiliate of the LaTex Stockholders that are used in the normal day-to-day operations of the LaTex Entities as conducted prior to the Closing Date.

          (e) The properties and assets described in (a), (b) and (c) above are free and clear of any and all Encumbrances, except the Permitted Encumbrances.

          4.10  Proceedings Affecting LaTex Interests.  There is no action,
                -------------------------------------
proceeding, investigation, inquiry, claim or demand pending or, to the knowledge of the LaTex Entities, threatened that is likely to result in the material impairment or loss of any of the LaTex Entities' title to any part of the LaTex Interests or that might hinder or impede in any material respect the use, operation or value of the LaTex Interests and LaTex shall promptly notify Alliance of any such suit, action, investigation, inquiry, claim or demand arising or threatened prior to the Closing with respect to which LaTex receives notice. To the knowledge of the LaTex Entities, there are no facts, events or conditions existing with respect to operations or conditions of the LaTex Interests which are reasonably likely to hinder or impede the use, operation or value of the LaTex Interests in any material respect or which are reasonably likely to form the basis of a claim of any party against any of the LaTex Entities or any of their assets that would result in a Material Effect.

          4.11  LaTex Oil and Gas Contracts.
                ---------------------------

          (a) To the knowledge of the LaTex Entities, all of the Leases included in the LaTex Interests are in full force and effect and are the valid and legally binding obligations of the parties to those agreements and are enforceable in all material respects in accordance with their respective terms.

          (b) To the knowledge of the LaTex Entities, none of the LaTex Entities is in material breach or default with respect to any of its representations, warranties or obligations pursuant to any of the LaTex Oil and Gas Contracts or with respect to any regulations incorporated in or governing the LaTex Oil and Gas Contracts.

          (c) To the knowledge of the LaTex Entities, all payments (including royalties, delay rentals, shut-in royalties, payments due under unit or operating agreements but excluding royalties held in suspense and good faith by the LaTex Entities for a justifiable purpose) due under the Leases included in the LaTex Interests have been properly and timely made; all conditions necessary to keep such Leases in force have been fully performed; and no notices have been received by the LaTex Entities of any claim to the contrary.

          (d) To the knowledge of the LaTex Entities, there are no obligations to engage in continuous development operations in order to maintain any Lease included in the LaTex Interests in force and effect.

          (e) To the knowledge of the LaTex Entities, the execution and delivery of this Agreement and the consummation of the transaction as contemplated by this Agreement will not result in a material breach of, constitute a material default under, result in a material violation of or entitle any party to a right of first refusal or preferential right to purchase under any of the LaTex Oil and Gas Contracts.

          (f) To the knowledge of the LaTex Entities, the LaTex Entities have fulfilled all material requirements for filings, certificates, disclosures of parties in interest and other similar matters contained in (or otherwise, by law, rule or regulation, applicable to) the Leases included in the LaTex Interests and are fully qualified to own and hold all such Leases.

          4.12  Operations.
                ----------

          (a) To the knowledge of the LaTex Entities, the LaTex Interests are being developed, operated and maintained in material compliance with the LaTex Oil and Gas Contracts. In operating the LaTex Interests, the LaTex Entities are not dependent on the right to use the property of others, except under valid and enforceable agreements, rights or other arrangements included in the LaTex Oil and Gas Contracts.

          (b) Since April 30, 1996, none of the LaTex Entities, directly or indirectly, has operated or in any manner dealt with, incurred obligations with respect to, or undertaken any transactions relating to, the LaTex Interests other than in the ordinary course of business consistent with past practice or other than sales of property in any single transaction having a value of less than $25,000, and, to the knowledge of the LaTex Entities, the LaTex Interests have not suffered any destruction, damage, or loss (except depreciation of equipment through ordinary wear and tear) that would result in a Material Effect.

          (c) To the knowledge of the LaTex Entities, there are no outstanding authorities for expenditures ("AFEs") covering work in progress or work not yet started covering the LaTex Interests. Prior to Closing, LaTex will provide Alliance with an updated listing of similar information concerning AFEs outstanding as of a date not more than three (3) business days prior to Closing.

          (d) To the knowledge of the LaTex Entities, no condition, obligation or other circumstance, including any prior overproduction under a gas balancing agreement, exists that would adversely affect the right of the LaTex Entities to receive their full share of production and full payment of proceeds from the sale of Hydrocarbons produced from any of the LaTex Interests.

          4.13  No Reversionary Interests.  To the knowledge of the LaTex
                -------------------------
Entities, the LaTex Interests are not subject to any reversionary, back-in or similar rights, the exercise of which would reduce the LaTex's Entities' Net Revenue Interests to less than the Net Revenue Interests set forth in Exhibits
                                                                      --------
B-1 and B-2.
-----------

          4.14  Sales and Transportation Agreements. There are no material crude
                -----------------------------------
oil and condensate sales, arrangements or gas purchase and sales agreements or division orders relating to the LaTex Interests (collectively "LaTex Sales Agreements") and no material transportation agreements relating to the LaTex Interests that cannot be terminated by the LaTex Entities upon 60 days' or less notice without penalty or detriment to the LaTex Entities. There are no LaTex Sales Agreements pursuant to which Hydrocarbons are being sold at less than the prevailing market price therefor.

          4.15  Tax Partnerships.  None of the LaTex Entities have filed any
                ----------------
federal or state income tax returns identifying the LaTex Interests as held by any tax partnership.

          4.16  Prepayments.  To the knowledge of the LaTex Entities, there
                -----------
exists no material imbalance regarding production taken or marketed from any Lease included in the LaTex Interests or otherwise affecting any of the LaTex Entities which could result in (i) a portion of its interest in production therefrom to be taken or delivered after the Closing Date without the applicable entity receiving full payment therefor and at the price it would have received absent such imbalance; or (ii) the applicable entity being obligated to make payment to any person or entity as a result of such imbalance; or (iii) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules or similar orders or regulations of a Governmental Entity; and none of the LaTex Entities is obligated, by virtue of any prepayment arrangement take-or-pay agreement or similar arrangements to deliver Hydrocarbons produced from the LaTex Interests at some future time without then receiving full payment therefor in all material respects.

          4.17  Production Sales Contracts.  To the knowledge of the LaTex
                --------------------------
Entities, the buyers under all production sales contracts pursuant to which any of the LaTex Entities is selling crude oil or natural gas or constituents thereof produced from the Leases included in the LaTex Interests are in compliance in all material respects with all the material terms of such contracts and none of the LaTex Entities has received a notice from any such buyer of such party's intention or desire to modify, renegotiate or repudiate any such contract or any of the material terms thereof.

          4.18  Calls. To the knowledge of the LaTex Entities, no person has any
                -----
call upon, option to purchase, or similar right to purchase any portion of the Hydrocarbons from the LaTex Interests at a price less than the prevailing market price therefor.

          4.19  Reserve Reports.  With respect to such LaTex Reserve Report, (a)
                ---------------
the information furnished by the LaTex Entities to the reserve engineers in connection with the preparation of the LaTex Reserve Report was true and correct in all material respects; (b) to the knowledge of the LaTex Entities, the assumptions utilized in the preparation of the LaTex Reserve Report are reasonable in light of the properties involved; (c) to the knowledge of the LaTex Entities, the calculations and other methodology utilized in the preparation of the LaTex Reserve Report are consistent with generally accepted standards of petroleum reservoir engineering at the dates of their preparation;
(d) none of the LaTex Entities have any knowledge that the oil, condensate, natural gas liquids and gas reserves attributable to the LaTex Interests as of the date of the LaTex Reserve Report are materially less than the estimates of quantities of those reserves shown in the LaTex Reserve Report; (e) none of the LaTex Entities have any knowledge of any change (other than normal depletion by production in the ordinary course, price changes, and sales of property in any single transaction having a value of less than $25,000) occurring since the date of the LaTex Reserve Report that would result in a material change in the information contained in the LaTex Reserve Report, and (f) to the knowledge of the LaTex Entities, none of the LaTex Entities or the LaTex Interests are subject to any agreements, consents, orders or regulations that would materially reduce the rate of production of Hydrocarbons or other substances from the LaTex Interests below that reflected in the LaTex Reserve Report.

          4.20  Wells.
                -----

          (a) To the knowledge of the LaTex Entities, all of LaTex's Wells have been drilled and completed within the boundaries of the Major Producing Leases of the LaTex Entities or within the limits otherwise permitted by the LaTex Oil and Gas Contracts, and by law.

          (b) To the knowledge of the LaTex Entities, the drilling and completion of all LaTex's Wells and all development and operations of the LaTex Interests have been conducted in material compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any Governmental Entity.

          (c) To the knowledge of the LaTex Entities, none of LaTex's Wells is subject to material penalties on allowable production after the date of this Agreement because of any overproduction or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any Governmental Entity that would prevent any of LaTex's Wells from being entitled to its full legal and regular allowable production from and after the date of this Agreement as prescribed by any Governmental Entity.

          4.21  No Funds in Suspense.  To the knowledge of the LaTex Entities,
                --------------------
all material proceeds from the sale of Hydrocarbons produced from the LaTex Interests are currently being paid to the LaTex Entities and no portion of such proceeds is currently being held in suspense by any purchaser thereof or any other party by whom proceeds are paid except for immaterial amounts.

          4.22  Regulatory Compliance.  To the knowledge of the LaTex Entities,
                ---------------------
all material filings and approvals under the Natural Gas Policy Act of 1978, as amended for with the Federal Energy Regulatory Commission ("FERC"), or required under any rules or regulations adopted by FERC which are necessary for the operation of the LaTex Interests in the manner in which they are presently operated, have been made or granted.

          4.23  Physical Condition of Facilities.  To the knowledge of the LaTex
                --------------------------------
Entities, in all material respects, the physical facilities on the LaTex Interests (including facilities held under lease) have been maintained in accordance with good industry maintenance practices and are in a state of repair (normal wear and tear excepted) that is adequate for the intended use of such facilities in the ordinary conduct of the business.

          4.24  Data Regarding the LaTex Interests.  All of the information
                ----------------------------------
described in Sections 6.6 and 6.7 made or to be made available to Alliance and
             ------------     ---
its representatives is accurate and complete in all material respects, when considered in context and together with all relevant information made available.

          4.25  Litigation.
                ----------

          (a) There is no action, proceeding, investigation or inquiry pending or, to the knowledge of the LaTex Entities, threatened (i) against or affecting any of the LaTex Entities or their assets or ordinary conduct of the business that, if determined adversely to the LaTex Entities, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Merger.

          (b) There are no citations, fines or penalties heretofore asserted against any of the LaTex Entities or their assets under any federal, state or local law relating to air, noise or water pollution or other environmental protection matters, or relating to occupational health or safety, of which such entity has received notice and that remain unpaid or that could otherwise bind the assets of any of the LaTex Entities and that would result in a Material Effect.

          (c) LaTex has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause LaTex to determine that there exists any basis for any material claim against the LaTex Entities for any of the matters described in paragraphs
(a) or (b).

          4.26  Tax Returns and Payments.
                ------------------------

          (a) The LaTex Entities (or the common parent of any affiliated group of which any of such entities is or has been a member) have duly filed in correct form in all material respects all Tax Returns required to be filed by such entities and have duly paid or provided for payment of (or there have been paid on their behalf) all Taxes due or claimed to be due from them by federal, state, local or foreign taxing authorities, excluding Taxes that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided and that are specilly identified in Section 4.26 of the LaTex Disclosure Schedule.
                                ---------------------------------------------

          (b) There are no tax liens upon any property or assets owned by any of the LaTex Entities that would have a Material Effect.

          (c) All Tax Returns of the LaTex Entities filed, including any amendments to date, have been prepared in good faith without willful misrepresentation and are complete and accurate in all material respects. The federal income tax returns of the LaTex Entities have been examined by the Internal Revenue Service for all periods through December 31, 1990, and all deficiencies assessed as a result of such examination have been paid in full or finally settled and no issue has been raised by the Internal Revenue Service in any such examination that has been resolved adversely to any of the LaTex Entities or is still pending and, by application of similar principles, reasonably could be expected to result in an assertion by the Internal Revenue Service of a material deficiency in any other taxable year or with respect to any other of the LaTex Entities. There are no outstanding agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Returns or the payment by, or assessment against, any of the LaTex Entities for any Taxes. Each of the LaTex Entities is taxed as a C corporation under the Code.

          (d) The reserves made for Taxes on the respective balance sheets in the LaTex Financial Statements are sufficient for the payment of all unpaid Taxes due and payable by the LaTex Entities attributable to all periods ended on or before the date of the respective balance sheets in accordance with GAAP.

          4.27  Insurance.  Section 4.27 of the LaTex Disclosure Schedule
                ---------   ---------------------------------------------
contains a true, correct, and complete description of all policies of fire, casualty and extended coverage, public liability, products liability, worker's compensation and other forms of insurance owned or held by or for the benefit of the LaTex Entities (other than insurance owned or held by operators for those LaTex Interests where one of the LaTex Entities is not the operator). All such policies are sufficient for material compliance with all requirements of law and all agreements for which those entities are parties, are, to the knowledge of the LaTex Entities, valid and enforceable policies, will remain in full force and effect through the respective dates set forth in Section 4.27 of the LaTex
                                                     -------------------------
Disclosure Schedule, subject to the timely payment of the premiums set forth
-------------------
therein, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All premiums due under such policies have been paid and the insureds have complied in all material respects with such policies.

          4.28  Bank Accounts.  Section 4.28 of the LaTex Disclosure Schedule
                -------------   ---------------------------------------------
sets forth the names and locations of all bank institutions at which the LaTex Entities maintain accounts or lock boxes of any nature, the account or box number and the names of all persons authorized to draw thereon or make withdrawals therefrom.

          4.29  Contracts.
                ---------

          (a)   Section 4.29 of the LaTex Disclosure Schedule contains a
                ---------------------------------------------
complete and correct list as of the date hereof of all agreements, contracts and commitments of the following types (and all amendments thereto), written or oral, to which any of the LaTex Entities is a party or by which any of their properties is bound:

          (i) notes, agreements, mortgages, indentures, security agreements and other instruments relating to the borrowing of money or evidence of credit or the deferred purchase price of property, or the direct or indirect guarantee by such entities of any such indebtedness or deferred purchase price, in excess of $20,000;

          (ii) leases of real property and material personal property providing for payments under any such lease or group of related leases at an annual rate in excess of $25,000 (other than Leases);

          (ii)  partnership or joint venture agreements;

          (iv) management, employment and consulting agreements or other contracts for personal services that are not terminable by any of such entities on not more than one month's notice without penalty;

          (v) agreements providing for liability for severance pay, collective bargaining agreements, labor contracts, or labor or personnel policies;

          (vi)  surety, performance and maintenance bonds in excess of $5,000;

          (vii) agreements or commitments for capital expenditures in excess of $25,000;

          (viii)any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, or for any other employee benefit plan;

          (ix)  brokerage or finder's agreements;

          (x) any agreement that (a) restricts the right of such entities to engage in any place in any line of business or (b) would restrict the right of the Surviving Corporation or any Subsidiary of the Surviving Corporation to engage in any line of business after the Closing Date;

          (xi) any contract, commitment or agreement that involves the disposition after April 30, 1996 of any assets of any of such entities not in the ordinary course of business consistent with past practice;

          (xii) any contract, commitment or agreement between any of such entities or between any of such entities and any director or officer of any of the LaTex Entities in excess of $10,000;

          (xiii)any LaTex Oil and Gas Contract that commits any of the LaTex Entities to make any capital expenditures in any calendar year; and

          (xiv) other agreements, contracts and commitments that in any way involve payments or receipts during the remaining term of such agreement, contract or commitment in excess of $25,000.

          (b) LaTex has made available to Alliance complete and correct copies of all written agreements, contracts and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all oral agreements, in all cases, described in subparagraph (a). Such agreements, contracts and commitments are in full force and effect, and all of such entities and, to the knowledge of the LaTex Entities, all other parties to such agreements, contracts and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

          (c) None of the LaTex Entities has outstanding any powers of attorney, including powers of attorney with respect to representation before any Governmental Entity, customs agents and brokers, or given in connection with qualification to conduct business in any other jurisdiction.

          4.30  Transactions with Interested Persons.  No officer or director of
                ------------------------------------
any of the LaTex Entities (or spouse or any child thereof) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of or any person or entity that has a material contract or arrangement with any of the LaTex Entities, except for holdings of capital stock not exceeding one percent (1%) of the total number of shares of capital stock of such customer, competitor or supplier outstanding.

          4.31  Compensation and Employee Plans.
                -------------------------------

          (a) LaTex has provided Alliance (i) the names and current annual compensation rates of all present directors, officers, employees, independent contractors or agents of each of the LaTex Entities and (ii) the number, job category and range of compensation by job category of all employees of such entities.

          (b)   Section 4.31 of the LaTex Disclosure Schedule sets forth the
                ---------------------------------------------
name of each Plan applicable to any of the LaTex Entities and lists all documents evidencing any Plan applicable to any of the LaTex Entities.

          (c) Each Plan applicable to any of the LaTex Entities is now, and has been from its inception, administered in compliance in all material respects with the provisions of all applicable laws and regulations, including ERISA, the Code and the ADEA, insofar as such statutes are applicable to such Plan.

          4.32  Accounts Receivable; Inventories.
                --------------------------------

          (a) The accounts receivable of the LaTex Entities as reflected on the respective balance sheets of the LaTex Financial Statements (except to the extent collected after the date thereof) (i) have arisen in the ordinary course of business for goods delivered or services rendered, and (ii) are good and collectible, except as otherwise reserved for on the respective balance sheets.

          (b) To the knowledge of the LaTex Entities, all of the LaTex Entities' accounts receivable existing at Closing will be collectible in all material respects at their aggregate recorded amounts (net of any allowances for doubtful accounts reflected on the LaTex Financial Statements) in the ordinary course of business within ninety (90) days of the Closing, without resort to litigation, and will not be subject to counterclaim or set off.

          (c) The inventories of the LaTex Entities as reflected on the respective balance sheets included in the LaTex Financial Statements have been valued in accordance with GAAP and customary industry practice using COPAS guidelines.

          4.33  Brokers, Finders and Advisors.  LaTex has not employed any
                -----------------------------
broker, finder, or investment advisor on its behalf, or incurred any liability for any brokerage or finder's fees or commissions in connection with the transaction contemplated hereby.

          4.34  Labor Force.
                -----------

          (a) Each of the LaTex Entities is in compliance in all material respects with all applicable laws (including without limitation federal income tax laws), ordinances, regulations, statutes, rules and restrictions of any Governmental Entity respecting employment and employment practices and terms and conditions of employment.

          (b) No union representation question exists respecting the employees of any of the LaTex Entities and, to the knowledge of the LaTex Entities, no union organizing activities are taking place.

          4.35  Books and Records.  The books and records of each of the LaTex
                -----------------
Entities (including, without limitation, the books of account, minute books and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each of the LaTex Entities contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders and the Boards of Directors of the respective entities and no meetings of or actions by such shareholders or any such Boards of Directors have been held or taken for which minutes have not been prepared and are not contained in such minute books. None of the records and written documents furnished or made available to Alliance's representatives or agents by the LaTex Entities concerning the LaTex Interests, when considered in context and together with any relevant or related documents also so furnished or made available, contain any untrue statement of material fact or omit a material fact necessary to make any statement therein not misleading.

          4.36  Payments.  None of the LaTex Entities has, directly or
                --------
indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any finder, agent, government official or other party, in the United States or any other country, in any manner related to its business or operations, which such entity knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country or territory having jurisdiction over such entity, and has not participated, directly or indirectly, in any boycotts or similar practices.

          4.37  Public Utility Holding Company.  None of the LaTex Entities owns
                ------------------------------
or operates any facilities used for the retail distribution of natural or manufactured gas for heat, light or power, nor does any of the LaTex Entities, directly or indirectly, own, control or hold with power to vote ten percent (10%) or more of the outstanding stock of, or exercise direct or indirect controlling influence over the management or policies of such a company or a company so controlling such a company.

          4.38  SEC Filings.  LaTex has filed all forms, reports and documents
                -----------
required to be filed with the Commission since January 1, 1993. All of such filings were prepared in accordance with the requirements of all applicable laws and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          4.39  Disclosure.  No representation or warranty made by LaTex in this
                ----------
Agreement (including, without limitation, in the LaTex Disclosure Schedule) contains any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which made.

     5.   Representations, Warranties and Covenants of Alliance.
          -----------------------------------------------------

     Except as expressly set forth and specifically identified by section number of this Agreement in the Alliance Disclosure Schedule, Alliance represents, warrants and covenants to LaTex, on the date hereof and as of the Closing Date, as follows:

          5.1   Organization, etc.
                -----------------

          (a) Alliance is a public limited company duly incorporated and validly existing under the laws of England and Wales. Each of Alliance's U.K. Subsidiaries is a limited company duly incorporated and validly existing under the laws of England and Wales. Each of Alliance's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Alliance Entities has the requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its property and assets, and each of the United States Alliance Entities is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the failure to be so qualified and licensed could have a Material Effect. Section 5.1 of the
                                                     ------------------
Alliance Disclosure Schedule sets forth the name and jurisdiction of
----------------------------
incorporation of each of Alliance's Subsidiaries and each jurisdiction in which each of the Alliance Entities is qualified or licensed to do business. Alliance has heretofore delivered to LaTex true, correct and complete copies of the organizational documents of each of the Alliance Entities as presently in effect.

          (b)  Section 5.1 of the Alliance Disclosure Schedule sets forth a
               -----------------------------------------------
complete list of the present officers and directors of each of the Alliance Entities.

          5.2  Capitalization.
               --------------

          (a) The authorized, issued and outstanding capital stock of each of the Alliance Entities is as set forth in Section 5.2 of the Alliance Disclosure
                                         --------------------------------------
Schedule.  All of the issued shares of each of the Alliance Entities are, and
--------
all of the Alliance Shares to be issued in consideration of the cancellation of LaTex Shares upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and none of such shares have been or will be issued in violation of the preemptive rights of any person.

          (b) There are no (i) shares of capital stock or other securities bearing voting or other equity rights, whether contingent or not, of any of the Alliance Entities outstanding; (ii) outstanding subscriptions, puts, options, warrants or other rights, contractual or otherwise, to purchase or acquire any capital stock of any of the Alliance Entities; or (iii) contracts, commitments, understandings, arrangements or restrictions by which any of the Alliance Entities is or may become bound to issue any additional equity interests or any options or rights with respect thereto, or any securities convertible into any equity interests.

          (c) The issued and outstanding stock of Alliance owned by the directors and 5% or greater stockholders of Alliance is owned of record, and to the knowledge of Alliance, beneficially, as described in Section 5.2 of the
                                                         ------------------
Alliance Disclosure Schedule.  Alliance beneficially owns all of the issued and
----------------------------
outstanding stock of each of its Subsidiaries, directly or indirectly, free and clear of all Encumbrances. Except for its Subsidiaries, neither Alliance nor any of its Subsidiaries owns or holds any equity, debt or other interest in any entity or business or any option to acquire any such interest, except for accounts receivable that have arisen in the ordinary course of business.

          5.3  Authority; No Violation.
               -----------------------

          (a) The execution and performance of this Agreement by Alliance and Newco have been duly and validly authorized by the respective boards of directors of Alliance and Newco and, except for the approval of the Alliance Stockholders, no other corporate action is necessary to authorize the execution, delivery and performance of this Agreement by Alliance or Newco. Alliance has full, absolute and unrestricted right, power and authority to execute and perform this Agreement and, subject to the approval by the Alliance Stockholders, to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by Alliance and Newco and, subject to approval by the Alliance Stockholders, is a valid and binding obligation of Alliance and Newco, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

          (b) None of the execution, delivery or performance of this Agreement does or will, after the giving of notice, lapse of time or otherwise, (i) result in any violation of or be in conflict with or constitute a default under any term or provision of the organizational documents of any of the Alliance Entities, or any term or provision of any judgment, decree, order, statute, injunction, rule or regulation applicable to any of the Alliance Entities or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which any of the Alliance Entities is bound; (ii) result in the creation of any material Encumbrance upon Alliance Shares, the securities of the Surviving Corporation or any of the properties or assets of any of the Alliance Entities pursuant to any such term or provision; or (iii) constitute a material default under or give any party the right to accelerate, amend or modify, terminate, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which any of the Alliance Entities is a party, or by which any of the Alliance Entities or any of their rights, properties or assets may be subject or bound.

          5.4  Consents and Approvals.  No consent, waiver, approval or
               ----------------------
authorization of, or declaration, designation, filing, registration or qualification with, any Governmental Entity or any third party, is required to be made or obtained by any of the Alliance Entities in connection with the execution, delivery and performance of this Agreement or to preserve any material rights and benefits enjoyed by any of the Alliance Entities on the date hereof following the consummation of the transactions contemplated by this Agreement except (a) those that have already been obtained or (b) those specifically contemplated by this Agreement.

          5.5  Violations of Laws, Permits, etc.
               ---------------------------------

          (a) None of the Alliance Entities is in violation of any term or provision of its organizational documents. None of the Alliance Entities is in violation of any term or provision of any judgment, decree, order, statute, injunction, rule, ordinance or regulation applicable to it, or of any agreement or instrument applicable to such entity where the violation thereof would result in a Material Effect.

          (b) Each of the Alliance Entities holds and has maintained in full force and effect all certificates, licenses and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending where such revocation or limitation would result in a Material Effect.

          5.6  Alliance Financial Statements.
               -----------------------------

          (a) In all material respects the consolidated Alliance Financial Statements fairly present the consolidated assets, liabilities and financial position of the respective entities purported to be covered thereby as of the dates thereof and the results of their operations and cash flow for the respective periods ended on such dates, all in conformity with GAAP consistently applied, except that the October 31, 1995 unaudited interim financial statements do not contain footnotes (that, if presented, would not differ materially from those in the audited Alliance Financial Statements) and are subject to normal, recurring year-end adjustments (which will not, individually or in the aggregate, have a Material Effect).

          (b) The Alliance Financial Statements were prepared from the books and records of each of the respective entities purported to be covered thereby. Such Alliance Financial Statements do not contain any items of a material special or nonrecurring nature, except as expressly noted in such statements.

          5.7  No Undisclosed Liabilities, etc.  None of the Alliance Entities
               --------------------------------
has any material liabilities or obligations, whether direct, indirect, absolute or contingent (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except (a) liabilities that are fully reflected on or reserved against on the latest balance sheet of such entity included in the Alliance Financial Statements or (b) liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the Alliance Financial Statements that are consistent with past practice.

          5.8  Absence of Certain Changes.  Since the date of the latest audited
               --------------------------
Alliance Financial Statement, except as specifically disclosed in the October 31, 1995 unaudited interim consolidated Alliance Financial Statements, none of the Alliance Entities has:

          (a)  Suffered any change that would result in a Material Effect;

          (b) Adopted or made any change in any pension, retirement, profit sharing or other employee benefit plan or arrangement;

          (c) Borrowed or agreed to borrow any money or incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any other material obligation or liability for borrowed money, whether absolute or contingent;

          (d) (i) Issued, purchased or redeemed any of its capital securities or any option, warrant or right to purchase any of the same; or (ii) authorized, declared or made any dividends, distributions of earnings or capital on, or splits or any other reclassification of its equity securities;

          (e) Mortgaged, pledged or subjected to any Encumbrance any material portion of its assets, tangible or intangible, having a value in excess of $25,000 in the aggregate;

          (f) Acquired or disposed of, or entered into any agreement to acquire or dispose of, any material assets or properties, other than oil and gas production in the ordinary course of business, or other assets having a value in excess of $25,000 in the aggregate;

          (g) Increased the salaries, compensation, pension or other benefits payable, or paid any bonuses, to its officers and directors or their Affiliates;

          (h) Forgiven or canceled any debts or claims or waived any rights against any officer or director of the Alliance Entities or their Affiliates or forgiven or canceled any material debts or claims or waived any rights against any other person in excess of $25,000 in the aggregate;

          (i) Entered into, terminated or received notice of the termination of any commitment, contract, agreement or transaction that is material to any of the Alliance Entities; or

          (j) Agreed, either in writing or otherwise, to take any action described in this Section 5.8.
                  -----------

          5.9   Title to Property; Encumbrances.
                -------------------------------

          (a) The Alliance Entities, either directly or indirectly, have (and as of the Closing will have) good and defensible title to the Alliance Interests.

          (b) The Alliance Entities own no real property other than the Alliance Interests. Schedule 5.28 of the Alliance Disclosure Schedule sets forth
                    -------------------------------------------------
a complete list of all real property other than the Alliance Interests that the Alliance Entities lease or sublease and which lease or sublease provides for payments at an annual rate in excess of $25,000. Alliance has delivered to LaTex correct and complete copies of all such leases and subleases (the "Alliance Real Property Leases"). With respect to each such Real Property Lease:

          (i) each Alliance Real Property Lease is legal, valid, binding, enforceable and in full force and effect;

          (ii) each Alliance Real Property Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (iii) to the knowledge of the Alliance Entities, no party to any Alliance Real Property Lease is in breach or default and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

          (iv) to the knowledge of the Alliance Entities, no party to any Alliance Real Property Lease has repudiated any provision thereof;

          (v) to the knowledge of the Alliance Entities, there are no disputes, oral agreements or forbearance programs in effect as to any Alliance Real Property Lease;

          (vi) with respect to each sublease included as a Alliance Real Property Lease, the representations and warranties set forth in subsections
     (i) and (v) above are true and correct with respect to the underlying lease;

          (vii) none of the Alliance Entities has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (viii)to the knowledge of the Alliance Entities, all facilities leased or subleased thereunder have received all approvals of all Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws and regulations;

          (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

          (x) to the knowledge of the Alliance Entities, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy or value or the marketability of title, of the property subject thereto.

          (c) The Alliance Entities, either directly or indirectly, have (and as of the Closing will have) good and defensible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible (other than the Alliance Interests), reflected as owned on the latest balance sheet included in the Alliance Financial Statements of the relevant entity or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

          (d) There are no properties (real, personal or mixed, tangible or intangible) owned by any Alliance Stockholders or any Affiliate of the Alliance Stockholders that are used in the normal day-to-day operations of the Alliance Entities as conducted prior to the Closing Date.

          (e) The properties and assets described in (a), (b) and (c) above are free and clear of any and all Encumbrances, except the Permitted Encumbrances.

          5.10  Proceedings Affecting the Alliance Interests.  There is no
                --------------------------------------------
action, proceeding, investigation, inquiry, claim or demand pending or, to the knowledge of the Alliance Entities, threatened that is likely to result in the material impairment or loss of any of the Alliance Entities' title to any part of the Alliance Interests or that might hinder or impede in any material respect the use, operation or value of the Alliance Interests and Alliance shall promptly notify LaTex of any such suit, action, investigation, inquiry, claim or demand arising or threatened prior to the Closing with respect to which Alliance receives notice. To the knowledge of the Alliance Entities, there are no facts, events or conditions existing with respect to operations or conditions of the Alliance Interests which are reasonably likely to hinder or impede the use, operation or value of the Alliance Interests in any material respect or which are reasonably likely to form the basis of a claim of any party against any of the Alliance Entities or any of their assets that would result in a Material Effect.

          5.11  Alliance Oil and Gas Contracts.
                ------------------------------

          (a) To the knowledge of the Alliance Entities, all of the Leases included in the Alliance Interests are in full force and effect and are the valid and legally binding obligations of the parties to those agreements and are enforceable in all material respects in accordance with their respective terms.

          (b) To the knowledge of the Alliance Entities, none of the Alliance Entities is in material breach or default with respect to any of its representations, warranties or obligations pursuant to any of the Alliance Oil and Gas Contracts or with respect to any regulations incorporated in or governing the Alliance Oil and Gas Contracts.

          (c) To the knowledge of the Alliance Entities, all payments (including royalties, delay rentals, shut-in royalties, payments due under unit or operating agreements but excluding royalties held in suspense and good faith by the Alliance Entities for a justifiable purpose) due under the Leases included in the Alliance Interests have been properly and timely made; all conditions necessary to keep such Leases in force have been fully performed; and no notices have been received by the Alliance Entities of any claim to the contrary.

          (d) To the knowledge of the Alliance Entities, there are no obligations to engage in continuous development operations in order to maintain any Lease included in the Alliance Interests in force and effect.

          (e) To the knowledge of the Alliance Entities, the execution and delivery of this Agreement and the consummation of the transaction as contemplated by this Agreement will not result in a material breach of, constitute a material default under, result in a material violation of or entitle any party to a right of first refusal or preferential right to purchase under any of the Alliance Oil and Gas Contracts.

          (f) To the knowledge of the Alliance Entities, the Alliance Entities have fulfilled all material requirements for filings, certificates, disclosures of parties in interest and other similar matters contained in (or otherwise, by law, rule or regulation, applicable to) the Leases included in the Alliance Interests and are fully qualified to own and hold all such Leases.

          5.12  Operations.
                ----------

          (a) To the knowledge of the Alliance Entities, the Alliance Interests are being developed, operated and maintained in material compliance with the Alliance Oil and Gas Contracts. In operating the Alliance Interests, the Alliance Entities are not dependent on the right to use the property of others, except under valid and enforceable agreements, rights or other arrangements included in the Alliance Oil and Gas Contracts.

          (b) Since October 31, 1995, none of the Alliance Entities, directly or indirectly, has operated or in any manner dealt with, incurred obligations with respect to, or undertaken any transactions relating to, the Alliance Interests other than in the ordinary course of business consistent with past practice or other than sales of property in any single transaction having a value of less than $25,000, and, to the knowledge of the Alliance Entities, the Alliance Interests have not suffered any destruction, damage, or loss (except depreciation of equipment through ordinary wear and tear) that would result in a Material Effect.

          (c) To the knowledge of the Alliance Entities, there are no outstanding AFEs covering work in progress or work not yet started covering the Alliance Interests. Prior to Closing, Alliance will provide LaTex with an updated listing of similar information concerning AFEs outstanding as of a date not more than three (3) business days prior to Closing.

          (d) To the knowledge of the Alliance Entities, no condition, obligation or other circumstance, including any prior overproduction under a gas balancing agreement exists, that would adversely affect the right of the Alliance Entities to receive their full share of production and full payment of proceeds from the sale of Hydrocarbons produced from any of the Alliance Interests.

          5.13  No Reversionary Interests.  To the knowledge of the Alliance
                -------------------------
Entities, the Alliance Interests are not subject to any reversionary, back-in or similar rights, the exercise of which would reduce the Alliance Entities' Net Revenue Interests to less than the Net Revenue Interests set forth in Exhibits
                                                                      --------
A-1 and A-2.
-----------

          5.14  Sales and Transportation Agreements. There are no material crude
                -----------------------------------
oil and condensate sales, arrangements or gas purchase and sales agreements or division orders relating to the Alliance Interests (collectively "Alliance Sales Agreements") and no material transportation agreements relating to the Alliance Interests that cannot be terminated by the Alliance Entities upon 60 days' or less notice without penalty or detriment to the Alliance Entities. There are no Alliance Sales Agreements pursuant to which Hydrocarbons are being sold at less than the prevailing market price therefor.

          5.15  Tax Partnerships.  None of the Alliance Entities have filed any
                ----------------
federal or state income tax returns identifying the Alliance Interests as held by any tax partnership.

          5.16  Prepayments.  To the knowledge of the Alliance Entities, there
                -----------
exists no material imbalance regarding production taken or marketed from any Lease included in the Alliance Interests or otherwise affecting any of the Alliance Entities which could result in (i) a portion of its interest in production therefrom to be taken or delivered after the Closing Date without the applicable entity receiving full payment therefor and at the price it would have received absent such imbalance; or (ii) the applicable entity being obligated to make payment to any person or entity as a result of such imbalance; or (iii) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules or similar orders or regulations of a Governmental Entity; and none of the Alliance Entities is obligated, by virtue of any prepayment arrangement take-or-pay agreement or similar arrangements to deliver Hydrocarbons produced from the Alliance Interests at some future time without then receiving full payment therefor in all material respects.

          5.17  Production Sales Contracts.  To the knowledge of the Alliance
                --------------------------
Entities, the buyers under all production sales contracts pursuant to which any of the Alliance Entities is selling crude oil or natural gas or constituents thereof produced from the Leases included in the Alliance Interests are in compliance in all material respects with all the material terms of such contracts and none of the Alliance Entities has received a notice from any such buyer of such party's intention or desire to modify, renegotiate or repudiate any such contract or any of the material terms thereof.

          5.18  Calls.  To the knowledge of the Alliance Entities, no person has
                -----
any call upon, option to purchase, or similar right to purchase any portion of the Hydrocarbons from the Alliance Interests at a price less than the prevailing market price therefor.

          5.19  Reserve Reports.  With respect to the Alliance Reserve Report,
                ---------------
(a) the information furnished by the Alliance Entities to the reserve engineers in connection with the preparation of the Alliance Reserve Report was true and correct in all material respects; (b) to the knowledge of the Alliance Entities, the assumptions utilized in the preparation of the Alliance Reserve Report are true and correct in all material respects in light of the properties involved; (c) to the knowledge of the Alliance Entities, the calculations and other methodology utilized in the preparation of the Alliance Reserve Report are consistent with generally accepted standards of petroleum reservoir engineering at the dates of their preparation; (d) none of the Alliance Entities have any knowledge that the oil, condensate, natural gas liquids and gas reserves attributable to the Alliance Interests as of the date of the Alliance Reserve Report are materially less than the estimates of quantities of those reserves shown in the Alliance Reserve Report; (e) none of the Alliance Entities have any knowledge of any change (other than normal depletion by production in the ordinary course, price changes, and sales of property in any single transaction having a value of less than $25,000) occurring since the date of the Alliance Reserve Report that would result in a material change in the information contained in the Alliance Reserve Report, and (f) to the knowledge of the Alliance Entities, none of the Alliance Entities or the Alliance Interests are subject to any agreements, consents, orders or regulations that would materially reduce the rate of production of Hydrocarbons or other substances from the Alliance Interests below that reflected in the Alliance Reserve Report.

          5.20  Wells.
                -----

          (a) To the knowledge of the Alliance Entities, all of Alliance's Wells have been drilled and completed within the boundaries of the Major Producing Leases of the Alliance Entities or within the limits otherwise permitted by the Alliance Oil and Gas Contracts, and by law.

          (b) To the knowledge of the Alliance Entities, the drilling and completion of all Alliance's Wells and all development and operations of the Alliance Interests have been conducted in material compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any Governmental Entity.

          (c) To the knowledge of the Alliance Entities, none of Alliance's Wells is subject to material penalties on allowable production after the date of this Agreement because of any overproduction or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any Governmental Entity that would prevent any of Alliance's Wells from being entitled to its full legal and regular allowable production from and after the date of this Agreement as prescribed by any Governmental Entity.

          5.21  No Funds in Suspense. To the knowledge of the Alliance Entities,
                --------------------
all material proceeds from the sale of Hydrocarbons produced from the Alliance Interests are currently being paid to the Alliance Entities and no portion of such proceeds is currently being held in suspense by any purchaser thereof or any other party by whom proceeds are paid except for immaterial amounts.

          5.22  Regulatory Compliance.  To the knowledge of the Alliance
                ---------------------
Entities, all material filings and approvals under the Natural Gas Policy Act of 1978, as amended for with FERC, or required under any rules or regulations adopted by FERC which are necessary for the operation of the Alliance Interests in the manner in which they are presently operated, have been made or granted.

          5.23  Physical Condition of Facilities.  To the knowledge of the
                --------------------------------
Alliance Entities, in all material respects, the physical facilities on the Alliance Interests (including facilities held under lease) have been maintained in accordance with good industry maintenance practices and are in a state of repair (normal wear and tear excepted) that is adequate for the intended use of such facilities in the ordinary conduct of the business.

          5.24  Data Regarding the Alliance Interests.  All of the information
                -------------------------------------
described in Sections 7.6 and 7.7 made or to be made available to LaTex and its
             ------------     ---
representatives is accurate and complete in all material respects, when considered in context and together with all relevant information made available.

          5.25  Litigation.
                ----------

          (a) There is no action, proceeding, investigation or inquiry pending or, to the knowledge of the Alliance Entities, threatened (i) against or affecting any of the Alliance Entities or their assets or ordinary conduct of the business that, if determined adversely to the Alliance Entities, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Merger.

          (b) There are no citations, fines or penalties heretofore asserted against any of the Alliance Entities or their assets under any federal, state or local law relating to air, noise or water pollution or other environmental protection matters, or relating to occupational health or safety, of which such entity has received notice and that remain unpaid or that could otherwise bind the assets of any of the Alliance Entities and that would result in a Material Effect.

          (c) Alliance has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause Alliance to determine that there exists any basis for any material claim against the Alliance Entities for any of the matters described in paragraphs (a) or (b).

          5.26  Tax Returns and Payments.
                ------------------------

          (a) The Alliance Entities (or the common parent of any affiliated group of which any of such entities is or has been a member) have duly filed in correct form in all material respects all Tax Returns required to be filed by such entities and have duly paid or provided for payment of (or there have been paid on their behalf) all Taxes due or claimed to be due from them by federal, state, local or foreign taxing authorities, excluding Taxes that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided and that are specifically identified in Section 5.26
                                                                    ------------
of the Alliance Disclosure Schedule.
-----------------------------------

          (b) There are no tax liens upon any property or assets owned by any of the Alliance Entities that would have a Material Effect.

          (c) All Tax Returns of the Alliance Entities filed, including any amendments to date, have been prepared in good faith without willful misrepresentation and are complete and accurate in all material respects. The United Kingdom income tax returns of the Alliance Entities have been examined by the Inland Revenue Service or other relevant tax authority for all periods through April 30, 1994, and all deficiencies assessed as a result of such examination have been paid in full or finally settled and no issue has been raised by the Inland Revenue Service or other relevant tax authority in any such examination that has been resolved adversely to any of the Alliance Entities or is still pending and, by application of similar principles, reasonably could be expected to result in an assertion by the Inland Revenue Service or other relevant tax authority of a material deficiency in any other taxable year or with respect to any other of the Alliance Entities. There are no outstanding agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Returns or the payment by, or assessment against, any of the Alliance Entities for any Taxes.

          (d) The reserves made for Taxes on the respective balance sheets in the Alliance Financial Statements are sufficient for the payment of all unpaid Taxes due and payable by the Alliance Entities attributable to all periods ended on or before the date of the respective balance sheets in accordance with GAAP.

          5.27  Insurance.  Section 5.27 of the Alliance Disclosure Schedule
                ---------   ------------------------------------------------
contains a true, correct, and complete description of all policies of fire, casualty and extended coverage, public liability, products liability, worker's compensation and other forms of insurance owned or held by or for the benefit of the Alliance Entities (other than insurance owned or held by operators for those Alliance Interests where one of the Alliance Entities is not the operator). All such policies are sufficient for material compliance with all requirements of law and all agreements for which those entities are parties, are, to the knowledge of the Alliance Entities, valid and enforceable policies, will remain in full force and effect through the respective dates set forth in Section 5.27
                                                                   ------------
of the Alliance Disclosure Schedule subject to the timely payment of the
-----------------------------------
premiums set forth therein, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All premiums due under such policies have been paid and the insureds have complied in all material respects with such policies.

          5.28  Contracts.
                ---------

          (a)   Section 5.28 of the Alliance Disclosure Schedule contains a
                ------------------------------------------------
complete and correct list as of the date hereof of all agreements, contracts and commitments of the following types (and all amendments thereto), written or oral, to which any of the Alliance Entities is a party or by which any of their properties is bound:

          (i) notes, agreements, mortgages, indentures, security agreements and other instruments relating to the borrowing of money or evidence of credit or the deferred purchase price of property, or the direct or indirect guarantee by such entities of any such indebtedness or deferred purchase price, in excess of $20,000;

          (ii) leases of real property and material personal property providing for payments under any such lease or group of related leases at an annual rate in excess of $25,000 (other than Leases);

          (iii)  partnership or joint venture agreements;

          (iv) management, employment and consulting agreements or other contracts for personal services that are not terminable by any of such entities on not more than one month's notice without penalty;

          (v) agreements providing for liability for severance pay, collective bargaining agreements, labor contracts, or labor or personnel policies;

          (vi)   surety, performance and maintenance bonds in excess of $5,000;

          (vii) agreements or commitments for capital expenditures in excess of $25,000;

          (viii) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, or for any other employee benefit plan;

          (ix)   brokerage or finder's agreements;

          (x) any agreement that (a) restricts the right of such entities to engage in any place in any line of business or (b) would restrict the right of the Surviving Corporation or any Subsidiary of the Surviving Corporation to engage in any line of business after the Closing Date;

          (xi) any contract, commitment or agreement that involves the disposition after October 31, 1995, of any assets of any of such entities not in the ordinary course of business consistent with past practice;

          (xii) any contract, commitment or agreement between any of such entities or between any of such entities and any director or officer of any of the Alliance Entities (other than those that will be terminated on or prior to Closing);

          (xiii) any Alliance Oil and Gas Contract that commits any of the Alliance Entities to make any capital expenditures in any calendar year; and

          (xiv) other agreements, contracts and commitments that in any way involve payments or receipts during the remaining term of such agreement, contract or commitment in excess of $25,000.

          (b) Alliance has made available to LaTex complete and correct copies of all written agreements, contracts and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all oral agreements, in all cases, described in subparagraph (a). Such agreements, contracts and commitments are in full force and effect, and all of such entities and, to the knowledge of the Alliance Entities, all other parties to such agreements, contracts and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

          (c) None of the Alliance Entities has outstanding any powers of attorney, including powers of attorney with respect to representation before any Governmental Entity, customs agents and brokers, or given in connection with qualification to conduct business in any other jurisdiction.

          5.29  Transactions with Interested Persons.  No officer or director of
                ------------------------------------
any of the Alliance Entities (or spouse or any child thereof) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of or any person or entity that has a material contract or arrangement with any of the Alliance Entities, except for holdings of capital stock not exceeding one percent (1%) of the total number of shares of capital stock of such customer, competitor or supplier outstanding.

          5.30  Compensation and Employee Plans.
                -------------------------------

          (a) Alliance has provided LaTex (i) the names and current annual compensation rates of all present directors, officers, employees, independent contractors or agents of each of the Alliance Entities and (ii) the number, job category and range of compensation by job category of all employees of such entities.

          (b)   Section 5.30 of the Alliance Disclosure Schedule sets forth the
                ------------------------------------------------
name of each Plan applicable to any of the Alliance Entities and lists all documents evidencing any Plan applicable to any of the Alliance Entities.

          (c) Each Plan applicable to any of the Alliance Entities is now, and has been from its inception, administered in compliance in all material respects with the provisions of all applicable laws and regulations, including ERISA, the Code and the ADEA, insofar as such statutes are applicable to such Plan.

          5.31  Accounts Receivable; Inventories.
                --------------------------------

          (a) The accounts receivable of the Alliance Entities as reflected on the respective balance sheets of the Alliance Financial Statements (except to the extent collected after the date thereof) (i) have arisen in the ordinary course of business for goods delivered or services rendered, and (ii) are good and collectible, except as otherwise reserved for on the respective balance sheets.

          (b) To the knowledge of the Alliance Entities, all of the Alliance Entities' accounts receivable existing at Closing will be collectible in all material respects at their aggregate recorded amounts (net of any allowances for doubtful accounts reflected on the Alliance Financial Statements) in the ordinary course of business within ninety (90) days of the Closing, without resort to litigation, and will not be subject to counterclaim or set off.

          (c) The inventories of the Alliance Entities as reflected on the respective balance sheets included in the Alliance Financial Statements have been valued in accordance with GAAP and customary industry practice using COPAS guidelines.

          5.32  Brokers, Finders and Advisors.  Alliance has not employed any
                -----------------------------
broker, finder, or investment advisor on its behalf, or incurred any liability for any brokerage or finder's fees or commissions in connection with the transaction contemplated hereby.

          5.33  Labor Force.
                -----------

          (a) Each of the Alliance Entities is in compliance in all material respects with all applicable laws (including without limitation federal income tax laws), ordinances, regulations, statutes, rules and restrictions of any Governmental Entity respecting employment and employment practices and terms and conditions of employment.

          (b) No union representation question exists respecting the employees of any of the Alliance Entities and, to the knowledge of the Alliance Entities, no union organizing activities are taking place.

          5.34  Books and Records. The books and records of each of the Alliance
                -----------------
Entities (including, without limitation, the books of account, minute books and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each of the Alliance Entities contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders and the Boards of Directors of the respective entities and no meetings of or actions by such shareholders or any such Boards of Directors have been held or taken for which minutes have not been prepared and are not contained in such minute books. None of the records and written documents furnished or made available to LaTex's representatives or agents by the Alliance Entities concerning the Alliance Interests, when considered in context and together with any relevant or related documents also so furnished or made available, contain any untrue statement of material fact or omit a material fact necessary to make any statement therein not misleading.

          5.35  Payments.  None of the Alliance Entities has, directly or
                --------
indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any finder, agent, government official or other party, in the United States or any other country, in any manner related to its business or operations, which such entity knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country or territory having jurisdiction over such entity, and has not participated, directly or indirectly, in any boycotts or similar practices.

          5.36  Public Utility Holding Company.  None of the Alliance Entities
                ------------------------------
owns or operates any facilities used for the retail distribution of natural or manufactured gas for heat, light or power, nor does any of the Alliance Entities, directly or indirectly, own, control or hold with power to vote ten percent (10%) or more of the outstanding stock of, or exercise direct or indirect controlling influence over the management or policies of such a company or a company so controlling such a company.

          5.37  Exchange Filings.  Alliance has filed all forms, reports and
                ----------------
documents required to be filed with the London Stock Exchange Limited since January 1, 1993. All of such filings were prepared in accordance with the requirements of all applicable laws and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          5.38  Disclosure.  No representation or warranty made by Alliance in
                ----------
this Agreement (including, without limitation, in the Alliance Disclosure Schedule) contains any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which made.

          5.39  Status of Newco. Except in connection with the Merger, Newco has
                ---------------
never had any assets or conducted any business. As of the Effective Time, all of the issued and outstanding stock of Newco will be owned by Alliance.

     6.   Actions of LaTex Prior to the Closing Date.
          ------------------------------------------

          6.1  Affirmative Covenants.  Prior to the Closing Date, LaTex, except
               ---------------------
as otherwise set forth in Section 6.1 of the LaTex Disclosure Schedule,
                          --------------------------------------------
covenants that, unless the prior written consent of Alliance is first obtained, which consent shall not be unreasonably withheld, the LaTex Entities will:

          (a) Carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to (i) preserve intact their respective present business organizations, (ii) keep available the services of their respective present officers and key employees and (iii) preserve their respective relationships with customers, suppliers and any others having business dealings with them; and

          (b) Duly comply with all laws applicable to them and their respective properties, operations, business and employees which if not complied with would result in a Material Effect.

          6.2  Negative Covenants.  Prior to the Closing Date, except with the
               ------------------
prior written consent of Alliance, and except as otherwise set forth in Section
                                                                        -------
6.2 of the LaTex Disclosure Schedule, which consent shall not be unreasonably
------------------------------------
withheld, the LaTex Entities will not:

          (a)  Do any of the restricted acts set forth in Section 4.8 hereof, or
                                                          -----------
enter into any agreement of a nature set forth in Section 4.29 hereof;
                                                  ------------

          (b) Enter into or permit any of the LaTex Entities to enter into any transaction other than in the ordinary course of business; or

          (c) Amend the respective organizational or governing documents of any of the LaTex Entities.

          6.3  Consents.  The LaTex Entities will use their best efforts to
               --------
obtain all consents from third parties necessary or appropriate to effectuate the transactions contemplated by this Agreement.

          6.4  Advice of Changes.  LaTex will promptly advise Alliance in
               -----------------
writing from time to time prior to the Closing Date with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the LaTex Disclosure Schedule or would have resulted in any representation of LaTex in this Agreement being untrue.

          6.5  Best Efforts.  The LaTex Entities will use their best efforts to
               ------------
cause to be fulfilled those of the conditions to Alliance's and Newco's obligations to consummate the transactions contemplated by this Agreement that are dependent upon their actions and to execute and deliver such instruments and take such other actions as necessary or appropriate in order to carry out the intent of this Agreement.

          6.6  Access to Properties and Records.  From and after the date of
               --------------------------------
this Agreement through the earlier of the Closing or the termination of this Agreement, the LaTex Entities shall (a) provide Alliance an identification of and access to all books, records and documents, including contracts, agreements, consents, settlements, maps, revenue and expense information, production data and geological and geophysical data relating to the LaTex Interests, (b) afford to Alliance and their officers, attorneys, accountants and other authorized representatives free and full access during normal business hours to the offices, properties, books and records of the LaTex Entities, and (c) cause counsel and accountants to the LaTex Entities to furnish such additional financial and operating data and other information as Alliance shall from time to time request in order that Alliance may have full opportunity to make such investigation as they shall desire to make of the affairs of the LaTex Entities and their assets.

          6.7  Supply Documents, Reports, etc.
               -------------------------------

          (a) LaTex shall furnish or make available to Alliance all documents, reports and other information and data (including financial statements) concerning the LaTex Entities as Alliance may reasonably require in connection with any statement, application, or document required to be filed with applicable Governmental Entities in connection with the transaction contemplated by this Agreement or furnished to any other person, firm, corporation or Governmental Entity in connection with this Agreement, including, but not limited to the Commission, the Federal Trade Commission and the Department of Justice.

          (b) LaTex represents and warrants that all such information shall be true, correct, and complete in all material respects and shall not omit any material fact required to be stated to make such information not misleading in light of the circumstances under which made.

          6.8  Employees.  LaTex agrees to use all reasonable efforts to
               ---------
persuade such of the employees, agents, and independent contractors of the LaTex Entities as Alliance may designate to continue as employees, agents, and independent contractors of the LaTex Entities after the Closing Date.

          6.9  No Solicitation, etc.  LaTex shall not (and will cause each of
               --------------------
the executive officers and members of its executive management, as identified in LaTex's Annual Report to Stockholders for the fiscal year ended July 31, 1995 (collectively, "LaTex's Executives"), and its directors, legal and financial advisors and Affiliates not to) directly or indirectly make, solicit, encourage, initiate or enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or a substantial part of its or its Subsidiaries' business and properties or any of its or its Subsidiaries' capital stock whether by merger, purchase of assets, tender offer or otherwise (an "Alternative Transaction"). LaTex shall not (and will cause each of LaTex's Executives, directors, legal and financial advisors and Affiliates not to), directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any person other than Alliance unless LaTex shall have received an unsolicited written offer to effect an Alternative Transaction which, in the exercise of its fiduciary duty after consideration of advice from its legal and financial advisors, LaTex's Board of Directors determines is likely to be more beneficial to the LaTex Stockholders than the Merger. LaTex will promptly communicate to Alliance the terms of any proposal which it may receive in respect of any such transaction and will keep Alliance informed as to the status of any actions, including negotiations or discussions, taken pursuant to the preceding sentence.

     7.   Actions of Alliance and Newco Prior to the Closing Date.
          -------------------------------------------------------

          7.1  Affirmative Covenants.  Prior to the Closing Date, Alliance,
               ---------------------
except as otherwise set forth in Section 7.1 of the Alliance Disclosure
                                 --------------------------------------
Schedule, covenants that, unless the prior written consent of LaTex is first
--------
obtained, which consent shall not be unreasonably withheld, the Alliance Entities will:

          (a) Carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to (i) preserve intact their respective present business organizations, (ii) keep available the services of their respective present officers and key employees and (iii) preserve their respective relationships with customers, suppliers and any others having business dealings with them; and

          (b) Duly comply with all laws applicable to them and their respective properties, operations, business and employees which if not complied with would result in a Material Effect.

          7.2  Negative Covenants.  Prior to the Closing Date, except with the
               ------------------
prior written consent of LaTex, and except as otherwise set forth in Section 7.2
                                                                     -----------
of the Alliance Disclosure Schedule, which consent shall not be unreasonably
-----------------------------------
withheld, the Alliance Entities will not:

          (a)  Do any of the restricted acts set forth in Section 5.8 hereof, or
                                                          -----------
enter into any agreement of a nature set forth in Section 5.28 hereof;
                                                  ------------

          (b) Enter into or permit any of the Alliance Entities to enter into any transaction other than in the ordinary course of business; or

          (c) Amend the respective organizational or governing documents of any of the Alliance Entities.

          7.3  Consents.  The Alliance Entities will use their best efforts to
               --------
obtain all consents from third parties necessary or appropriate to effectuate the transactions contemplated by this Agreement.

          7.4  Advice of Changes.  Alliance will promptly advise LaTex in
               -----------------
writing from time to time prior to the Closing Date with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Alliance Disclosure Schedule or would have resulted in any representation of Alliance in this Agreement being untrue.

          7.5  Best Efforts.  The Alliance Entities will use their best efforts
               ------------
to cause to be fulfilled those of the conditions to LaTex's obligations to consummate the transactions contemplated by this Agreement that are dependent upon their actions and to execute and deliver such instruments and take such other actions as necessary or appropriate in order to carry out the intent of this Agreement.

          7.6  Access to Properties and Records.  From and after the date of
               --------------------------------
this Agreement through the earlier of the Closing or the termination of this Agreement, the Alliance Entities shall (a) provide LaTex an identification of and access to all books, records and documents, including contracts, agreements, consents, settlements, maps, revenue and expense information, production data and geological and geophysical data relating to the Alliance Interests, (b) afford to LaTex and their officers, attorneys, accountants and other authorized representatives free and full access during normal business hours to the offices, properties, books and records of the Alliance Entities, and (c) cause counsel and accountants to the Alliance Entities to furnish such additional financial and operating data and other information as LaTex shall from time to time request in order that LaTex may have full opportunity to make such investigation as they shall desire to make of the affairs of the Alliance Entities and their assets.

          7.7  Supply Documents, Reports, etc.
               -------------------------------

          (a) Alliance shall furnish or make available to LaTex all documents, reports and other information and data (including financial statements) concerning the Alliance Entities as LaTex may reasonably require in connection with any statement, application, or document required to be filed with applicable Governmental Entities in connection with the transaction contemplated by this Agreement or furnished to any other person, firm, corporation or Governmental Entity in connection with this Agreement, including, but not limited to the Commission, the Federal Trade Commission and the Department of Justice.

          (b) Alliance represents and warrants that all such information shall be true, correct, and complete in all material respects and shall not omit any material fact required to be stated to make such information not misleading in light of the circumstances under which made.

          7.8  No Solicitation, etc.  Alliance shall not (and will cause each of
               --------------------
the executive officers and members of its executive management, as identified in Alliance's Annual Report to Stockholders for the fiscal year ended April 30, 1996 (collectively, "Alliance's Executives"), and its directors, legal and financial advisors and Affiliates not to) directly or indirectly make, solicit, encourage, initiate or enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or a substantial part of its or its Subsidiaries' business and properties or any of its or its Subsidiaries' capital stock whether by merger, purchase of assets, tender offer or otherwise (an "Alternative Transaction"). Alliance shall not (and will cause each of Alliance's Executives, directors, legal and financial advisors and Affiliates not to), directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any person other than LaTex unless Alliance shall have received an unsolicited written offer to effect an Alternative Transaction which, in the exercise of its fiduciary duty after consideration of advice from its legal and financial advisors, Alliance's Board of Directors determines is likely to be more beneficial to the Alliance Stockholders than the Merger. Alliance will promptly communicate to LaTex the terms of any proposal which it may receive in respect of any such transaction and will keep LaTex informed as to the status of any actions, including negotiations or discussions, taken pursuant to the preceding sentence. Nothing contained herein shall preclude Alliance from continuing negotiations to acquire certain assets and companies which have been previously disclosed to LaTex ("Potential Additional Transactions"); provided, however, that the terms of any Potential Additional
                --------  -------
Transaction shall have been disclosed in writing and are acceptable to LaTex prior to the execution of a definitive agreement with respect to such assets or companies and further provided that any agreement by Alliance to acquire such assets or companies pursuant to any Potential Additional Transaction shall require the issuance of a fairness opinion by Rothschild Natural Resources LLC; and further provided that if LaTex fails or refuses to accept the terms of any Potential Additional Transaction disclosed to it in writing by Alliance, such Potential Additional Transaction shall not constitute an Alternative Transaction, but if Alliance determines to proceed with a Potential Alternative Transaction, the terms of which have not been accepted by LaTex, LaTex shall have the absolute right to terminate this Agreement pursuant to Section 11.1(l),
                                                                ---------------
in which event neither party shall have any further obligation or liability to the other as more particularly described in Section 11.3(a).
                                            ---------------

     8.   Conditions to Alliance's or Newco's Obligations.  Each and every
          -----------------------------------------------
obligation of Alliance and Newco under this Agreement to be performed on or before the Closing Date is, at the option of Alliance, subject to the satisfaction on or before the Closing Date of each of the following conditions:

          (a) Each class of the LaTex Stockholders shall have approved the Merger.

          (b) (i) All of the terms, covenants and conditions of this Agreement to be complied with or performed by LaTex at or before the Closing Date shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of LaTex set forth in Article 4, as modified by
                                                     ---------
the statements contained in the LaTex Disclosure Schedule, shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date (but this provision shall not mean that representations and warranties relating to a specific date, such as Section 4.6(a), shall relate to any other
                                     --------------
date) and (iii) Alliance shall have received a certificate to such effect from an officer of LaTex. Whether the conditions in subparagraphs (i) and (ii) above have been satisfied shall be determined without regard to any materiality qualifications or provisions contained in any such covenants, representations or warranties.

          (c) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental Entities required to be obtained by the LaTex Entities in order to permit the transactions contemplated by this Agreement to be consummated in accordance with governmental laws, rules, regulations and agreements shall have been obtained, and the registration statement required by Section 2.10(b) shall be effective under the
                                   ---------------
Securities Act, no stop orders suspending the effectiveness of the registration statement shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or the Securities Exchange Act of 1934 relating to the issuance or trading of the Alliance Shares issuable pursuant to the Merger shall have been received.

          (d) LaTex shall have delivered to Alliance an agreement in the form attached to this Agreement as Exhibit C, executed by each of LaTex's Affiliates
                              ---------
regarding his or its investment in the Alliance Shares.

          (e) Alliance and Newco shall have received the opinion of counsel for LaTex, dated the Closing Date, opining to certain of the matters referenced in Sections 4.1, 4.2, 4.3, 4.4, 4.10 and 4.25 and in the form acceptable to
------------------------------------------
Alliance and Newco and their counsel.

          (f) The aggregate number of each class of LaTex Shares held by the LaTex Stockholders who have delivered and not withdrawn a written demand for appraisal of their shares shall not exceed five percent (5%) of that class of LaTex Shares outstanding and entitled to vote at the meeting of LaTex Stockholders.

          (g) All outstanding options or other rights to purchase or acquire LaTex Shares (other than the Warrants) shall have been canceled without further liability to LaTex or Alliance.

          (h) All actions, proceedings, instruments and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions and procedures in connection therewith, shall have been approved in form and substance by counsel for Alliance, Jenkens & Gilchrist, P.C., which approval shall not be unreasonably withheld.

          (i) The LaTex Entities shall have furnished such certificates to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by Alliance or its counsel.

          (j) There shall not have been any material loss resulting from destruction of the LaTex Interests due to acts of God, fire, explosion or other casualty which is not reimbursable in all material respects under policies of insurance maintained by or for the benefit of the LaTex Entities.

          (k) No material information or data provided or made available to Alliance by or on behalf of LaTex shall be incorrect in any material respect.

          (l) LaTex shall have sold or otherwise disposed of its interests in the Excluded Entities. The conditions of the sale or disposition shall result in no less favorable terms to LaTex than if the existing equity and debt reflected on LaTex's books for these interests were written down to zero. At the time of the Merger, LaTex shall have no rights or obligations with respect to any of these entities.

          (m) The Alliance Shares to be issued to the LaTex Stockholders pursuant to the Merger shall have been approved for listing on the London Stock Exchange and such listing shall have become effective.

          (n) Each LaTex Stockholder who will directly own five percent (5%) or more of both the voting power and total value of Alliance as a consequence of the Merger and the transactions contemplated thereby will enter into a gain recognition agreement with the Internal Revenue Service.

     9.   Conditions to LaTex's Obligations.  Each and every obligation of LaTex
          ---------------------------------
under this Agreement to be performed on the Closing Date is, at the option of LaTex, subject to the satisfaction on or before the Closing Date, of each of the following conditions:

          (a) The Alliance Stockholders shall have approved the Merger, the issue of the new Alliance Shares and the reverse stock split of the Alliance Shares;

          (b) (i) All of the terms, covenants and conditions of this Agreement to be complied with or performed by Alliance and Newco at or before the Closing Date shall have been duly complied with and performed in all material respects,
(ii) the representations and warranties of Alliance and Newco set forth in
Article 5, as modified by the statements contained in the Alliance Disclosure
---------
Schedule, shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date (but this provision shall not mean that representations and warranties relating to a specific date, such as Section
                                                                    -------
5.6(a), shall relate to any other date), and (iii) LaTex shall have received a
------
certificate to such effect from an officer of each of Alliance and Newco at Closing. Whether the conditions in subparagraphs (i) and (ii) above have been satisfied shall be determined without regard to any materiality qualifications or provisions contained in any such covenants, representations or warranties.

          (c) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental Entities required to be obtained by Alliance and Newco in order to permit the transactions contemplated by this Agreement to be consummated in accordance with governmental laws, rules, regulations and agreements shall have been obtained, and the registration statement required by Section 2.10(b) shall be effective under the
                                   ---------------
Securities Act, no stop orders suspending the effectiveness of the registration statement shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or the Securities Exchange Act of 1934 relating to the issuance or trading of the Alliance Shares issuable pursuant to the Merger shall have been received.

          (d) LaTex shall have received opinions from counsel for Alliance and Newco, dated the Closing Date, opining to certain of the matters referenced in Sections 5.1, 5.2, 5.3, 5.4, 5.6, 5.10 and 5.24 and in the forms acceptable to
------------------------------------------------
LaTex and its counsel.

          (e) All actions, proceedings, instruments and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions and procedures in connection therewith, shall have been approved in form and substance by counsel for LaTex, Pray, Walker, Jackman, Williamson & Marlar, which approval shall not be unreasonably withheld.

          (f) Alliance and Newco shall have furnished such certificates of its officers and others to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by LaTex or its counsel.

          (g) There shall not have been any material loss resulting from destruction of the Alliance Interests due to acts of God, fire, explosion or other casualty which is not reimbursable in all material respects under policies of insurance maintained by or for the benefit of the Alliance Entities.

          (h) No material information or data provided or made available to LaTex by or on behalf of Alliance shall be incorrect in any material respect.

          (i) The Alliance Shares to be issued to the LaTex Stockholders pursuant to the Merger shall have been approved for listing on the London Stock Exchange and such listing shall have become effective.

          (j) Alliance shall have entered into a definitive agreement with John O'Brien, the former Chief Executive Officer of Alliance ("O'Brien"), to settle all claims, disputes, actions and disagreements between Alliance and O'Brien on terms either previously disclosed in writing to LaTex or otherwise reasonably satisfactory to LaTex.


          (k)  [INTENTIONALLY DELETED]


          (l) Alliance shall have consummated all Potential Additional Transactions, if any, for which definitive agreements were executed by Alliance on or before September 27, 1996, in accordance with the provisions of Section
                                                                      -------
7.8, and which are required so that the matters to be addressed in the opinion
---
described in Section 9(k) will be true and correct as of Closing.
             ------------

     10.  Additional Agreements.
          ---------------------

          10.1 Confidentiality.  The parties hereto will, and will cause their
               ---------------
officers, directors, employees and authorized representatives to, hold in confidence all, and not to use or to disclose to others any, nonpublic information received by them from another party hereto in connection with the transactions contemplated by this Agreement; provided, however, the foregoing shall not restrict necessary disclosures in compliance with requirements of any law, governmental order or regulation.

          10.2 Further Assurances.  After Closing, the parties shall execute,
               ------------------
acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action including payment of monies as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law. If at any time subsequent to the Closing, any party comes into possession of money or property belonging to another party, such money or property shall be promptly turned over to the party entitled thereto.

          10.3 Resignations.  Messrs.  Jeffrey T.  Wilson and Malcom W.  Henley
               ------------
shall resign as officers, directors and employees of the LaTex Entities as of Closing, and LaTex shall cause all other officers and directors of the LaTex Entities to resign as officers and directors as of Closing.

          10.4 Alliance Directors.  At the Closing Date, the Board of Directors
               ------------------
of Alliance will be expanded to nine members and Messrs. Jeffrey T. Wilson and John R. Martinson will be appointed to the Board of Alliance.


          10.5 Offices.  The executive offices of the Surviving Corporation
               -------
shall be located in London, England, with LaTex's present offices becoming the operational headquarters for the assets located in the United States.

          10.6 LaTex Personnel.  Alliance agrees that any LaTex personnel
               ---------------
terminated as a result of the Merger will be compensated on a no less favorable basis than LaTex's existing policies governing these matters currently provides; provided, however, that Alliance shall have the right to terminate any employee at any time for any reason or for no reason. The following key personnel shall be retained as full-time employees of the Surviving Corporation for a minimum of six months following the completion of the Merger: Messrs. Hull, Heinsius, Cox, Ensminger, Smethers and Burns; provided, however, that Alliance shall have the right to terminate any of the foregoing individuals for good cause.

          10.7 Consulting Agreement.  As of the Closing Date, Alliance shall
               --------------------
enter into a consulting arrangement with Mr. Jeffrey T. Wilson satisfactory to both parties pursuant to which Mr. Wilson will provide certain consulting services relating to acquisitions in the energy industry for Alliance subsequent to the Merger.

     11.  Termination, Waiver and Amendment.
          ---------------------------------

          11.1 Termination.  This Agreement and the transactions contemplated
               -----------
herein may be terminated and abandoned at any time on or prior to the Closing
Date:

          (a)  By mutual consent of LaTex and Alliance; or

          (b)  By Alliance if:

               (i) Any representation, warranty or covenant made herein for the benefit of Alliance or Newco or any certificate, schedule or document furnished to Alliance pursuant to this Agreement is untrue in any material respect (without regard to any materiality or knowledge qualifications or provisions contained in such representation, warranty or covenant) and such breach is not cured within ten (10) days of LaTex's receipt of a notice from Alliance that such breach exists or has occurred;

               (ii) LaTex shall have defaulted in any material respect (without regard to any materiality qualifications or provisions contained in such representation, warranty or covenant) in performance of any material obligation under this Agreement and such breach is not cured within ten (10) days of LaTex's receipt of a notice from Alliance that such breach exists or has occurred; or

               (iii) Consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

          (c)  By LaTex if:

               (i) Any representation, warranty or covenant made herein for the benefit of LaTex or any certificate, schedule or document furnished to LaTex pursuant to this Agreement is untrue in any material respect (without regard to any materiality or knowledge qualifications or provisions contained in such representation, warranty or covenant) and such breach is not cured within ten (10) days of Alliance's receipt of a notice from LaTex that such breach exists or has occurred;

               (ii) Alliance or Newco shall have defaulted in any material respect (without regard to any materiality qualifications or provisions contained in such representation, warranty or covenant) in performance of any material obligation under this Agreement and such breach is not cured within ten (10) days of Alliance's receipt of a notice from LaTex and the Controlling Stockholders that such breach exists or has occurred; or

               (iii) Consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

          (d) By either party if the Closing Date does not occur on or before April 30, 1997 (or such later date as may be mutually agreed upon by the parties hereto), and such party has complied with the provisions of Section 6.5
                                                                    -----------
or Section 7.5, as the case may be.
   -----------

          (e) By either Alliance or LaTex, if this Agreement, the Merger and the Alliance reverse stock split shall fail to be approved and adopted by the affirmative vote of the LaTex Stockholders required under the law applicable to LaTex and LaTex's charter;

          (f) By either LaTex or Alliance, if this Agreement, the Merger and the Alliance reverse stock split shall fail to be approved and adopted by the affirmative vote of the Alliance Stockholders required under the law applicable to Alliance and Alliance's charter;

          (g) By LaTex, upon the prior payment of a termination fee to Alliance in the amount of $1,000,000, plus an amount equal to Alliance's Reimbursable Expenses if LaTex shall have received an unsolicited written offer from a person to effect an Alternative Transaction which, in the exercise of its fiduciary duty after consideration of advice from its legal and financial advisors, LaTex's Board of Directors determines will be more beneficial to the LaTex Stockholders than the Merger and which LaTex's Board of Directors has determined to accept; provided that LaTex shall not be entitled to terminate this Agreement
           --------
pursuant to this paragraph (g) if LaTex shall have breached Section 6.9 with
                                                            -----------
respect to the offer in question;

          (h) By Alliance, upon the prior payment of a termination fee to LaTex in the amount of $1,000,000, plus an amount equal to LaTex's Reimbursable Expenses if Alliance shall have received an unsolicited written offer from a person to effect an Alternative Transaction which, in the exercise of its fiduciary duty after consideration of advice from its legal and financial advisors, Alliance's Board of Directors determines will be more beneficial to the Alliance Stockholders than the Merger and which Alliance's Board of Directors has determined to accept; provided that Alliance shall not be entitled
                                    --------
to terminate this Agreement pursuant to this paragraph (h) if Alliance shall have breached Section 7.8 with respect to the offer in question;
              -----------

          (i) By LaTex if Alliance's Board of Directors shall have approved, recommended or endorsed an Alternative Transaction; or

          (j) By Alliance if LaTex's Board of Directors shall have approved, recommended or endorsed an Alternative Transaction.


          (k) By LaTex if, on September 27, 1996, the matters to be addressed in the opinion described in Section 9(k) will not be true and correct as of that
                            -----------
date because Alliance has neither (i) entered into any definitive agreement(s) with respect to any Potential Additional Transactions in accordance with the provisions of Section 7.8, after giving effect to such Potential Additional
              -----------
Transaction as if it had occurred on September 27, 1996 nor (ii) elected to restructure the Merger and the transactions contemplated thereby in accordance with Section 2.11.
     ------------

          (l)  By LaTex, pursuant to its rights under Section 7.8 hereof.
                                                      -----------

          11.2 Manner of Exercise.  In the event of termination and abandonment
               ------------------
by Alliance or LaTex, or both, authorized by Section 11.1, written notice
                                             ------------
thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by the parties.

          11.3 Effect of Termination.
               ---------------------

          (a)  In the event of the termination and abandonment authorized by

Section 11.1(a), (b), (c), (d), (e), (f), (k) or (l), then, subject to, and
----------------------------------------------------
except as otherwise provided in, the provisions of Section 11.3(d) and Section
                                                   ---------------     -------
11.3(e), this Agreement shall become void and have no effect, without any
-------
liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement and the transactions contemplated hereby, except for the confidentiality obligation of Section 10.1 and this
                                                     ------------
Section 11.3.
------------

          (b) LaTex shall pay to Alliance a termination fee in cash of $1,000,000 plus an amount equal to Alliance's Reimbursable Expenses within five business days of termination of this Agreement by LaTex pursuant to Section
                                                                    -------
11.1(g) or by Alliance pursuant to Section 11.1(j).
-------                            ---------------

          (c) Alliance shall pay to LaTex a termination fee in cash of $1,000,000 plus an amount equal to LaTex's Reimbursable Expenses within five business days of termination of this Agreement by Alliance pursuant to Section
                                                                       -------
11.1(h) or by LaTex pursuant to Section 11.1(i).
-------                         ---------------

          (d) At the election of Alliance, LaTex shall pay to Alliance a termination fee in cash of $1,000,000, plus the amount of Alliance's Reimbursable Expenses within five business days following written notice of such election by Alliance delivered following termination of this Agreement by Alliance pursuant to Section 11.1(b)(i) or (b)(ii), provided that any breach, in
                     ------------------    -------  --------
addition to giving rise to Alliance's right to terminate this Agreement pursuant to Section 11.1(b)(i) or (b)(ii), constituted a knowing misrepresentation or
   ------------------    -------
intentional breach of warranty by LaTex as of the date hereof or an intentional breach of an obligation of LaTex, or a knowing or intentional breach of Article
                                                                        -------
6 hereof, provided, further, that if Alliance delivers such written notice,
-         --------  -------
payment in full of the fees and expense reimbursement pursuant to this Section shall be in complete satisfaction of any and all liabilities or obligations that LaTex or its officers, directors and stockholders may have to Alliance as a result of any of the provisions of this Agreement or the termination thereof.

          (e) At the election of LaTex, Alliance shall pay to LaTex a termination fee in cash of $1,000,000, plus the amount of LaTex's Reimbursable Expenses within five business days following written notice of such election by LaTex delivered following termination of this Agreement by LaTex pursuant to
Section 11.1(c)(i) or (c)(ii), provided that any breach, in addition to giving
------------------    -------  --------
rise to LaTex's right to terminate this Agreement pursuant to Section 11.1(c)(i)
                                                              ------------------
or (c)(ii), constituted a knowing misrepresentation or intentional breach of
   -------
warranty by Alliance as of the date hereof or an intentional breach of an obligation of Alliance, or a knowing or intentional breach of Article 6 hereof,
                                                              ---------
provided, further, that if LaTex delivers such written notice, payment in full
--------  -------
of the fees and expense reimbursement pursuant to this Section shall be in complete satisfaction of any and all liabilities or obligations that Alliance or its officers, directors and stockholders may have to LaTex as a result of any of the provisions of this Agreement or the termination thereof.

     12.  Miscellaneous.
          -------------

          12.1 Survival.  Except for Sections 2.1 through 2.9 and this Article
               --------              ------------         ---          -------
12, the representations, warranties, covenants and agreements of the parties to
--
this Agreement shall not survive the Closing and shall thereafter be of no further force and effect for any purpose.

          12.2 Expenses.  Except as otherwise provided herein, the parties shall
               --------
each pay their own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

          12.3 Press Releases.  No party shall make any public announcement or
               --------------
press release with respect to this transaction without first consulting with the other parties and giving such parties the opportunity to review and comment thereon.

          12.4 Binding Effect.  This Agreement and all of the provisions hereof
               --------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the others. Nothing contained herein, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          12.5 Severability.  Any provision of this Agreement that is prohibited
               ------------
or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          12.6 Notices.  Any notice, request, instructions or other document to
               -------
be given hereunder to any party shall be in writing, sent by facsimile transmission or delivered personally or by courier or sent by certified mail, postage prepaid, as follows:

     If to LaTex (prior to the Closing):

          LaTex Resources, Inc.
          4200 East Skelly Drive, Suite 1000
          Tulsa, Oklahoma  74135
          Attn:     Jeffrey T. Wilson, President
          FAX:   (918) 747-7010

     If to Alliance or Newco:

          Alliance Resources Plc
          Kingsbury House
          15-17 King Street
          London SWIY 6QU

          Attn: John A. Keenan, Managing Director
          FAX: 011 44 171 930 6579

     With copy to:

          Jenkens & Gilchrist, P.C.
          1445 Ross Avenue, Suite 3200
          Dallas, Texas 75202-2711

          Attn:  Francis M. Munchinski
          FAX: (214) 855-4300

Any party may change its address for purposes of this Section by giving written notice of such change of address to the other parties in the manner herein provided for giving notice. Any notice or communication hereunder shall be deemed to have been given when (i) deposited in the United States mail, if by certified mail, and (ii) received, if delivered personally or by courier or facsimile transmission.

          12.7  Entire Agreement.  This Agreement (including the instruments
                ----------------
between the parties referred to herein and any waivers delivered pursuant hereto) constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including, without limitation, that certain letter agreement, dated June 28, 1996 between Alliance and LaTex. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references to articles, sections, subsections, paragraphs, clauses, exhibits and schedules shall be deemed references to such part of this Agreement, unless the context shall otherwise require.

          12.8  Amendments; Waivers.  No supplement, modification, or amendment
                -------------------
of this Agreement or waiver of any provision of this Agreement will be binding unless executed in writing by, or on behalf of, all parties to this Agreement. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

          12.9  Headings.  Descriptive headings contained herein are for
                --------
convenience of reference only and shall not affect the meaning or interpretation hereof.

          12.10 Counterparts.  This Agreement may be executed in any number of
                ------------
counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

          12.11 Specific Performance.  The parties hereto agree that irreparable
                --------------------
damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provision hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

          12.12 GOVERNING LAW.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE
                -------------
PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

          12.13 Schedules.  Any item disclosed by any party in the its
                ---------
DisclosureSchedule for one purpose and in response to a specific section of this Agreement shall not be deemed disclosed for any other purpose and in response to any other section of the Agreement unless specifically so stated.

          12.14 Time of Essence.  Time is of the essence of the parties'
                ---------------
obligations to consummate the transactions contemplated by this Agreement on the Closing Date.

          12.15 Best Efforts.  No provision of this Agreement calling for a
                ------------
party to use its best efforts or reasonable efforts shall be construed so as to require such party to incur out-of-pocket expenditures other than expenditures normally incurred in transactions similar to the Merger or to take any step that would not be commercially reasonable, in light of all of the circumstances.

     EXECUTED as of the day and year first above written.

                                  Alliance:

                                  ALLIANCE RESOURCES PLC


                                  By:   John A. Keenan
                                        President



                                  NEWCO:

                                  ALLIANCE RESOURCES (DELAWARE),
                                  INC.


                                  By:   John A. Keenan
                                        President



                                  LATEX:

                                  LATEX RESOURCES, INC.

                                  By:   Jeffrey T. Wilson
                                        President

                                                                      APPENDIX C


                         OPINIONS OF WOOD ROBERTS, LLC.

                           [Wood Roberts Letterhead]

August 8, 1996



The Board of Directors
LaTex Resources, Inc.
4200 East Skelly Drive, Suite 1000
Tulsa, Oklahoma 74135

Gentlemen:

You have asked Wood Roberts, LLC. to examine the terms of the proposed merger (the "Merger") between LaTex Resources, Inc. ("LaTex") and Alliance Resources PLC ("Alliance"), as set forth in the Agreement and Plan of Merger scheduled to be executed on August 9, 1996 (the "Agreement"), in conjunction with the proposed disposal of certain assets of LaTex as provided by the Agreement, and to render an opinion as to the fairness of such terms from a financial stand point to the shareholders of LaTex.

Pursuant to the Agreement, Alliance Resources (Delaware), Inc. ("Alliance Delaware"), a newly formed, wholly owned subsidiary of Alliance, will be merged with and into LaTex and the separate corporate existence of Alliance Delaware will cease. LaTex will be the surviving corporation in the Merger and will be a wholly owned subsidiary of Alliance.

All issued and outstanding Common Shares, Series A Shares and Series B Shares of LaTex will be canceled and, in consideration of such cancellation, the holders will become entitled to the allotment of common shares of Alliance with a par value (Pounds)0.40 ("Alliance Shares") in the total amount of 21,448,787 Alliance Shares, equal to 72% of the then issued Alliance Shares, and in amounts for each Common Share, Series A Share and Series B Share as will be set forth in the Agreement prior to execution. In consequence, the opinion expressed hereinbelow is qualified with respect to the fairness of the allocation of Alliance Shares between the separate classes of LaTex shares.

Each warrant to purchase LaTex Common Shares (a "Warrant") will be canceled and, in consideration of such cancellation, the holder will become entitled to receive a new warrant to subscribe for the number of Alliance Shares that the holder of the Warrant would have been entitled to receive if such holder had exercised the Warrant prior to the Merger and received LaTex shares. The holders of Warrants will have the right to subscribe to a further number of Alliance Shares as will be set forth in the Agreement.

The Alliance Shares are currently traded on the London Stock Exchange and LaTex Common Shares are traded on the over the counter market of the NASD. Following the Merger, the Alliance Shares will be traded on the London Stock Exchange and no market will be made on NASDAQ.

It is a condition of the Agreement that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that the exchange of shares in the Merger will not give rise to gain or loss to LaTex or its shareholders.

                                     C-1-1

As of the date of this letter, Alliance is in negotiation with certain other entities regarding the potential acquisition of other assets or companies. We cannot give an opinion on the effect of such potential acquisitions on the shareholders of LaTex. However, the terms of the Agreement provide that the terms of such potential acquisitions must be acceptable to LaTex prior to the execution of an agreement relating thereto.

The Agreement excludes certain non-performing assets of LaTex from the Merger. Such assets will be sold to Imperial Petroleum, Inc. for a consideration of 100,000 LaTex Common Shares.

In arriving at our opinion, we have reviewed the Agreement, information provided to us by the management of LaTex and Alliance and by certain of their professional advisors, as well as information that is in the public domain. Furthermore, we have had the opportunity of meeting with the management of LaTex and Alliance to discuss the historical and current business of each company, their prospects as stand-alone entities and the potential short-term and medium-term strategic and financial benefits of the proposed Merger.

Our review of the terms of the Merger has been undertaken with reference to, among other things: the relative net asset values of LaTex and Alliance; financial condition and debt ratios; earnings, cash flow and the ability to develop or re-work assets; and the pro forma financial position of the merged company and its ability to obtain debt or equity funding. We have analyzed certain financial, industry and market related information and data. Furthermore, we have examined data indicative of the relative merits of LaTex shareholders exchanging their shares for shares listed for trading on the London Stock Exchange. We have not been asked to undertake an independent analysis of comparable transactions. However, we have reviewed certain published data in this regard.

We have not independently verified any of the foregoing information and, in using such information in our review of the Merger, we have relied upon it being complete and accurate in all material respects.

In any merger of publicly traded companies, regulatory and governmental approvals must be sought and obtained. In our review of the Merger of LaTex and Alliance, we have assumed that such approvals will be forthcoming and that no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Our opinion is rendered on the basis of our knowledge of the circumstances disclosed to us as of the date of this letter.

We act as financial advisor to LaTex in relation to the Merger. We have received fees for such services in the past and have an agreement with LaTex for the payment of a fee if the Merger is consummated. John R. Martinson, a director of LaTex, is a principal of Wood Roberts, LLC. Mr. Martinson has recused himself from consideration of the terms of the Merger for the purpose of this opinion.

Based upon the results of our analysis of the matters set forth above, our knowledge of the market for and valuation of securities in the U.S.A. and the United Kingdom, our overall experience in the energy sector in both of the aforementioned countries, all other factors that we consider to be relevant and subject to the qualification hereinbefore stated, we are of the opinion that the financial terms of the Merger are fair to the shareholders of LaTex.

Yours sincerely,



WOOD ROBERTS, LLC.

                                     C-1-2

                           [Wood Roberts Letterhead]


October 1, 1996


The Board of Directors
LaTex Resources, Inc.
4200 East Skelly Drive, Suite 1000
Tulsa, Oklahoma 74135

Gentlemen:


You have asked Wood Roberts, LLC. to examine the proposed amended Section 9(k) of the proposed merger (the "Merger") between LaTex Resources, Inc. ("LaTex"), and Alliance Resources Plc ("Alliance") and Alliance Resources (Delaware), Inc. ("Alliance Delaware"), as set forth in the Agreement and Plan of Merger dated August 12, 1996 (the "Agreement") and to render an opinion as to the fairness of such amendment from a financial stand point to the shareholders of LaTex.


The amendment, as proposed by Alliance, seeks to eliminate the condition that counsel for Alliance and Alliance Delaware shall issue a satisfactory opinion that the Merger is a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986 and that the exchange of LaTex shares and warrants for Alliance shares will not give rise to gain or loss to the LaTex shareholders.

In rendering this further opinion, Wood Roberts has relied upon information provided to it by LaTex to the effect that the transaction will be a taxable event and offers no opinion as to the tax status of the transaction. Furthermore, Wood Roberts has not been asked to, nor is it willing to, provide an opinion on the tax effect of the transaction on individual shareholders or classes of shareholders, and all such shareholders should consult their own tax advisor with reference to their own position.

The contents of this opinion and the related analysis provided herewith should be considered in conjunction with and subject in all respects to the terms of reference, contents of and limitations to the fairness opinion rendered by Wood Roberts in relation to the Merger on August 8, 1996.

Based upon our understanding of the tax effect of the proposed amendment, our knowledge of the historical and current price of LaTex shares, our knowledge of the market for and valuation of securities in the U.S.A. and the United Kingdom, our experience in the energy sector in both of the aforementioned countries, the overall and continuing benefits to be obtained by the shareholders of LaTex from the Merger with Alliance, all other factors that we consider to be relevant, and subject to the qualifications hereinbefore stated, we are of the opinion that the financial terms of the Merger remain fair to the shareholders of LaTex.

Yours sincerely,



WOOD ROBERTS, LLC.

                                     C-2-1

March 11, 1997

The Board of Directors
LaTex Resources, Inc.
4200 East Skelly Drive, Suite 1000
Tulsa, Oklahoma 74135

Gentlemen:

The terms of the proposed merger (the "Merger") between LaTex Resources, Inc. ("LaTex"), Alliance Resources Plc ("Alliance") and Alliance Resources (Delaware), Inc. ("Alliance Delaware"), as set forth in the Agreement and Plan of Merger dated August 12, 1996 (the "Agreement") have been amended with respect to the allocation of New Alliance Shares between the various classes of LaTex shareholders.

The fairness of the Merger to the shareholders of LaTex as a group from a financial standpoint has been examined and opinions of Wood Roberts on this matter have been provided to the Board of Directors of LaTex in opinions dated August 6, 1996 and October 1, 1996. You have asked Wood Roberts to provide an opinion as to the fairness of the amended allocation of the shares of New Alliance between the three classes of LaTex stock: the Common, the Series A Convertible Preferred and Series B Senior Convertible Preferred.

The contents of this opinion and all related analyses must be considered in conjunction with and subject in all respects to the terms of reference, contents of and limitations to the previous fairness opinions rendered by Wood Roberts in relation the Merger. As previously, Mr. John Martinson has recused himself from the consideration of the matters addressed herein.

The aggregate number of New Alliance Shares to be issued to the shareholders of LaTex will remain unchanged in the total amount of up to 21,448,787 shares, equal to approximately 72% of the then issued New Alliance Shares. However, pursuant to the amended terms, the LaTex shareholders will receive: 0.85981
New Alliance Shares for each Common Share; 2.58201 New Alliance Shares for each Series A Convertible Preferred Share; and 6.17632 New Alliance Shares for each Series B Senior Convertible Preferred Share.

The amendment to the terms has been made for two reasons: first, because the payment of quarterly preference dividends attributable to the Series A Convertible Preferred Stock and Series B Senior Convertible Preferred Stock has been satisfied, in the same manner as all previous dividends, by the issuance of additional shares of preferred stock, thereby increasing the proportion of the Company owned by such preferred shareholders; and, second, so as properly to reflect the value of the senior preference rights of the Series B Senior Convertible Preferred Stock.

                                     C-3-1

March 11, 1997
The Board of Directors
LaTex Resources, Inc.
Page 2

Based upon our analysis of the rights attaching to each class of LaTex share and the number of such shares issued, Wood Roberts is of the opinion that the allocation of the New Alliance Shares between the three classes of LaTex shares is fair to the holders of each class.


Yours sincerely,



WOOD ROBERTS, LLC.



                                     C-3-2

                                                                      APPENDIX D

                        DELAWARE GENERAL CORPORATION LAW

(S)262.  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of
this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of (S)251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares.
     Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to (S)228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger ro consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 FORM 10-K/A2

(Mark One)
   [X]           ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                    For the fiscal year ended July 31, 1996
                                      or
   [_]          TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                 For the transition period from _____ to _____

                        Commission file number 0-13399

                             LATEX RESOURCES, INC.
            (Exact name of registrant as specified in its charter)

               Delaware                               73-1405081
     (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)              Identification No.)

         4200 East Skelly Drive
             Suite 1000
          Tulsa, Oklahoma                               74135
(Address of principal executive offices)             (Zip Code)

      Registrant's telephone number, including area code: (918) 747-7000

          Securities registered pursuant to Section 12(b) of the Act:

      Title of Each Class                       Name of Each Exchange on Which Registered
      -------------------                       -----------------------------------------
Common Stock, $0.01 par value per share                  Pacific Stock Exchange
Common Stock Purchase Warrants                           Pacific Stock Exchange

          Securities registered pursuant to Section 12(g) of the Act:

                    Common Stock, $0.01 par value per share
                               (Title of Class)

          Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes  X     No
                                              -----     ------

          Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of the Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

          The aggregate market value of the Registrant's voting stock held by non-affiliates as of October 25, 1996 was approximately $4,830,888 (based upon the average of the high bid and closing asked prices on such date).

          On October 25, 1996 there were 19,805,495 shares of the Registrant's common stock issued and outstanding.

                      Documents Incorporated by Reference
                                     NONE


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             LATEX RESOURCES, INC.
                                   FORM 10-K
                        FISCAL YEAR ENDED JULY 31, 1996

           --------------------------------------------------------
                               TABLE OF CONTENTS
                                PART I

                                                                                                    Page
                                                                                                    ----
Item 1.    Business.................................................................................   3
Item 2.    Properties...............................................................................   3
Item 3.    Legal Proceedings........................................................................  21
Item 4.    Submission of Matters to a Vote of Security Holders......................................  23

                                         PART II

Item 5.    Market for Registrant's Common Equity and Related Shareholder Matters....................  23
Item 6.    Selected Financial Data..................................................................  24
Item 7.    Management's Discussion and Analysis of Financial Condition and
            Results of Operations...................................................................  26
Item 8.    Financial Statements and Supplementary Data..............................................  37

                                         PART III


Item 10.   Directors and Executive Officers of the Registrant.......................................  38
Item 11.   Executive Compensation...................................................................  40
Item 12.   Security Ownership of Certain Beneficial Owners and Management...........................  46
Item 13.   Certain Relationships and Related Transactions...........................................  48

                                         PART IV

Item 14.   Exhibits, Financial Statement Schedules, and Reports
            on Form 8-K.............................................................................  49
           Signatures...............................................................................  61


     Certain statements in this Report under the captions "Item 1. Business and
Item 2. Properties" and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations", and elsewhere in this Report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual result, performance or achievements of the Company, or industry trends and results, to be materially different from any future results, trends, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others, the following: general economic and business conditions; oil and gas and other industry conditions and trends, including supply and demand; fluctuations in the prices for oil, gas and refined products; competition; import protection and regulation (including the implementation of the World Trade Organization and North American Free Trade Agreement; the loss of any significant customers; changes in business strategy or development plans; quality of management; availability, terms and deployment of debt and equity capital; business abilities and judgment of personnel; availability of qualified personnel; changes in or the failure to comply with government regulations; and other factors referenced in this Report. See "Item 1. Business and Item 2. Properties - Cautionary Statement and Risk Factors."

     Without limiting the foregoing, as disclosed in "Item 1. Business and
Item 2. Properties--Proposed Merger with Alliance Resources Plc," the Company has entered into an Agreement and Plan of Merger with Alliance Resources PLC ("Alliance") pursuant to which the Company will merge (the "Merger") with a wholly-owned subsidiary of Alliance. Pursuant to the Merger, two of the current directors of the Company will become directors of Alliance, but the management of the combined companies will otherwise consist of the current management of Alliance. Statements made in this Report concerning future drilling, acquisitions, budgets, spending, capital needs, operating plans and other activities are made on behalf of the current management of the Company and will not be indicative of the plans of the new management or activities of the combined companies in the event the Merger is completed.

                                    PART I

Item 1.   Business and Item 2. Properties.

          As used in this Form 10-K:

          "Mcf" means thousand cubic feet, "MMcf" means million cubic feet and "Bcf" means billion cubic feet. "Mcfe" means thousand cubic feet equivalent, "MMcfe" means million cubic feet equivalent and "Bcfe" means billion cubic feet equivalent. "Bbl" means barrel, "MBbls" means thousand barrels and "MMBbls" means million barrels. "BOE" means equivalent barrels of oil and "MBOE" means thousands equivalent barrels of oil. Unless otherwise indicated herein, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 (degrees) Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil.

          The term "gross" refers to the total leasehold acres or wells in which the Company has a working interest. The term "net" refers to gross leasehold acres or wells multiplied by the percentage working interest owned by the Company. "Net production" means production that is owned by the Company less royalties and production due others.

          "Proved reserves" are estimated quantities of crude oil, natural gas and natural gas liquids, which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. "Proved developed reserves" are those reserves which are expected to be recovered through existing wells with existing equipment and operating methods. "Proved undeveloped reserves" are those reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

          The term "oil" includes crude oil, condensate and natural gas liquids.

          Unless the context requires otherwise, all references to the "Company" include LaTex Resources, Inc., and its consolidated subsidiaries including, LaTex Petroleum Corporation ("LaTex Petroleum"), LaTex/GOC Acquisition, Inc. ("GOCA"), Germany Oil Company, formerly known as LRI Acquisition, Inc. ("Germany"), ENPRO, Inc. ("ENPRO"), Phoenix Metals, Inc. ("Phoenix Metals"), and LaTex Resources International, Inc. ("LaTex Resources International").

The Company

          LaTex Resources, Inc. ("the Company") is an independent oil and gas company primarily engaged in the acquisition of producing oil and gas properties which possess the potential for increased value through exploitation and development. The Company seeks to realize such potential through workovers, recompletions, secondary recovery operations, and the drilling of development or infill wells. The Company is also engaged in the purchase and marketing of crude oil and natural gas and the exploration and development of non-producing oil and gas properties.

          The Company owns and operates producing oil and gas properties located in 12 states, with proved reserves located primarily in the states of Mississippi, Louisiana, Oklahoma, Texas, and Alabama. Since July 31, 1991, the Company has acquired approximately 4,500 MBbls of crude oil and 25.8 Bcf of natural gas reserves involving total capital expenditures of approximately $30,840,000 for an average acquisition cost of $3.50 per BOE. Daily gross production from 156 wells operated by the Company in these states currently averages approximately 1,055 Bbls of oil and 7,600 Mcf of gas. The Company also owns interests in 342 producing wells and units in the same states which are operated by others. Daily gross production from both operated and non-operated wells, net to the Company's interest, currently averages approximately 1,000 Bbls of oil and 8,000 Mcf of gas from a total of 95 net wells.

          From the end of its first year of oil and gas operations in 1987, the Company's proved reserves have grown from 10 MBOE to 11,048 MBOE at July 31, 1996. At July 31, 1996, the Company's proved reserves were 6,353 MBbls of oil and 28.2 Bcf of gas. The Company has increased its average net daily production from two Bbls of oil during 1987 to 1,000 Bbls of oil and 8,000 Mcf of gas at July 31, 1996. See "Item 1. Business and Item 2. Properties - Reserves."

          The Company has agreed to sell approximately 400 non-strategic oil and gas properties for total consideration of approximately $1,526,000, before adjustments. The oil and gas reserve analysis, well count, acreage summaries and other data included in this Item I. Business and Item 2. Properties for the year ended July 31, 1996 do not include these properties.

Historical Background

          The Company's predecessor was incorporated as a Texas corporation in 1981 under the name Video Science Technology, Inc. ("VSTI") and was initially organized to research, develop and market specialized video systems and products pertaining to medical, petroleum and low power television applications. By 1988, substantially all of VSTI's original businesses had been terminated and VSTI had become substantially inactive.

          In December 1991, Jeffrey T. Wilson ("Wilson"), James G. Borem ("Borem") and Dewitt C. Shreve ("Shreve"), agreed to exchange (the "LaTex Exchange Transaction") all outstanding shares of common stock of LaTex Petroleum Corporation, an Oklahoma corporation ("LaTex Petroleum"), for a total of 7,000,000 newly issued shares of VSTI's common stock representing approximately 61% of VSTI's resulting issued and outstanding common stock. As a result, LaTex Petroleum became a wholly owned subsidiary of VSTI. VSTI moved its principal offices from Dallas, Texas to its current offices located in Tulsa, Oklahoma and Messrs. Borem, Wilson and Shreve were elected the Directors and executive officers of VSTI. As a result of the LaTex Exchange Transaction, VSTI resumed operation through its wholly-owned subsidiary, LaTex Petroleum, in the business of acquisition of producing oil and gas properties and exploration for and production of oil and gas.

          In May 1992, VSTI was merged (the "Reincorporation Merger") with and into the Company (which had been formed as a wholly-owned subsidiary of VSTI solely for the purpose of effecting the Reincorporation Merger). As a result of the Reincorporation Merger, the state of incorporation of the Company was changed from Texas to Delaware and the name of the Company was changed from
"Video Science Technology, Inc." to "LaTex Resources, Inc.".   Each outstanding
share of stock of VSTI was converted into one share of stock of the Company and the existing shareholders of VSTI automatically became shareholders of the Company. The Reincorporation Merger did not result in any change in the physical location, business, management, or financial condition of the Company.

          In November 1992 the Company completed a public offering of 1,125,000 units, each unit consisting of one share of common stock and two redeemable Stock Purchase Warrants to purchase one share of common stock. The purchase price for the units under the offering was $3.70 per unit. Net proceeds to the Company from the offering, approximately $4,226,063, were used to pay off the Company's then existing bank debt and for working capital.

Proposed Merger With Alliance Resources Plc

          The Company has entered into an Agreement and Plan of Merger ("Alliance Merger Agreement") dated August 12, 1996 with Alliance Resources Plc, a company organized under the laws of the United Kingdom ("Alliance"), pursuant to which the Company will merge ("Alliance Merger") with a wholly-owned U.S. subsidiary of Alliance.

          Under the terms of the Alliance Merger Agreement and after giving effect to a 1 for 40 reverse stock split to be completed by Alliance, the holders of the Company's common stock will receive 0.8806 ordinary shares of Alliance for each share of such common stock, the holders of the Company's Series A Convertible Preferred Stock will receive 2.6445 ordinary shares of Alliance for each share of such Series A Convertible Preferred Stock, and the holders of the Company's Series B Senior Convertible Preferred Stock will receive 5.8709 ordinary shares of Alliance for each share of such Series B Senior Convertible Preferred Stock. Following the Alliance Merger, the holders of the Company's common and preferred stock will own, as a group, approximately 72% of the issued and outstanding ordinary shares of Alliance and the Company will become a wholly-owned subsidiary of Alliance. Holders of outstanding warrants to purchase shares of the Company's common stock will receive from Alliance replacement warrants to purchase shares of Alliance ordinary shares on substantially the same terms.

          Under the terms of the Alliance Merger Agreement, the Company is required to dispose of its interests in its unconsolidated affiliates Wexford Technology, Inc. ("Wexford") and Imperial Petroleum, Inc. ("Imperial"), and its interests in its wholly-owned subsidiaries LaTex Resources International, Inc. ("LaTex Resources International") and Phoenix Metals, Inc. ("Phoenix Metals"). Effective July 31, 1996, the Company has written off its $2,372,452 investment in Wexford, its $1,812,429 investment in Imperial, and its $3,446,795 investment in LaTex Resources International (which includes $2,491,299 in dry hole costs and $955,496 in abandonments relating to the Company's investments in Tunisia and Kazakhstan, respectively). Effective July 31, 1994, the Company wrote off its $222,918 investment in Phoenix Metals. The Company has entered into a Purchase Agreement with Imperial pursuant to which the Company will sell its interests in Wexford, Imperial, LaTex Resources International and Phoenix Metals to Imperial for 100,000 shares of the Company's common stock. By subsequent agreement, Imperial granted the Company an option to repurchase its interests in Imperial, Wexford, LaTex Resources International and Phoenix Metals for the original purchase price of 100,000 shares of the Company's common stock. The option is for a term of two years from the closing date of the sale by the Company of its interests in Imperial, Wexford, LaTex Resources International and Phoenix Metals or the Company fails to fund its proportionate share (defined as 16% for Imperial, 33% for Wexford, 50% for LaTex Resources International and 50% of Phoenix Metals) of the ongoing expenses associated with the development of the assets held by these companies within 30 days of being presented with an authority for expenditure with respect to such expenses. In addition, Imperial granted the Company a right to share in the net proceeds from any subsequent sale by Imperial of these companies in the same proportions outlined above. See "Exploration and Development", "Other Business" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Proposed Merger With Alliance Resources Plc."

          Pursuant to the Alliance Merger, two of the current directors of the Company will become directors of Alliance, but the management of the combined companies will otherwise consist of the current management of Alliance. Statements made in this Report concerning future drilling, acquisitions, budgets, spending, capital needs, operating plans and other activities are made on behalf of the current management of the Company and will not be indicative of the plans of the new management or activities of the combined companies in the event the Merger is completed.

Cautionary Statement and Risk Factors

          Cautionary Statement Regarding Forward-Looking Statements.  In the
          ---------------------------------------------------------
interest of providing the Company's shareholders and potential investors with certain information regarding the Company, including management's assessment of the Company's future plans and operations, certain statements set forth in this Report contain or are based on the Company's projections or estimates of revenue, income, earnings per share and other financial items or relate to management's future plans and objectives or to the Company's future economic and financial performance. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to and in reliance on the safe harbor provisions of such sections.

          Although any forward-looking statements contained in this report or otherwise expressed by or on behalf of the Company are, to the knowledge and in the judgment of the officers and directors of the Company, expected to prove true and to come to pass, management is not able to predict the future with absolute certainty. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. These risks and uncertainties include, among other things: volatility of oil and gas prices; product supply and demand; market competition; risks inherent in the Company's oil and gas operations both domestic and foreign; imprecision of reserve estimates; the Company's ability to replace and expand oil and gas reserves; the Company's ability to generate sufficient cash flow from operations to meet its current and future obligations; the Company's ability to access external sources of debt and equity capital; and such other risks and uncertainties described from time to time in the Company's periodic reports and filings with the Securities and Exchange Commission. These and other risks are described elsewhere in this report and in the Company's other filings with the Securities and Exchange Commission. Accordingly, shareholders and potential investors are cautioned that certain events or circumstances could cause actual results to differ materially from those projected, estimated or predicted. In addition, forward-looking statements are based on management's knowledge and judgment as of the date of this report, and the Company does not intend to update any forward-looking statements to reflect events occurring or circumstances existing hereafter.

            History of Losses; Accumulated Deficit.  For the fiscal years ended
            --------------------------------------
July 31, 1996, 1995 and 1994, the Company incurred net losses of $10,230,783, $2,491,342 and $423,341 respectively. At July 31, 1996, the Company had an accumulated deficit of $11,747,860 and its working capital deficit was $28,420,291.

It is expected that the Company will continue to experience losses and that, in order to achieve profitability and generate cash flow, it will be dependent upon acquiring additional debt or equity capital and acquiring or developing additional oil and gas properties. There can be no assurance that the Company will be able to do so. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 8. Financial Statements and Supplementary Data."

          Limited Available Capital; Need for Additional Financing.  Without
          --------------------------------------------------------
raising additional capital, the Company will be unable to acquire additional producing oil and gas properties and its ability to develop its existing oil and gas properties will be limited to the extent of available cash flow. Accordingly, in order for the Company to achieve its business objective and achieve profitable operations, it will be necessary to generate additional cash flow from operations, raise additional capital or enter into joint oil and gas development arrangements. Management intends to fund future acquisitions and develop its oil and gas reserves using cash flow from operations as well as borrowings, public and private sales of debt and equity securities and joint oil and gas development arrangements, among other possible sources. The Company estimates that it will need approximately $800,000 of capital to develop its undeveloped oil and gas reserves during the year ended July 31, 1997 and an additional $1,000,000 to develop such reserves during the following year. The Company expects to obtain these funds from cash flow, the proceeds from the sale of certain non-strategic oil and gas properties, and additional borrowings. The Company has no present arrangements for future borrowings and its cash flow from operations is not expected to be adequate to provide the funds needed for these purposes. Although the Company has agreed to sell certain non-strategic oil and gas properties for approximately $1.5 million, before adjustments, there can be no assurance that this transaction or other sources will provide funds in sufficient amounts to allow the Company to successfully implement its present business strategy of additional oil and gas property acquisitions or the development of its existing oil and gas reserves. The Company has no present arrangements to raise additional capital from the sale of its securities or joint development arrangements. No assurance can be given as to the availability or terms of any such additional financing or joint development arrangements or that such terms as are available may not be dilutive to the interests of the Company's shareholders. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 8. Financial Statements and Supplementary Data."

          Credit Facility Covenants and Restrictions.  The Company currently
          ------------------------------------------
owes approximately $22,206,707 under its credit facility with the Company's principal bank. The interest rate on the indebtedness is, at the option of the Company, either the lending bank's base interest rate plus 1% or up to 2% (based on the principal balance outstanding) over the rate for borrowing dollars by the lending bank in the London Interbank market. The principal must be amortized at the rate of $365,000 per month with the entire outstanding balance due March 31, 2000. The credit facility is secured by first mortgages on all of the Company's oil and gas properties. The loan agreement relating to the credit facility contains various affirmative and negative covenants including, among others, the requirements that the Company maintain certain ratios of current assets to current liabilities, minimum tangible net worth, restrictions on selling, general and administrative expenses and the payment of dividends. Material breaches of these or other covenants which are not cured or waived could result in a default under the loan agreement resulting in this indebtedness becoming immediately due and payable and empowering the lender to foreclose against the collateral for the loan. The Company has been in default under various affirmative and negative covenants of the loan agreement with its principal bank with respect which the bank agreed to not take any action before November 29, 1996. The Bank has indicated its willingness to extend its agreement to forbear any action on the Company's default through February 28, 1997. If the Company cannot cure its default, the bank could declare the balance due and foreclose on the Company's oil and gas properties. Under such circumstances the Company's shareholders could lose their entire investment. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital Resources and Liquidity".

          Industry Conditions; Impact on Company's Profitability.  The
          ------------------------------------------------------
profitability and revenues of the Company are dependent, to a significant extent, upon prevailing market prices for oil and gas. In the past, oil and gas prices and markets have been volatile. Prices are subject to wide fluctuations in response to changes in supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. Such factors include supply and demand, political conditions, weather conditions, government regulations, the price and availability of alternative fuels and overall economic conditions. Crude oil and natural gas prices have increased significantly over the past 12 months. Any decline from current oil or gas prices would have a material adverse effect on the Company's revenues and operating income and might, under certain conditions, require a write-down of the book value of the Company's oil and gas properties. If such declines were severe enough, they could result in a reduction in the Company's borrowing base under its credit facility with its principal bank and could require the sale of some of its properties under unfavorable market conditions or require the Company to seek additional debt or equity capital. There can be no assurance that the Company could, if the need arose, effect any sale of its debt or equity securities on terms acceptable to the Company or on terms which would not be dilutive to the Company's shareholders. See "Marketing".

          Acquisition Strategy.  The Company must acquire producing properties
          --------------------
or locate and develop new oil and gas reserves to replace those being depleted by production. Without acquisition of producing properties or successful drilling and exploration activities, the Company's reserves and revenues will decline. In particular, the Company's principal producing properties are characterized by a high initial production rate, followed by a steep decline in production. Subject to the availability of the required capital, the Company intends to seek to acquire additional producing oil and gas properties. No funds are currently available for this purpose. Although the Company engages in discussions regarding the acquisition of additional properties on a regular basis, as of the date of this report the Company has no agreements or understandings to acquire any other properties and there can be no assurance that the Company will be able to identify and acquire additional producing oil and gas properties that will prove to be profitable to the Company. The process of integrating acquired properties into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's resources. In connection with acquisitions, the Company could become subject to significant contingent liabilities arising from the activities of the acquired properties to the extent the Company assumes, or an acquired entity becomes liable for, unknown or contingent liabilities or in the event that such liabilities are imposed on the Company under theories of successor liability. See "Acquisition Activities," "Exploitation Activities" and "Production".

          Reliance on Estimates of Proved Reserves; Depletion of Reserves.
          ---------------------------------------------------------------
There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth in this report represents estimates only. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates by other engineers might differ from those included in this report. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. This report contains estimates of the Company's proved oil and gas reserves and the projected future net revenue therefrom, which have been prepared by an independent petroleum engineering firms. Actual future production, oil and gas prices, revenue, capital expenditures, taxes and operating expenses may vary substantially from those assumed in making estimates, and the Company's reserves may be subject to material upward or downward revision and the rate of production from oil and gas properties declines as reserves are depleted. In addition, the Company's ability to develop its reserves will be dependent upon the timely availability of financing for this purpose without which the Company's ability to produce the projected amounts of oil and gas will be adversely affected thereby adversely affecting the projected future net revenue. See "Reserves".

          Dependence on Other Operators.  With respect to wells not to be
          -----------------------------
operated by the Company in which it owns a working interest, the independent operators are, in some cases, privately-held companies who may have limited financial resources. If a third party operator experiences financial difficulty and fails to pay for materials and services in a timely manner, the wells operated by such third party operators could be subject to material and workmen's liens. In such event, the Company would incur costs in discharging such liens. However, the Company has no reason to believe that its current operators are experiencing significant financial difficulties.

          Reliance on Key Personnel.  The Company is dependent upon the services
          -------------------------
of its President, Jeffrey T. Wilson, its Vice President and Chief Financial Officer, John L. Cox, its Vice President of Operations, Robert L. Hull, and its Vice President of Exploration, John W. Heinsius. The loss of their services could have a material adverse effect upon the Company. The Company does not have employment agreements with Messrs. Wilson, Cox, Hull or Heinsius. The Company does not maintain insurance on the lives of

Messrs. Wilson, Cox, Hull or Heinsius. See "Item 10. Directors and Executive Officers of the Registrant."

          Competition.  The oil and gas industry is highly competitive.  The
          -----------
Company competes with major integrated and independent oil and gas companies in acquiring properties. Many competitors have resources substantially exceeding the resources of the Company. See "Competition".

          Operational Hazards, Environmental Concerns, Insurance and Government
          ---------------------------------------------------------------------
Regulation.  The oil and gas industry involves a number of operating risks, such
----------
as the risks of fire, blowouts, explosions, cratering, pipe failure, casing collapse and abnormally pressured formations, the occurrence of any of which could materially and adversely affect the Company. The business is also subject to environmental hazards including oil and saltwater spills, gas leaks, ruptures and discharges of toxic gases. These risks could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage, and suspension of operations. As the owner of working interests in its oil and gas properties, the Company bears its proportionate share of the obligations and liabilities arising out of the exploration and development of those properties. Generally, owners of working interests in oil and gas properties are jointly and severally liable for all such obligations and liabilities. As a result, there exists a risk that the Company could become liable for amounts in excess of its proportionate share of such obligations and liabilities, although generally the Company would have a right of contribution against the other working interest owners. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and some, but not all of such losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial position and operations of the Company. The Company maintains insurance against some, but not all, potential risks, and does not carry insurance covering environmental impairment liabilities. The Company can provide no assurance that the insurance it carries will be adequate to cover any loss or exposure to liability, or that such insurance will continue to be available on terms acceptable to the Company. See "Operational Hazards and Insurance".

          Effect of Warrants and Convertible Preferred Stock Outstanding.  The
          --------------------------------------------------------------
Company has outstanding (i) warrants which provide for the purchase of an aggregate of 3,034,750 shares of common stock at prices ranging from $0.75 to $4.44 per share, (ii) shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") convertible into an aggregate of 1,350,835 shares of common stock, if calculated as of July 31, 1996, and (iii) shares of Series B Senior Convertible Preferred Stock ("Series B Preferred Stock") convertible into an aggregate of 3,200,167 shares of common stock, if calculated as of July 31, 1996. Issuances of shares of the Company's common stock upon exercise of warrants or conversion of shares of preferred stock will have a dilutive effect on the Company's shareholders by decreasing their percentage ownership in the Company.

          Registration Rights.  The holders of the outstanding shares of the
          -------------------
Company's Series A Preferred Stock and Senior B Preferred Stock and the holders of warrants to purchase up to 305,000 shares of the Company's common stock have the right to either require the Company to register shares of the Company's common stock issuable upon conversion of such preferred stock or exercise of such warrants under the Securities Act of 1933 ("Securities Act") or to have such shares included in any registration statement filed by the Company, subject to certain limitations, to enable a public sale of those shares. In the event the holders of a material amount of such shares should seek to have their shares registered for sale under the Securities Act, these obligations could result in considerable expense to the Company and the effect of the offer and sale of such shares may be to depress the market price for the Company's common stock. Compliance with these obligations may also interfere with the Company's ability to raise additional capital when required.

          Authorization and Discretionary Issuance of Preferred Stock; Anti-
          -----------------------------------------------------------------
takeover Provisions.  The Company's Certificate of Incorporation authorizes the
-------------------
issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of holders of the Company's common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent shareholders from receiving a premium for their shares over the then-current market prices. Although the Company has no present intention to issue any additional shares of its preferred stock (other than in payment of dividends on the Series A and Series B Preferred Stock), there can be no assurance that the Company will not do so in the future.

          The Delaware General Corporation Law includes provisions which are intended to encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company's Directors rather than pursue non-negotiated takeover attempts. These existing takeover provisions may have a significant effect on the ability of a shareholder to benefit from certain kinds of transactions that may be opposed by the incumbent Directors.

          Qualification Requirements for Nasdaq Securities.  The common stock of
          ------------------------------------------------
the Company is presently quoted on Nasdaq, which is administered by the National Association of Securities Dealers, Inc. (the "NASD"). Until September 4, 1996, the common stock of the Company was also listed on the Pacific Stock Exchange. Effective September 4, 1996, the common stock was delisted by the Pacific Stock Exchange as a result of the failure of the minimum share bid price for the common stock to meet the minimum listing maintenance requirements of the Exchange. For the Company's securities to continue to be eligible for inclusion on Nasdaq, the Company must, among other things, maintain at least $2,000,000 in total assets and have at least $1,000,000 of capital and surplus and the bid price of the common stock must be at least $1.00 per share, provided, however, that, if the Company's stock falls below such minimum bid price, it will remain eligible for continued inclusion if the market value of the public float is at least $1,000,000 and the Company has at least $2,000,000 in capital and surplus. While the Company presently meets the NASDAQ required standards, there can be no assurance that it will continue to be able to do so. If this should occur, trading, if any, in the common stock would then continue to be conducted in the over-the-counter market on the OTC Bulletin Board, an NASD-sponsored inter-dealer quotation system, or in what are commonly referred to as "pink sheets." As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Company's securities cease to be quoted on Nasdaq and the Company fails to meet certain other criteria, those securities would be subject to a Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, if the Company's securities were no longer quoted on Nasdaq, the rule may affect the ability of broker-dealers to sell the Company's securities and the ability of shareholders to sell their securities in the secondary market. See "Item 5. Market for Registrant's Common Equity and Related Shareholder Matters."

          Dividends Unlikely.  The Company has never declared or paid dividends
          ------------------
on its common stock and currently does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors. In addition, the Company's credit facility contains a provision which prohibits the payment of dividends except for dividends on its shares of Series A and Series B Preferred Stock payable in the form of additional shares of Series A and Series B Preferred Stock.

          Government Regulation.  The Company's business is subject to extensive
          ---------------------
federal, state and local laws and regulations relating to the exploration for, development, production, marketing and transmission of oil and gas, as well as environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. The Company believes that it is currently in compliance with applicable government regulations. Because the requirements imposed by such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance with such requirements. The states of Oklahoma, Texas and Louisiana have recently adopted revisions to their production allowable rules under which they regulate the quantities of natural gas which producers may produce within their respective borders. The state of Kansas is considering similar revisions to their allowable rules. Legislation has recently been introduced in the United States Congress to restrict the ability of states to regulate the production of natural gas. It is impossible at this time to determine the effect, if any, these developments may have on the natural gas industry as a whole. The Company does not believe these developments will materially affect its operations. There is no assurance that federal, state or local laws and regulations enacted in the future will not adversely affect the Company's ability to explore for, produce and market oil and natural gas. See "Regulation" and "Recent and Proposed Legislation."

Business Strategy

          The Company's business strategy has been and will continue to be to increase shareholder value through the acquisition of producing oil and gas properties and exploitation of those properties to maximize production and ultimate reserve recovery. The Company's growth strategy focuses on the technical expertise of its management and employees to evaluate acquisitions and to exploit the development potential of each oil and gas property through recompletions, workovers, cost reduction measures or marketing efforts.

Acquisition Activities

          Historically, the Company has allocated a substantial portion of its capital expenditures to the acquisition of producing oil and gas properties. From July 31, 1991 through July 31, 1996, the Company completed 12 acquisitions of oil and gas properties, involving total acquisition costs of approximately $30,840,000 and resulting in an average reserve replacement cost of approximately $3.50 per BOE. During the year ended July 31, 1996, the Company completed the acquisition of approximately 15 oil and gas properties from Sackett Oil Company for a purchase price of approximately $2,900,000. A portion of these properties were subsequently sold by the Company for approximately $2,800,000.

          To the extent that it has the capital resources to do so, the Company intends to continue to pursue a business strategy that emphasizes reserve additions through acquisitions. The Company may utilize any one or a combination of lines of credit with banks, public and private sales of debt and equity securities, joint oil and gas development arrangements and internally-generated cash flow to finance its acquisition efforts. No assurance can be given that sufficient external or internal funds will be available to fund the Company's desired acquisitions. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company may also use, where appropriate, its equity securities as all or part of the consideration for such acquisitions.

          Prospective acquisitions are evaluated by the Company's management. After the acquisition of oil and gas properties, management generally develops a reservoir depletion plan to maximize production rates, ultimate reserve recovery and cash flow generation. Such plans consider field operating procedures, workovers, recompletions, secondary recovery implementation, additional drilling and such other procedures as the situation dictates.

          The Company does not have a specific budget for the acquisition of oil and gas properties since the timing and size of acquisitions are difficult to forecast. However, the Company is constantly reviewing acquisition possibilities.

Exploitation Activities

          The Company concentrates its acquisition efforts on proved producing properties which demonstrate a potential for significant additional development through workovers, behind-pipe recompletions, secondary recovery operations, the drilling of development or infill wells, and other exploitation activities which the Company may find appropriate. The Company has pursued an active workover and recompletion program on the properties it has acquired and intends to continue its workover and recompletion program in the future as properties acquired warrant. In connection with oil and gas property acquisitions, properties are reviewed and evaluated by the Company with a view toward taking the appropriate actions to maximize production. Such actions may include repair or replacement of equipment or more extensive efforts such as recompletion in a different producing zone or implementation of secondary recovery operations.

          The expenditures required for the Company's workover and recompletion program have historically been financed, and it is expected that they will continue to be financed, by borrowings and internally generated funds.

Production

          The Company owns and operates producing properties located in 12 states, with its proved reserves located primarily in the states of Mississippi, Louisiana, Oklahoma, Texas, and Alabama. The Company operates 156 producing wells in these areas and also owns non-operated interests in 342 producing wells and units. Oil and gas sales from the Company's producing oil and gas properties accounted for substantially all of the Company's revenues for the years ended July 31, 1994, 1995, 1996, respectively. The Company continuously evaluates the profitability of its oil, gas and related activities and has a policy of divesting itself of unprofitable oil and gas properties or areas of operation that are not consistent with its operating philosophy.



          The following map shows the locations of the Company's principal areas of oil and gas production.

          A United States map appears here showing oil and gas operations and locations of major fields in Alabama, Arkansas, Colorado, Louisiana, Mississippi, Texas, and the Gulf of Mexico.

          The following table sets forth certain information regarding the Company's principal areas of oil and gas production.

                       SUMMARY OF MAJOR PRODUCING FIELDS

                              Avg.     Avg. Net                           Net Proved
                             Working    Revenue   Producing     Date      Reserves at
Field Name      Location    Interest   Interest     Wells     Acquired   July 31, 1996
----------      --------    --------   --------   ---------   --------   -------------
South          Alabama       100.00%     77.66%        56    May, 1993   4,217.3 MBbls
Carlton

Black          Alabama/       53.11%     40.66%       145    Apr., 1995  30.8 MBbls
Warrior        Mississippi                                               10,733.2 MMcf
Basin

Wolf           Colorado       80.72%     59.41%         1    Apr., 1995  662.4 MBbls
Mountain

War~Wink       Texas          13.20%      9.79%        45    May, 1990   100.2 MBbls
South/East                                                   and         2,165.1 MMcf
Quito                                                        Oct., 1992

Tinsley        Mississippi   100.00%     76.51%         5    July, 1991  282.2 MBbls

Perkins        Louisiana     100.00%     81.25%         7    Jan., 1995  236.3 MBbls

Bolton         Mississippi    96.86%     75.04%         1    Nov., 1995  36.6 MBbls
                                                                         768.9 MMcf
Ozona          Texas          52.86%     41.03%        24    Apr., 1995  1 MBbls
                                                                         969 MMcf
Turtle         Louisiana       3.43%      2.30%         6    Apr., 1995  7 MBbls
Bayou/                                                                   806 MMcf
Deer Island

Springhill     Arkansas            -      2.30%         6    May, 1990   10 MBbls
                                          ORRI                           667.7 MMcf
GOM State      Texas          23.62%     17.65%         2    Apr., 1995  14.6 MBbls
Tract 904                                                                560.1 MMcf

          The following summarizes certain information regarding the Company's principal areas of oil and gas production activity.

          South Carlton Field, Alabama.  The South Carlton Field is located in
          ----------------------------
Clarke and Baldwin Counties in southwest Alabama. The Company operates 56 active producing oil wells and three water injection wells. Production is from the Massive and Pilot sands of the Tuscaloosa Formation with daily gross production being approximately 380 Bbls of oil. Based on the production history of certain infill wells previously drilled in this field and an extensive geological and engineering review, the Company believes that additional infill drilling potential exists for the Tuscaloosa reservoirs. Net proven reserves to the Company as of July 31, 1996 are 4,217.3 MBbls of oil.

          Black Warrior Basin, Mississippi and Alabama.  The Company owns
          --------------------------------------------
operated and non-operated working interests in 145 wells (55 operated and 90 non-operated) in Lamar, Fayette and Pickens Counties, Alabama and Lee and Chickasaw Counties, Mississippi. Production from these wells are from multiple sandstones of Mississippian age and range in depth from approximately 1,900 feet to 4,600 feet. Net proven reserves to the Company as of July 31, 1996, are 30.8 MBbls of oil and 10,733.2 MMcf of gas.

          War-Wink South/East Quito Fields, Texas.  The Company owns non-
          ---------------------------------------
operated working interests in 45 active wells operated by Texaco, Chevron, Enron and BC Operating in the War-Wink South and East Quito Fields in Ward County, Texas. These fields produce from the Fusselman, Atoka, Wolfcamp and Cherry Canyon Formations at depths ranging from 6,200 feet to 17,500 feet. Based upon review of geological and engineering data, the Company believes that additional behind pipe and infill drilling potential exists on these properties. Net proven reserves to the Company as of July 31, 1996 are 100.2 MBbls of oil and 2,165.2 MMcf of gas.

          Wolf Mountain Field, Colorado.  The Company operates one well in the
          -----------------------------
Wolf Mountain Field in Routt County, Colorado. The well produces oil at a daily rate of 28 Bbls from the Niobrara reservoir at a depth of approximately 5,500 feet. Additional potential exists behind the pipe to recomplete the well to other undrained sections of the reservoir. Net proven reserves to the Company as of July 31, 1996 are 662.4 MBbls of oil.

          Perkins Field, Louisiana.  The Company operates seven active wells in
          ------------------------
the Perkins Field which produce crude oil on gas lift from various Miocene sands at depths ranging from approximately 6,000 to 7,500 feet. The Perkins field is a multiple reservoir structural feature which is nearing the later stages of depletion. Net proven reserves to the Company as of July 31, 1996 are 236.3 MBbls of oil.

          Tinsley Field, Mississippi.  The Tinsley Field is located in Yazoo
          --------------------------
County in north central Mississippi and produces from a series of Selma-Eutaw sands of Upper Cretaceous age. The Company operates five active wells and two water injection wells in the field having a daily gross production of approximately 85 Bbls of oil. Through extensive mapping and engineering work, the Company believes that significant additional oil reserves may remain in various Eutaw sand and in the underlying Tuscaloosa sand which has not been extensively tested in the field. Net proven reserves to the Company as of July 31, 1996 are 282.2 MBbls of oil.

          Bolton Field, Mississippi.  The Bolton Field is located in Hinds
          -------------------------
County in west central Mississippi.

The Company operates two wells in the field and has non-operated interests in four additional wells. Production is from the Cotton Valley, Sligo, Rodessa and Mooringsport Formations. Daily gross production from the operated wells is 425 Mcf of gas and 20 Bbls of oil. Based on a review of the field data, the Company believes that significant behind pipe potential exists in several of the wells. Net proven reserves to the Company as of July 31, 1996 are 36.6 MBbls of oil and
768.9 MMcf of gas.

          Ozona Field, Texas.  The Ozona Field is located in Crockett County in
          ------------------
west Texas. The Company owns non-operated working interests in 24 wells which produce from the Cisco and Canyon sand reservoirs. Net proven reserves to the Company as of July 31, 1996, are 1.0 MBbls of oil and 969 MMcf of gas.

          Turtle Bayou/Deer Island Fields, Louisiana.  These fields are located
          ------------------------------------------
in Terrebonne Parish, Louisiana. Production is from multiple sands, predominantly in the normal pressured upper and middle Miocene. The Company owns non-operated working interests in six producing wells. Based on geological and engineering data, the Company believes that additional development potential exists within the field. Net proven reserves to the Company as of July 31, 1996, are 7.0 MBbls of oil and 806 MMcf of gas.

          Springhill Field, Arkansas.  The Springhill Field is located in
          --------------------------
Columbia County, Arkansas. The Company owns royalty interests in six wells operated by Sonat which produce from the Haynesville formation at a combined rate of 16.5 MMCf of gas and 335 Bbls of oil per day. Net proven reserves to the Company as of July 31, 1996 are 10 MBbls of oil and 667.7 MMcf of gas.

          GOM State Tract 904 Field, Texas.  The GOM State Tract 904 Field is
          --------------------------------
located in offshore waters of Nueces County, Texas. The Company owns interests in two wells operated by National Energy Group which produce from the Frio sands at a combined rate of 80 Bbls of oil and 1150 Mcf of gas per day. Net proven reserves to the Company as of July 31, 1996 are 14.6 MBbls of oil and 560.1 MMcf of gas.

Marketing

          The availability of a market for oil and gas produced or marketed by the Company is dependent upon a number of factors beyond its control which at times cannot be accurately predicted. These factors include the proximity of wells to, and the available capacity of, natural gas pipelines, the extent of competitive domestic production and imports of oil and gas, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation. In addition, there is always the possibility that new legislation may be enacted which would impose price controls or additional taxes upon crude oil or natural gas, or both. In the event a productive gas well is completed in an area that is distant from existing gas pipelines, the Company may allow the well to remain shut-in until a pipeline is extended to the well or until additional wells are drilled to establish the existence of sufficient producing reserves to justify the cost of extending existing pipelines to the area. It appears that the United States is emerging from a period of oversupply of natural gas which has, and may still, cause delays, restrictions or reductions of natural gas production and which has adversely affected gas prices. In addition, increased imports of natural gas from Canada and Mexico have occurred and are expected to continue. Oversupplies of natural gas can be expected to recur from time to time and may result in depressed gas prices and in the gas producing wells of the Company being shut-in.

          Since the early 1970's the supply and market price for crude oil has been significantly affected by policies adopted by the member nations of OPEC. Members of OPEC establish among themselves prices and production quotas for petroleum products from time to time with the intent of manipulating the global supply and price levels for crude oil. In addition, Canada recently revised its laws affecting the exportation of natural gas to the United States. Mexico also continues to fine tune its import/export policies. The oil and gas policies of the United States, Canada and Mexico are impacted by the Canadian/U.S. Free Trade Agreement, the General Agreement on Tariffs and Trade, and the North American Free Trade Agreement. These factors are expected to increase competition and may adversely affect the price of natural gas in certain areas of the United States. The Company is unable to predict the effect, if any, which OPEC, Canadian and Mexican policies, and emerging international trade doctrines will have on the amount of, or the prices received for, oil and natural gas produced and sold by the Company.

          Changes in oil and natural gas prices significantly affect the revenues and cash flow of the Company and the value of its oil and gas properties. Significant declines in the prices of oil and natural gas could have a material adverse effect on the business and financial condition of the Company. The Company is unable to predict accurately whether the price of oil and natural gas will rise, stabilize or decline in the future. In an effort to protect the Company against fluctuations in oil and gas prices, the Company has entered into certain commodity hedging arrangements. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."

          Substantially all of the Company's crude oil and condensate production is sold at posted prices under short term contracts, as is customary in the industry. The most significant purchaser of the Company's oil and gas production (including production sold by the Company's marketing subsidiary, ENPRO) during the year ended July 31, 1996 was ENRON Reserve Acquisition Corp. which accounted for 16% of the Company's oil and gas sales. No other purchaser of crude oil or natural gas during this period exceeded 10% of the Company's oil and gas sales. With respect to losses incurred by the Company as a result of its crude and natural gas price hedging arrangements, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations-- Capital Resources and Liquidity."

          The Company's wholly-owned subsidiary, ENPRO, purchases and resells crude oil and natural gas in Alabama, Colorado, Louisiana, Mississippi, Montana, New Mexico, Oklahoma and Texas. ENPRO currently markets approximately 704 BOE per day to refiners and large resellers. For its services, ENPRO receives a margin which averages approximately 9.75% of gross sales. ENPRO currently markets approximately 969 barrels per day of oil from wells operated by the Company. By aggregating barrels of crude oil purchased by ENPRO from third parties with those purchased by ENPRO from the Company, additional revenues are generated through what the Company believes are improved marketing practices.

          ENPRO owns a crude oil trans-shipment facility in Poyner, Texas approximately 30 miles south of Tyler, Texas. The facility consists of 2,410
barrels of storage capacity on four acres owned by ENPRO.   The terminal was
originally constructed and operated as a crude oil blending facility. The facility is presently inactive.

          The Company's gas production and gathered gas is sold primarily on the spot market or under market sensitive long term agreements with a variety of purchasers, including intrastate and interstate pipelines, their marketing affiliates, independent marketing companies and other purchasers who have the ability to move the gas under firm transportation agreements.

Exploration and Development

          General.  Development drilling opportunities available to the Company
          -------
are largely a result of the Company's acquisition of producing oil and gas properties. Several infill and development locations exist on Company properties currently producing oil and gas. As a result, the Company will continue to evaluate additional opportunities for developmental drilling on its existing properties.

          Exploratory drilling has been minimal to date. In the United States, the Company reviews exploration proposals from other companies and individuals and may from time to time participate in certain ventures where the risk-reward ratio is sufficiently high to warrant capital outlays. The Company does not anticipate generating exploration projects utilizing its own staff at the present time. Consequently, exploratory drilling within the United States will likely only remain a small part of the Company's business.

          Outside the United States, the Company has from time to time pursued foreign exploration concessions which offer limited capital expenditure exposure through the drilling commitment phase. However, the Company's focus in the future will be on domestic oil and gas opportunities.

          Tunisian Prospect.  On June 30, 1993, the Company's wholly-owned
          -----------------
subsidiary, LaTex Resources International, together with Enterprise Tunisienne D'Activities Petroleries, the Tunisian State Oil Company ("ETAP"), ARCO Tunisia, Inc. ("ARCO") and Premier Pict Petroleum Ltd. (formerly Pict Petroleum (Tunisia) Ltd.) ("Premier"), acquired from the Republic of Tunisia a permit (the "Sbiba Permit") for the exploration and production of oil and gas from a 4,936 square kilometer (1,220,000 acres) area (the "Permit

Area") located in north-central Tunisia. The respective participating interests of the parties in the Permit Area are 50% ETAP, 32% ARCO, 10% Premier and 8% LaTex Resources International.

          The seismic acquisition and processing and the geological and geophysical evaluations of the Permit Area began in September 1993. In July 1994, the initial well location was recommended and approved by the Sbiba Operating Committee and wellsite preparation began. The Sbiba #1, scheduled to be drilled to a total depth of 2,500 meters (8,200 feet), was spudded on November 9, 1994. The well encountered unexpected and severe overpressure zones in the Eocene Evaporites resulting in slower than expected drilling rates and ultimately in having to drill a sidetrack hole at 1,343 meters (4,405 feet). A total depth of 2,076 meters (6,810 feet) was reached before having to suspend operations on March 5, 1995 due to overpressure concerns and the presence of natural gas in the wellbore. The objective reservoir, the Albo-Aptian carbonates, was never reached or evaluated and the well was temporarily abandoned. Subsequently, the operator of the project, in response to a request from the Tunisian government, permanently plugged the well and restored the drill site.

          ARCO and Premier have indicated their interest in terminating their participation in the Permit. The Company is currently seeking to locate new participants to acquire the interests of ARCO and Premier. No assurance can be made that new participants willing to acquire the Arco and Premier interests will be found.

          Since inception of the Tunisian project, approximately $13,168,000 has been expended by the participants to date, of which LaTex Resources International's share has been approximately $2,106,880. The Company has insufficient capital to continue its active participation in the project and, effective July 31, 1996, the Company has written off its entire investment in the Sbiba Permit in the amount of $2,491,299.

          Kazakhstan Prospect.  In April 1995, the Company's wholly-owned
          -------------------
subsidiary, LaTex Resources International, agreed to participate, for a 25% interest, in a production sharing service contract to rehabilitate divisions three, four and eight of the Uzen oil and gas field located in the Republic of Kazakhstan, C.I.S. Pursuant to that agreement, the Company agreed to fund the initial $2.5 million of capital on behalf of itself and Edco Drilling Company ("Edco"). The terms of the project were to provide for immediate cash flow to the Company's interest. Subsequently, Delcon Petroleum Development Kazakhstan Limited, L.L.C. ("Delcon"), as operator, entered into a service contract with Uzenmunaigas Production Association ("UMG") to carry out the work. The participants in the project, pursuant to an operating agreement signed in August 1995, include Delcon (47.5%), LaTex International (25%), and Petronet (27.5%). The objective of the Uzen project was to repair, rework and recomplete inactive oil and gas wells in the field utilizing western technology, expertise and capital in order to restore or enhance production from the field. In exchange for providing these services and risk capital, UMG was to advance to the western participants a total of 200,000 metric tons (1.5 million barrels) of crude oil in two increments. The proceeds from the sale of this crude was to be utilized in the rehabilitation project. In addition, the western participants were to have received reimbursement of all capital costs and expenses. UMG and the western participants were to each retain a 50% interest in crude oil production above a base line of approximately 30 barrels of oil per day per well.

          During the first quarter of fiscal 1996, the Company received written notice from both Edco and Delcon that, in their view, the Company was in breach of its agreement with Edco. The Company strongly disagreed with Edco's position since the Company was in compliance with the operating agreement governing the project. In addition, Delcon notified the Company that UMG would seek to further alter the terms of the service contract in a manner which the Company believed would be detrimental to the project's viability. There has been no further progress on, or correspondence between the Company and Delcon or Edco regarding, the Uzen project since the second quarter of fiscal 1996. There can be no assurance that the uncertainties surrounding this project will be resolved in a manner acceptable to the Company.

          Effective July 31, 1996, the Company has written off its entire investment in the Uzen project in the amount of $955,496.

Reserves

          Lee Keeling and Associates, Inc. ("LKA"), the Company's independent petroleum engineering consulting firm, has made estimates of the Company's oil and gas reserves at July 31, 1996. LKA's report covers the estimated present value of future net cash flows before income taxes (discounted at 10%) attributable to the Company's proved developed reserves, as well as its proved undeveloped reserves and estimated future net cash flows therefrom. The oil and gas reserve and economic data covered by the LKA report and presented below represents substantially all of the Company's oil and gas reserves except small interests owned by the Company in approximately 400 operated and non-operated, non-strategic oil and gas properties which the Company sold effective August 1, 1996 and September 1, 1996 for a total sales price of $1,526,000, before adjustments. Other small interests which the Company has retained, but which are not included in the LKA report, are immaterial and represent less than one percent of the total value of the Company's oil and gas reserves. The Company believes that the summary of the LKA report presented below is fair and accurate.

          The quantities of the Company's proved reserves of oil and natural gas presented below include only those amounts which the Company reasonably expects to recover in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved developed reserves are limited to those quantities which are recoverable commercially at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of the Company's proved developed reserves. The Company's proved undeveloped reserves include only those quantities which the Company reasonably expects to recover from the drilling of new wells based on geological evidence from offsetting wells. The risks of recovering these reserves are higher from both geological and mechanical perspectives than the risks of recovering proved developed reserves.

          Set forth below are estimates of the Company's net proved reserves and proved developed reserves and the estimated future net revenues from such reserves and the present value thereof based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Statement of Financial Accounting Standards No. 69. "Disclosures about Oil and Gas Producing Activities." Estimated future net cash flows from proved reserves are determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on economic conditions at the date of the report. The estimated future production is priced at current prices at the date of the report. The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on cost levels at the date of the report. No deduction has been made for depletion, depreciation or income taxes or for indirect costs, such as general corporate overhead. Present values were computed by discounting future net revenues at 10% per annum.

          The following table sets forth estimates of the proved oil and natural gas reserves of the Company at July 31, 1996, as evaluated by LKA.

                           Oil (MBbls)                     Gas (MMcf)
                  -----------------------------  ------------------------------
                  Developed  Undeveloped  Total  Developed  Undeveloped  Total
                  ---------  -----------  -----  ---------  -----------  ------
   Alabama            2,072     1,244     3,316     6,338       ---       6,338
   Louisiana            571       ---       571     2,977       ---       2,977
   Mississippi          314       141       455     4,160       ---       4,160
   Oklahoma             218       ---       218     5,724       ---       5,724
   Texas                756        15       771     6,437       415       6,852
   Other              1,022       ---     1,022     2,121       ---       2,121
                      -----     -----     -----    ------       ---      ------
   Total              4,953     1,400     6,353    27,757       415      28,172
                      =====     =====     =====    ======       ===      ======

         The following table sets forth amounts as of July 31, 1996 determined in accordance with the requirements of the applicable accounting standards, to the estimated future net cash flows from production and sale of the proved reserves attributable to the Company's oil and gas properties before income taxes and the present value thereof. Benchmark prices used in determining the future net cash flow estimates at July 31, 1996 were $19.74 per barrel for oil and $2.66 per MMBtu for gas.


                                          At July 31, 1996
                                  --------------------------------
                                           (in thousands)
                                  Proved     Proved       Total
                                  Developed  Undeveloped  Proved
                                  Reserves   Reserves     Reserves
                                  ---------  -----------  --------
Estimated future net cash
 flows from proved reserves
 before income taxes              $93,958       $7,846    $101,804

Present value of estimated
 future net cash flows from
 proved reserves before
 income taxes (discounted
 at 10%)                          $51,540       $1,959    $ 53,499

         The estimation of oil and gas reserves is a complex and subjective process which is subject to continued revisions as additional information becomes available. Reserve estimates prepared by different engineers from the same data can vary widely. Therefore, the reserve data presented herein should not be construed as being exact. Any reserve estimate depends in part on the quality of available data, engineering and geologic interpretation, and thus represents only an informed professional judgment. Subsequent reservoir performance may justify upward or downward revision of such estimate.

         Estimates of the Company's proved reserves have never been filed or included in reports to any federal authority or agency, other than the Securities and Exchange Commission.

         For further information on reserves, costs relating to oil and gas activities, and results of operations from producing activities, see Note 14 to the Company's Consolidated Financial Statements -Supplementary Financial Information for Oil and Gas Producing Activities incorporated by reference herein.

Productive Wells and Acreage

         The following table sets forth the Company's producing wells and developed acreage assignable thereto at July 31, 1996.

                                      Productive Wells
                            ------------------------------------
       Developed Acreage         Oil         Gas        Total
       -------------------  ------------  ----------  ----------
       Gross          Net   Gross    Net  Gross  Net  Gross  Net
       -----          ---   -----    ---  -----  ---  -----  ---

       235,820      43,960   268      65   230    30    498   95

          Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Wells which are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, 12 had multiple completions.

          At July 31, 1996, the Company held by lease a total of 67,897 gross (10,882 net) undeveloped acres consisting of (i) 4,080 gross (510 net) undeveloped acres in the State of Colorado, (ii) 4,997 gross (2,166 net) undeveloped acres in the State of Louisiana, (iii) 1,960 gross (245 net) undeveloped acres in the State of Oklahoma, (iv) 56,668 gross (7,937 net) undeveloped acres in the State of Texas, and (v) 192 gross (24 net) undeveloped acres located in the State of Wyoming.

Production, Unit Prices and Costs

          The following table sets forth information with respect to production and average unit prices and costs for the periods indicated.



                                       Year Ended July 31
                                 -----------------------------
                                 1994        1995         1996
                                 ----        ----         ----
        Production:
         Gas (MMcf)              2,107       2,612        3,481
         Oil (MBbls)               335         359          405

        Average Sales Prices:
         Gas (per Mcf)            1.81        1.48(1)      1.67(2)
         Oil (per Bbl)           14.56       12.86(1)     15.24(2)

        Average Production
         costs per BOE(3)         7.06        6.63         6.71

------------------------

(1) The Company's price hedging arrangements did not have a material effect on average sales prices for the year ended July 31, 1995.

(2) After giving effect to the impact of the Company's price hedging arrangements with the Company's principal bank. Without such hedging arrangements, the average sales prices for the year ended July 31, 1996 would have been $15.73 for oil and $2.03 for gas.

(3) The components of production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include production taxes, lease overhead, maintenance and repair, labor and utilities.

Drilling Activity

     During the periods indicated, the Company drilled or participated in the drilling of the following exploratory and development wells.

                                            Year Ended July 31
                              ---------------------------------------------
                                  1994             1995             1996
                              ------------     ------------     -----------
                              Gross   Net      Gross   Net      Gross  Net
                              -----  -----     -----  -----     -----  ----
     Exploratory:
       Productive               0     ----       0     ----       0       0
       Non-Productive           1    0.450       1    0.250       2    1.16
                                -    -----       -    -----       -    ----
         Total                  1    0.450       1    0.250       2    1.16
                                =    =====       =    =====       =    ====

     Development:
       Productive               6    1.457       6    1.189       6     .46
       Non-Productive           0     ----       0     ----       1     .08
                                -    -----       -    -----       -    ----
         Total                  6    1.457       6    1.189       7     .54
                                =    =====       =    =====       =    ====

     Total:
       Productive               6    1.457       6    1.189       6     .46
       Non-Productive           1    0.450       1    0.250       3    1.24
                                -    -----       -    -----       -    ----
         Total                  7    1.907       7    1.439       9    1.70
                                =    =====       =    =====       =    ====

     The well information above excludes wells in which the Company has only an overriding royalty interest.

     At July 31, 1996 the Company was not participating in the drilling or completion of any oil and gas wells.

     All of the Company's drilling activities are conducted with independent contractors. The Company owns no drilling equipment.

Competition

     Competition in the acquisition of producing oil and gas properties and in the exploration and production of oil and gas is intense. In seeking to obtain desirable producing properties, new leases and exploration prospects, the Company faces competition from both major and independent oil and gas companies as well as from numerous individuals. Many of these competitors have financial and other resources substantially in excess of those available to the Company.

     Increases in worldwide energy production capability and decreases in energy consumption as a result of conservation efforts have brought about substantial surpluses in energy supplies in recent years. This, in turn, has resulted in substantial competition for markets historically served by domestic natural gas resources both with alternate sources of energy, such as residual fuel oil, and among domestic gas suppliers. As a result, there have been reductions in oil and gas prices, widespread curtailment of gas production and delays in producing and marketing gas after it is discovered. Changes in government regulations relating to the production, transportation and marketing of natural gas have also resulted in significant changes in the historical marketing patterns of the industry. Generally, these changes have resulted in the abandonment by many pipelines of long-term contracts for the purchase of natural gas, the development by gas producers of their own marketing programs to take advantage of new regulations requiring pipelines to transport gas for regulated fees, and the emergence of various types of gas marketing companies and other aggregators of gas supplies. See "Item 1. Business and Item 2. Properties -Regulation." As a consequence, gas prices, which were once effectively determined by government regulation, are now largely established by market competition. Competitors of the Company in this market include other producers, gas pipelines and their affiliated marketing companies, independent marketers, and providers of alternate energy supplies, such as residual fuel oil.

Regulation

     The oil and gas industry is extensively regulated by federal, state and local authorities. Legislation affecting the oil and gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for the failure to comply. The Company believes that it is currently in material compliance with applicable government regulations. The regulatory burden on the oil and gas industry increases its cost of doing business and, consequently, affects its profitability. Inasmuch as such laws and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

     Exploration and Production.  Exploration and production operations of the
     --------------------------
Company are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilling and producing, and the plugging and abandoning of wells. The Company's operations are also subject to various conservation matters. These include the regulation of the size of drilling and spacing units or proration units, the density of wells which may be drilled, and the unitization or pooling of oil and gas properties or interests. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas, and impose certain requirements regarding the rate of production. The effect of these regulations is to limit the amounts of oil and gas the Company can produce from its wells, and to limit the number of wells or the locations at which the Company can drill.

     The states of Oklahoma, Texas, Kansas, and Louisiana have adopted and are considering revisions to their production allowable rules under which they regulate the quantities of natural gas which may be produced within their borders. The stated rationale behind such prorationing legislation and rulemaking is the conservation of natural resources, prevention of waste and protection of the correlative rights of oil and gas interest owners by limiting production to the available market. It is impossible at this time to determine the effect, if any, these developments may have on the natural gas industry as a whole. The Company does not believe the developments will materially affect its operations.

     Certain of the Company's oil and gas leases are granted by the federal government and administered by various federal agencies. Such leases require compliance with detailed federal regulations and orders which regulate, among other matters, drilling and operations on these leases and calculation of royalty payments to the federal government. The Mineral Lands Leasing Act of 1920 places limitations on the number of acres under federal leases that may be owned in any one state. While the Company does not have a substantial federal lease acreage position in any state or in the aggregate, the Company does own interests in federal oil and gas leases which produce amounts of oil and gas material to the Company The Mineral Lands Leasing Act of 1920 and related regulations also may restrict a corporation from holding title to federal onshore oil and gas leases if stock of such corporation is owned by citizens of foreign countries which are not deemed reciprocal under such Act. Reciprocity depends, in large part, on whether the laws of the foreign jurisdiction discriminate against a United States person's ownership of rights to minerals in such jurisdiction. The purchase of shares in the Company by citizens of foreign countries who are not deemed to be reciprocal under such Act could have an impact on the Company's ownership of federal leases.

     The Company's operations are subject to extensive federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. Permits are required for various of the Company's operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. It is possible that increasingly strict requirements will be imposed by environmental laws and enforcement policies thereunder. The Company is also subject to laws and regulations concerning occupational safety and health. The Company believes that it is in material compliance with applicable environmental, occupational safety and health laws and regulations. It is not anticipated that the Company will be required in the near future to expend amounts that are material in the aggregate to the Company's overall operations by reason of environmental, or occupational safety and health laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance.

     Natural Gas Sales and Transportation.  Federal legislation and regulatory
     ------------------------------------
controls have historically affected the price of the gas produced by the Company and the manner in which such production is marketed. The transportation and sale for resale of gas in interstate commerce are regulated pursuant to the Natural Gas Act of 1938 (the "NGA") and the Natural Gas Policy Act of 1978 (the "NGPA") and Federal Energy Regulatory Commission ("FERC") regulations promulgated thereunder. Since 1978, maximum selling prices of certain categories of gas, whether sold in interstate or intrastate commerce, have been regulated pursuant to the NGPA. The NGPA established various categories of gas and provided for graduated deregulation of price controls of several categories of gas and the deregulation of sales of certain categories of gas. All price deregulation contemplated under the NGPA has already taken place.

Title to Properties

     As is customary in the oil and gas industry, the Company performs a minimal title investigation before acquiring undeveloped properties, which generally consists of obtaining a title report from legal counsel covering title to the major properties (for example, properties comprising at least 80% by value of the acquired properties) and due diligence reviews by independent landmen of the remaining properties. The Company believes that it has satisfactory title to its oil and gas properties in accordance with standards generally accepted in the oil and gas industry and is not aware of any material title defects with respect to any of its properties. A title opinion is obtained prior to the commencement of any drilling operations on such properties. The Company's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which the Company believes do not materially interfere with the use of or affect the value of such properties. Substantially all of the Company's oil and gas properties are and will continue to be mortgaged to secure borrowings under the Company's credit facilities. See
Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources.

Operational Hazards and Insurance

     The operations of the Company are subject to all risks inherent in the exploration for and production of oil and gas, including such natural hazards as blowouts, cratering and fires, which could result in damage or injury to, or destruction of, drilling rigs and equipment, formations, producing facilities or other property, or could result in personal injury, loss of life or pollution of the environment. Any such event could result in substantial expense to the Company which could have a material adverse effect upon the financial condition of the Company to the extent it is not fully insured against such risk. The Company carries insurance against certain of these risks but, in accordance with standard industry practice, the Company is not fully insured for all risks, either because such insurance is unavailable or because the Company elects not to obtain insurance coverage because of cost. Although such operational risks and hazards may to some extent be minimized, no combination of experience, knowledge and scientific evaluation can eliminate the risk of investment or assure a profit to any company engaged in oil and gas operations.

Other Business

     The Company has invested in the development of certain other business interests. While the Company continues to believe these ventures have merit, the Company has been unable, due to its own capital requirements, to provide sufficient financial assistance and support to achieve its original objectives in undertaking these investments. The continued viability of these business ventures is in jeopardy without the infusion of substantial additional capital. As a result of the Company's own declining financial condition and its inability to provide any further financial assistance to these ventures, the Company has abandoned its efforts and written off its investments and loans with respect to these businesses. Under the terms of the proposed merger of the Company with Alliance Resources Plc, the Company is required to dispose of its interests in these ventures, provided that in making such disposition the Company is not required to pay or mitigate any of the liabilities of these businesses. The Company has agreed to sell these business interests to Imperial Petroleum, Inc., an affiliate of the Company, for 100,000 shares of the Company's common stock. Completion of the sale is subject to, among other things, the receipt of an opinion from an independent investment banking firm as to the fairness of the sale to the Company's stockholders. Even in the event the proposed merger with Alliance Resources Plc is not completed, the Company intends to proceed with the sale of its interests in these ventures in order to refocus its efforts on its core oil and gas business. See "Proposed Merger With Alliance Resources Plc."

     Crude Oil Processing.  The Company owns 5,000,000 shares of common stock of
     --------------------
Wexford Technology, Incorporated ("Wexford") representing approximately 32% of Wexford's issued and outstanding common stock. In addition, the Company has an agreement with Wexford that provides for the issuance of additional Wexford shares to the Company as an incentive for providing certain loans to Wexford. Wexford's wholly-owned subsidiary, Waste Conversion Corp. ("Waste Conversion"), holds the exclusive license to certain proprietary microwave technology utilized to reclaim crude oil from oilfield waste, including tank bottoms, to reform or blend crude oils with varying gravities, to reduce paraffin content of waxy crude oil and to remove naturally occurring radio active material from oil field produced fluids. Wexford is a development-stage company. Through December 1993, the Company had invested in Wexford $943,577 for the construction of a commercial crude oil blending and processing facility in Troy, Alabama utilizing the proprietary processing technology. The facility was substantially completed in April 1992, at which time the Company concluded that the proprietary technology for crude oil and tank bottoms processing required no further research and development to meet all material functional and economic requirements necessary for commercial exploitation. The Company has subsequently made additional loans to Wexford and Waste Conversion for operating capital.

     The Alabama processing facility is not commercially active and Wexford and Waste Conversion are seeking to raise additional debt or equity capital necessary to begin full scale commercial operations. Wexford and Waste Conversion are currently in default with respect to various debt and other obligations and have received numerous demands for payment and threats of litigation. Effective July 31, 1996 the Company has written off its entire investment in and loans to Wexford and Waste Conversion in the total amount of $2,372,752.

     Mining.  The Company owns 3,798,730 shares of the common stock of Imperial
     ------
Petroleum, Inc. ("Imperial") representing approximately 12% of Imperial's issued and outstanding common stock. Imperial's wholly-owned subsidiary, Ridgepointe Mining Company, owns gold and copper mining claims in Arizona and participates in a joint venture to explore and develop certain gold mining claims in Mexico.

     The Company's investment in Imperial and Ridgepointe consisted primarily of loans for operating capital. At present, Imperial is actively seeking to raise additional debt or equity capital to fund its operations. Imperial is currently in default under its bank debt. Effective July 31, 1996 the Company has written off its entire investment in and loans to Imperial in the total amount of $1,812,429.

Employees

     The Company employs a total of 30 people, including 20 people in its Tulsa, Oklahoma office and one person in its Evansville, Indiana office, whose functions are associated with management, operations, accounting and oil and gas marketing. The Company employs seven people in the Tensaw, Alabama office who are lease operators in the Company's South Carlton field, and one field person each in the states of Louisiana and Tennessee. The Company's other field activities are accomplished through independent contractors. The Company believes its relations with its employees and contractors are excellent.

Item 3.  Legal Proceedings.

     Torch/Nuevo/Panda Litigation.  In connection with the Company's sale of its
     ----------------------------
subsidiaries Panda Resources, Inc. and Richfield Natural Gas, Inc. in 1993, the Company became a party to three different lawsuits.

     On October 10, 1994, Nuevo Liquids, Inc. ("Nuevo") filed a lawsuit against the Company and its wholly-owned subsidiary, LaTex Petroleum Corporation ("LaTex Petroleum") styled Nuevo Liquids, Inc. v. LaTex Resources, Inc. and LaTex
                   ------------------------------------------------------
Petroleum Corp., Case No. 94-049944, District Court of Harris County, Texas,
---------------
234th Judicial District. Nuevo alleged that the Company and LaTex Petroleum had refused to arbitrate certain disputes arising under the Stock Purchase Agreement dated July 15, 1993 between Nuevo and Panda Resources, Inc. ("Panda"), pursuant to which Panda sold to Nuevo its former wholly-owned subsidiary, Richfield Natural Gas, Inc. ("Richfield"). Under the terms of the Stock Purchase Agreement, the Company was the guarantor of Panda's obligations to Nuevo. The disputed issues between Nuevo and the Company related to a post-closing final accounting and settlement statement by which the final purchase price under the Stock Purchase Agreement was to be adjusted to reflect certain post-closing costs and events.

     On October 12, 1994, Torch Energy Marketing, Inc. ("Torch") filed a lawsuit against the Company and its wholly-owned subsidiary, LaTex Petroleum styled Torch Energy Marketing, Inc. v. LaTex Resources, Inc. and LaTex Petroleum Corp.,
-------------------------------------------------------------------------------
Case No. 94-050945, District Court of Harris County, Texas, 270th Judicial District. Torch alleged that the Company and LaTex Petroleum had refused to arbitrate certain disputes arising under the Stock Purchase Agreement dated
July 26, 1993, between Torch and LaTex Petroleum, pursuant to which the Company sold to Torch its former wholly-owned subsidiary, Panda. The disputed issues between Torch and the Company related to a post-closing final accounting and settlement by which the final purchase price under the Stock Purchase Agreement was to be adjusted to reflect certain post-closing costs and events. On
January 6, 1995, the Company removed both the Nuevo and Torch lawsuits to the United States District Court for the Southern District of Texas, Houston Division, Case No. H-95-0029.

     On March 21, 1995, the Company filed a lawsuit against its former wholly-owned subsidiary, Panda, styled LaTex Petroleum Corporation v. Panda Resources,
                                -----------------------------------------------
Inc., Case No. CJ-95-01302, in the District Court of Tulsa County, Oklahoma.
----
The Company sought recovery of $163,191.16 plus interest and attorneys' fees, for the sale of natural gas to Panda for the period from June 1993, through March 1994.

     On December 7, 1995, the company entered into a Settlement Agreement (the "Settlement") with Torch, Nuevo, Panda, Steve Wilson and Wilson, Tucker & Associates to settle each of the referenced lawsuits. Pursuant to the Settlement, the company agreed (a) to pay Nuevo $20,000 on December 7, 1995, and an additional $30,000 over the course of 90 days following execution of the Settlement, and (b) to pay Torch $50,000 within one year of the Settlement, an additional $50,000 within two years of the Settlement, and an additional $150,000 within three years of the Settlement, together with interest in the amount of $36,000. To secure its obligation under the Settlement, the Company stipulated to an agreed judgment in the amount of $1,000,000 (less any amounts paid pursuant to the Settlement) upon the Company's default of its obligations under the Settlement. Torch, Nuevo and Panda agreed to dismiss their respective claims against the Company arising from the referenced litigation. In addition, the Company agreed to assume and indemnify Panda and Torch against all obligations and amounts owed under a May 2, 1989, agreement (the "Dewey County Contract") between Panda and Northern Natural Gas Company relating to the transportation of natural gas through a facility located in Dewey County, Oklahoma. The Company has subsequently been asked to indemnify Torch with respect to claims brought against it by Northern in a lawsuit filed March 7, 1996, as more fully discussed below.

     Northern Natural Gas Company v. LaTex Resources, Inc., Case No. 94-049766,
     -----------------------------------------------------
152nd District Court of Harris County, Texas. On October 7, 1994, Northern Natural Gas Company ("Northern") filed a lawsuit against the Company alleging that the Company had breached two Firm Transportation Service Agreements dated December 1, 1990, between Northern and Panda, a former wholly-owned subsidiary of the Company. Northern claimed damages, including damages for anticipatory breach, in the amount of $1,600,000, plus other actual damages and interest.
On June 6, 1996, Northern and the Company entered into a Settlement Agreement pursuant to which (a) the Company issued to Northern 50,000 shares of the Company's Series B Senior Convertible Preferred Stock which are convertible (subject to adjustment) into 333,333 shares of the Company's common stock, and
(b) the Company agreed to pay Northern $465,000 in installments of $50,000 by June 21, 1996, $150,000 by May 1, 1997, $125,000 by May 1, 1998, and $140,000 by
May 1, 1999. An agreed judgment was entered in the case, but Northern has agreed not to seek to enforce the judgment unless the Company defaults in its payment obligations. Once the required payments have been made, Northern has agreed to execute a release of the judgment.

     Associated Storage Corp., formerly known as Centennial Storage Corp., a
     -----------------------------------------------------------------------
subsidiary of Associated Natural Gas, Inc., a Colorado corporation v. LaTex
---------------------------------------------------------------------------
Resources, Inc., Case No. CJ-94-04711, District Court for Tulsa County,
---------------
Oklahoma. On November 17, 1994, Associated Storage Corporation ("Associated") filed a lawsuit against the Company alleging that the Company had breached a July 21, 1993 agreement between Associated and the Company pursuant to which the Company allegedly agreed to pay Associated $150,000 in connection with the sale of the Company's former wholly-owned subsidiary, Panda Resources, Inc., and Panda's wholly-owned subsidiary, Richfield Natural Gas, Inc. Associated seeks actual damages in the amount of $150,000, prejudgment interest, court costs and attorneys' fees.

     Jones, et al. v. Hughes Eastern, et al., Case No. CV-95-133, Circuit Court
     ---------------------------------------
for Lamar County, Alabama; Hubbert, et al. v. Hughes Eastern, et al., Case No.
                           -----------------------------------------
CV-95-134, Circuit Court for Lamar County, Alabama; Perkins, et al. v. Hughes
                                                    -------------------------
Eastern, et al., Case No. CV-95-137, Circuit Court for Lamar County, Alabama.
---------------
Each of these cases is a wrongful death or personal injury action arising out of an accident which occurred at a heater-treatment unit on the Blowhorn Creek Millerella Oil Unit lease in Lamar County, Alabama. Germany Oil Company, a wholly-owned subsidiary of the Company, is a working interest owner in the oil and gas lease relevant to the case and, together with all other working interest owners, is a named defendant. Each plaintiff seeks damages in the amount of $25 million. All three cases have been referred to Germany Oil Company's insurance carrier for defense. Each case is in the initial stages of discovery.

     Northern Natural Gas Company v. Torch Energy Advisors, Inc., Case No.
     -----------------------------------------------------------
96-12462, 269th Judicial District Court of Harris County, Texas. On March 7, 1996, Northern Natural Gas Company ("Northern") filed this lawsuit against Torch Energy Advisors, Inc. ("Torch" for alleged breach of a May 2, 1989, agreement (the "Dewey County Contract") between Torch, Panda Resources, Inc. ("Panda"), and Northern relating to the transportation of natural gas through a facility located in Dewey County, Oklahoma. The Company has assumed the defense of this matter pursuant to the indemnification agreement entered into as part of the December 7, 1995, settlement among Torch, Panda and the Company discussed above.

     In addition to the foregoing litigation, the Company is a named defendant in lawsuits, is a party in governmental proceedings and is subject to claims of third parties from time to time arising in the ordinary course of business. While the outcome of lawsuits or other proceedings and claims against the Company cannot be predicted with certainty, management does not expect these additional matters to have a material adverse effect on the financial position of the Company.

Item 4.  Submission of Matters to a Vote of Security Holders.

     On May 16, 1996 the Company held its 1995 annual meeting of shareholders to
(i) elect six directors, and (ii) ratify the selection of Briscoe Robinson Co., (now known as Briscoe & Burke) as the Company's independent auditors for 1996. At the meeting the following individuals were elected directors of the Company. Each individual elected was a director of the Company prior to the meeting.

                                 Votes      Votes
         Director                 For      Withheld
         --------                -----     --------
       Jeffrey T. Wilson       14,425,882   226,165
       Malcolm W. Henley       14,406,107   245,940
       Philip J. Wade(1)       14,403,107   248,940
       Dennis J. Strauch(2)    14,403,107   248,940
       John R. Martinson       14,420,432   231,615
       John L. Cox             14,412,432   239,615

--------------------
(1)  Mr. Wade resigned as a Director of the Company on October 8, 1996.

(2)  Mr. Strauch resigned as a Director of the Company on June 24, 1996.

     The selection of Briscoe & Burke was ratified by shareholders by a vote of 14,464,929 shares for and 115,303 against with 71,815 shares abstaining.


                                    PART II

Item 5.  Market for Registrant's Common Equity and Related Shareholder Matters.

Market Information and Dividends

     The common stock of the Company (i) is traded over-the-counter and quoted on NASDAQ under the symbol "LATX" and (ii) until September 4, 1996, was listed on the Pacific Stock Exchange under the symbol "LAT". Effective September 4, 1996, the Company's common stock was delisted by the Pacific Stock Exchange as a result of the failure of the minimum bid price for the common stock to meet the Exchange's listing maintenance requirements.

     The following table sets forth, for the periods indicated, (i) the high and low closing bid prices per share of common stock as quoted by NASDAQ, and (ii) the high and low closing bid prices per share of common stock as reported on the Pacific Stock Exchange. Bid quotations represent quotations between dealers without adjustment for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                                        Pacific
                                      NASDAQ        Stock Exchange(1)
                                  ---------------  --------------------
                                   High     Low       High       Low
                                   ----     ---       ----       ---
        Fiscal Year Ended July
        31, 1996:
          First Quarter           7/8       7/16       3/4       3/8
          Second Quarter          11/16     13/32      3/8       3/8
          Third Quarter           1/2       11/32      1/2       1/2
          Fourth Quarter          17/32     5/16       N/A(2)    N/A(2)
        Fiscal Year Ended July
        31, 1995:
          First Quarter           1 7/8     1/2        1/2       1/2
          Second Quarter          1 5/16    23/32      1         3/4
          Third Quarter           15/16     1/2        7/8       1/2
          Fourth Quarter          5/8       7/16       3/8       1/4
---------------------------

(1) Effective September 4, 1996, the Company's common stock was delisted by the Pacific Stock Exchange as a result of the failure of the minimum bid price for the common stock to meet the Exchange's listing maintenance requirements.

(2) There was no trading activity in the Company's common stock on Pacific Stock Exchange during the fourth quarter of fiscal 1996 and, therefore, no price information for this period is available.

     No cash dividends have been declared by the Company's Board of Directors during the Company's two most recent fiscal years. The Company does not presently intend to declare or pay dividends on the common stock. The terms of the Company's existing bank credit facility do not permit the Company to pay dividends on the common stock. Payment of dividends in the future, if any, will depend on applicable legal and contractual restrictions, as well as the financial condition and requirements of the Company and general business conditions. The Company presently intends to use its available cash flow for expansion of the Company's business, including acquisition, development and enhancement of oil and gas properties.

Recent Sales of Unregistered Securities

     During the year ended July 31, 1996, the Company issued (i) effective March 12, 1996, 58,800 shares of its common stock to Princeton Otolaryngology Retirement Trust, an entity controlled by Dr. Howard S. Farmer, in payment of indebtedness of Wexford Technology, Incorporated in the amount of $23,520, and
(ii) effective June 27, 1996, 85,000 shares of its common stock to Thomas J. Patrick in payment of indebtedness of Wexford Technology, Incorporated in the amount of $37,000. Following the year ended July 31, 1996 the Company issued a total of 1,690,000 shares of its common stock to various officers and employees as described in more detail at "Item 11. Executive Compensation -- Restricted Stock Grants". In each of the referenced transactions, an exemption from registration was claimed under Section 4(2) of the Securities Act of 1933, as amended, and regulations promulgated thereunder because no public offering was involved and the securities were issued for investment and not with a view to the distribution thereof. No underwriter was involved in any of the referenced transactions nor were any underwriting discounts or commissions paid. Each certificate representing shares issued in the referenced transactions bears a restrictive legend and stop transfer instructions were entered on the Company's stock transfer records with respect thereto.

Item 6.  Selected Financial Data.

     The selected historical financial information presented in the table below for and at the end of each of the years ended July 31, 1992, 1993, 1994, 1995 and 1996 is derived from the audited consolidated financial statements of the Company, of which the consolidated balance sheets as of July 31, 1995 (restated) and 1996, and the consolidated statements of income, shareholders' equity and cash flows for the years ended July 31, 1994, 1995 (restated) and 1996 are included under "Item 8. Financial Statements and Supplementary Data."

     The selected financial information presented below should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto included under Item 8 and Management's Discussion and Analysis of Financial Condition and Results of Operations at Item 7.

               Selected Consolidated Financial and Operating Data
        (In thousands, except per share amounts and average sales data)


                                                                           Years Ended
                                                                            July 31(1)
                                          =========================================================================
                                               1996            1995           1994          1993           1992
                                          ==============  ==============  ============  ============  =============
                                                           (Restated)(6)
Income Statement Data:
  Revenues:
    Oil and gas sales...................  $    11,980     $     8,586     $     8,703   $     8,489   $     6,778
    Crude oil and gas marketing.........          540           1,223           2,781         2,128           210
    Lease operating and management fees.        1,011             634             601           860           561
                                          -----------     -----------     -----------   -----------   -----------
      Total operating income............       13,531          10,443          12,085        11,477         7,549
                                          -----------     -----------     -----------   -----------   -----------
  Operating expenses:
    Lease operating expense.............        6,608           5,265           4,840         4,735         4,092
    Crude oil and gas marketing.........          134             744           2,216         1,740           193
    Dry hole costs and abandonments.....        3,586             104             113           ---           ---
    General and administrative..........        2,893           2,735           2,497         2,566         1,564
    Depreciation, depletion and
     amoritization......................        4,706           2,711           2,214         2,899         1,724
                                          -----------     -----------     -----------   -----------   -----------
      Total operating expenses..........       17,927          11,559          11,880        11,940         7,573
                                          -----------     -----------     -----------   -----------   -----------
  Other Income (expense):
    Equity in losses and write offs of
     investments in affiliates..........       (4,185)           (299)           (440)          (16)           (2)
    Gain on sale of assets..............        2,366             128             393           863           276
    Interest income.....................          205             122              17             9            12
    Interest expense....................       (2,410)         (1,291)           (598)         (728)         (724)
  Net loss from continuing operations     -----------     -----------     -----------   -----------   -----------
   before income taxes..................       (8,420)         (2,456)           (423)         (335)         (462)
  Provision for income taxes:
    Current.............................          ---              35             ---          (145)         (159)(2)
                                          -----------     -----------     -----------   -----------   -----------
  Net loss from continuing operations...       (8,420)         (2,491)           (423)         (190)         (303)

  Income (loss) from discontinued
   operations (net of income taxes)....           ---             ---             ---           974          (962)
  Gain (loss) on disposal of subsidiary
   (net of income taxes)(7).............       (1,811)            ---             ---           123           ---
                                          -----------     -----------     -----------   -----------   -----------
  Net income (loss).....................  $   (10,231)    $    (2,491)    $      (423)  $       907   $    (1,265)(2)
                                          ===========     ===========     ===========   ===========   ===========
  Preferred stock dividends.............          571             133             ---           ---           ---
  Net income (loss) for common
   shareholders.........................  $   (10,801)    $    (2,624)    $      (423)  $       907   $    (1,265)(2)
  Loss per share from continuing          ===========     ===========     ===========   ===========   ===========
   operations...........................       $(0.50)         $(0.15)         $(0.02)       $(0.01)       $(0.02)
                                          ===========     ===========     ===========   ===========   ===========
  Income (loss) per common share........       $(0.60)         $(0.15)         $(0.02)        $0.06        $(0.10)
                                          ===========     ===========     ===========   ===========   ===========
  Weighted average shares outstanding(3)   18,011,826      17,661,428      17,434,159    15,116,096    12,266,372
                                          ===========     ===========     ===========   ===========   ===========

  Balance Sheet Data (end of period):
    Total assets........................  $    38,966     $    47,923     $    21,259   $    21,246   $    35,399
    Net property, plant and equipment...  $    31,945     $    37,709     $    13,077   $    12,440   $    12,304
    Working capital (deficit)...........  $   (28,420)    $    (7,119)    $    (1,111)  $    (2,117)  $   (10,353)
    Long term debt......................  $         0     $    20,635     $     4,467   $     4,868   $     2,544
    Stockholders' equity................  $     6,318     $    16,001     $    10,280   $     8,216   $     2,639

  Reserve and Production Data:
    Production:
      Oil (MBbls).......................          405             359             335           280           213
      Gas (MMcf)........................        3,481           2,612           2,107         1,941         1,798
    Average sales prices:
      Oil (per Bbl).....................  $     15.24(4)  $     12.86(5)  $     14.56   $     17.88   $    17.64
      Gas (per Mcf).....................  $      1.67(4)  $      1.48(5)  $      1.81   $      1.79   $     1.57
    Proved reserves (end of period):
      Oil (MBbls).......................        6,353.1         4,036.4         4,519.9       2,455.3       1,845.5
      Gas (MMcf)........................       28,172          27,730          10,933         9,391         8,214
    Present value of estimated future
     oil and gas net revenues before
     income taxes (discounted 10%)......  $    53,499     $    29,685     $    23,418   $    15,658   $    16,923

(1) Included in the Company's historical consolidated financial information for the years ended July 31, 1992, 1993, 1994, 1995 and 1996 are the assets, liabilities and results of operations of LaTex Resources, Inc. The financial information reflects (a) the 1991 pooling of Elite Enterprises, Inc. and Sable Investments Corporation and the 1993 pooling of Panda Resources, Inc. and its subsidiaries, Panada Exploration, Inc. and Richfield Natural Gas, Inc., and (b) the discontinued operations from the subsequent sale of Panda Resources, Inc. and Richfield Natural Gas, Inc. effective July 1, 1993. The financial information of ENPRO, Inc. and Phoenix Metals, Inc. has been included subsequent to their June 22, 1992 and December 8, 1992 respective dates of acquisition.
(2) LaTex Resources, Inc. and Sable Investment Corporation elected to be taxed as C corporations under the Internal Revenue Code effective January 1, 1992. The net loss for fiscal 1992 is net of a proforma provision for income taxes of $25 that would have been provided had these entities elected to be taxed as C corporations effective August 1, 1991. Earnings per share was not affected.
(3) The weighted average shares outstanding is as disclosed in the Notes to the LaTex Resources, Inc. Consolidated Financial Statements included elsewhere herein.
(4) After giving effect to the impact of the Company's price hedging arrangements with the Company's principal bank. Without such hedging arrangements, the average sales prices for the year ended July 31, 1996, would have been $15.73 for oil and $2.03 for gas.
(5) The Company's price hedging arrangements did not have material effect on average sales prices for the year ended July 31, 1995.

(6) See Note 16 to the Company's Consolidated Financial Statements included elsewhere herein.
(7) See Note 1 to the Company's Consolidated Financial Statements included elsewhere herein.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

FASB Accounting Standards

     The Financial Accounting Standards Board ("FASB") has issued Statements of Financial Accounting Standards No. 114 ("SFAS 114"), Accounting by Creditors for Impairment of a Loan and No. 118 ("SFAS 118"), Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. In general, these statements require that impaired loans be measured by creditors at the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company has adopted SFAS 114 and 118 for the fiscal year ended July 31, 1996.

     FASB has issued Statement of Financial Accounting Standard No. 119 ("SFAS 119"), Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments. This statement generally requires disclosures about amounts, nature and terms of derivative financial instruments. The Company has adopted SFAS 119 for the fiscal year ended July 31, 1996.

     FASB has issued Statement of Financial Accounting Standard No. 121 ("SFAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the undiscounted future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. This statement is effective for financial statements for fiscal years beginning after December 15, 1995. The Company intends to adopt SFAS 121 for the fiscal year ending July 31, 1997. The Company expects the adoption of SFAS 121 will not have a material effect on its financial statements.

     FASB has issued Statement of Financial Accounting Standard No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument plan. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This statement is effective for transactions entered into in fiscal years that begin after December 15, 1995. The Company intends to adopt the disclosure requirements of SFAS 123 for the fiscal year ending July 31, 1997.

Results of Operations

     The Company follows the "successful efforts" method of accounting for its oil and gas properties whereby costs of productive wells and productive leases are capitalized and depleted on a unit-of-production basis over the life of the remaining proved reserves. Depletion of capitalized costs is provided on a prospect-by-prospect basis. Exploratory expenses, including geological and geophysical expenses and annual delay rentals, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful.

     The factors which most significantly affect the Company's results of operations are (i) the sale prices of crude oil and natural gas, (ii) the level of oil and gas sales, (iii) the level of lease operating expenses, (iv) the level of exploratory activities, and (v) the level of and interest rates on borrowings. Total sales volumes and the level of borrowings are significantly impacted by the degree of success the Company experiences in its efforts to acquire oil and gas properties and its ability to maintain or increase production from existing oil and gas properties through its development and production enhancement activities. The Company does not expect compliance with applicable government regulations, including environmental regulations, to have a material effect on the Company's liquidity, capital commitments or results of operations.

     The following table reflects certain historical operating data for the periods presented.

                                                     Year Ended July 31
                                              --------------------------------
                                                  1994     1995         1996
                                                  ----     ----         ----

Net Sales Volumes:
 Oil (MBbls)                                       335      359         405
 Natural gas (MMcf)                              2,107    2,612       3,481
 Oil equivalent (MBOE)                             686      794         985

Average Sales Prices:
 Oil (per Bbl)                                 $ 14.56  $ 12.86(1)  $ 15.24(2)
 Natural gas (per Mcf)                         $  1.81  $  1.48(1)  $  1.67(2)

Operating Expenses per BOE of Net Sales:
 Lease operating                               $  6.29  $  5.91     $  5.82
 Severance tax                                 $  0.77  $  0.72     $  0.89
 General and administrative                    $  3.75  $  3.56     $  2.94
 Depreciation, depletion and amortization      $  3.23  $  3.34     $  4.60
--------------------------------------

(1) The Company's price hedging arrangements did not have a material effect on average prices for the year ending July 31, 1995.

(2) After giving effect to the impact of the Company's price hedging arrangements with the Company's principal bank. Without such hedging arrangements, the average sales prices for the year ended July 31, 1996 would have been $15.73 for oil and $2.03 for gas.

     Relatively modest changes in either oil or gas prices significantly impact the Company's results of operations and cash flow and could significantly impact the Company's borrowing capacity. Prices received by the Company for sales of oil and natural gas have fluctuated significantly from period to period. The Company's ability to maintain current borrowing capacity and to obtain additional capital on attractive terms is substantially dependent on oil and gas prices. Domestic spot oil prices have ranged from a low of approximately $11 per barrel in July 1986 to a high of approximately $40 per barrel in October 1991, with a current price of approximately $24 per barrel. The fluctuations in oil prices during these periods reflect market uncertainty regarding OPEC's ability to control the production of its member countries, as well as concerns related to the global supply and demand for crude oil. Since the end of the Gulf War in early 1991, crude oil prices have experienced continued weakness, primarily as a result of OPEC's inability to maintain disciplined production quotas by member countries and the uncertainty associated with Iraq's return to the crude oil export market. These factors continue to overhang the market and will create significant price volatility for the foreseeable future.

     Natural gas prices received by the Company fluctuate generally with changes in the spot market price for gas. Spot market gas prices have generally declined in recent years because of lower worldwide energy prices as well as excess deliverability of natural gas in the United States. However, natural gas prices have rebounded recently and appear to be poised for further strengthening. Domestic spot natural gas prices have ranged from a low of approximately $0.90 per Mcf in January 1992 to a high of approximately $2.70 per Mcf in April 1996, with a current price of approximately $2.10 per Mcf. Environmental concerns coupled with recent increases in the use of natural gas to produce electricity have combined to improve prices. Under FERC Order 636, U.S. pipelines have been made more accessible to both buyers and sellers of natural gas and, as a result, natural gas will be able to more effectively compete for market share with other end-use energy forms. All of this suggests a continued improvement in the demand for natural gas over the long term.

     Within the oil and gas business, it appears that the substantial restructuring of the major and large independent companies is slowing. The merger activity of the 1980's has waned, and despite the continued exodus by U.S. companies to international ventures, it appears that the mid-1990's will be a "settling in" time for most companies. Nevertheless, there remains a large inventory of properties available for acquisition within the United States. However, it is anticipated that as crude oil and natural gas prices stabilize and strengthen, fewer companies will be inclined to sell their properties in the future.

     The Company's principal source of cash flow is the production and sale of its crude oil and natural gas reserves, which are depleting assets. Cash flow from oil and gas sales depends upon the quantity of production and the price obtained for such production. Except as affected by the Company's current commodity hedging arrangement, an increase in prices permits the Company to finance its operations to a greater extent with internally generated funds. A decline in oil and gas prices reduces the cash flow generated by the Company's operations, which in turn reduces the funds available for servicing debt, acquiring additional oil and gas properties and exploring for an developing new oil and gas reserves.

     In addition to the foregoing, the results of the Company's operations vary due to seasonal fluctuations in the sales prices and volumes of natural gas. In recent years, natural gas prices have been generally higher in the fall and winter. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of results which may be realized on an annual basis.

     The following events have directly affected the comparability of the results of operations and financial position of the Company during the periods presented:

     . During the period between July 31, 1992 and July 31, 1996, the Company completed 12 oil and gas property acquisitions that added substantial amounts of proved oil and gas reserves for a total expenditure of approximately $30.8 million. As a result of these transactions, the Company's equivalent proved reserves increased approximately 560% in fiscal 1992, 125% in fiscal 1993, 58% in fiscal 1994, 3.5% in fiscal 1995 and 68% in fiscal 1996, and the Company's oil and gas production, revenues, lease operating expenses, interest expense and net income have increased significantly.

     . The Company acquired Panda Resources in February 1993 and subsequently sold Panda's gas marketing and storage operations in July 1993.

     . In April 1995 the Company completed the acquisition of Germany Oil Company which approximately doubled the Company's oil and gas properties and added significantly to the Company's liabilities. The acquisition was accounted for using the purchase method of accounting. In connection with this acquisition, the Company refinanced its senior debt, issued preferred stock and entered into hedging arrangements with respect to sales prices for its oil and gas production.

     . In December 1995 the Company completed the sale of certain oil and gas properties it had acquired from Phillips Petroleum and Sackett Oil Company for approximately $2,857,275 net cash to the Company.

     . In March 1995 the Company acquired Germany Oil Company in a purchase transaction. The assets of Germany Oil consisted primarily of oil and gas properties. In recording the transaction, the Company failed to allocate the purchase price to all assets acquired as required by generally accepted accounting principles. During fiscal 1996 the Company, based on the reports of independent petroleum engineers, reallocated the adjusted purchase price as of the date of acquisition. Accordingly, the Company's consolidated financial statements for the year ended July 31, 1995 have been restated.

     Year ended July 31, 1996 Compared to year ended July 31, 1995.  Total
     -------------------------------------------------------------
revenues from the Company's operations for the year ended July 31, 1996 were $15,006,816 before reduction by $1,475,653 as a result of losses incurred from the Company's oil and gas price hedging arrangements. This compares to total revenues of $10,442,679 for the year ended July 31, 1995, which includes hedging gains of $157,301. The increase is attributable to a 15% increase in oil and gas prices and the inclusion of the oil and gas operations of the Company's wholly-owned subsidiary, Germany Oil Company, for the full year ended July 31, 1996. The increased revenues were partially offset by lower revenues from the Company's crude oil marketing activities.

     Total operating expenses for the year ended July 31, 1996 were $17,926,639 compared to $11,559,488 for the same period a year earlier. Lease operating expense increased 20% to $6,608,089 compared to the prior year primarily as a result of including the full year of operations of Germany Oil, while expenses associated with the Company's marketing operations decreased $610,155 due to reduced oil and gas marketing activity.

     Depreciation, depletion and amortization expense increased from $2,710,574 in fiscal 1995 to $4,705,912 in fiscal 1996 primarily as a result of the acquisition of Germany Oil.

     General and administrative expenses for the year ended July 31, 1996 were $2,893,146 compared to $2,736,261 for the prior year due to routine increases in the Company's administrative expenses.

     The Company incurred dry hole costs of $2,630,541 during the year ended July 31, 1996 which was principally due to the write-off of the Company's investment in the Tunisian Prospect. The Company also wrote off its investment in the Kazakhstan Prospect in the amount of $955,496. See "Item 1. Business and Item 2. Properties -- Exploration and Development".

     The Company's equity in the net losses of its unconsolidated affiliates, Wexford Technology, Incorporated and Imperial Petroleum, Inc. was $298,839 during the fiscal year July 31, 1995. The current year equity in the losses or earnings from these unconsolidated affiliates was not subject to determination by the Company and, therefore, is included in the write off of the investment in and advances to these affiliates in the total amount of $4,184,881 for the fiscal year ended July 31, 1996. See "Item 1. Business and Item 2. Properties -
- Other Business".

     The Company recognized gains on the sale of assets of $2,365,807 from the disposition of non-strategic oil and gas properties during the fiscal year ended July 31, 1996, an increase of $2,237,881 from the preceding year.

     The Company had a net loss from continuing operations for the year ended July 31, 1996 of $8,420,401 ($0.50 per common share), compared to a net loss from continuing operations of $2,491,342 ($0.15 per common share) for the year ended July 31, 1995. The increase in the net loss from continuing operations is primarily a result of the write off of the cost of the Company's activities in Tunisia and Kazakhstan (reflected as dry hole cost and abandonments), hedging contract losses, and equity in losses and write-offs of investments in affiliates. These increases were partially offset by a gain on the sale of assets.

     The Company also incurred additional losses of $1,810,382 from discontinued operations in connection with litigation arising out of the sale of its Panda subsidiary in July 1993. As a result, the Company incurred a net loss of $10,801,404 ($0.60 per common share) for the year ended July 31, 1996 compared to a net loss of $2,624,142 ($0.15 per common share) for the prior year.

     Year ended July 31, 1995 compared to year ended July 31, 1994.  Total
     -------------------------------------------------------------
revenues from the Company's operations for the year ended July 31, 1995 were $10,442,679 compared to $12,085,364 for the year ended July 31, 1994. The decrease is primarily attributable to a 13% decrease in oil and gas prices which also resulted in lower revenues from the Company's crude oil marketing activities. The reduced revenues were partially offset by an increase in oil and gas sales volume as a result of the acquisition of Germany Oil Company effective in April 1995. However, oil and gas sales revenues for the fourth quarter of fiscal 1995 increased 46% compared to revenues in the fourth quarter of fiscal 1994 as a result of the acquisition of Germany Oil. The Company anticipates that oil and gas sales revenues will further increase in subsequent quarters due to this acquisition.

     Total operating expenses for the year ended July 31, 1995 were $11,559,488 compared to $11,880,094 for the same period a year earlier. Lease operating expense increased nine percent to $5,264,858 compared to the prior year primarily as a result of the acquisition of Germany Oil, while expenses associated with marketing operations decreased $1,472,684 due to lower product prices.

     Depreciation, depletion and amortization expense increased from $2,213,823 during fiscal 1994 to $2,710,574 during fiscal 1995 as a result of the acquisition of Germany Oil and due to an increase in depletion rates as a result of the year-end price impact on the Company's base of oil and gas reserves.

     General and administrative expenses for the year ended July 31, 1995 were $2,736,267 compared to $2,496,567 for the prior period. The increase was due to increases in the Company's legal and accounting fees associated with the closing of the acquisition of Germany Oil in April 1995.

     The Company incurred losses from unconsolidated affiliates of $298,839 during the current fiscal year, with $216,998 of the losses attributable to Wexford Technology Incorporated, a development stage company engaged in the crude oil tank bottoms business. See "Item 1. Business and Item 2. Properties - Other Business."

     The Company recognized gains on the sale of assets of $127,926 from the disposition of non-strategic oil and gas properties during the fiscal year ended July 31, 1995, a reduction from gains of $265,281 in the previous year.

     The Company had an after-tax net loss from continuing operations for the year ended July 31, 1995 of $2,491,342 ($0.15 per common share) compared to a net loss of $423,341 ($0.02 per common share) for the year. The increase in the net loss is a result of lower oil and gas prices and increased operating, financing, professional, and amortization costs associated with the purchase of Germany Oil.

     Year ended July 31, 1994 compared to year ended July 31, 1993.  Total
     -------------------------------------------------------------
revenues from the Company's operations for the year ended July 31, 1994 were $12,085,366 as compared to $11,477,045 for the year ended July 31, 1993. The increase in revenues is primarily due to the Swift Energy acquisition and increased marketing margins from the sale of the Company's production in the South Carlton field in Alabama which were offset partially by a reduction in crude oil prices from $17.88 per barrel to $14.56 per barrel.

     Total operating expenses for the year ended July 31, 1994 were $11,880,094 compared to $11,934,000 for the same period a year earlier. Lease operating expense increased two percent to $4,840,000 compared to the prior year primarily as a result of the acquisition of oil and gas properties from Swift Energy, while expenses from marketing operations were up $476,410 due to increased marketing efforts on the South Carlton field.

     Depreciation, depletion and amortization expense in fiscal 1994 decreased to $2,213,823 from $2,899,459 for the comparable period a year ago due to significant downward revisions of oil and gas reserves in July 1993 for the Wheat field in Loving County, Texas and the Flora field wells in Madison County, Mississippi. Both of these properties were sold during the fiscal year with the Company recording significant gains on sale.

     General and Administrative expenses for the year ended July 31, 1994 were $2,496,567 compared to $2,560,000 for the prior period. These expenses are within 1% of the previous year's results reflecting the Company's commitment to control overhead.

     The Company had an after-tax net loss from continuing operations for the year ended July 31, 1994 of $423,341 ($0.02 per common share) compared to a net loss of $190,147 ($0.01 per common share) for the same period a year ago. The Company wrote off its $222,918 investment in its Phoenix Metals, Inc. subsidiary during fiscal 1994. To date this subsidiary has been unable to obtain financing to initiate operations. The Company's equity in the net losses of its unconsolidated affiliates was $216,998 during the current fiscal year, with $174,050 of the losses attributable to Wexford Technology, Incorporated, a start-up company engaged in the crude oil tank bottoms business. See "Item 1. Business and Item 2. Properties -- Other Business."

     The Company recognized gains on the sale of assets of $392,592, primarily from the sale of non-strategic oil and gas assets during the fiscal year ended July 31, 1994, a reduction of $470,888 from the previous fiscal year which included the settlement of a natural gas contract in that period.

     The net loss of the Company for the year ended July 31, 1994 was $423,341 ($0.02 per common share) compared to net income of $906,839 ($0.06 per common share) for the previous year. The decrease in net income is a result of a $1,882,685 net gain (after income taxes) resulting primarily from the sale of a gas purchasing contract in the prior period in addition to the write off of Phoenix Metals and the

Company's share of the losses of the unconsolidated affiliates.

Capital Resources and Liquidity

     The Company's capital requirements relate primarily to the acquisition of developed oil and gas properties and undeveloped leasehold acreage and exploration and development activities. In general, because the Company's oil and gas reserves are depleted by production, the success of its business strategy is dependent upon a continuous acquisition and exploration and development program.

     Historically, the Company's operating needs and capital expenditures have been funded by borrowings under its bank credit facilities and cash flow from
operations.   As a result of significant capital expenditures since 1991, the
Company has experienced a decrease in its short-term liquidity and a decline in its working capital. In connection with the Company's acquisition of Germany Oil in April 1995, the Company's new credit facility provided a source of long-term financing. As a result of the Germany Oil acquisition, the Company assumed approximately $4.3 million in liabilities and accounts payable which created a significant working capital deficit. The Company immediately began a program designed to reduce these liabilities through negotiated reductions in amounts owed and term payments out of the Company's cash flow. At July 31, 1996, the Company had current assets of $4.2 million and current liabilities of $32.6 million which resulted in negative working capital of $28.4 million. This compares to the Company's current assets of $4.2 million and current liabilities of $11.3 million, which resulted in negative working capital of $7.1 million, at July 31, 1995. The increase in the Company's working capital deficit during fiscal 1996 is primarily due to the current liability classification at July 31, 1996 of all indebtedness of the Company to its principal bank (see "Financing Arrangements"), additional litigation costs principally resulting from discontinued operations of $1.8 million, and increases in royalty and vendor payables in the amount of $1.8 million resulting from the Company's inability to fund its current obligations due primarily to product hedging losses of $1.5 million. These amounts were partially offset by an increase in oil and gas receivables resulting from higher product prices of approximately $500,000. The long-term portion of the Company's debt to its principal bank was $20.6 million at July 31, 1995. At July 31, 1994, the long-term portion of the Company's debt to its principal bank was $4.5 million and negative working capital was $1.11 million. The decline in the Company's working capital during the last two years is primarily the result of the Company's assumption of approximately $4.3 million of indebtedness associated with the acquisition of Germany Oil and the continued funding of its international operations and two unconsolidated affiliates. Subject to the availability of capital, the Company intends to continue to pursue its program to achieve an orderly liquidation of the Germany Oil indebtedness. There can be no assurance that, without an infusion of additional debt or equity capital, the Company will be able to timely liquidate these liabilities.

     In order to address the Company's deteriorating financial condition, management's plans to reduce the Company's working capital deficit include curtailment of the development of its undeveloped properties, strategic sales of certain of its oil and gas properties and the aggressive reduction of administrative and such other costs that have been determined to be non-essential. Initially, management would immediately seek to sell approximately $6-7 million of non-operated oil and gas properties. These properties have been previously identified and sales information compiled to effect a rapid sale. A substantial amount of the proceeds from any such sale would be used to pay down trade creditors. A second sale of oil and gas properties would then be pursued. This sale could require up to 12 months to complete in an orderly fashion, and would seek to eliminate the balance of the Company's debt to its principal lender and trade creditor payables. Significant staff reductions, salary adjustments and a reduction in the level of discretionary spending and capital expenditures on its properties would accompany both sales of properties. Ultimately, the plan anticipates the Company would close its Tulsa office, eliminate 15 office staff employees and all of its field level employees, and relocate its principal office to Evansville, Indiana. The Company would no longer seek to operate any oil and gas properties. There can be no assurance that the Company will be able to successfully execute the foregoing plan. Under the terms of its credit facility with its principal bank, implementation of this plan would be subject to the bank's prior approval. In the event the proposed merger of the Company and Alliance Resources Plc is not completed and the bank does not approve implementation of the plan, it may become necessary for the Company to seek protection from its creditors.

     Management plans also include consideration of alliances or other partnership arrangements or potential merger opportunities. The Company has retained investment banking counsel to advise it on the possible sale of equity securities as well as to introduce and assist in the evaluation of potential merger and partnering opportunities. Management anticipates that these efforts will result in the introduction to the Company of third parties with interests and resources which may be compatible with the financial needs of the Company. There can be no assurance that the Company will be able to successfully locate and negotiate any alliance or partnership arrangement or merger transaction.


     As part of the Company's effort to reduce its working capital shortage, the Company has entered into the proposed merger transaction with Alliance Resources Plc. See "Item 1. Business and Item 2. Properties -Proposed Merger with Alliance Resources Plc."

     For the year ended July 31, 1996, the Company's operating activities resulted in positive cash flow of $3,359,885 compared to a positive cash flow of $1,742,623 for the year ended July 31, 1995. The improvement in cash flow is due to additional cash provided by operating activities, principally through increased accounts payable and accrued expenses. For the year ended July 31, 1994, the Company's operating activities resulted in a positive cash flow of $951,001 compared to providing deficit cash flow of $2,596,354 for the year ended July 31, 1993.

     Investing activities of the Company used $206,426 in net cash flow for the year ended July 31, 1996 to fund the Company's oil and gas activities.
Investing activities of the Company used $16,750,182 in net cash flow for the year ended July 31, 1995 compared to using $3,551,072 in net cash flow for the year ended July 31, 1994. The increase in investing activities in fiscal 1995 was primarily due to the drilling of the first exploration well on the Company's Tunisian prospect. Investing activities of the Company used $3,588,429 in net cash flow for the year ended July 31, 1993. The decrease in cash flow used in investing activities during fiscal 1994 compared to fiscal 1993 was a result of a reduced number of oil and gas property acquisitions by the Company.

     Financing activities used $3,448,351 in net cash flow for the year ended July 31, 1996 compared to $15,113,389 provided in net cash flow for the year ended July 31, 1995 and $1,665,499 provided for the year ended July 31, 1994. The increase during fiscal 1996 was a result of the monthly amortization of the

Company's indebtedness to its principal bank and additional debt reduction upon the sale of oil and gas properties. The increase in fiscal 1995 compared to fiscal 1994 was a result of the Company's new credit facility with Bank of America associated with the Company's acquisition of Germany Oil Company in April 1995. As a result of the Company's default under certain provisions of its credit facility with Bank of America, the Company does not currently anticipate being able to increase its level of borrowing under such credit facility.

     The domestic spot price for crude oil has ranged from $11.00 to $40.00 per barrel over the past ten years. To the extent that crude oil prices continue fluctuating in this manner, the Company expects material fluctuations in revenues from quarter to quarter which, in turn, could adversely affect the Company's ability to timely service its debt to its principal bank and fund its ongoing operations and could, under certain circumstances, require a write-down of the book value of the Company's oil and gas reserves.

     Since the Company is engaged in the business of acquiring producing oil and gas properties, from time to time it acquires certain non-strategic and marginal properties in some of its purchases. A portion of the Company's on-going profitability is related to the disposition of these non-strategic properties on a regular basis. The Company expects to continue to pursue sales of these types of properties in the future. In most cases the revenue from these properties is insignificant and in many cases does not exceed the lease operating expense. As a result, a portion of the Company's capital resources are generated by the sale of assets from continuing operations. Sales of non-strategic and minor interests oil and gas properties accounted for $2,365,807 in gains during fiscal 1996, $127,248 in gains during fiscal 1995, and $565,932 in gains during fiscal 1994. The Company expects to pursue a more aggressive policy of disposition of oil and gas properties in fiscal 1997. Additionally, the Company incurred a loss in fiscal 1994 of $173,340 on the disposition of the 40,000 shares of Electric & Gas Technology, Inc. common stock acquired in 1991.

     Capital Expenditures.  The timing of most of the Company's capital
     --------------------
expenditures is discretionary. Currently there are no material long-term commitments associated with the Company's capital expenditure plans. Consequently, the Company has a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The Company primarily uses internally generated cash flow and proceeds from the sale of oil and gas properties to fund capital expenditures, other than significant acquisitions, and to fund its working capital deficit. If the Company's internally generated cash flows should be insufficient to meet its debt service or other obligations, the Company may reduce the level of discretionary capital expenditures or increase the sale of non-strategic oil and gas properties in order to meet such obligations. The level of the Company's capital expenditures will vary in future periods depending on energy market conditions and other related economic factors. The Company anticipates that its cash flow will not be sufficient to fund its domestic operations and debt service at their current levels for the next year. As a result, the Company anticipates that it will be necessary to increase the level of sales of the Company's oil and gas properties or seek additional equity capital, of which there can be no assurance. The Company's proposed merger with Alliance Resources Plc, if completed, would be a source of such equity capital. See "Item 1. Business and Item 2. Properties - Proposed Merger with Alliance Resources Plc."

     Substantially all of the Company's capital expenditures over its recent history have been made to acquire oil and gas properties. During fiscal 1993, 1994, 1995 and 1996, the Company made a number of significant acquisitions of oil and gas properties. During the year ended July 31, 1993, the Company completed two acquisitions of oil and gas properties for a cost of approximately $3,013,000. During the year ended July 31, 1994, the Company completed one acquisition of oil and gas properties for a cost of approximately $1,740,000. During the year ended July 31, 1995 the Company completed the acquisition of Germany Oil for a cost of approximately $18.1 million. Subsequent to July 31, 1995, the Company participated with Oakland Petroleum Operating Company in the acquisition of producing oil and gas properties from Sackett Oil Company and The Prudential Insurance Company of America for a total purchase price of $5,850,000, less adjustments. The properties are located in Texas, Louisiana and California. Of the total purchase price, the Company paid $2,885,320 for the properties located in Texas and Louisiana. The Company provided Oakland a loan in the principal amount of $2,300,000 to finance Oakland's purchase of the properties. This acquisition was funded through additional borrowings under the Company's principal credit facility. The Company's strategy is to continue to expand its reserve base principally through acquisitions of producing oil and gas properties. As a result, it is likely that capital expenditures will exceed cash provided by operating activities in years where significant growth occurs in the Company's oil and gas reserve base. In such cases, additional external financing is likely to be required.

     The Company intends to continue its practice of reserve replacement and growth through the acquisition of producing oil and gas properties, although at this time it is unable to predict the number and size of such acquisitions, if any, which will be completed. The Company's ability to finance its oil and gas acquisitions is determined by its cash flow from operations and available sources of debt and equity financing. Exclusive of potential acquisitions and subject to the availability of capital, the Company presently anticipates capital expenditures in fiscal 1997 of approximately $800,000 for oil and gas property enhancement activities.

     Financing Arrangements.  Since July 31, 1991, the Company has made 12
     ----------------------
acquisitions of oil and gas properties. These acquisitions have been financed primarily through borrowings under the Company's bank credit facilities and through internal cash flow. The Company's acquisition of Germany Oil Company, including the cash portion of the purchase price paid by the Company for the volumetric production payments and overriding interests acquired from ENRON Reserve Acquisition Corp. and the cash portion of the consideration paid by the Company pursuant to the exchange offer, were financed through borrowings by the Company under a credit facility pursuant to a Credit Agreement dated as of March 31, 1995 (the "Credit Agreement") between Bank of America, NT and SA ("Bank") and the Company's wholly-owned subsidiaries, LaTex Petroleum, Germany Oil and LaTex/GOC Acquisition ("Borrowers"). In addition, under the credit facility the Company and the Borrowers refinanced the Company's then existing indebtedness to the Company's former principal lender. The Company and its wholly-owned subsidiary, ENPRO, have guaranteed the obligations of the Borrowers under the Credit Agreement.

     Under the Credit Agreement, the Bank agreed to make loans to the Borrowers
(i) in the amount of $23,000,000 (the "Acquisition Loan") for the purposes of refinancing the Borrower's then existing indebtedness, partially funding the acquisition of Germany Oil Company and for working capital, and (ii) in the amount of $2,000,000 (the "Development Loan") for additional approved development drilling, workover or recompletion work on oil and gas properties mortgaged by the Borrowers to the Bank as security for the loans under the Credit Agreement. On July 31, 1996, the outstanding balance of the loans was $22,206,707.

     Advances under the Credit Agreement maintained from time to time as a "Base Rate Loan" bear interest, payable monthly, at a fluctuating rate equal to the higher of (i) the rate of interest announced from time to time by the Bank as its "reference rate", plus 1%, or (ii) the "Federal Funds Rate" (as defined in the Credit Agreement) plus 1 1/2%. Advances under the Credit Agreement maintained from time to time as a "LIBO Rate Loan" bear interest, payable on the last day of each applicable interest period (as defined in the Credit Agreement), at a fluctuating rate equal to the LIBO Rate (Reserve Adjusted) (as defined in the Credit Agreement) plus 2%. As of July 31, 1996, all advances to the Company under the Credit Agreement are maintained as LIBO Rate Loans which currently bear interest at the annual rate of 7.5%.

     Principal on any loans under the Credit Agreement is currently repayable in monthly installments of $322,500 (net of Oakland Petroleum's monthly principal payment of $42,500) plus an additional payment equal to the positive difference, if any, between the net proceeds from Borrower's oil and gas production (as defined in the Credit Agreement) times a variable dedicated percentage (as defined in the Credit Agreement) and the minimum monthly payment. All unpaid principal and accrued interest under the Credit Agreement is due March 31, 2000.

     The Company's indebtedness to the Bank under the Credit Agreement is secured by mortgages on all of the Company's producing oil and gas properties and pledges of the stock of the Company's subsidiaries, LaTex Petroleum, Germany Oil Company, LaTex/GOC Acquisition and ENPRO. On a semi-annual basis, the value of the oil and gas properties securing loans under the Credit Agreement is redetermined by the Bank based upon its review of the Company's oil and gas reserves. To the extent that the aggregate principal amount of all loans under the Credit Agreement exceeds the collateral value as determined by the Bank, the Company must either pay the Bank an amount sufficient to eliminate such excess, or provide additional oil and gas properties as security for the loans having a value satisfactory to the Bank.

     Under the Credit Agreement, the Company has also granted an affiliate of the Bank an overriding royalty interest in all of the Company's existing producing oil and gas properties, other than those situated in the State of Oklahoma (the "Bank ORRI"). The Bank ORRI is 6.3% of Company's net revenue interest in each property. The Bank is not entitled to the Bank ORRI on any property acquired after closing of the financing. On the later to occur of (i) March 31, 1998 or (ii) at such time as the Bank has received a 15% internal rate of return on the $25,000,000 commitment amount under the Credit Agreement, the Bank ORRI will be adjusted downward to 2.1%.

     As a condition to the Bank making the loans under the Credit Agreement, the Company's subsidiary, LaTex Petroleum, has entered into hedging agreements designed to enable the Company to obtain agreed upon net realized prices for the Company's oil and gas production and designed to protect the Company against fluctuations in interest rates with respect to the principal amounts of all loans under the Credit Agreement. Under the current hedging arrangements with the Bank, the Company pre-sold certain volumes of its gas production for a three year period beginning April 1, 1995 at a fixed price of $1.806 per MMBTU. The dedicated annual volumes for gas average 2,605,384 MMcf in fiscal 1996, 1,948,592 MMcf in fiscal 1997 and 1,115,296 MMcf in fiscal 1998. In addition, the Company placed a price "collar" on certain volumes of its oil production between $16.50 per barrel and $19.82 per barrel. The dedicated annual volumes for oil average 324,288 Bbls in fiscal 1996, 279,828 Bbls in fiscal 1997 and 170,344 Bbls in fiscal 1998. Interest rate protection was provided based on an interest rate swap at 7.47%. The effect of these hedging arrangements has been to reduce the Company's working capital in fiscal 1996 by $1,979,956 as a result of additional payments to the Bank above scheduled principal and interest payments. At July 31, 1996, the future impact of the hedging agreements are anticipated to result in additional losses of $3,649,287 based upon the prevailing commodity prices and interest rate at that time. See "Inflation and Pricing" and Note 15 to the Company's consolidated financial statements at
Item 8.

     The Credit Agreement contains affirmative and negative covenants which impose certain restrictions and requirements on the Company, including: limitations on the amount of additional indebtedness the Company may incur; prohibition against payment by the Company of cash dividends; requirements that the Company maintains a current ratio (current assets to current liabilities) of at least 1.0 to 1.0, tangible net worth of at least $5.0 million, no less than $500,000 in cash equivalent investments on hand at any given time, and no less than $500,000 in working capital; limitations on the ability of the Company to sell assets or to merge or consolidate with or into any other person; and requirements that the Company maintain a consolidated current ratio of at least
1.0 to 1.0 and consolidated tangible net worth of at least $10 million.

     During the year ended July 31, 1996, the Company was in violation of various provisions of the Credit Agreement. The Company has acknowledged to the Bank these events of default and, pursuant to a Forbearance Agreement between the Company and the Bank dated July 23, 1996, as amended, the Bank agreed to delay enforcement of its rights under the Credit Agreement and related loan documents as a result of these events of default until the earlier of November 29, 1996, the occurrence of any default by the Company under the terms of Forbearance Agreement, the occurrence of any additional default by the Company under the Credit Agreement, or the Company's cure of the defaults. The Bank has indicated its willingness to further amend the Forbearance Agreement to extend its agreement to forbear any action on the Company's default through February 28, 1997. Under the terms of the Forbearance Agreement, the Company agreed to
(a) obtain promissory notes from Imperial Petroleum, Inc. ("Imperial"), Wexford Technology, Inc. ("Wexford"), and LaTex Resources International evidencing their indebtedness to the Company at August 16, 1996 in the amounts of $677,705, $1,372,799 and $3,363,000, respectively, (b) obtain from Imperial a lien on and security interest in certain of Imperial's assets (subject to existing perfected liens and security interests) to secure Imperial's indebtedness to the Company, and (c) pay all unpaid overriding royalties due LaSalle Street National Resources Corporation in three monthly installments, beginning August 1, 1996, with interest at the Bank's prime rate plus two percent. The company believes that it is in compliance with the terms of the Forebearance Agreement.

     In addition, in accordance with the requirements of the Forbearance Agreement, the Company and Bank entered into Amendment No. 2 to Amended and Restated Credit Agreement dated as of August 16,

1996 ("Amendment No. 2") pursuant to which each of the Borrowers and Guarantors under the Credit Agreement granted Bank a security interest in substantially all of their assets which had not otherwise been previously pledged to the Bank under the Credit Agreement. In addition, the Company granted to the Bank a security interest in the indebtedness owed to the Company by Imperial, Wexford and LaTex, together with a security interest in the collateral pledged to the Company by Imperial to secure Imperial's indebtedness to the Company, which consists primarily of unpatented mining claims in the states of Arizona and Montana. In addition, the Company granted the Bank a security interest in the shares of common stock Wexford and Imperial owned by the Company.

     The Company has dedicated a significant portion of its available revenues and cash flows to remaining current in its payment obligations to the Bank. In addition, proceeds from sales of oil and gas properties by the Company have been used to further reduce the Company's indebtedness to the Bank, with only limited amounts of such proceeds being made available to fund the Company's working capital needs. As a result, the Company continues to fall further behind in making required payments to royalty owners and vendors. The effect of the continuation of this policy, over the long term, will be to increase the Company's accounts payable while reducing its debt to the Bank. Because the level of required payments to the Bank remains constant over the term of the Credit Agreement, the rate at which the Company's accounts payable deficit increases will become greater with time and, ultimately may jeopardize certain of the Company's oil and gas leases.

     The Company believes that its cash flow from operations will be insufficient to meet its anticipated capital requirements for the foreseeable future. As a result, the Company will be required to increase the level of sales of its oil and gas properties, seek additional equity capital, or restructure its existing Credit Agreement with the Bank, none of which can be assured. However, because future cash flows and the availability of debt or equity financing are subject to a number of variables, such as the level of production and the prices of oil and gas, there can be no assurance that the Company's capital resources will be sufficient to maintain current operations or planned levels of capital expenditures.

Proposed Merger With Alliance Resources Plc

     As a result of the demands placed upon the Company by the Bank, the Company's continuing working capital deficit, its deteriorating financial condition and inability of the Company to raise additional debt or equity capital, management of the Company, in the fourth quarter of fiscal 1996, determined to seek an equity infusion through a strategic merger with a suitable merger candidate. Management's primary objective in seeking a merger partner was to solve the working capital deficit of the Company through an equity infusion while minimizing dilution to the shareholders. Although the Company considered several potential transactions, Alliance Resources Plc ("Alliance") emerged as the candidate most likely to meet the objectives of the Company. Subsequent to year end the Company agreed, subject to shareholder approval and satisfaction of certain other conditions, to enter into an agreement pursuant to which the Company will merge with Alliance. It is anticipated that the merger will provide the Company with sufficient capital resources to eliminate its existing working capital deficit, refinance the Company's senior debt and eliminate the hedging agreements, and provide development capital for exploration of the Company's oil and gas properties. In addition, the Company believes that the combination of the two companies provides strategic benefits to the Company important to its long term growth and the enhancement of shareholder value. Although Alliance's domestic oil and gas operations are significantly smaller than the Company's, the Company believes that the merger will enhance the overall financial strength of the Company and provide a stable platform from which future growth can be achieved. The strategic objectives of the combined Company will be to continue a policy of structured and stable growth in the domestic U.S. oil and gas sector while implementing projects in Western Europe, the Middle East and the former Soviet Union.

     As a result of the refocus of the Company on its core oil and gas operations and under the terms of the merger agreement with Alliance, the Company has agreed to dispose of its interests in Wexford Technology, Inc., Imperial Petroleum, Inc., LaTex Resources International, Inc. and Phoenix Metals, Inc. Despite attempts by management to locate potential purchasers for these business interests, the financial condition of these entities and additional capital requirements to achieve stable operations and cash flow have been significant impediments to their sale. As a result, Imperial Petroleum, Inc., an affiliate of the Company, has agreed to acquire the Company's interest in these companies for 100,000 shares of the

Company's common stock. Imperial is controlled by the Company's President and largest stockholder, Jeffrey T. Wilson. Mr. Wilson will contribute to Imperial the 100,000 shares of the Company's common stock to be used by Imperial in acquiring the Company's interest in these companies. Prior to the completion of the sale, the Company will obtain an opinion from an independent investment banking firm as to the fairness of the transaction to its stockholders. See "Item 1. Business and Item 2. Properties --Proposed Merger with Alliance Resources Plc."

Seasonality

     The results of operations of the Company are somewhat seasonal due to seasonal fluctuations in the price for crude oil and natural gas. Recently, crude oil prices have been generally higher in the third calendar quarter and natural gas prices have been generally higher in the first calendar quarter. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of results which may be realized on an annual basis.

Inflation and Prices

     In recent years, inflation has not had a significant impact on the Company's operations or financial condition. The generally downward pressure on oil and gas prices during most of such periods has been accompanied by a corresponding downward pressure on costs incurred to acquire, develop and operate oil and gas properties as well as the costs of drilling and completing wells on properties.

     In connection with the execution of the Credit Agreement with the Bank, the company has entered into a crude oil and natural gas hedging arrangement designed to enable the Company to receive a net realized price of not less than $1.81 per MMBtu of natural gas and $16.50 per barrel of crude oil on sale of the volumes of crude oil and natural gas set forth in the Credit Agreement.

     Prices obtained for oil and gas production depend upon numerous factors that are beyond the control of the Company, including the extent of domestic and foreign production, imports of foreign oil, market demand, domestic and world-wide economic and political conditions, and government regulations and tax laws. Prices for both oil and gas have fluctuated significantly in 1996 and 1995. The following table sets forth the average price received by the Company for each of the last two years and the effects of the hedging arrangement described below.


                    Oil              Oil              Gas              Gas
               (excluding the   (including the   (excluding the   (including the
                 effects of       effects of       effects of       effects of
 Year Ended       hedging          hedging          hedging          hedging
   July 31     transactions)    transactions)    transactions)    transactions)
-------------  --------------   --------------   --------------   --------------
    1996           $ 15.73           $ 15.24          $ 2.03          $ 1.67
    1995           $ 12.86           $ 12.86          $ 1.48          $ 1.48

     The Company has entered into a master agreement to hedge the price of its oil and natural gas. The purpose of the hedging arrangement is to provide protection against price drops and to produce a measure of stability in the volatile environment of oil and natural gas spot pricing. With respect to the losses incurred by the Company as a result of this hedging arrangement, see "Capital Resources and Liquidity -- Financing Arrangements". The following table provides a summary of the Company's financial contracts.


                               Gas
------------------------------------------------------------
                                                  Contract
                        Percent of Direct       Floor Price
      Period            Production Hedged        (per mcf)
-------------------     ------------------      ------------
 08/01/96-07/31/97              79%                $16.50

 08/01/97-03/27/98              75%                $16.50


                               Oil
------------------------------------------------------------
                                                 Contract
                        Percent of Direct       Floor Price
      Period            Production Hedged        (per mcf)
-------------------     -----------------       ------------
 08/01/96-07/31/97              71%                $ 1.81

 08/01/97-03/27/98              68%                $ 1.81

     In addition, the Company has entered into interest rate hedging agreements designed to protect the Company against fluctuations in interest rates with respect to its indebtedness to the Bank under the Credit Agreement.

Item 8.  Financial Statements and Supplementary Data.

             Audited Financial Statements of LaTex Resources, Inc.

                                                                            Page
                                                                            ----

   Independent Auditor's Report............................................  F-1
   Consolidated Balance Sheets as of July 31, 1996 and 1995................  F-3
   Consolidated Statements of Operations for the years ended
       July 31, 1996, 1995 and 1994;.......................................  F-4
   Consolidated Statements of Stockholders' Equity for the years ended July 31, 1996, 1995 and 1994;.................................  F-5
   Consolidated Statements of Cash Flows for the years ended July 31,
    1996, 1995
       and 1994;...........................................................  F-6
   Notes to Consolidated Financial Statements..............................  F-8


                                   PART III

Item 10. Directors and Executive Officers of the Registrant.

Directors and Executive Officers

     The following table sets forth certain information regarding the directors, executive officers and key employees of the Company.

      Name                   Age     Position
      ----                   ---     --------

      Jeffrey T. Wilson      43      Director, Chairman of the Board, President,
                                     and Chief Executive Officer

      John L. Cox            46      Director, Vice President and Chief
                                     Financial Officer

      Malcolm W. Henley      45      Director and Vice President of Marketing

      John R. Martinson      61      Director

      Robert L. Hull         44      Vice President of Operations

      John W. Heinsius       46      Vice President of Exploration

      Stacey D. Smethers     28      Secretary


     Jeffrey T. Wilson has been a Director, Chairman of the Board and Chief
     -----------------
Executive Officer of the Company since December 1991. Mr. Wilson was a Director and Executive Vice President of Vintage Petroleum, Inc. ("Vintage") from May 1990 to July 1991. He was Vice President--Production of Vintage from January 1984 to May 1990 and Manager--Acquisitions of Vintage from May 1983 to January 1984. From August 1980 to May 1983, Mr. Wilson was an engineer with Netherland, Sewell & Associates, Inc, a petroleum engineering consulting firm, where his assignments included annual reserve appraisals, reserve acquisition appraisals and field studies. From May 1975 to August 1980, he gained experience in the oil and gas industry with Exxon Company U.S.A. in various engineering and supervisory capacities in the Louisiana and South Texas areas. Mr. Wilson holds a Bachelor of Science Degree in Mechanical Engineering from the Rose-Hulman Institute of Technology.

     John L. Cox has served as a Director of the Company since November 1995.
     -----------
Mr. Cox became Vice President of Finance and Chief Financial Officer of the Company in January 1996. From February 1992 to December 1995, Mr. Cox held the position of Controller for the Company. Mr. Cox held the positions of Controller of Panada Exploration and Assistant Controller of Panda Resources from November 1990 to January 1993. Prior to that time, he held various managerial positions with Reading & Bates Petroleum Corporation. Mr. Cox holds a Bachelor of Science Degree in Accounting from Oklahoma City University.

     Malcolm W. Henley has been Vice President of Marketing of the Company since
     -----------------
June 1992. Mr. Henley was elected to the Company's Board of Directors in September 1993. Mr. Henley has been Chairman of the Board, President, Chief Executive and Chief Operating officer of the Company's wholly-owned subsidiary ENPRO, Inc. since August, 1984. From 1981 to 1984, Mr. Henley served as Manager of Operations for a natural gas pipeline company subsidiary of Champlin Petroleum (now Union Pacific Resources). From 1976 to 1979 he served as Vice President and General Manager of Utilities Pipeline Company and between 1975 and 1976 held various positions with Continental Oil Company. Mr. Henley has a Bachelor of Arts Degree in Business Administration from Oklahoma State University and an Associates Degree in Petroleum Land Technology from Tulsa Junior College.

     John R. Martinson has been a Director of the Company since May 4, 1995.
     -----------------
From 1988 to 1996, Mr. Martinson was a principal in the investment banking firm of Wood Roberts, Inc. where he engaged primarily in initiating and advising on merger transactions and arranging financing in the petroleum industry. In January 1996 Wood Roberts, Inc. joined J L Ogden & Co. to form Wood Roberts, LLC. in order to pursue, in addition to its investment banking activities, fund management advisory activities. In 1995 Mr. Martinson was a principal in the merchant banking firm Martinson, O'Dell & Ogden, L.L.C., specializing in corporate and project finance. From 1973 to 1988 Mr. Martinson was an independent oil operator and investor. During this period he founded and managed companies involved in oil and gas exploration and development, crude oil and products trading, refining and marketing, natural gas gathering and processing, and electric utility load management. Prior to that Mr. Martinson spent seven years in the international division of Mobil Corporation, three years with Kidder Peabody & Co. and four years with Oppenheimer & Co. Mr. Martinson earned his Bachelor of Science in Engineering Degree at Princeton University and holds a Masters in Business Administration Degree (with honors) from Northwestern University.

     Robert L. Hull has been Vice President of Operations of the Company since
     --------------
January 1992. Prior to joining the Company, Mr. Hull had been employed for seven years with Vintage Petroleum, Inc. in the position of Senior Operations Engineer. Prior to that time, Mr. Hull had been employed by other oil related companies, including Dowell-Schlumberger, Equitable Gas Co., Ladd Petroleum, Unit Corp. and Mapco. Mr. Hull holds a Bachelor of Science Degree in Geology from the University of Pittsburgh.

     John W. Heinsius has been Vice President of Exploration since February
     ----------------
1993. From October 1989 to February 1993, Mr. Heinsius held the positions of Vice President of Exploration and Manager of Gas supply for Panda Resources, Inc. Mr. Heinsius held the positions of Director of Exploration and Manager of Gas Marketing for Transok, Inc. from 1985 to October 1989. Prior to this time, he held the titles of Exploration Manager and Vice President of Exploration for Buttonwood Petroleum, Chief Geologist for Indian Wells Oil Co., Staff Geologist for Ladd Petroleum Corp. and Exploration Geologist for Texaco, Inc. Mr. Heinsius holds a Bachelor of Arts Degree in Geology from Hope College and a Master of Science Degree in Geology from Western Michigan University.

     Stacey D. Smethers has been Secretary of the Company since November 15,
     ------------------
1995. Ms. Smethers has been Executive Assistant to the President of ENPRO, Inc. and Marketing Representative for the Company from August 1992 to present. Ms. Smethers has more than seven years of varied experience in the oil and gas industry. Her areas of concentration include marketing, administration, and petroleum land management. Her prior titles include Executive Assistant, Operations Analyst, Credit Analyst, and Secretary.

     Each director is elected for a period of one year at the Company's annual meeting of shareholders and serves until his successor is duly elected by the shareholders. Directors who are not officers of the Company receive no cash compensation for their services. Officers are elected by and serve at the will of the Board of Directors. There are no family relationships between any director, officer or person nominated or chosen to become a director or officer and any other such person.

     The Board of Directors has established a Compensation Committee whose current members are Jeffrey T. Wilson and John R. Martinson. The Compensation Committee reviews the Company's executive compensation policies and practices and administers the Company's 1993 Incentive Stock Plan. See "Compensation Committee Interlocks and Insider Participation." The Board of Directors of the Company has not established an audit or any other committee. Directors of the Company do not receive fees for their services as directors.

Section 16(a) Reporting Deficiencies

     Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers ("NASD"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of Form 3, 4 and 5 filings made by the Company's officers and directors during the fiscal year ended July 31, 1996 under Section 16(a) of the Exchange Act, the Company believes that: (i) Jeffrey T. Wilson, Chief Executive Officer, Chairman of the Board, President, and a Director of the

Company, failed to timely file one statement of change in beneficial ownership on Form 4, respecting one transaction involving his acquisition of options to purchase common stock; (ii) John L. Cox, Chief Financial Officer, Vice President, and a Director of the Company, failed to timely file one statement of change in beneficial ownership on Form 4, respecting one transaction involving his acquisition of options to purchase common stock; (iii) Malcolm W. Henley, Vice President of Marketing, and a Director of the Company, failed to timely file one statement of change in beneficial ownership on Form 4, respecting one transaction involving his acquisition of options to purchase common stock; (iv) Philip J. Wade, a Director of the Company until his resignation on October 8, 1996, failed to timely file two statements of change in beneficial ownership on Form 4, respecting 12 transactions involving the disposition of common stock of the Company; (v) Robert L. Hull, Vice President of Operations, failed to timely file one statement of change in beneficial ownership on Form 4, respecting one transaction involving his acquisition of options to purchase common stock; (vi) John W. Heinsius, Vice President of Exploration, failed to timely file one statement of change in beneficial ownership on Form 4, respecting one transaction involving his acquisition of options to purchase common stock; (vii) John R. Martinson, a Director of the Company, failed to timely file one statement of change in beneficial ownership on Form 4, respecting one transaction involving his acquisition of warrants to purchase common stock;
(viii) Stacey D. Smethers, Secretary of the Company, failed to timely file one statement of change in beneficial ownership on Form 4, respecting one transaction involving her acquisition of options to purchase common stock. All of the referenced delinquent filings have now been made. Except as set forth above, the Company believes that its current officers and directors have made all requisite filings under Section 16(a) of the '34 Act on a timely basis.

Item 11. Executive Compensation.

     The table below sets forth, in summary form, (1) the compensation paid, for the years shown, to Jeffrey T. Wilson, the Company's Chairman of the Board, President and Chief Executive Officer, and the four other highest-paid executive officers of the Company serving as executive officers on July 31, 1996 (the "Named Officers"); (2) the stock options and stock appreciation rights granted to the Named Officers for the years shown; and (3) long-term payouts and other compensation to the Named Officers for the years shown.

                          Summary Compensation Table

                                                                            Long Term Compensation
                                                                  ----------------------------------------
                                     Annual Compensation                     Awards             Payouts
                          --------------------------------------------------------------------------------
                                                                    Restricted   Securities
                                                    Other Annual      Stock      Underlying       LTIP      All Other
Name and Principal                Salary    Bonus   Compensation      Awards      Options/       Payouts   Compensation
Position                    Year    ($)      ($)       ($)(1)          ($)        SARs (#)         ($)         ($)
---------------------------------------------------------------------------------------------------------------------------
Jeffrey T. Wilson,          1996  100,800     ---       ---             ---      200,000(2)       ---            ---
Chairman, President         1995   97,200     200       ---             ---      150,000(3)       ---            ---
and Chief Executive         1994   96,000     ---       ---             ---          ---          ---            ---
Officer

John L. Cox,                1996   74,200     ---       ---             ---      150,000(2)       ---            ---
Vice President and          1995   55,500     200       ---             ---       50,000(3)       ---            ---
Chief Financial Officer     1994   54,000     500       ---             ---       25,000(4)       ---            ---

Malcolm W. Henley,          1996   91,000     ---       ---             ---      150,000(2)       ---            ---
Vice President of           1995   85,050     200       ---             ---       50,000(3)       ---            ---
Marketing                   1994   84,000     500       ---             ---      100,000(5)       ---            ---

John W. Heinsius,           1996   90,400     ---       ---             ---      150,000(2)       ---            ---
Vice President of           1995   83,100     200       ---             ---       50,000(3)       ---            ---
Exploration                 1994   82,000     500       ---             ---       50,000(4)       ---            ---

Robert L. Hull,             1996   90,400     ---       ---             ---      150,000(2)       ---            ---
Vice President of           1995   83,100     200       ---             ---       50,000(3)       ---            ---
Operations                  1994   82,000     500       ---             ---      125,000(6)       ---            ---

Dewitt C. Shreve,           1996    9,300     ---       ---             ---          ---          ---            ---
Executive Vice President    1995   72,900     ---       ---             ---     50,000(3)(7)      ---            ---
                            1994   72,000     ---       ---             ---    100,000(8)(7)      ---            ---

------------------------------
(1) None of the executive officers listed received perquisites or other personal benefits that exceeded the lesser of $50,000 or 10 percent of the salary and bonus for such officers.

(2) Reflects options issued pursuant to the Company's 1993 Incentive Stock Plan exercisable at any time until December 5, 2000, at an exercise price of $0.4375 per share, the fair market value of the Company's common stock at the time of grant. By agreement between the holder of the referenced options and the Company, effective October 21, 1996, the referenced options were terminated. See "Restricted Stock Grants".

(3) Reflects options issued pursuant to the Company's 1993 Incentive Stock Plan exercisable at any time until August 1, 2000 at an exercise price of $0.47 per share, the fair market value of the Company's common stock on the date of grant. By agreement between the holder of the referenced options and the Company, effective October 21, 1996, the referenced options were terminated. See "Restricted Stock Grants".

(4) Reflects options issued pursuant to the Company's 1993 Incentive Stock Plan exercisable at any time until May 25, 1999 at an exercise price of $0.875 per share, the fair market value of the Company's common stock on the date of grant. By agreement between the holder of the referenced options and the Company, effective October 21, 1996, the referenced options were terminated. See "Restricted Stock Grants".

(5) Reflects (a) options issued pursuant to the Company's 1993 Incentive Stock Plan to purchase 50,000 shares of common stock exercisable at any time until May 25, 1999 at an exercise price of $0.875 per share, the fair market value of the Company's common stock on the date of grant, and (b) options issued pursuant to the Company's 1993 Incentive Stock Plan to purchase 50,000 shares of common stock, issued in replacement of 50,000 non-qualified options issued to Mr. Henley in 1992, exercisable at any time until May 25, 1999 at an exercise price of $0.875 per share, the fair market value of the Company's common stock on the date of grant. By agreement between Mr. Henley and the Company, effective October 21, 1996, the referenced options were terminated. See "Restricted Stock Grants".

(6) Reflects (a) options issued pursuant to the Company's 1993 Incentive Stock Plan to purchase 50,000 shares of common stock exercisable at any time until May 25, 1999 at an exercise price of $0.875 per share, the fair market value of the Company's common stock on the date of grant, and (b) options issued pursuant to the Company's 1993 Incentive Stock Plan to purchase 75,000 shares of common stock, issued in replacement of 75,000 non-qualified options issued to Mr. Hull in 1992, exercisable at any time until May 25, 1999 at an exercise price of $0.875 per share, the fair market value of the Company's common stock on the date of grant. By agreement between Mr. Hull and the Company, effective October 21, 1996, the referenced options were terminated. See "Restricted Stock Grants".

(7) Mr. Shreve resigned his positions as Executive Vice President and a Director of the Company on January 31, 1996, and his options lapsed at that time.

(8) Reflects (a) options issued pursuant to the Company's 1993 Incentive Stock Plan to purchase 50,000 shares of common stock exercisable at any time until May 25, 1999 at an exercise price of $0.875 per share, the fair market value of the Company's common stock on the date of grant, and (b) options issued pursuant to the Company's 1993 Incentive Stock Plan to purchase 50,000 shares of common stock, issued in replacement of 50,000 non-qualified options issued to Mr. Shreve in 1992, exercisable at any time until May 25, 1999 at an exercise price of $0.875 per share, the fair market value of the Company's common stock on the date of grant.

Stock Options

     The table below sets forth, in summary form, with respect to the Named Officers, (i) the name of such officer receiving grants of stock options from the Company during the fiscal year ended July 31, 1996; (ii) the number of securities underlying the options; (iii) the percent such grant represents of the total options granted to employees during the fiscal year ended July 31, 1996; (iv) the per-share exercise price of the options granted; (v) the expiration date of the options; and(vi) the potential realizable value at assumed annual rates of stock price appreciation.

              Option Grants in Fiscal Year Ended July 31, 1996(1)

                                                                                       Potential Realizable
                                                                                         Value at Assumed
                                                                                       Rates of Stock Price
                                                                                         Appreciation for
                                 Individual Grants                                         Option Term
-----------------------------------------------------------------------------------  ----------------------
                                          Percent of
                         Number of           Total
                         Securities      Options/SARS
                         Underlying       Granted to       Exercise or
                        Options/SARS     Employees in      Base Price    Expiration
         Name           Granted (#)       Fiscal Year       ($/Share)       Date       5% ($)       10% ($)
----------------------  ------------   -----------------   -----------   ----------   --------     --------
Jeffrey T. Wilson          200,000           20.77%          $0.4375     12/05/2000   $111,676     $140,920

John L. Cox                150,000           15.58%          $0.4375     12/05/2000   $ 83,756     $105,690

Malcolm W. Henley          150,000           15.58%          $0.4375     12/05/2000   $ 83,756     $105,690

John W. Heinsius           150,000           15.58%          $0.4375     12/05/2000   $ 83,756     $105,690

Robert L. Hull             150,000           15.58%          $0.4375     12/05/2000   $ 83,756     $105,690

Dewitt C. Shreve(2)          ---              ---              ---          ---          ---         ---
-----------------------------------

(1) By agreement between each of the individuals, other than Dewitt C. Shreve, set forth in the table and the Company, effective October 21, 1996 the referenced options were terminated. See

     "Restricted Stock Grants."

(2) Mr. Shreve resigned his positions as Executive Vice President and Director of the Company on January 31, 1996 and his options lapsed at that time.

     During the year ended July 31, 1996 (i) no restricted stock awards were granted, (ii) other than as set forth above, no stock options or stock appreciation rights were granted, (iii) no options or stock appreciation rights were exercised, and (iv) no awards under any long-term incentive plan were made to any of the Named Officers.

     The following table sets forth information relating to the exercises of stock options by each of the Company's Named Officers during the year ended July 31, 1996 and the value of unexercised stock options as of July 31, 1996.


                   Aggregated Option Exercises in the Fiscal
                          Year Ended July 31, 1996 and
                         July 31, 1996 Option Values(1)

                           Option Exercises
                             During Year
                         Ended July 31, 1996      Number of Securities
                        ---------------------
                         Number of               Underlying Unexercised       Value of Unexercised
                          Shares                       Options at             In-the-Money Options
                         Acquired     Value          July 31, 1996              at July 31, 1996
                                               --------------------------  --------------------------
     Name               on Exercise  Realized  Unexercisable  Exercisable  Unexercisable  Exercisable
     ----               -----------  --------  -------------  -----------  -------------  -----------
Jeffrey T. Wilson           --       $  --         ---          350,000      $ ---         $  ---

John L. Cox                 --       $  --         ---          225,000        ---            ---

Malcolm W. Henley           --          --         ---          300,000        ---            ---

John W. Heinsius            --          --         ---          250,000        ---             --

Robert L. Hull              --          --         ---          325,000        ---             --

Dewitt C. Shreve (2)        --          --         ---              ---        ---             --
---------------------------------

(1) By agreement between each of the individuals, other than Dewitt C. Shreve, set forth in the table and the Company, effective October 21, 1996 the referenced options were terminated. See "Restricted Stock Grants."

(2) Mr. Shreve resigned his positions as Executive Vice President and Director of the Company on January 31, 1996 and his options to purchase 150,000 shares lapsed at that time.

     The following table sets forth information relating to the repricing of stock options held by any executive officer.

                            Option Repricing Table

                                                          Market
                                         Number of        Price
                                         Securities         of         Exercise                 Length of Original
                                         Underlying       Stock        Price at       New          Option Term
                             Date of      Repriced       at Time        Time of     Exercise    Remaining at Date
Name and Position           Repricing     Options      of Repricing    Repricing     Price         of Repricing
-----------------           ---------    ----------    ------------    ---------    --------    ------------------
Malcolm W. Henley,           May 24,         50,000           $0.91        $2.47       $.875    3 years, 7 months
 Vice President of            1994
 Marketing (1)

Robert L. Hull,              May 24,         25,000           $0.91        $2.47       $.875    3 years, 7 months
 Vice President               1994           50,000           $0.91        $ .85       $.875     1 year, 8 months
 of Operations (2)

Dewitt C. Shreve,            May 24,         50,000           $0.91        $2.47       $.875    3 years, 7 months
 Executive Vice               1994
 President (3)
---------------------------------

(1) Reflects options issued pursuant to the Company's 1993 Incentive Stock Plan to purchase 50,000 shares of common stock, issued in replacement of 50,000 non-qualified options issued to Mr. Henley in 1992, exercisable at any time until May 25, 1999 at an exercise price of $0.875 per share, the fair market value of the Company's common stock on the date of grant. By agreement between Mr. Henley and the Company, effective October 21, 1996 the referenced options were terminated. See "Restated Stock Grants".

(2) Reflects options issued pursuant to the Company's 1993 Incentive Stock Plan to purchase 75,000 shares of common stock, issued in replacement of 75,000 non-qualified options issued to Mr. Hull in 1992, exercisable at any time until May 25, 1999 at an exercise price of $0.875 per share, the fair market value of the Company's common stock on the date of grant. By agreement between the Mr. Hull and the Company, effective October 21, 1996 the referenced options were terminated. See "Restated Stock Grants".

(3) Reflects options issued pursuant to the Company's 1993 Incentive Stock Plan to purchase 50,000 shares of common stock, issued in replacement of 50,000 non-qualified options issued to Mr. Shreve in 1992, exercisable at any time until May 25, 1999 at an exercise price of $0.875 per share, the fair market value of the Company's common stock on the date of grant. Mr. Shreve resigned his positions as Executive Vice President and Director of the Company on January 31, 1996 and his options lapsed at that time.

Incentive Stock Plan

     The Board of Directors adopted the LaTex Resources, Inc. 1993 Incentive Stock Plan (the "Plan") effective December 8, 1993 and the Shareholders approved the Plan at the Company's Annual Meeting on June 2, 1994. The Plan is administered by a Compensation Committee consisting of not less than three members of the Board of Directors and a special committee appointed by the Board of Directors, as necessary, consisting of not less than three members of the Board, who are a "disinterested persons" within the meaning of Securities and Exchange Commission ("SEC") Rule 16b-3, as in effect prior to August 1996, to address decisions regarding participation by directors and executive officers.

     The aggregate number of shares of the Company's common stock issuable under the Plan is 2,000,000. The Plan authorizes the Committee to grant to key employees options ("Options") to purchase the Company's common stock which may be in the form of incentive stock options ("ISOs"), or in the form of non-statutory options ("Non-Statutory Options"). Additionally, the Committee may grant stock appreciation rights ("SARs") in connection with such Options. The term of each Option shall be for such period as the Committee shall determine but no longer than ten years from the date of grant or five years to an individual who is a 10% shareholder of the Company. The aggregate fair market value exercisable by an individual optionee during any calendar year under all stock option plans of the Company may not exceed $100,000. The exercise price per share for the common stock covered by any Options shall be determined by the Committee, provided that in the case of an ISO, the per share exercise price shall be not less than the fair market value (or in the case of an ISO granted to an individual who at the time is a 10% shareholder, 110% of the fair market value) of one share of common stock.

     The Plan additionally authorizes the Committee to grant restricted common stock ("Restricted Stock") to key employees. The Committee may designate a restriction period with respect to such shares of not less than one year but not more than five years during which an employee will not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded to him provided, that within such limitations, the Committee may provide for the lapse of such restrictions where deemed appropriate.

     Through July 31, 1996, the Company has granted ISOs under the Plan to Messrs. Wilson, Cox, Henley, Heinsius, and Hull as described in the Summary Compensation Table and the Option Grants Table above, for a total of 1,450,000 shares (excluding options for 150,000 shares granted to Mr. Shreve which lapsed upon his resignation as an officer and Director of the Company on January 31,
1996), as well ISOs under the Plan to non-executive officer employees for a total of 240,000 shares. By agreement between the holders of all outstanding ISOs and the Company, effective October 21, 1996 all outstanding ISOs were terminated. See "Restricted Stock Grants."

Restricted Stock Grants

     Effective October 21, 1996, each holder of options granted under the Company's 1993 Incentive Stock Plan agreed to terminate all options held and received grants of restricted common stock of the Company ("Restricted Stock"). The following table sets forth options cancelled and shares of Restricted Stock issued with respect to each of the Company's Named Officers and other employees of the Company as a group.

                                                               Shares of
                                                            Restricted Stock
      Name of Option Holder              Options Cancelled      Granted
      ---------------------              -----------------  ----------------

      Jeffrey T. Wilson                       350,000           300,000
      John Cox                                225,000           225,000
      Malcolm Henley                          300,000           300,000
      John Heinsius                           250,000           250,000
      Robert Hull                             325,000           325,000
      Dewitt Shreve(1)                            ---               ---
      Other Employees as a Group              240,000           290,000
                                            ---------         ---------

                 Total                      1,690,000         1,690,000
                                            =========         =========
----------------

(1) Mr. Shreve resigned his positions as Executive Vice President and Director of the Company on January 31, 1996, and his options lapsed at that time.

     The terms of the Restricted Stock provide that a holder may not sell, transfer, or otherwise dispose of any shares of Restricted Stock as long as the Company has the right to a forfeiture of the Restricted Stock. In the event that a holder's employment with the Company shall terminate for any reason other than death or total disability prior to the earlier of (a) February 1, 1997, or
(b) a Change in Control occurs with respect to the Company, the holder shall immediately forfeit any right to the shares of Restricted Stock for which the restrictions have not otherwise lapsed. For the purpose of the Restricted Stock, a "Change in Control" will be deemed to have occurred with respect to the Company if: (a) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (b) individuals who constitute the Company's Board of Directors on the date of grant of the Restricted Stock cease for any reason to constitute at least a majority thereof; (c) there is a merger or consolidation of the Company in which the Company does not survive as an independent company; or (d) the business of the Company is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary) of the Company, or otherwise.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended July 31, 1996, Jeffrey T. Wilson, John R. Martinson and Dennis G. Strauch served as members of the Compensation Committee of the Board of Directors of the Company. Mr. Strauch resigned his position as Director of the Company and member of the Compensation Committee on June 24, 1996. Mr. Wilson was, during the fiscal year, Chairman of the Board, President and Chief Executive Officer of the Company. With respect to certain relationships between the Company and Messrs. Wilson and Martinson, see "Item
13. Certain Relationships and Related Transactions."

     During the last completed fiscal year, (i) no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) no executive officer of the Company served as a director of another entity, one of who executive officers served on the Compensation Committee of the Company; and
(iii) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Employment Agreements

     The Company has no employment agreements with any of its officers or
employees.   All officers of the Company devote substantially all their entire business time and energies to the Company.

Item 12. Security Ownership of Certain Beneficial Owners and Management.

     As of October 25, 1996, the Company had 19,805,495 issued and outstanding shares of common stock. The following table sets forth, as of October 25, 1996, the number and percentage of shares of common stock of the Company owned beneficially by (i) each director of the Company, (ii) each Named Officer of the Company named in the Summary Compensation Table in Item 11 above, (iii) all directors and executive officers of the Company as a group, and (iv) each person known to the Company to own of record or beneficially more than 5% of the Company's common stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares indicated. As of October 25, 1996, the Company had 502 holders of common stock of record.

       Name of                           Number of Shares
       Beneficial Owner (1)             Beneficially Owned  Percent of Class (1)
       --------------------             ------------------  --------------------

       Jeffrey T. Wilson (2)(3)           4,135,000                 20.9%

       A. Dean Fuller                     1,058,000                  5.3%

       Dewitt C. Shreve (4)                  41,862                   *

       Malcolm W. Henley (2)(5)             510,000                  2.6%

       John R. Martinson (6)                536,000                  2.6%

       John W. Heinsius (2)(5)              271,500                  1.4%

       Robert L. Hull (2)(5)                325,000                  1.6%

       John L. Cox (2)(5)                   230,500                  1.2%

       ENRON Reserve Acquisition
       Corp.                              3,296,173                 14.3%

       All Executive Officers and         5,597,000                 28.3%
       Directors as a group
       (7 persons) (1)(8)

------------------------------

* less than one percent.

(1) Based upon 19,805,495 issued and outstanding shares of common stock at October 25, 1996. Shares of common stock which an individual has the right to acquire within 60 days pursuant to the exercise of options, warrants, or other convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group shown in the table.

(2) The mailing address of Messrs. Wilson, Henley, Heinsius, Hull and Cox is 4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma 74135.

(3) Includes 300,000 shares of Restricted Stock (See "Item 11. Executive Compensation -- Restricted Stock Grants".) and excludes 300,000 shares held by the Old National Bank in Evansville, Indiana, Trustee of the Jeffrey T. and Annalee Wilson Irrevocable Family Trust for the benefit of the Wilson children.

(4) The mailing address of Mr. Shreve is 2909 Cole Avenue, Suite 100, Dallas, Texas 75204. Mr. Shreve resigned his positions as Executive Vice President and a Director of the Company on January 31, 1996.

(5) Includes: (a) with respect to Mr. Henley, 300,000 shares of Restricted Stock; (b) with respect to Mr. Heinsius, 250,000 shares of Restricted Stock; (c) with respect to Mr. Hull, 325,000 shares of Restricted Stock; and (d) with respect to Mr. Cox 225,000 shares of Restricted Stock. See "Item 11. Executive Compensation -- Restricted Stock Grants".

(6) Includes presently exercisable warrants to purchase 436,000 shares held by Wood Roberts, Inc., a corporation under the control of Mr. Martinson. The mailing address of Mr. Martinson is Suite 3150, 1210 Louisiana Street, Houston, Texas, 77007.

(7) Incudes 3,296,173 shares issuable upon conversion of 494,426 presently convertible shares of the Company's Series B Senior Convertible Preferred Stock.

(8) Excludes shares owned by Dewitt C. Shreve who resigned his positions as an officer and Director of the Company on January 31, 1996.

     With respect to the change in control of the Company which would result upon completion of the proposed merger of the Company with Alliance Resources Plc, see "Item 1. Business and Item 2. Properties -- Proposed Merger with Alliance Resources Plc."

Item 13. Certain Relationships and Related Transactions.

     In connection with the sale by the Company of Panda Resources, Inc. in July 1993, the Company entered into separate agreements dated September 22, 1993 with Philip J. Wade and Dean Fuller pursuant to which the Company and Messrs. Wade and Fuller agreed to terminate their Non-Competition Agreements in exchange for payment by the Company, on or before November 21, 1993, of $25,000 each to Messrs. Wade and Fuller. In connection with the termination of the Non-Competition Agreements, Jeffrey T. Wilson, Chairman, President and Chief Executive Officer of the Company, assumed the indebtedness of Messrs. Wade and Fuller to the Company in the principal amounts of $162,788 and $176,863, respectively. At July 31, 1995, Mr. Wilson owed the Company a total of $339,651 pursuant to his assumption of this indebtedness. The Company has forgiven this and additional indebtedness of Mr. Wilson to the Company as discussed below.

     As of July 31, 1996 and subsequent to July 31, 1996, the Company agreed to forgive the indebtedness of various officers, directors and employees to the Company at July 31, 1996 as follows:

                                       Amount of              Amount of
                                      Indebtedness          Indebtedness
                                     Forgiven as of      Forgiven Subsequent
                                     July 31, 1996        to July 31, 1996
                                     --------------      -------------------

Malcolm W. Henley                    $   58,138                 $ 37,655
 Director and Vice President
 of Marketing

Robert L. Hull                       $   ---                    $ 25,032
 Vice President of Operations

Jeffrey T. Wilson                    $  180,000                 $321,483
 Chairman of the Board and
 Chief Executive Officer

Other Employees                      $   ---                    $  2,550
                                     ----------                 --------

          Total                      $  238,138                 $386,720
                                     ==========                 ========

     A portion of the Company's oil and gas production is sold to its wholly-owned subsidiary, ENPRO, under short-term contracts. The Company believes that the terms of such contracts are fair and reasonable. The Company receives no less from the sale of production to ENPRO than it would receive from sales to unrelated third parties.

     Since January 1993 the Company has leased a condominium located in Tulsa, Oklahoma owned by Jeffrey T. Wilson, Chairman and Chief Executive Officer of the Company. Under the terms of the oral lease arrangement, the Company pays Mr. Wilson approximately $1,100 per month. The condominium is used by the Company to house its out of town employees and guests. At July 31, 1996, the Company owed Mr. Wilson approximately $8,000 for unpaid rent.

     With respect to transactions between the Company and its affiliates, Wexford Technology, Inc., and Imperial Petroleum, Inc., see "Item 1. Business and Item 2. Properties - Other Business."

     In connection with the proposed merger of the Company and Alliance Resources Plc, the Company has entered into a Purchase Agreement with Imperial Petroleum, Inc. ("Imperial") dated September 30, 1996 pursuant to which the Company has agreed to sell to Imperial its interests in Imperial, Wexford Technology, Inc., LaTex Resources International, Inc. and Phoenix Metals, Inc. for 100,000 shares of the Company's common stock. Effective July 31, 1996 the Company has written off its investments in Imperial, Wexford and LaTex Resources International in the total amount of $5,139,642. Effective July 31, 1994 the Company wrote off its investment in Phoenix Metals in the total amount of $222,918. Imperial is controlled by Jeffrey T. Wilson, Chairman, President and Chief Executive Officer of the Company. Mr. Wilson will contribute to Imperial the 100,000 shares of the Company's common stock to be used by

Imperial in acquiring the Company's interest in these companies. See "Item 1. Business and Item 2. Properties - Exploration and Development" and "Other Business" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Proposed Merger with Alliance Resources."

     The Company was previously a party to an agreement with Wood Roberts, Inc. ("WRI"), a company controlled by John R. Martinson, a Director of the Company, pursuant to which WRI acted as a financial advisor to the Company. Under the agreement, the Company paid WRI a monthly fee of $4,000 and agreed to pay WRI a success fee in connection with any merger or acquisition involving a party introduced to the Company by WRI, and any financing facility arranged by WRI. WRI assisted the Company in obtaining its credit facility with Bank of America. Through July 31, 1996, the Company paid WRI cash retainer and success fees of $55,000. In addition, the Company has issued to WRI six year common stock purchase warrants to purchase 536,000 shares at $0.75 per share, of which WRI has exercised and purchased 100,000 shares. As of March 4, 1996, the financial advisor agreement between the Company and WRI was terminated by agreement of the parties. By separate agreement the Company agreed to pay Wood Roberts, LLC. a fee of $240,000 upon completion of the proposed merger with Alliance Resources Plc and a fee equal to 0.5% of the amount of any credit facility obtained by the Company from a bank or other financial institution introduced to the Company by Wood Roberts in order to refinance its indebtedness to Bank of America.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.

(a) Financial Statements (included at Item 8. Financial Statements and Supplemental Data):

          Audited Financial Statements of LaTex Resources, Inc.

               Independent Auditor's Report;
               Consolidated Balance Sheets as of July 31, 1996 and 1995; Consolidated Statements of Operations for the years ended
                    July 31, 1996, 1995, and 1994;
               Consolidated Statements of Stockholders' Equity for the years ended July 31, 1996, 1995 and 1994;
               Consolidated Statements of Cash Flows for the years ended
                    July 31, 1996,
                    1995 and 1994; and
               Notes to Consolidated Financial Statements.

(b)  Reports on Form 8-K.

     No reports on Form 8-K were filed by the Company with the Securities and Exchange Commission during the fourth quarter of the Company's fiscal year ended July 31, 1996.

(c)  Exhibits.

Exhibit
Number                              Description                             Page
-------                             -----------                             ----
2.1 Agreement and Plan of Merger dated February 10, 1993, among Panda Resources, Inc., LRI Acquisition Corp., and the Registrant. (10)

2.2      Agreement and Plan of Merger dated March 31, 1995, among
         Germany Oil Company, LRI Acquisition, Inc., and the
         Registrant.  (16)

2.3 Purchase and Sale Agreement dated March 30, 1995, between ENRON Reserve Acquisition Corp., ENRON Capital & Trade
         Resources Corp., LaTex/GOC Acquisition, Inc., and
         the Registrant.  (17)

Exhibit
Number                              Description                             Page
------                              -----------                             ----

3.1      Certificate of Incorporation of the Registrant.  (1)

3.2      Bylaws of the Registrant. (2)

4.1 Form of common stock certificate of the Registrant (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Registration No. 33-49452 (the "Registration Statement")).

4.2 Form of common stock Purchase Warren of the Registrant (filed as Exhibit 4.2 to the Registration Statement").

4.3      Form of Warrant Agreement (filed as Exhibit 4.3 to the
         Registration Statement).

4.4 Form of Underwriters' Warrant (filed as Exhibit 4.4 to the Registration Statement).

4.5 Certificate of Designation, Voting Powers and Rights of Series A Convertible Preferred Stock of the Registrant. (18)

4.6 Certificate of Designation, Voting Powers and Rights of Series B Senior Convertible Preferred Stock of the Registrant. (9)

9.       Voting Trust Agreement.  Not applicable.

10.1 Limited Partnership Agreement by and between LaTex Petroleum Corporation, Mid-Continent Energy, Inc., and Panada Exploration, Inc., dated October 26, 1990 (filed as Exhibit 10.1 to the Registration Statement).

10.2     Letter Agreement by and between Elite Enterprises, Inc.,
         Mid-Continent Energy, Inc., and Panada Exploration dated
         December 12, 1990 (filed as Exhibit 10.2 to the Registration
         Statement).

10.3 Loan Agreement for the principal amount of $100,000 by and between LaTex Petroleum Corporation and First Texas Bank dated January 23, 1991 (filed as Exhibit 10.3 to the Registration Statement).

10.4 Lease Agreement by and between Sable Investment Corporation and 2800 East Skelly Drive, an Oklahoma partnership, dated March 20, 1991 (filed as Exhibit 10.4 to the Registration Statement).

10.5 Lease Agreement by and between Elite Enterprises, Inc. and 2800 East Skelly Drive, an Oklahoma partnership, dated March 20, 1991 (filed as Exhibit 10.5 to the Registration Statement).

10.6 Asset Sale Agreement for sale of oil and gas properties by and between Latex Petroleum Corporation, Vintage Petroleum, Inc. and American Exploration Company dated March 11, 1991 (filed as
         Exhibit 10.6 to the Registration Statement).

10.7 General Partnership Agreement by and between Elite Enterprises, Inc. and Panada Exploration, Inc., dated June 7, 1991 (filed as
         Exhibit 10.7 to the Registration Statement).

10.8 Purchase Agreement for sale of oil and gas properties by and between Latex Petroleum Corporation and Presidio Exploration, Inc., dated September 25, 1991 (filed as Exhibit 10.8 to the Registration Statement).

10.9 Promissory Note in the principal sum of $50,150 by and between ENPRO, Inc., and Elite Enterprises, Inc., dated September 27, 1991 (filed as Exhibit 10.9 to the Registration Statement).

Exhibit
Number                              Description                             Page
------                              -----------                             ----

10.10 Lease Agreement by and between LBR Associates, an Indiana limited partnership, and LaTex Petroleum Corporation dated October 3, 1991 (filed as Exhibit 10.10 to the Registration Statement).

10.11 Purchase Agreement for sale of oil and gas properties by and between Latex Petroleum Corporation and Chevron U.S.A., Inc., dated October 23, 1991 (filed as Exhibit 10.11 to the
         Registration Statement).

10.12 Assignment and Substitution Agreement by and between LaTex Petroleum Corporation, Chevron U.S.A. and Fig Equity Exchange, Inc., dated November 13, 1991 (exhibits omitted) (filed as
         Exhibit 10.12 to the Registration Statement).

10.13 Participation Agreement by and between Geodyne Tunisia, Ltd., Panada Exploration, Inc., Latex Petroleum Corporation and Concord International, Corp. dated November 21, 1991 (filed as
         Exhibit 10.13 to the Registration Statement).

10.14 Purchase and Sale Agreement for sale of oil and gas properties by and between Latex Petroleum Corporation and Sun Operating Limited Partnership dated November 25, 1991 (filed as Exhibit
         10.14 to the Registration Statement).

10.15 Purchase Agreement for sale of oil and gas properties by and between Latex Petroleum Corporation and Presidio Exploration, Inc., dated November 27, 1991. (3)

10.16 Letter Agreement for the sale of oil and gas properties by and between Latex Petroleum Corporation and Sands Reserve Company dated December 1, 1991 (filed as Exhibit 10.16 to the
         Registration Statement).

10.17 Letter Agreement for the sale of oil and gas properties by and between Latex Petroleum Corporation and Sands Reserve Company dated December 1, 1991 (filed as Exhibit 10.17 to the
         Registration Statement).

10.18 Letter Agreement by and between Latex Petroleum Corporation and Sands Reserve Company dated December 2, 1991 (filed as Exhibit
         10.18 to the Registration Statement).

10.19 Amendment to General Partnership Agreement by and between Elite Enterprises Limited Partnership and Panada Exploration, Inc., dated December 16, 1991 (filed as Exhibit 10.19 to the
         Registration Statement).

10.20 Agreement and Plan of Merger by and between Latex Petroleum Corporation, Sable Investment Corporation and Elite Enterprises, Inc., dated December 16, 1991. (4)

10.21 Agreement to Exchange Stock and Plan of Reorganization by and between Video Science Technology, Inc., Jeffrey T. Wilson, James
         G. Borem and Dee C. Shreve dated December 18, 1991. (5)

10.22 Letter Agreement by and between Trans-Exchange Corporation and Jeffrey T. Wilson dated January 22, 1992 (filed as Exhibit 10.22 to the Registration Statement).

10.23 Second Amended and Restated Credit Agreement by and between Latex Petroleum Corporation and Bank of Oklahoma, National Association, effective January 31, 1992 (filed as Exhibit 10.23 to the Registration Statement).

Exhibit
Number                              Description                             Page
------                              -----------                             ----

10.24    Stock Option Agreement by and between the Registrant and Cynthia
         A. Helms dated January 31, 1992 (filed as Exhibit 10.24 to the Registration Statement).

10.25 Stock Option Agreement by and between the Registrant and Robert Hull dated January 31, 1992 (filed as Exhibit 10.25 to the Registration Statement).

10.26 Letter from Director General of Energy, Republic of Tunisia dated February 11, 1992 (filed as Exhibit 10.26 to the
         Registration Statement).

10.27 Agreement to Terminate the General Partnership Agreement of Elite/Panada General Partnership by and between Latex Petroleum Corporation, successor by merger to Elite Enterprises, Inc., and Panada Exploration, Inc., dated February 13, 1992 (filed as
         Exhibit 10.27 to the Registration Statement).

10.28 Purchase Agreement for sale of oil and gas properties by and between the Registrant and Amax Exploration, Inc., dated
         February 14, 1992. (6)

10.29 Agreement by and between Latex Petroleum Corporation and Virgle Land-roth and Eclipse Petroleum Corporation dated as of February 17, 1992 (filed as Exhibit 10.29 to the Registration Statement).

10.30 Promissory Note in the principal sum of $50,200 by and between ENPRO, Inc., and LaTex Petroleum Corporation dated February 28, 1992 (filed as Exhibit 10.30 to the Registration Statement).

10.31 Promissory Note in the principal sum of $600,000 by and between Latex Petroleum Corporation and Bank of Oklahoma, National Association, dated February 28, 1992 (filed as Exhibit 10.31 to the Registration Statement).

10.32 Promissory Note in the principal sum of $3,280,000 by and between Latex Petroleum Corporation and Bank of Oklahoma, National Association, dated February 28, 1992 (filed as Exhibit
         10.32 to the Registration Statement).

10.33 Restated Guaranty Agreement by and between Jeffrey T. Wilson and Annalee C. Wilson and Bank of Oklahoma, National Association, dated February 28, 1992 (filed as Exhibit 10.33 to the
         Registration Statement).

10.34 Guaranty Agreement by and between Latex Petroleum Corporation and David L. Wright dated March 4, 1992 (filed as Exhibit 10.34 to the Registration Statement).

10.35 Guaranty Agreement by and between Latex Petroleum Corporation and Ed J. Wright dated March 4, 1992 (filed as Exhibit 10.35 to the Registration Statement).

10.36 Amendment to Second Amended and Restated Credit Agreement by and between Latex Petroleum Corporation and Bank of Oklahoma, National Association, dated March 19, 1992, effective as of February 28, 1992 (exhibits omitted). (Filed as Exhibit 10.36 to the Registration Statement).

10.37 Purchase and Sale Agreement for sale of oil and gas properties by and between Latex Petroleum Corporation and American
         Exploration Company dated March 20, 1992 (filed as Exhibit 10.37 to the Registration Statement).

10.38 Security Agreement by and between Latex Petroleum Corporation and Phoenix Metals, Inc., dated March 27, 1992 (filed as Exhibit
         10.38 to the Registration Statement).

Exhibit
Number                              Description                             Page
------                              -----------                             ----

10.39 Promissory Note in the principal sum of $10,000 by and between LaTex Petroleum Corporation and Phoenix Metals, Inc., dated March 27, 1992 (filed as Exhibit 10.39 to the Registration Statement).

10.40 Security Agreement by and between the Registrant and Bank of Oklahoma, National Association, dated March 30, 1992 (filed as
         Exhibit 10.40 to the Registration Statement).

10.41 Letter of Intent to License Certain Equipment and Proprietary Processes by and between the Registrant, Carlton B. Foster, and Waste Conversion Corporation dated March 31, 1992 (filed as
         Exhibit 10.41 to the Registration Statement).

10.42 Agreement and Plan of Merger by and between the Registrant and Video Science Technology, Inc., dated April 16, 1992. (7)

10.43 Letter from LaTex Petroleum Corporation dated April 20, 1992, to Brumbaugh & Fulton amending lease agreement (filed as Exhibit
         10.43 to the Registration Statement).

10.44 Agreement to Exchange Stock by and between the Registrant and ENPRO, Inc., dated April 21, 1992 (filed as Exhibit 10.44 to the Registration Statement).

10.45 Purchase and Sale Agreement for sale of oil and gas properties by and between LaTex Petroleum Corporation and TOTAL Minatome Corporation dated April 27, 1992 (filed as Exhibit 10.45 to the Registration Statement).

10.46 Letter Agreement for sale of stock by and between the Registrant and Agri-Quest Mining, Inc., dated May 28, 1992 (filed as
         Exhibit 10.46 to the Registration Statement).

10.47 Letter Agreement by and between Latex Petroleum Corporation and TOTAL Minatome Corporation dated June 1, 1992 (filed as Exhibit
         10.47 to the Registration Statement).

10.48 Loan Agreement in the principal sum of $200,000 by and between LaTex Petroleum Corporation and First Texas Bank dated June 1, 1992 (filed as Exhibit 10.48 to the Registration Statement).

10.49 Guaranty by and between S. Mort Zimmerman and First Texas Bank dated June 1, 1992 (filed as Exhibit 10.49 to the Registration Statement).

10.50 Security Agreement by and between Trans-Exchange Corporation and First Texas Bank dated June 1, 1992 (filed as Exhibit 10.50 to the Registration Statement).

10.51    Owner's Consent to pledge by S. Mort Zimmerman for
         Trans-Exchange Corporation dated June 1, 1992 (filed as Exhibit
         10.51 to the Registration Statement).

10.52 Security Agreement by and between Gary S. Williky and First Texas Bank dated June 1, 1992 (filed as Exhibit 10.52 to the Registration Statement).

10.53 Owner's Consent to pledge by Gary S. Williky dated June 1, 1992 (filed as Exhibit 10.53 to the Registration Statement).

10.54 Promissory Note in the principal sum of $85,145.55 by and between LaTex Petroleum Corporation and ENPRO, Inc., dated June 1, 1992 (filed as Exhibit 10.54 to the Registration
         Statement).

Exhibit
Number                              Description                             Page
------                              -----------                             ----

10.55 Employment Contract by and between ENPRO, Inc., and Malcolm W. Henley dated June 1, 1992 (filed as Exhibit 10.55 to the
         Registration Statement).

10.56 Letter from LaTex Petroleum Corporation dated June 2, 1992, to Brumbaugh & Fulton amending lease agreements (filed as Exhibit
         10.56 to the Registration Statement).

10.57 Letter Agreement by and between the LaTex Petroleum Corporation and Ed Wright dated July 6, 1992 (filed as Exhibit 10.57 to the Registration Statement).

10.58 Loan Agreement in the principal sum of $200,000 by and between LaTex Petroleum Corporation and First Texas Bank dated August 28, 1992 (filed as Exhibit 10.58 to the Registration Statement).

10.59 Promissory Note in the principal sum of $249,351 from I.B. Energy, Inc., to LaTex Petroleum Corporation dated June 1, 1992 (filed as Exhibit 10.59 to the Registration Statement).

10.60 Letter Agreement between LaTex Petroleum Corporation and I.B. Energy, Inc., dated September 30, 1992 (filed as Exhibit 10.60 to the Registration Statement).

10.61    Form of Share Escrow Agreement between Jeffrey T. Wilson, James
         G. Borem, the Registrant, and Bank of Oklahoma, National
         Association (filed as Exhibit 10.61 to the Registration
         Statement).

10.62 Agreement to Exchange Stock by and between the Registrant, Wright & Wright, Inc., Ed J. Wright, David L. Wright, and Phoenix Metals, Inc., dated September 24, 1992 (filed as Exhibit
         10.62 to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1993 (the "1993 Form 10-K")).

10.63 Stock Purchase Agreement by and between the Herokas Foundation, James C. Hadsell and Zaskia Siefert-Hadsell, Howard Finley and the Registrant dated January 29, 1993 (filed as Exhibit 10.63 to the 1993 Form 10-K).

10.64    Stock Subscription Agreement by and between J.R. Bothe &
         Associates, Inc., and the Registrant dated January 29, 1993 (filed as Exhibit 10.64 to the 1993 Form 10-K).

10.65 Non-Competition Agreement dated February 10, 1993, between the Registrant and Philip J. Wade. (11)

10.66 Non-Competition Agreement dated February 10, 1993, between the Registrant and A. Dean Fuller. (12)

10.67 Registration Rights Agreement by and among the Registrant, Philip J. Wade, A. Dean Fuller, Robert R. Firth, Mark E. Repasky, Charles M. Kelley, Donald B. Pettine, and Steven L. Wilson dated February 10, 1993 (filed as Exhibit 10.67 to the 1993 Form 10-K).

10.68 Stock Subscription Agreement by and between Joseph Shoaf, an individual, and the Registrant dated March 25, 1993 (filed as Exhibit 10.68 to the 1993 Form 10-K).

10.69    Purchase and Sale Agreement between Mobil Exploration &
         Producing U.S., Inc., and Panada Exploration, Inc., dated as of January 15, 1993 (filed as Exhibit 10.69 to the 1993 Form 10-K).

Exhibit
Number                              Description                             Page
------                              -----------                             ----

10.70 Purchase and Sale Agreement by and between AMAX Oil & Gas, Inc., and LaTex Petroleum Corporation dated March 16, 1993 (filed as
         Exhibit 10.70 to the 1993 Form 10-K).

10.71 Loan Agreement among LaTex Petroleum Corporation, Panada Exploration, Inc., Panda Resources, Inc., and First Interstate Bank of Texas, N.A., dated April 15, 1993, together with exhibits (filed as Exhibit 10.71 to the 1993 Form 10-K).

10.72 Stock Subscription Agreement by and between the Registrant and Howard Finley dated May 10, 1993 (filed as Exhibit 10.72 to the 1993 Form 10-K).

10.73 Letter Agreement by and between Geodyne Resources, Inc., and the Registrant dated November 27, 1992 (filed as Exhibit 10.73 to the 1993 Form 10-K).

10.74 Letter Agreement by and between ARCO Tunisia, Inc., and Geodyne Tunisia Ltd. dated April 2, 1993 (filed as Exhibit 10.74 to the 1993 Form 10-K).

10.75    Agreement by and between Geodyne Tunisia Ltd. and Warren
         American Oil Company dated May 4, 1993 (filed as Exhibit 10.75 to the 1993 Form 10-K).

10.76 Operating Agreement among ARCO Tunisia, Inc., PICT Petroleum (Tunisia) Limited, and Geodyne Tunisia Ltd. dated July 9, 1993, but effective June 30, 1993 (filed as Exhibit 10.76 to the 1993 Form 10-K).

10.77 Letter Agreement by and between AMAX Oil and Gas, Inc., and LaTex Petroleum Corporation dated May 6, 1993 (filed as Exhibit
         10.77 to the 1993 Form 10-K).

10.78 Promissory Note in the principal sum of $254,288.35 by and between LaTex Petroleum Corporation and AMAX Oil and Gas, Inc., dated May 6, 1993 (filed as Exhibit 10.78 to the 1993 Form 10-K).

10.79 Stock Purchase Agreement by and between Panda Resources, Inc., and Nuevo Liquids, Inc., dated as of July 16, 1993. (13)

10.80 Stock Purchase Agreement by and between the Registrant and Torch Energy Marketing, Inc., dated July 26, 1993. (14)

10.81 Letter Agreement between the Registrant and Waste Conversion Corporation dated August 3, 1993, as agreed to August 11, 1993 (filed as Exhibit 10.81 to the 1993 Form 10-K).

10.82 Agreement by and between the Registrant and Philip J. Wade dated September 22, 1993 (filed as Exhibit 10.82 to the 1993
         Form 10-K).

10.83 Agreement by and between the Registrant and A. Dean Fuller dated September 22, 1993 (filed as Exhibit 10.83 to the 1993
         Form 10-K).

10.84 Letter of LaTex Petroleum Corporation requesting consent of First Interstate Bank of Texas, N.A., dated September 23, 1993, together with consent of First Interstate Bank and exhibits (filed as Exhibit 10.84 to the 1993 Form 10-K).

10.85 Stock Subscription Agreement by and between the Registrant and Salaheddine Caid Essebsi dated October 8, 1993 (filed as Exhibit
         10.85 to the 1993 Form 10-K).

10.86 Promissory Note in the principal sum of $25,000 by and between Malcolm W. Henley and LaTex Petroleum Corporation dated
         December 28, 1992 (filed as Exhibit 10.86 to the 1993
         Form 10-K).

Exhibit
Number                              Description                             Page
------                              -----------                             ----

10.87 Promissory Note in the principal sum of $25,000 by and between Dewitt C. Shreve and LaTex Petroleum Corporation dated March 15, 1993 (filed as Exhibit 10.87 to the 1993 Form 10-K).

10.88 Promissory Note in the principal sum of $29,089 by and between Malcolm W. Henley and ENPRO, Inc., dated July 30, 1993, marked "Paid" (filed as Exhibit 10.88 to the 1993 Form 10-K).

10.89 Promissory Note in the principal sum of $5,000 by and between Malcolm W. Henley and ENPRO, Inc., dated September 28, 1993 (filed as Exhibit 10.89 to the 1993 Form 10-K).

10.90 Promissory Note in the principal sum of $250,000 by and between LaTex Resources International, Inc., and James G. Borem dated October 5, 1993 (filed as Exhibit 10.90 to the 1993 Form 10-K).

10.91 Promissory Note in the principal sum of $130,000 by and between LaTex Resources International, Inc., and Dewitt C. Shreve dated October 5, 1993 (filed as Exhibit 10.91 to the 1993 Form 10-K).

10.92 Promissory Note in the principal sum of $100,000 by and between the Registrant and James G. Borem dated October 21, 1993 (filed as Exhibit 10.92 to the 1993 Form 10-K).

10.93 Promissory Note in the principal sum of $30,000 by and between LaTex Resources International, Inc., and Dewitt C. Shreve dated February 2, 1994 (filed as Exhibit 10.73 to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1994 (the "1994 Form 10-K")).

10.94 Promissory Note in the principal sum of $50,000 by and between LaTex Resources International, Inc., and James G. Borem dated February 2, 1994 (filed as Exhibit 10.94 to the 1994 Form 10-K).

10.95 Promissory Note in the principal sum of $50,000 by and between the Registrant and James G. Borem dated February 15, 1994 (filed as Exhibit 10.95 to the 1994 Form 10-K).

10.96 Letter Agreement by and between LaTex Petroleum Corporation and Petroleum Discovery Systems, Inc., dated December 2, 1992, as agreed to December 3, 1992 (filed as Exhibit 10.96 to the 1994 Form 10-K).

10.97 Letter Agreement by and between the Registrant and J.R. Bothe & Associates, Inc., dated December 23, 1992 (filed as Exhibit 10. 97 to the 1994 Form 10-K).

10.98 Letter Agreement by and between LaTex Petroleum Corporation and Gulf Russia Ltd. dated December 27, 1992 (filed as Exhibit 10.98 to the 1994 Form 10-K).

10.99 Letter Agreement by and between the Registrant and Premier Capital Ltd. dated January 19, 1993, as agreed to January 29, 1993 (filed as Exhibit 10.99 to the 1994 Form 10-K).

10.100 Agreement and Plan of Merger by and among the Registrant, MOE Acquisition, Inc., Waste Conversion Corp., and Joseph W. Conerly dated November 17, 1993 (filed as Exhibit 10.100 to the 1994 Form 10-K).
10.101   1993 Incentive Stock Plan, effective December 8, 1993 (filed as
         Exhibit 10.101 to the 1994 Form 10-K).

Exhibit
Number                              Description                             Page
------                              -----------                             ----

10.102   First Amendment to Loan Agreement among LaTex Petroleum
         Corporation, Panada Exploration, Inc., and First Interstate Bank of Texas, N.A., dated October 1, 1993 (exhibits omitted) (filed as Exhibit 10.102 to the 1994 Form 10-K).

10.103   Second Amendment to Loan Agreement by and between LaTex
         Petroleum Corporation and First Interstate Bank of Texas, N.A., dated January 18, 1994 (exhibits omitted) (filed as
         Exhibit 10.103 to the 1994 Form 10-K).

10.104 Third Amendment to Loan Agreement by and between LaTex Petroleum Corporation and First Interstate Bank of Texas, N.A., dated
         July 26, 1994, (filed without exhibits) (filed as Exhibit 10.104 to the 1994 Form 10-K).

10.105   Purchase and Sale Agreement by and among LaTex Petroleum
         Corporation, LoIn Energy, Inc., and Swift Energy Company dated as of January 14, 1994. (15)

10.106 Offshore Securities Subscription Agreement by and between the Registrant and Brentwood Financial Ltd. dated January 28, 1994 (filed as Exhibit 10.106 to the 1994 Form 10-K).

10.107 Offshore Securities Subscription Agreement by and between the Registrant and Investment Development Corporation dated January 28, 1994 (filed as Exhibit 10.107 to the 1994 Form 10-K).

10.108 Offshore Securities Subscription Agreement by and between the Registrant and Gilford Manor Ltd. dated January 28, 1994 (filed as Exhibit 10.108 to the 1994 Form 10-K).

10.109 Offshore Securities Subscription Agreement by and between the Registrant and Tesoma Overseas, Inc., dated January 28, 1994 (filed as Exhibit 10.109 to the 1994 Form 10-K).

10.110 Warrant Certificate for purchase of the Registrant's common stock issued to Baytree Associates, Inc., dated January 26, 1994 (filed as Exhibit 10.110 to the 1994 Form 10-K).

10.111 Purchase and Sale Agreement by and between LaTex Petroleum Corporation and Confed Oil Incorporated dated August 10, 1994 (filed as Exhibit 10.111 to the 1994 Form 10-K).

10.112 Credit Agreement dated as of March 31, 1995, among Bank of America National Trust and Savings Association, LaTex Petroleum Corporation, LaTex/GOC Acquisition, Inc., and LRI Acquisition, Inc. (20)

10.113 Amended and Restated Credit Agreement dated as of October 20, 1995, among Bank of America National Trust and Savings Association, LaTex Petroleum Corporation, LaTex/GOC Acquisition, Inc., and Germany Oil Company (formerly known as LRI Acquisition, Inc.) (filed as Exhibit 10.113 to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1995 (the "1995 Form 10-K")).

+10.114 Amendment No. 1 to Amended and Restated Credit Agreement dated December 29, 1995, among Bank of America National Trust and Savings Association, LaTex Petroleum Corporation, LaTex/GOC Acquisition, Inc., and Germany Oil Company (formerly known as LRI Acquisition, Inc.).

Exhibit
Number                              Description                             Page
------                              -----------                             ----

+10.115 Amendment No. 2 to Amended and Restated Credit Agreement dated August 16, 1996, among Bank of America National Trust and Savings Association, LaTex Petroleum Corporation, LaTex/GOC Acquisition, Inc., and Germany Oil Company (formerly known as LRI Acquisition, Inc.).

+10.116 Forbearance Agreement dated July 25, 1996, among Bank of America National Trust and Savings Association, LaTex Petroleum
         Corporation, LaTex/GOC Acquisition, Inc., Germany Oil Company (formerly known as LRI Acquisition, Inc.), Enpro, Inc., and the Registrant.

+10.117 Agreement and Plan of Merger dated August 12, 1996, among Alliance Resources Plc, Alliance Resources (Delaware), Inc., and the Registrant.

+10.118  Purchase Agreement dated September 30, 1996, between the
         Registrant and Imperial Petroleum, Inc.

+10.119 Letter Agreement dated November 27, 1995, among Rauscher Pierce & Clark, Inc., Rauscher Pierce & Clark Limited, and the
         Registrant.

+10.120 Letter Agreement dated April 23, 1996, between Wood Roberts, LLC, and the Registrant.

+10.121 Letter Agreement dated July 22, 1996, between Wood Roberts, LLC, and the Registrant.

+10.122 Letter Agreement dated July 22, 1996, between Wood Roberts, LLC, and the Registrant.

+10.123 Settlement Agreement dated as of December 7, 1995, among Torch Energy Marketing, Inc., Nuevo Liquids, Inc., Panda Resources, Inc., Wilson Tucker & Associates, Steve Wilson, an individual, and the Registrant.

+10.124 Settlement Agreement dated as of June 6, 1996, between Northern Natural Gas Company and the Registrant.

+10.125 Letter Agreement dated November 8, 1996 between Rauscher, Pierce & Clark and the Registrant.

+10.126 First Amendment to Forbearance Agreement dated October 15, 1996 among Bank of America National Trust and Savings Association, LaTex Petroleum Corporation, LaTex/GOC Acquisition, Inc., Germany Oil Company (formerly known as LRI Acquisition, Inc.), ENPRO, Inc. and the Registrant.

+11      Statement re: computation of per share earnings.

 12      Statement re: computation of ratios.  Not applicable.

 13 Annual Report to security holders, Form 10-Q, or quarterly report to security holders. Not applicable.

 16.1 Letter of Registrant dated November 1, 1991 informing Lane, Gorman, Trubitt and Company of change in certifying accountants to Jackson, Brophy and Company. (8)

 16.2 Letter of Registrant's counsel dated April 10, 1992 informing Jackson, Brophy and Company of change in certifying accountants to Briscoe and Robinson Co. (9)

 18      Letter re: change in accounting principles.  Not applicable.

Exhibit
Number                              Description                             Page
------                              -----------                             ----

21       Subsidiaries of the Registrant (filed as Exhibit 21 to the 1995
         Form 10-K).

22 Published report regarding matters submitted to vote of security holders. Not applicable.

+23.1    Consent of Briscoe & Burke

+23.2    Consent of Lee Keeling and Associates, Inc.

24       Power of Attorney.  Not applicable.

27       Financial Data Schedule.  Not applicable.

28 Information from reports furnished to state insurance authorities. Not applicable.

99.1 Estimates of Reserves by Netherland, Sewell & Associates, Inc., dated January 1, 1991, regarding oil and gas reserves of the Registrant (filed as Exhibit 28.1 to the Registration Statement).

99.2 Estimates of Reserves by Netherland, Sewell & Associates, Inc., dated July 31, 1991, regarding oil and gas reserves of the Registrant (filed as Exhibit 28.2 to the Registration Statement).

99.3 Estimates of Reserves by Netherland, Sewell & Associates, Inc., dated January 1, 1992, regarding oil and gas reserves of the Registrant (filed as Exhibit 28.3 to the Registration Statement).

99.4 Estimates of Reserves by Netherland, Sewell & Associates, Inc., dated July 31, 1992, regarding oil and gas reserves of the Registrant (filed as Exhibit 28.4 to the Registration Statement).

99.5 Estimates of Reserves by Netherland, Sewell & Associates, Inc., dated September 7, 1993; regarding oil and gas reserves of the Registrant (filed as Exhibit 99.5 to the 1993 Form 10-K).

99.6 Estimates of Reserves by Netherland, Sewell & Associates, Inc., dated October 21, 1994, regarding oil and gas reserves of the Registrant (filed as Exhibit 99.6 to the 1994 Form 10-K).

99.7 Estimates of Reserves by Netherland, Sewell & Associates, Inc., dated November 3, 1995, regarding oil and gas reserves of the Registrant as of July 31, 1995 (filed as Exhibit 99.7 to the 1995 Form 10-K).

+99.8 Estimates of reserves by Lee Keeling and Associates, Inc. dated October 30, 1996 regarding oil and gas reserves of the Registrant as of July 31, 1996.

------------------------------
* Filed herewith.

+Previously filed.
(1) Incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 1992.

(2) Incorporated herein by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 1992.

(3) Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 1992.

(4) Incorporated herein by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 1992.

(5) Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 1992.

(6) Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 1992.

(7) Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 1992.

(8) Incorporated herein by reference to Exhibit 16.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 1991, and subsequently amended under cover of Form 8 Amendment No. 2 filed with the Commission on May 1, 1992, and Form 8 Amendment No. 3 filed with the Commission on May 26, 1992.

(9) Incorporated herein by reference to Exhibit 16.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 1992, and subsequently amended under cover of Form 8 filed with the Commission on May 26, 1992.

(10) Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 1993, and subsequently amended under cover of Form 8 Amendment No. 1 filed with the Commission on April 26, 1993, and Form 8 Amendment No. 2 filed with the Commission on May 20, 1993.

(11) Incorporated herein by reference to Exhibit 28.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 1993, and subsequently amended under cover of Form 8 Amendment No. 1 filed with the Commission on April 26, 1993, and Form 8 Amendment No. 2 filed with the Commission on May 20, 1993.

(12) Incorporated herein by reference to Exhibit 28.2 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 1993, and subsequently amended under cover of Form 8 Amendment No. 1 filed with the Commission on April 26, 1993, and Form 8 Amendment No. 2 filed with the Commission on May 20, 1993.

(13) Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 1993, and subsequently amended under cover of Form 8 Amendment No. 1 filed with the Commission on October 12, 1993.

(14) Incorporated herein by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 1993, and subsequently amended under cover of Form 8 Amendment No. 1 filed with the Commission on October 12, 1993.

(15) Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 1994.

(16) Incorporated herein by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 12, 1995.

(17) Incorporated herein by reference to Exhibit 2.2 of the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 12, 1995.

(18) Incorporated herein by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 12, 1995.

(19) Incorporated herein by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 12, 1995.

(20) Incorporated herein by reference to Exhibit 28.1 of the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 12, 1995.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      LaTex Resources, Inc.

Date: March 12, 1997                  /s/ Jeffrey T. Wilson
                                      -----------------------------------------
                                      Jeffrey T. Wilson, President
                                      and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature                     Title                           Date
---------                     -----                           ----


/s/ Jeffrey T. Wilson         Director, Chairman of the       March 12, 1997
------------------------      Board, President and Chief
Jeffrey T. Wilson             Executive Officer
                              (Principal Executive Officer)



/s/ John L. Cox               Director, Vice President and    March 12, 1997
------------------------      Chief Financial Officer
John L. Cox



/s/ Malcolm W. Henley         Director and Vice               March 12, 1997
------------------------      President of Marketing
Malcolm W. Henley



--------------------           Director                       March __, 1997
John R. Martinson

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



Board of Directors
LaTex Resources, Inc.
Tulsa, Oklahoma


We have audited the accompanying consolidated balance sheets of LaTex Resources, Inc. and subsidiaries (the "Company") as of July 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended July 31, 1996, 1995, and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at July 31, 1996 and 1995 and the results of the Company's operations and its cash flows for the years ended July 31, 1996, 1995, and 1994, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred a significant net loss for the year ended July 31, 1996 and has working capital deficiencies and consolidated tangible net worth deficiencies. As discussed in Notes 1 and 5 to the consolidated financial statements, the Company was not in compliance with certain financial covenants of its credit agreement with its primary lender at July 31, 1996. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and do not include any adjustments to the classification of assets and liabilities that might result should the Company be unable to continue as a going concern.

As discussed in Note 16, the consolidated financial statements as of and for the year ended July 31, 1995 have been restated to correct the accounting for the acquisition of Germany Oil Company.


                                                        /s/ Briscoe & Burke
                                                          BRISCOE & BURKE
                                                    Certified Public Accountants


November 6, 1996 except as to
information presented in Notes 1
and 5, for which the date is
November 30, 1996
Tulsa, Oklahoma

                             LaTex RESOURCES, INC.

                          Consolidated Balance Sheets

                             July 31, 1996 and 1995

ASSETS                                              1996          1995
                                                ------------  -------------
                                                                (Restated)
Current assets:
  Cash                                          $     19,337  $    314,229
  Accounts receivable - net of
    allowance for doubtful
    accounts of $0 in 1996
    and $135,000 in 1995                           3,324,309     2,836,596
  Accounts and notes receivable -
    other (Note 3)                                   515,820       696,688
  Inventories                                        175,493        90,976
  Other current assets                                27,587        84,791
  Assets held for sale                               164,792       144,990
                                                ------------  ------------

      Total current assets                         4,227,338     4,168,270
                                                ------------  ------------

Property and equipment, at cost
  Oil and gas properties (using
    successful efforts  method)                   41,264,573    39,638,656
  Exploration prospects in progress                        -     3,363,000
  Other depreciable assets                           854,259       954,415
                                                ------------  ------------

                                                  42,118,832    43,956,071
Accumulated depreciation and
depletion                                         10,173,524     6,247,190
                                                ------------  ------------

Net property and equipment                        31,945,308    37,708,881
                                                ------------  ------------

Other assets:
  Notes receivable, net of
    current portion (Note 3)                         757,500             -
  Deposits and other assets                          130,734       137,559
  Accounts and notes receivable -
    related parties (Note 3)                         392,297       590,605
  Investments in and advances
    to affiliates (Note 3)                                 -     3,647,480
  Intangible assets, net of
    amortization                                   1,512,899     1,670,384
                                                ------------  ------------

      Total other assets                           2,793,430     6,046,028
                                                ------------  ------------


      TOTAL ASSETS                              $ 38,966,076  $ 47,923,179
                                                ============  ============

LIABILITIES and STOCKHOLDERS' EQUITY                1996          1995
                                                ------------  ------------
                                                               (Restated)
Current liabilities:
  Accounts payable                              $  9,057,707  $  4,544,406
  Accounts payable - other                           132,000     2,959,284
  Accrued expenses payable                           607,055       139,113
  Current portion of long-term debt
    (Note 5)                                      22,235,867     3,644,723
                                                ------------  ------------

    Total current liabilities                     32,032,629    11,287,526
                                                ------------  ------------


Long-term debt, net of current portion
  (Note 5)                                                 -    20,634,809
Other liabilities (Note 11)                          615,000             -
                                                ------------  ------------
    Total liabilities                             32,647,629    31,922,335
                                                ------------  ------------

Stockholders' equity
  Preferred stock - par value $0.01;
    5,000,000 shares authorized:
    Series A convertible preferred stock
    ($10 liquidation preference),
    449,828 and 441,018 issued and
    outstanding, at July 31, 1996                      4,498         4,410
    and 1995 respectively (Note 10)
    Series B convertible preferred stock
    ($10 liquidation preference),
    480,025 and 381,100 issued and
    outstanding, at July 31, 1996 and 1995
    respectively (Note 10)                             4,800         3,811
  Common stock - par value $.01,
    50,000,000 authorized; issued and
    outstanding 19,123,995
    18,880,195, at July 31, 1996 and 1995
    respectively                                     191,240       188,802
  Additional paid-in capital                      18,355,134    17,149,383
  Treasury stock 1,008,500 and 958,000
    shares, respectively                            (489,365)     (399,106)
  Accumulated deficit                            (11,747,860)     (946,456)
                                                ------------  ------------

    Total stockholders' equity                     6,318,447    16,000,844
                                                ------------  ------------

  Commitments and contingencies (Note 11)

    TOTAL LIABILITIES and
      STOCKHOLDERS' EQUITY                      $ 38,966,076  $ 47,923,179
                                                ============  ============

The accompanying notes are an integral part of these consolidated financial statements.

                             LaTex RESOURCES, INC.

                     Consolidated Statements of Operations

                   Years Ended July 31, 1996, 1995, and 1994

                                                                                        1996         1995         1994
                                                                                    ------------  -----------  -----------
                                                                                                   (Restated)
Revenues:
  Oil and gas revenue (Note 15)                                                     $ 11,979,982  $ 8,585,453  $ 8,703,100
  Crude oil and gas marketing                                                            540,156    1,223,188    2,780,543
  Lease operations and management fees                                                 1,011,025      634,038      601,723
                                                                                    ------------  -----------  -----------

     Total operating income                                                           13,531,163   10,442,679   12,085,366
                                                                                    ------------  -----------  -----------
Operating expenses:
  Lease operating expense                                                              6,608,089    5,264,858    4,840,638
  Cost of crude oil and gas marketing                                                    133,455      743,610    2,216,294
  Dry hole costs and abandonments (Note 6)                                             3,586,037      104,179      112,772
  General and administrative                                                           2,893,146    2,736,267    2,496,567
  Depreciation, depletion, and amortization                                            4,705,912    2,710,574    2,213,823
                                                                                    ------------  -----------  -----------

     Total operating expense                                                          17,926,639   11,559,488   11,880,094
                                                                                    ------------  -----------  -----------

Net operating income (loss)                                                           (4,395,476)  (1,116,809)     205,272

Other income (expense):
  Equity in losses and write-offs of investments in affiliates                        (4,184,881)    (298,839)    (439,916)
  Gain on sale of assets                                                               2,365,807      127,926      392,592
  Interest expense (Note 15)                                                          (2,556,856)  (1,291,064)    (598,335)
  Interest income                                                                        351,005      122,540       17,046
                                                                                    ------------  -----------  -----------

Net loss from continuing operations before income taxes                               (8,420,401)  (2,456,246)    (423,341)

Income tax expense                                                                             -       35,096            -
                                                                                    ------------  -----------  -----------

Net loss from continuing operations                                                   (8,420,401)  (2,491,342)    (423,341)
Loss on disposal of subsidiary, net of income taxes (Note 1)                          (1,810,382)           -            -
                                                                                    ------------  -----------  -----------

Net loss                                                                             (10,230,783)  (2,491,342)    (423,341)

Preferred stock dividends                                                                570,621      132,800            -
                                                                                    ------------  -----------  -----------

Net loss for common shareholders                                                    $(10,801,404) $(2,624,142) $  (423,341)
                                                                                    ============  ===========  ===========
Loss per share from continuing operations                                           $       (.50) $      (.15) $      (.02)
                                                                                    ============  ===========  ===========
Loss per share for common shareholders                                              $       (.60) $      (.15) $      (.02)
                                                                                    ============  ===========  ===========
Weighted average number of shares outstanding                                         18,011,826   17,661,428   17,434,159
                                                                                    ============  ===========  ===========

The accompanying notes are an integral part of these consolidated financial statements.

                             LaTex RESOURCES, INC.

                Consolidated Statements of Stockholders' Equity

                   Years Ended July 31, 1996, 1995, and 1994


                                                                      Common Stock           Additional
                                                  Preferred    --------------------------    Paid-in       Retained
                                                    Stock         Shares      Par Value      Capital       Earnings
                                                 ------------  ------------  ------------  ------------  -------------
Balance July 31, 1993                            $          -    16,345,195  $    163,452  $  6,226,613  $  2,101,027

Issued for acquisition of stock of
  Wexford Technology, Inc. (Note 6)                         -       100,000         1,000       330,350             -
Issued pursuant to private placement (Note 1)               -     2,000,000        20,000     1,995,843             -
Issued for consulting services                              -        35,000           350       139,650             -
Net loss                                                    -             -             -             -      (423,341)
                                                 ------------  ------------  ------------  ------------  ------------

Balance July 31, 1994                                       -    18,480,195       184,802     8,692,456     1,677,686

Issued for debt                                             -       150,000         1,500        96,938             -
Issued for acquisition of
  Germany Oil Company (Note 1)                          8,088       250,000         2,500     8,227,322             -
Purchase of Treasury Stock                                  -             -             -             -             -
Issued for dividends                                      133             -             -       132,667      (132,800)
Net loss (Restated)                                         -             -             -             -    (2,491,342)
                                                 ------------  ------------  ------------  ------------  ------------

Balance July 31, 1995 (Restated)                        8,221    18,880,195       188,802    17,149,383      (946,456)
                                                 ------------  ------------  ------------  ------------  ------------

Issued for services                                         -       100,000         1,000        77,125             -
Issued for debt of affiliate                                -       143,800         1,438        59,082             -
Issued for legal settlement (Note 11)                     500             -             -       499,500             -
Purchase of Treasury Stock                                  -             -             -             -             -
Issued for dividends                                      577             -             -       570,044      (570,621)
Net loss                                                    -             -             -             -   (10,230,783)
                                                 ------------  ------------  ------------  ------------  ------------

Balance July 31, 1996                            $      9,298  $ 19,123,995  $    191,240  $ 18,355,134  $(11,747,860)
                                                 ============  ============  ============  ============  ============


                                                                    Total
                                                   Treasury     Stockholders'
                                                     Stock          Equity
                                                 -------------  --------------
Balance July 31, 1993                            $   (275,000)   $  8,216,092

Issued for acquisition of stock of
  Wexford Technology, Inc. (Note 6)                         -         331,350
Issued pursuant to private placement (Note 1)
Issued for consulting services                              -       2,015,843
Net loss                                                    -         140,000
                                                            -        (423,341)
                                                 ------------    ------------

Balance July 31, 1994                                (275,000)     10,279,944
Issued for debt                                             -          98,438
Issued for acquisition of
  Germany Oil Company (Note 1)                              -       8,237,910
Purchase of Treasury Stock                           (124,106)       (124,106)
Issued for dividends                                        -               -
Net loss (Restated)                                         -      (2,491,342)
                                                 ------------    ------------

Balance July 31, 1995 (Restated)                     (399,106)     16,000,844
                                                 ------------    ------------

Issued for services                                         -          78,125
Issued for debt of affiliate                                -          60,520
Issued for legal settlement (Note 11)                       -         500,000
Purchase of Treasury Stock                            (90,259)        (90,259)
Issued for dividends                                        -               -
Net loss                                                    -     (10,230,783)
                                                 ------------    ------------

Balance July 31, 1996                            $   (489,365)   $  6,318,447
                                                 ============    ============

The accompanying notes are an integral part of these consolidated financial statements.

                             LaTex RESOURCES, INC.

                     Consolidated Statements of Cash Flows

                   Years Ended July 31, 1996, 1995, and 1994


                                                                                      1996            1995           1994
                                                                                  ------------    ------------   ------------
                                                                                                   (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net loss                                                                        $(10,230,783)   $ (2,491,342)  $   (423,341)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
      Depreciation, amortization, and depletion                                      4,705,912       2,710,574      2,213,823
      Gain on sale of assets                                                        (2,365,807)       (127,926)      (392,592)
      Equity in losses and write-offs of investments in affilates                    4,184,881         298,839        439,916
      Dry hole costs and abandonments                                                3,586,037         104,179        112,772
      Interest income                                                                 (150,467)        (64,231)             -
      Loss on disposal of subsidiary                                                 1,810,382               -              -
  Changes in assets and liabilities, net of effects from acquisition:
      Accounts receivable                                                              (17,248)      1,073,004        787,602
      Accounts receivable - related party                                              198,288         (76,591)        82,208
      Accrued expenses payable                                                         467,942         (34,017)      (363,271)
      Accounts payable                                                                 596,038         390,146     (1,518,425)
      Other assets                                                                      44,227        (170,979)      (127,334)
      Other liabilities                                                                615,000               -              -
      Inventories                                                                      (84,517)        130,967        139,643
                                                                                  ------------    ------------   ------------

Net cash provided by operating activities                                            3,359,885       1,742,623        951,001
                                                                                  ------------    ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from sale of investments                                                          -               -        136,218
  Proceeds from sale of property and equipment                                       3,984,491         357,445        736,200
  Purchases of property and equipment                                               (3,774,264)     (4,815,409)    (4,257,229)
  Increase in accounts and notes receivable-other                                   (2,300,000)              -              -
  Decrease in accounts and notes receivable-other                                    1,032,500               -              -
  Reorganization cost                                                                        -               -        (66,558)
  Acquisition of Germany Oil Company, net of cash acquired                                   -     (10,592,292)             -
  Advances to unconsolidated affiliates and notes receivable                          (326,394)     (1,575,820)       (99,703)
  Purchases of Treasury stock                                                          (90,259)       (124,106)             -
                                                                                  ------------    ------------   ------------

Net cash used for investing activities                                            $ (1,473,926)   $(16,750,182)  $ (3,551,072)
                                                                                  ------------    ------------   ------------

The accompanying notes are an integral part of these consolidated financial statements.

                             LaTex RESOURCES, INC.

                     Consolidated Statements of Cash Flows

                   Years Ended July 31, 1996, 1995, and 1994



                                                                                         1996          1995          1994
                                                                                      -----------   -----------   -----------
                                                                                                     (Restated)
CASH FLOWS FROM FINANCING ACTIVITIES:

  Deferred loan costs                                                                 $  (137,186)  $(1,483,143)  $   (15,344)
  Proceeds from notes payable                                                           6,233,192    26,837,059     2,585,000
  Payments on notes payable                                                            (8,276,857)  (10,100,527)   (3,060,000)
  Proceeds from notes payable - shareholder                                                     -             -       490,000
  Payments on notes payable - shareholder                                                       -      (140,000)     (350,000)
  Proceeds from the issuance of common stock                                                    -             -     2,015,843
                                                                                      -----------   -----------   -----------

Net cash provided by (used for) by financing activities                                (2,180,851)   15,113,389     1,665,499
                                                                                      -----------   -----------   -----------

Net increase (decrease) in cash and cash equivalents                                     (294,892)      105,830      (934,572)

Cash and cash equivalents beginning of year                                               314,229       208,399     1,142,971
                                                                                      -----------   -----------   -----------

Cash and cash equivalents end of year                                                 $    19,337   $   314,229   $   208,399
                                                                                      ===========   ===========   ===========
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                                                                            $ 2,403,158   $ 1,307,264   $   598,335
  Income taxes                                                                              5,275         7,739       200,648
                                                                                      ===========   ===========   ===========

Supplemental schedules of noncash investing and financing activities:

  Note receivable in exchange for property                                            $         -   $         -   $ 1,342,506
  Common stock issued to acquire stock of Wexford Technology, Inc.                              -             -       331,350
  Common stock issued for services                                                         78,125        98,438       140,000
  Common stock issued to acquire Germany Oil Company                                            -       144,530             -
  Preferred stock issued to acquire Germany Oil Company                                         -     8,093,380             -
  Preferred stock issued for legal settlement                                             500,000             -             -
  Common stock issued to pay off debt of unconsolidated affiliate                          60,520             -             -

The accompanying notes are an integral part of these consolidated financial statements.

                  Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994



1.   ORGANIZATION, FINANCIAL CONDITION AND BUSINESS COMBINATIONS

     Organization - LaTex Resources, Inc. (the Company) is an oil and gas
     ------------
     company engaged in the acquisition of and enhancements to producing oil and gas properties. The Company's principal oil and gas production operations are conducted in Oklahoma, Texas, Louisiana, Mississippi and Alabama. The Company, until the fourth quarter of fiscal 1996, was also involved in the exploration and development of oil and gas prospects located in Tunisia and Kazakhstan, C. I. S.

     Financial Condition - The Company's aggressive policy of oil and gas
     -------------------
     property acquisitions, unsuccessful foreign oil and gas exploration and unsuccessful investments in their unconsolidated affiliates, along with substantial operating losses for the current and preceding two years, has resulted in a working capital deficit and non-compliance with certain loan covenants at July 31, 1996. (See Note 5)

     The items of non-compliance have not been waived by the lender for the year ended July 31, 1996 and the Company was operating under a "forbearance" agreement. The "forbearance period" was from July 26, 1996 to November 29, 1996. The Company is currently seeking an extension of the forbearance agreement until such time as the proposed Alliance Resources Plc merger (See Note 17) can be consummated.

     The Company's financial statements for the year ended July 31, 1996 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $10,230,783 for the year ended July 31, 1996 and as of July 31, 1996 has an accumulated deficit of $11,747,860 and a deficit working capital of $27,805,291.

     Management plans to reduce the working capital deficit include curtailment of the development of its undeveleloped properties, strategic sales of certain of its oil and gas properties and the aggressive reduction of administrative and such other costs that have been determined to be non essential. Management plans also include consideration of alliances or other partnership arrangements or potential merger opportunities.

     The Company has retained investment banking counsel to advise it on the possible sale of equity securities as well as to introduce and assist in the evaluation of potential merger and partnering opportunities. Management expects that these efforts will result in the introduction of other parties with interests and resources which may be compatible with that of the Company (See Note 17).


     There can be no assurance that the Company will be able to successfully execute the foregoing plans.

                             LaTex RESOURCES, INC.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


1.   ORGANIZATION, FINANCIAL CONDITION AND BUSINESS COMBINATIONS (continued)

     Disposition of Panda Resources, Inc. and Its Wholly Owned Subsidiary
     --------------------------------------------------------------------
     Richfield Natural Gas, Inc., July 1993
     --------------------------------------

     In July 1993 the Company sold its wholly owned subsidiary, Panda Resources, Inc., and Panda's wholly owned subsidiary, Richfield Natural Gas, Inc. Final post closing adjustments were in dispute until December 1995 when a settlement agreement by the various parties resulted in a judgment against LaTex Resources, Inc. in the amount of $1,810,382. This amount is reflected in the 1996 consolidated financial statement as a loss on disposal of discontinued subsidiaries.

     Proceeds from Private Placement
     -------------------------------

     On January 26, 1994, pursuant to a private placement, the Company issued 2,000,000 newly issued shares of common stock.

     Proceeds from this offering were as follows:

           Gross proceeds                         $  2,200,061
           Less: Commissions                           165,000
                 Legal fees                             10,000
                 Other expenses                          9,218
                                                  ------------

                          Net proceeds            $  2,015,843
                                                  ============

     Acquisition of Germany Oil Company
     ----------------------------------

     Effective March 31, 1995 through a series of transactions, the Company acquired all of the issued and outstanding stock of Germany Oil Company ("Germany") in exchange for 250,000 and 11,800 of the Company's common and Series A Convertible Preferred Stock, respectively. The ratio of the number of shares received by the stockholders of Germany was determined through arms length negotiations between the Chairman of the Board and President of the Company and the President of Germany. The Company also issued 370,000 shares of the Series B Convertible Preferred Stock and $8,900,000 in cash to retire a volumetric production payment and acquire all of the related contract rights mortgages, vendor liens and security interests. In addition, the Company paid $1,742,294 in cash, issued 427,038 shares of its Series A Convertible Preferred Stock and $87,998 in notes payable to acquire and retire certain indebtedness of Germany. The transaction was accounted for as a purchase. The fair value of assets and liabilities of Germany at date of acquisition follows:

           Current assets                                  $     773,088
           Current liabilities                                (4,309,479)
           Oil and gas properties                             22,504,593
                                                           -------------

                                                           $  18,968,202
                                                           =============

     The consolidated statements of operations include the results of operations of Germany Oil Company since the acquisition date. The following is a statement of pro forma revenues, loss before income taxes, net loss, and net loss per share for the years ended July 31, 1995 and 1994 based upon the assumption that Germany Oil Company was acquired at the beginning of each of the periods:




                                                    1995         1994
                                                    ----         ----
                                                      (in thousands
                                                  except per share data

            Revenues                              $  16,358     $  19,957
                                                  =========     =========
            Loss before income tax                $  (3,307)    $  (1,795)
                                                  =========     =========
            Net loss                              $  (3,382)    $  (1,795)
                                                  =========     =========
            Net loss per share                    $     .19)    $    (.10)
                                                  =========     =========

                             LaTex RESOURCES, INC.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


2.   SUMMARY OF ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements is as follows.

     Principles of Consolidation
     ---------------------------

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

     Inventories
     -----------

     Included in inventories at July 31, 1996 and 1995 are crude oil inventories at market value of $175,493 and $90,976, respectively.

     Accounting Estimates
     --------------------

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Financial Instruments
     ---------------------

     The fair value of current assets and current liabilities are assumed to be equal to their reported carrying amounts due to the short maturities of these financial instruments. Due to the Company's financial position, it is not practicable to estimate the fair value of the Company's long-term debt; additional information pertinent to its value is provided in Note 5 to the consolidated financial statements.

     The Company is required, by agreement with its primary lender (Bank of America), to participate in various hedging programs, executed by Bank of America, to protect against fluctuations in oil gas prices and interest rates. See Note 15 for discussion of the fair market value of these contracts.

     The carrying value of all other financial instruments approximates fair value.

                             LaTex RESOURCES, INC.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


2.   SUMMARY OF ACCOUNTING POLICIES (continued)

     Concentrations of Credit Risk
     -----------------------------

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company places its cash investments with high quality financial institutions and limits the amount of exposure to any one institution. In the case of default of any one financial institution, no cash investments exist that are not covered by the FDIC. The Company's revenues are derived principally from uncollateralized sales to customers in the oil and gas industry. The concentration of credit risk in a single industry affects the Company's overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions. The Company has not experienced significant credit losses on such receivables. The Company performs periodic evaluations of its customers' financial condition and generally does not require collateral.

     Revenue Recognition
     -------------------

     The Company recognizes oil and gas revenue in the month of production. Crude oil and gas marketing revenue is recognized in the month of delivery.


     Property, Equipment, Depreciation and Depletion
     -----------------------------------------------

     The Company uses the successful efforts method to account for costs in the acquisition and exploration of oil and natural gas reserves. Costs to acquire mineral interests in proved reserves, and to drill and equip development wells are capitalized. Geological and geophysical costs and costs to drill exploratory wells which do not find proved reserves are expensed. Undeveloped oil and gas properties which are individually significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. The remaining unproved oil and gas properties are aggregated and an overall impairment allowance is provided based on Company experience. Depletion and depreciation are calculated on the units of production method based upon current estimates of oil and gas reserves provided by management. Upon sale, retirement or abandonment of proved and unproved properties the cost and related accumulated depreciation and depletion are eliminated from the respective accounts and the resulting gain or loss is included in current earnings.

     Non oil and gas property and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of non oil and gas assets. Expenditures which significantly increase values or extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to expenses as incurred. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in current earnings.

     Intangible Assets
     -----------------

     Intangible assets consist primarily of debt issuance costs. Debt issuance costs are amortized over the term of the related debt.

                             LaTex RESOURCES, INC.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


2.   SUMMARY OF ACCOUNTING POLICIES (continued)

     Income Taxes
     ------------

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Gas Balancing
     -------------

     The Company follows the sales method of accounting for gas imbalances. A liability is recorded only if the Company's excess takes of natural gas volumes exceed its estimated remaining recoverable reserves. No receivables are recorded for those wells when the Company has taken less than its ownership share of gas production.

     Earnings Per Common Share
     -------------------------

     Earnings per common share is computed based upon the weighted average common shares outstanding. Outstanding stock options and warrants of LaTex Resources are excluded from the weighted average shares outstanding since their effect on the earnings per share calculation is immaterial or antidilutive.

     FASB Accounting Standards
     -------------------------

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 119 (SFAS 119), Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments. This Statement generally requires disclosures about amounts, nature, and terms of derivative financial instruments. The Company has adopted SFAS 119 for the fiscal year ended July 31, 1996.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the undiscounted future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. The Company intends to adopt SFAS 121 for the fiscal year ending July 31, 1997. The Company expects the adoption of SFAS 121 will not have a material effect on its financial statements.

                             LaTex RESOURCES, INC.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


2.   SUMMARY OF ACCOUNTING POLICIES (continued)

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument plan. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This Statement is effective for transactions entered into in fiscal years that begin after December 15, 1995. The Company intends to adopt the disclosure requirements of SFAS 123 for the fiscal year ending July 31, 1997.

     Reclassification
     ----------------

     Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation.


3.   ACCOUNTS AND NOTES RECEIVABLE AND INVESTMENTS IN AND ADVANCES TO AFFILIATES


     Accounts and Notes Receivable - Related Parties
     -----------------------------------------------
                                                       1996         1995
                                                    -----------  ----------
                                                                 (Restated)
     Accounts receivable - officers,
       directors and employees                      $  100,481   $  354,261
     Note receivable - officers,
       directors, shareholders
       and employees (See Note 12)                     291,816      236,344
                                                    ----------   ----------

       Total                                        $  392,297   $  590,605
                                                    ==========   ==========

     Accounts and Notes Receivable - Other
     -------------------------------------
                                                        1996        1995
                                                    ----------   ----------
                                                                 (Restated)

     Oakland Petroleum Operating Company, Inc.      $1,267,500   $        -

     Panda Resources, Inc.                                   -      584,172

     Other accounts receivable from
       third parties                                     5,820      112,516
                                                     ----------  ----------

       Less current maturities                         515,820      696,688
                                                     ----------  ----------

       Total                                        $  757,500   $        -
                                                     ==========  ==========

                                 LaTex RESOURCES, INC.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


3.   ACCOUNTS AND NOTES RECEIVABLE AND INVESTMENTS IN AND ADVANCES TO AFFILIATES

     The non-interest bearing note receivable from Oakland Petroleum Operating, Inc. (Oakland) represents the balance due to the Company for a loan entered into with the Company's primary lender for a joint purchase of property. The original amount was approximately $2,300,000 of which $1,267,500 was still outstanding at July 31, 1996. The note receivable is offset by a comparable amount included in the Company's long-term debt. Oakland pays all principal and interest payments directly to the Company's primary lender. The Company has a collateral interest in the Oakland properties. Interest income has been imputed at the Company's borrowing rate with its primary lender.

     Investments in and Advances to Affiliates
     -----------------------------------------

     Investments in and advances to affiliates includes the following:


                                                   1996         1995
                                                -----------  -----------
                                                             (Restated)

     Wexford Technology, Inc.                   $         -  $ 1,987,898
     Imperial Petroleum, Inc.                             -    1,640,609
     Others                                               -       18,973
                                                -----------  -----------
       Total                                    $         -  $ 3,647,480
                                                ===========  ===========

     See Note 6 - WRITE OFFS.


 4.  INCOME TAXES

     The provisions for income taxes are as follows:


                                                  1996      1995      1994
                                                --------  --------  --------
                                                         (Restated)
                                                        (in thousands)
     Current:
        State                                   $      -  $     35  $      -
                                                ========  ========  ========

                             LATEX RESOURCES, INC.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


 4.  INCOME TAXES (continued)

     Income taxes differed from the amounts computed by applying the U.S. federal tax rate of 34% as a result of the following:


                                               1996       1995       1994
                                            ---------  ---------- ---------
                                                       (Restated)
                                                     (in thousands)
     Computed "expected" tax benefit        $(3,478)   $   (835)  $   (144)
     State income taxes net of federal
       benefit                                   (1)         12          -
     Increase in valuation allowance
       for deferred tax assets                3,844         294         93
     Equity in net losses of affiliates           -         102         72
     Excess statutory depletion                (152)        237          3
     Other                                     (213)        225        (24)
                                             -------   --------   ---------
       Actual income tax expense            $     -    $     35   $      -
                                            ========   ========   ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                            1996       1995       1994
                                          --------  ----------  --------
                                                    (Restated)
                                                  (in thousands)
     Deferred tax liabilities:
       Property, plant and equipment      $ 1,574      $1,390   $   401
                                          -------      ------   -------

          Total deferred tax liabilities    1,574       1,390       401
                                          -------      ------   -------

     Deferred tax assets:
       Net operating losses                 4,300       1,521       350
       Investment write-downs                 917           -         -
       Percentage depletion carryforward      392         240       133
       Accrued expenses not deductible
         until paid                           180           -         -
       Other                                    5           5         -
                                          -------      ------   -------

         Total deferred tax assets          5,794       1,766       483
                                          -------      ------   -------

         Valuation allowance               (4,220)       (376)      (82)
                                          -------      ------   -------

         Net deferred tax assets            1,574       1,390       401
                                          -------      ------   -------
          Net deferred tax
            asset (liability)             $     -      $    -   $     -
                                          =======      =======  =======

                             LaTex RESOURCES, INC.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


 4.  INCOME TAXES (continued)

     A valuation allowance is required when it is more likely than not that all or a portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon future profitability. Accordingly, a valuation allowance has been established to reduce the deferred tax assets to a level which, more likely than not, will be realized.

     The Company has net operating loss (NOL) carryforward to offset its earnings of approximately $11,390,000. Additionally, approximately $10,490,000 of NOL carryforwards are available to offset the future separate company earnings of Germany. If not previously utilized, the net operating losses will expire in varying amounts from 2006 to 2011.


 5.  NOTES PAYABLE

                                                   1996          1995
                                               ------------  ------------
                                                              (Restated)

     Bank note (A)                             $ 22,206,707  $ 24,210,000

     Other                                           29,160        69,532
                                               ------------  ------------

     Total                                       22,235,867    24,279,532

     Less - current maturities                   22,235,867     3,644,723
                                               ------------  ------------

     Long-term debt, net                       $          -  $ 20,634,809
                                               ============  ============

     (A) Note payable dated April 18, 1995, for $23,000,000 with option of an additional $2,000,000 for six months for approved workovers, recompletions and development drilling of specified reserves. Principal due monthly of $365,000 including Oakland Petroleum Co. payment of $42,500 monthly. Interest due monthly at the higher of a Base Rate (the higher of the Bank of America Reference Rate and the Federal Fund Rate plus .5% per annum) plus 1% per annum and the London Interbank Offered Rate plus 2%. The current rate at July 31, 1996 was 7.469%. Matures March 30, 2000. Amounts outstanding are secured by mortgages which cover certain of the Company's oil and gas properties.

     The Company's existing debt agreements contain certain covenants, including maintaining a positive current ratio of 1.0, excluding current portion of long-term debt, maintaining a minimum tangible net worth of $10,000,000, maintaining a minimum cash or cash equivalents balance of $500,000, maintaining working capital of at least $500,000, the negative covenant related to permitted investments, and the covenant relating to default on other indebtedness in excess of $50,000.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994

 5.  NOTES PAYABLE (continued)

     The Company was not in compliance with the current ratio, cash equivalent, minimum tangible net worth, and working capital covenants at July 31, 1995. The items of non-compliance were subsequently waived by the lender for the year ended July 31, 1995 and through January 31, 1996. The Company was not in compliance with the above noted covenants at July 31, 1996 and was operating under a "forbearance" agreement discussed in Note 1 to the financial statements. The "forbearance" agreement expired on November 29, 1996 and the bank has not extended the agreement. The debt agreement contains various acceleration provisions of the due date in the event of non-compliance. Accordingly, the entire unpaid balance has been classified as a current liability at July 31, 1996.

 6.  WRITE OFFS

     Investments
     -----------

     During the fourth quarter of fiscal 1996, the Company wrote off its investments in Wexford Technology, Incorporated (Wexford) and Imperial Petroleum, Inc. (Imperial). The Company has not been able to obtain reliable current financial information, accordingly, summarized financial information is not presented.

     The Company acquired 32.3% of Wexford through a series of transactions culminating in May 1994. During the fourth quarter of fiscal 1996, the Company recorded a charge to earnings of $2,372,452 to write off its investment. Wexford is presently in default on its bridge debt and has received numerous written demands for payment and correspondence threatening litigation. Included in the write off was $1,462,765 in notes receivable.

     The Company owns 12% of the common stock of Imperial and certain officers, directors and employees of the Company own 28.8%. During the fourth quarter of fiscal 1996, the Company recorded a charge to earnings of $1,812,429 to write off this investment. Imperial is currently in default on its bank debt. Included in the write off of the Company's investment was $722,603 in notes receivable.

     Wexford and Imperial are both development stage enterprises that are seeking capital infusion to complete their facilities and achieve commercial operations. Neither Wexford nor Imperial have been able to raise additional debt or equity capital. Further, there can be no assurance, assuming Wexford and Imperial successfully raise additional funds or enter into a business alliance, that they will achieve commercial operations or positive cash flow. The Company is not a guarantor of any debt incurred by Wexford or Imperial.

     Exploration Prospects
     ---------------------

     During the fourth quarter of fiscal year 1996, the Company recorded a charge to earnings of $955,496 to write off costs incurred in connection with a venture in Kazakhstan C.I.S. Subsequent to July 31, 1996, the Company received written notice that the Company may be in breach of its agreements related to the venture. The Company believes it is in substantial compliance with the operating agreement governing the project. In addition, the Company has been notified that Uzenmunaigaz, the regional production association for the Middle Caspian Basin, may seek to further alter the terms of a contract in a manner which the Company believes would be detrimental to the project's viability.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


 6.  WRITE OFFS (continued)

     During fiscal 1993 the Company, through a subsidiary, acquired an interest in a permit granted by the Republic of Tunisia for the exploration and production of oil and gas from a 4,936 square kilometer (1,220,000 acres) area located in north-central Tunisia. Initial seismic acquisition activities began in 1994. The first exploratory well was spudded in fiscal 1995. This well was drilled and temporarily abandoned prior to reaching the objective depth.

     In fiscal 1996, the operator of the project, in response to a request from the Tunisian government, permanently plugged the well and restored the well site. The Company has insufficient capital to continue the project and, due to the limited time remaining on the exploration permit, decided to abandon the project and write off its investment of $2,491,299.


  7. SAVINGS AND PROFIT SHARING PLAN

     The Company maintains an employee savings and profit sharing plan (the
     Plan) which covers substantially all of its employees. The Plan is comprised of a 401(k) savings portion and a noncontributory defined contribution portion. Employees are qualified to participate after approximately one year of service. Participation in the 401(k) plan is voluntary, and the Company matches contributions up to four percent of the employees' salary at a rate of 33 1/3 percent of the employee's contribution. Employees are allowed to contribute the maximum amount allowed by the Internal Revenue Code each year, subject to nondiscrimination rules.

     The noncontributory defined contribution portion of the Plan allows the Company to share annual profits with employees. Annual payments to the Plan are elective. Management elected to make no contributions to the Plan for 1996, 1995, or 1994. The Company is under no obligation to make contributions to the Plan in the future.


  8. STOCK OPTIONS

     Stock Option Plan
     -----------------

     The 1993 Incentive Stock Plan (the "Plan") was effective December 8, 1993.

     The Plan is administered by a Compensation Committee consisting of not less than three members of the Board of Directors and a special committee appointed by the Board of Directors, as necessary.

     The aggregate number of shares of the Company's Common Stock issuable under the Plan is 2,000,000. Such stock will be made available from the Company's authorized but unissued Common Stock or from Stock held as Treasury Stock.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


  8. STOCK OPTIONS (continued)

     Options and Appreciation Rights
     -------------------------------

     This Plan authorizes the Committee to grant to key employees options to purchase the Company's Common Stock which may be in the form of incentive stock options ("ISO's"), or in the form of non-statutory options ("Non-Statutory Options"). The term of each option shall be for such period as the Committee determines but no longer than ten years from the date of grant or five years to an individual who is a 10% stockholder of the Company.

     The aggregate fair market value exercisable by an individual optionee during any calendar year under all stock option plans of the Company may not exceed $100,000. The exercise price per share for the Common Stock covered by any Options shall be determined by the Committee and, provided that in the case of an ISO and the per share exercise price shall be not less than the fair market value (or in the case of an ISO granted to an individual who at the time is a 10% Stockholder, 110% of the fair market value) of one share of Common Stock. Options to purchase 1,690,000 shares of common stock were granted under the Plan.

     Stock option activity during the periods indicated is as follows:

                                                                  Weighted
                                                                   Average
                                         Number of                Exercise
                                          Shares                   Price
                                       ------------             ------------

       Balance at July 31, 1993                  -              $      -
         Granted                           619,000                 0.875
                                           -------
       Balance at July 31, 1994            619,000                 0.875
         Forfeited                         (12,000)                0.875
                                       ------------
       Balance at July 31, 1995            607,000                 0.875
         Granted                         1,448,000                 0.448
         Forfeited                        (365,000)                0.764
                                       ------------
       Balance at July 31, 1996          1,690,000              $  0.533
                                       ============
     At July 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $0.4375 to $0.875 and
     3.77 years, respectively. (See Note 17)

     Restricted Stock Awards
     -----------------------

     The Plan authorizes the Committee to grant restricted Common Stock ("Restricted Stock") to key employees. The Committee may designate a restriction period with respect to such shares of not less than one year but not more than five years (the "Restriction Period") during which an employee will not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded to him, provided that within such limitations, the Committee may provide for the lapse of such restrictions installments where deemed appropriate. Upon termination of employment during the Restriction Period for any reason, all shares of Restricted Stock with respect to which restrictions have not yet expired will be forfeited by the employee and returned to the Company.

     The Plan also authorizes the Committee to award tax gross-up rights which entitle the grantee to cash payments from the Company at such time as income and/or excise tax liabilities arise with respect to grants under the Plan. Tax gross-up rights may be granted coincident with or after the date of grant of the related Option or Restricted Stock awards. No restricted shares have been issued at July 31, 1996. (See Note 17)

 9.  WARRANTS

     As of July 31, 1996, the Company, in connection with the sale of previously unissued common stock, has 2,700,000 Warrants outstanding. The sale included 2,587,500 of the Warrants which were detachable from the Stock/Warrant Units upon issuance and trade separately from the Units and Common Stock. Unless exercised, the 2,587,500 Warrants automatically expire on November 19, 1997. Pursuant to the terms of the Warrants, the Board of Directors of the Company may reduce the exercise price, $4.25, of the Warrants and may also extend the period during which the Warrants may be exercised. The Warrants may be redeemed by the Company at a price of $0.01 per Warrant with 30 days prior written notice by the Company.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994

 9.  WARRANTS (continued)

     In addition, the Company issued Warrants to the underwriter of the offering for $.01 per Warrant (underwriter Warrants) to purchase up to 112,500 units for $4.44 per unit. These Warrants are exercisable, in part or whole, until November 16, 1997. The Company also has agreed to register, at its sole cost and expense, all or a portion of the underwriter Warrants and/or the shares issuable, upon the exercise of the Warrants during the period November 10, 1993 to November 16, 1997.

     The Company issued 1,080,000 Warrants in connection with private placements of its common stock. The Company during 1995 issued 536,000 Warrants to a related party (See Note 12), of which, 100,000 were exercised.

     At July 31, 1996, the range of exercise prices of outstanding Warrants was $.75 to $4.44. These Warrants expire at various dates from January 1997 to October 2001. It is the intent that the Warrants will be converted into Alliance Resources Plc (See Note 17) Warrants at a ratio of .8806 for 1.


     Stock Warrant activity during the periods indicated is as follows:

                          Date      Number of   Convertible   Stock Price
                          Issued     Warrants     Shares      at Issuance
                          ------    ---------   -----------   -----------

     Balance at
       July 31, 1993                3,700,000     2,518,750
       Issued              1/26/94     80,000        80,000        $1.813
                                    ---------   -----------

     Balance at
       July 31, 1994                3,780,000     2,598,750
       Issued              6/12/95    500,000       500,000         0.469
       Exercised                     (100,000)     (100,000)
                                    ---------   -----------

     Balance at
       July 31, 1995                4,180,000     2,998,750
       Issued             11/30/95     36,000        36,000         0.469
                                    ---------   -----------

     Balance at
       July 31, 1996                4,216,000     3,034,750
                                    =========     =========

10.  PREFERRED STOCK

     The Board of Directors has the authority to issue 5,000,000 shares of Preferred Stock, in one or more series, and to fix the rights, preferences, qualifications, privileges, limitations or restrictions of each such series without any further vote or action by the shareholders, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series.

     The Company's Series A Convertible Preferred Stock (i) pays annual dividends at the rate of $0.20 per share payable quarterly in cash (or, if payment of cash dividends is prohibited by the Company's senior lender, payable in additional shares of Series A Convertible Preferred Stock), (ii) has no voting rights except as otherwise required under Delaware law, (iii) has a liquidation preference over shares of the Company's common stock of $10.00 per share plus accrued and unpaid dividends, (iv) is redeemable at the option of the Company at a redemption price of $10.00 per share plus accrued and unpaid dividends, (v) is convertible by the holder into shares of the Company's common stock at a conversion price of $3.33 per share, and
     (vi) has piggyback registration rights in the event the Company seeks to make a registered public offering of its common stock. The aggregate liquidation preference of the Series A Convertible Preferred Stock at July 31, 1996 and 1995 is $4,498,280 and $4,410,180, respectively.

     The Series B Convertible Preferred Stock (i) pays annual dividends at the rate of $1.20 per share payable quarterly in cash (or, if payment of cash dividends is prohibited by the Company's senior lender, payable in additional shares of Series B Convertible Preferred Stock), (ii) has no voting rights except as otherwise required under Delaware law, (iii) has a liquidation preference over shares of the Company's Series A Convertible Preferred Stock and the Company's common stock of $10.00 per share plus accrued and unpaid dividends, (iv) is redeemable at the option of the Company at a redemption price of $10.00 per share plus accrued and unpaid dividends, and (v) is convertible by the holder into shares of the Company's common stock at an initial conversion price of $1.50 per share, subject to adjustment from time to time to prevent dilution. By separate agreement, the Company has granted certain demand registration rights and piggyback registration rights in the event the Company seeks to make a registered public offering of its common stock. The aggregate liquidation preference of the Series B Convertible Preferred Stock at July 31, 1996 and 1995 is $4,800,250 and $3,811,000.

     Preferred stock, by class, is as follows:


                                                  Class A  Class B
                                                  -------  -------
     Balance July 31, 1993                              -        -
                                                  -------  -------
     Balance July 31, 1994                              -        -
                                                  -------  -------
     Issued for acquisition of Germany
       Oil Company                                438,838  370,000

     Issued for dividends                           2,180   11,100
                                                  -------  -------
     Balance July 31, 1995                        441,018  381,100

     Issued for legal settlement                        -   50,000

     Issued for dividends                           8,810   48,925
                                                  -------  -------
     Balance July 31, 1996                        449,828  480,025
                                                  =======  =======

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


11.  LITIGATION, COMMITMENTS AND CONTINGENCIES

     Litigation
     ----------

     On October 7, 1994, Northern Natural Gas Company ("Northern") filed a lawsuit against the Company alleging that the Company had breached two firm transportation Service Agreements dated December 1, 1990, between Northern and Panda Resources, Inc. ("Panda"), a former wholly-owned subsidiary of the Company. On June 6, 1996, Northern and the Company entered into a Settlement Agreement pursuant to which (a) the Company issued to Northern 50,000 shares of the Company's Series B Senior Convertible Preferred Stock which are convertible (subject to adjustment) into 333,333 shares of the Company's common stock, and (b) the Company agreed to pay Northern $465,000 in installments of $50,000 by June 21, 1996, $150,000 by May 1, 1997,
     $125,000 by May 1, 1998, and $140,000 May 1, 1999. An agreed judgment was entered in the case, but Northern has agreed not to seek to enforce the judgment unless the Company defaults in its payment obligations. Once the required payments have been made, Northern has agreed to execute a release of the judgment. These amounts have been reflected in the Company's consolidated financial statements at July 31, 1996.

     On November 17, 1994, Associated Storage Corporation ("Associated") filed a lawsuit against the Company alleging that the Company had breached a July 21, 1993 agreement between Associated and the Company. Associated seeks actual damages in the amount of $150,000, prejudgment interest, court costs, and attorneys' fees. Associated has filed a motion for summary adjuration which was denied by the court. The Company has asked Associated to submit to mediation.

     In connection with the sale of Panda, the Company became a party in disputes between Torch Energy Marketing, Inc. ("Torch"), NUEVO Liquids, Inc ("NUEVO") and Panda. On December 7, 1995, the Company entered into a Settlement Agreement (the "Settlement") to settle all matters related to the sale of its former wholly owned subsidiaries, Panda and Richfield Natural Gas, Inc. Pursuant to the Settlement, the Company agreed to pay to the plaintiffs (a) $20,000 on December 7, 1995, and an additional $30,000 over the course of 90 days following execution of the Settlement, and (b) to pay $50,000 within one year of the Settlement, an additional $50,000 within two years of the Settlement, and an additional $150,000 within three years of the Settlement, together with interest in the amount of $36,000. The Company has accrued the costs associated with this settlement agreement and has made all required payments under the agreement. To secure its obligation under the Settlement, the Company stipulated in an agreed judgment that it would be liable in the amount of $1,000,000 (less any amounts paid pursuant to the Settlement) upon the Company's default of its obligations under the Settlement. In addition, the Company agreed to assume and indemnify the plaintiffs against all obligations and amounts owed under a May 2, 1989 agreement between Panda and Northern relating to the transportation of natural gas through a facility located in Dewey County, Oklahoma. Pursuant to this indemnification, the Company has been asked to indemnify one of the plaintiffs with respect to claims brought against it by Northern in a lawsuit filed March 7, 1996, as more fully discussed below.

     On March 7, 1996, Northern Natural Gas Company ("Northern") filed a lawsuit against Torch Energy Advisors, Inc. ("Torch") for alleged breach of a May 2, 1989 agreement (the "Dewey County Contract") between Torch, Panda and Northern relating to the transportation of natural gas through a facility located in Dewey County, Oklahoma. The Company has assumed the defense of this matter pursuant to the indemnification agreement entered into as part of the December 7, 1995, settlement among Torch, Panda and the Company discussed above. Northern contends that Panda failed to transport the required volumes and that the deficiency resulted in a requirement that Panda pay a total of $973,000, representing the percentage of the costs of constructing the facilities calculated under the contract formula. Northern sued Torch under a written guaranty agreement and has claimed, in addition, that Torch denuded the assets of Panda and is therefore liable for the debts of Panda. The Company maintains that, if litigation is unsuccessfull to the Company, Northern would only be entitled to the amount of the contractually required volumes.

     Germany Oil Company is a named defendant in three wrongful death actions involving an accident which occurred at a heater-treatment unit on the Blowhorn Creek Millerella Oil Unit lease in Lamar County, Alabama. Each plaintiff seeks damages in the amount of $25 million. The three matters are in the initial stages of discovery and have been referred to Germany Oil Company's insurance carrier. Germany has an approximate 10% ownership interest of the property. Management believes that liability insurance coverage is adequate to cover any potential loss.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


11.  LITIGATION, COMMITMENTS AND CONTINGENCIES (continued)

     Contingencies
     -------------
     In addition to the foregoing litigation, the Company is named defendant in lawsuits, is a party in governmental proceedings, and is subject to claims of third parties from time to time arising in the ordinary course of business. While the outcome of lawsuits or other proceedings and claims against the Company cannot be predicted with certainty, management does not expect these additional matters to have a material adverse effect on the financial position of the Company.

     Commitments
     -----------

     The Company leases office space and certain property and equipment under various lease agreements. As of July 31, 1996, future lease commitments were approximately as follows:

                      Year Ending
                        July 31,
                      -----------

                         1997                          $    168,000
                         1998                               142,000
                                                       ------------

                           Total minimum payments      $    310,000
                                                       ============

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994

12.  RELATED PARTY TRANSACTIONS


     In regard to the modification and cancellation of the non-compete agreements with the two previous majority shareholders of Panda, Mr. Jeffrey T. Wilson, an officer and director of the Company, assumed the notes receivable due the Company by two former shareholders in the amount of $339,650 plus accrued interest. The Board has voted to forgive $380,624, representing the total notes and accrued interest, due from Mr. Wilson. The Board has also voted to forgive $58,138 due to the Company from Mr. Malcolm
     W. Henley, an officer and director of the Company.

     Since January 1993 the Company has leased a condominium located in Tulsa, Oklahoma owned by Jeffrey T. Wilson. Under terms of the oral lease agreement, the Company pays Mr. Wilson approximately $1,100 per month. At July 31, 1996, the Company owed Mr. Wilson approximately $8,000 for unpaid rent.

     The Company has entered into an agreement to sell its interests in its wholly owned subsidiaries, LaTex Resources International, Inc. and Phoenix Metals, Inc., and its investments in Wexford Technology, Inc. and Imperial Petroleum, Inc. (See Note 17). Mr. Wilson is a major stockholder of Imperial Petroleum, Inc.

     The Company was previously a party to an agreement with Wood Roberts, Inc. ("WRI"), a company controlled by John R. Martinson, a Director of the Company, pursuant to which WRI acted as a financial advisor to the Company. Under the agreement, the Company paid WRI a monthly fee of $4,000 and agreed to pay WRI a success fee in connection with any merger or acquisition involving a party introduced to the Company by WRI, and any financing facility arranged by WRI. Through July 31, 1996, the Company paid WRI cash retainer and success fees of $55,000. In addition, the Company has issued to WRI six year common stock purchase warrants to purchase 536,000 shares at $.75 per share, of which WRI has exercised and purchased 100,000 shares (See Note 8). As of March 4, 1996, the financial advisor agreement between the Company and WRI was terminated by agreement of the parties. By separate agreement, the Company agreed to pay Wood Roberts, LLC. a fee of $240,000 upon completion of the proposed merger with Alliance Resources Plc and a fee equal to 0.5% of the amount of any credit facility obtained by the Company from a bank or other financial institution introduced to the Company by Wood Roberts in order to refinance its indebtedness to Bank of America.

     The Company from time to time, has made loans to certain officers, directors and stockholders. The loans are evidenced by demand notes payable due on or before December 31, 1996, bearing interest at various rates.


13.  BUSINESS SEGMENTS

     The Company's operations involve oil and gas exploration, production and lease operations. Additionally, crude oil and crude oil by-products are marketed through a wholly owned subsidiary. Intersegment sales are made at prices prevailing in the industry at the time of sale. The following table sets forth information with respect to the industry segments of the Company.

                               1996       1995       1994
                            ----------  ---------  ---------
                                        (Restated)
                                      (in thousands)
Revenues:
 Oil and gas
  production and
  lease operations            $12,991    $ 9,220    $ 9,305
 Marketing                        540      1,223      2,780
                              -------    -------    -------
 Total revenues                13,531     10,443     12,085

 Intersegment                   3,658      3,023      2,884
                              -------    -------    -------
                              $17,189    $13,466    $14,969
                              =======    =======    =======


Operating income (loss):
 Oil and gas
  production and
  lease operations            $(4,477)   $(1,440)   $  (187)
 Marketing                         78        231        317
 Other                              4         93         75
                              -------    -------    -------

Net operating income
   (loss)                     $(4,395)   $(1,116)   $   205
                              =======    =======    =======

The Company sold 16% of its consolidated oil and gas revenue to Enron Reserve Acquisition Corporation for the year ended July 31, 1996. The Company had no other purchasers in excess of 10% of consolidated oil and gas revenue.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


13.  BUSINESS SEGMENTS (continued)

                                      1996       1995       1994
                                    --------   --------   --------
                                              (Restated)
                                            (In thousands)
     Identifiable assets:
       Oil and gas production       $31,830    $37,371    $12,677
       Marketing                        429        606        620
       Other                          6,707      9,946      7,962
                                    -------    -------    -------

                                    $38,966    $47,923    $21,259
                                    =======    =======    =======


     Depreciation, depletion,
       and amortization:
       Oil and gas production       $ 4,210    $ 2,403    $ 1,984
       Marketing                          3          5          7
       Other                            493        303        223
                                    -------    -------    -------

                                    $ 4,706    $ 2,711    $ 2,214
                                    =======    =======    =======


     Capital expenditures:
        Oil and gas production      $ 3,759    $ 4,759    $ 4,205
        Marketing                         -          -          -
        Other                            15         56         52
                                    -------    -------    -------

                                    $ 3,774    $ 4,815    $ 4,257
                                    =======    =======    =======



14.  SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES

     Results of Operations from Oil and Gas Producing Activities
     -----------------------------------------------------------

     The following sets forth certain information with respect to the Company's results of operations from oil and gas producing activities for the years ended July 31, 1996, 1995 and 1994. All of the Company's oil and gas producing activities are located within the United States. The dry hole costs include $2,491,299 related to the Tunisia project.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994

14. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (continued)

                                        1996            1995         1994
                                      ----------      ----------   ----------
                                                     (Restated)
                                                   (In thousands)

     Revenues                         $   11,980      $    8,585   $    8,703
     Production costs                      5,737           4,693        4,312
     Gross production taxes                  871             572          529
     Dry hole costs and
        abandonments                       3,586             104          113
     Depreciation and depletion            4,210           2,403        1,984
                                      ----------      ----------   ----------

     Results of operations
       before income taxes                (2,424)            813        1,765
     Income tax expense                        -               -          671
                                      ----------      ----------   ----------
     Results of operations
       (excluding corporate
       overhead and interest
       costs)                         $   (2,424)     $      813   $    1,094
                                      ==========      ==========   ==========


     Capitalized Costs and Costs Incurred Relating to Oil and Gas Producing Activities
     ---------------------------------------------------------------------------------

                                        1996            1995         1994
                                      ----------      ----------   ----------
                                                     (Restated)
                                                   (In thousands)

     Proven properties                $   40,316      $   38,690   $   16,208
     Unproven properties                     949           4,312            -
                                      ----------      ----------   ----------

       Total capitalized costs            41,265          43,002       16,208

     Less - accumulated
       depreciation and
       depletion                           9,435           5,631        3,555
                                      ----------      ----------   ----------

       Net capitalized costs          $   31,830      $   37,371   $   12,653
                                      ==========      ==========   ==========

     Costs incurred during
       the year:
         Property acquisition
           costs                      $        -      $        -   $        -
         Exploration costs                 2,631             104          113
         Development costs                 1,480             763          787
         Purchase of minerals
           in place                        2,800          22,613        1,740

                                       F-25

                             LaTex RESOURCES, INC.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


14. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (continued)

     Estimated Quantities of Proved Oil and Gas Reserves (Unaudited)
     ---------------------------------------------------------------

     The estimates of proved oil and gas reserves utilized in the preparation of the consolidated financial statements were prepared by independent petroleum engineers at July 31, 1996. Such estimates are in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. The Company's reserves are located onshore in the United States.

     The Company emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. In addition, a portion of the Company's proved reserves are undeveloped, which increases the imprecision inherent in estimating reserves which may ultimately be produced.

     Proved reserves are estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. The following is an analysis of the Company's proved oil and gas reserves.

                                                     Oil (MBbls)  Gas (MMcf)
                                                     -----------  ----------

     Proved reserves at July 31, 1993                    2,455.3       9,391
     Revisions of previous estimates                       423.3         346
     Extensions, discoveries and other additions         2,075.9       2,215
     Production                                           (335.3)     (2,107)
     Purchases of reserves-in-place                        112.4       1,924
     Sales of reserves-in-place                           (211.7)       (836)
                                                     -----------  ----------
     Proved reserves at July 31, 1994                    4,519.9      10,933

     Revisions of previous estimates                    (1,686.8)     (1,793)
     Extensions, discoveries and other additions               -           -
     Production                                           (359.0)     (2,612)
     Purchases of reserves-in-place                      1,562.3      21,202
     Sales of reserves-in-place                                -           -
                                                     -----------  ----------
     Proved reserves at July 31, 1995 (Restated)         4,036.4      27,730

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


14. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (continued)

                                                 Oil (MBbls)      Gas (MMcf)
                                                 -----------      ----------

     Revisions of previous estimates                 2,566.8           3,888
     Extensions, discoveries and other additions           -               -
     Production                                       (405.0)         (3,481)
     Purchases of reserves-in-place                    248.7           2,190
     Sales of reserves-in-place                        (93.9)         (2,155)
                                                 -----------      ----------

     Proved reserves at July 31, 1996                6,353.0          28,172
                                                 ===========      ==========

                                                 Oil (MBbls)      Gas (MMcf)
                                                 -----------      ----------
     Proved developed reserves at
       July 31, 1993                                 2,217.0           8,858
       July 31, 1994                                 3,843.0           9,495
       July 31, 1995 (Restated)                      4,036.4          27,730
       July 31, 1996                                 4,952.9          27,757

     Subsequent to year end, the Company has entered into letters of intent with two parties to sell oil and gas properties for approximately $1,500,000. The Company chose not to include those properties in its reserve appraisal at July 31, 1996.

     Standardized Measure of Discounted Future Net Cash Flows Relating to Proved
     ---------------------------------------------------------------------------
     Oil and Gas Reserves (Unaudited)
     --------------------------------

     The "Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves" (Standardized Measure) is a disclosure requirement under SFAS No. 69. The Standardized Measure does not purport to present the fair market value of proved oil and gas reserves. This would require consideration of expected future economic and operating conditions, which are not taken into account in calculating the Standardized Measure.

     Under the Standardized Measure, future cash inflows were estimated by applying year-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by the estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's tax basis in the associated proved oil and gas properties. Tax credits and permanent differences were also considered in the future income tax calculation. Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

                             LaTex RESOURCES, INC.

                   Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


14. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (continued)

                                                          Year Ended
                                          -------------------------------------------
                                          July 31, 1994  July 31, 1995  July 31, 1996
                                          -------------  -------------  -------------
                                                          (Restated)
                                                        (In thousands)

     Future cash inflows                   $     87,093   $     99,585   $    181,566
     Future costs - future production
       and development costs                     49,490         43,794         79,763
                                          -------------  -------------  -------------

     Future net cash inflows before
       income tax expense                        37,603         55,791        101,803

     Future income tax expense                    9,151          8,705         25,486
                                          -------------  -------------  -------------

     Future net cash flows                       28,452         47,086         76,317

     10% annual discount for estimated
       timing of cash flows                      14,175         22,130         35,869
                                          -------------  -------------  -------------

     Standardarized Measure of
     discounted future net cash
     flows                                $      14,277  $      24,956  $      40,448
                                          =============  =============  =============

     Changes in Standardized Measure of Discounted Future Net Cash Flows
     -------------------------------------------------------------------
     Relating to Proved Oil and Gas Reserves (Unaudited)
     ---------------------------------------------------

     The following is an analysis of the changes in the Standardized Measure during the periods presented:

                                                          Year Ended
                                          -------------------------------------------
                                          July 31, 1994  July 31, 1995  July 31, 1996
                                          -------------  -------------  -------------
                                                          (Restated)
                                                        (In thousands)
Standardized Measure -
  beginning of year                       $       9,993  $      14,277   $     24,956
Increases (Decreases)
  Sales, net of production costs                 (3,799)        (3,800)        (5,779)
  Net change in sales prices,
    net of production costs                       2,600         (9,108)        20,712
  Discoveries and extensions,
    net of related future
    development production costs                  4,762              -              -
  Changes in estimated future
    development costs                            (1,521)         1,182         (2,889)
  Revisions of previous
    quantity estimates                              225         (4,260)        11,260
  Accretion of discount                               -          1,428          2,181
  Net change in income taxes                          -            236         (8,944)
  Purchases of reserves-in-place                  2,459         20,700          2,093
  Sales of reserves-in-place                       (974)             -         (3,142)
  Timing of production of
    reserves and other                              532          4,301              -
                                          -------------  -------------  -------------
Standardized Measure - end of year        $      14,277  $      24,956  $      40,448
                                          =============  =============  =============


                   Note to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994

15.  HEDGING

     Oil and Gas - The Company is required, by agreement with its primary lender
     -----------
     (Bank of America), to participate in a price protection program, executed by Bank of America, for a majority of its gas sales for a 36 month period until March 31, 1998. Oil is hedged at a floor of $16.50/Bbl and a ceiling of $19.82/Bbl based on projected monthly production. Gas is hedged at $1.806/MMBtu based on projected monthly production. The production rates were calculated by Bank of America from reserve report data and are fixed by Bank of America. The monthly hedge amount is calculated by Bank of America from published market rates. The current hedging agreement does not allow for full benefit from prices above the ceiling amount.

     The hedging gains or losses for the years ended July 31, 1996 and 1995 are as follows:

                                                           1996          1995
                                                       ----------     ----------
                                                                      (Restated)
         Oil                                           $  (200,447)   $  (4,397)
         Gas                                            (1,275,206)     161,698
                                                       -----------    ---------
           Net hedging income (loss)                   $(1,475,653)   $ 157,301
                                                       ===========    =========


     The hedging gains and losses are included in oil and gas revenue for the years indicated.

     Interest - The Company is required, by agreement with its primary lender
     --------
     (Bank of America), to participate in an interest rate protection program, executed by Bank of America, until February 29, 2000, for its debt to its primary lender. Interest is hedged to achieve a fixed rate of 7.49% based on a fixed amortization schedule determined at loan origination. The hedging losses for the year ended July 31, 1996 and 1995 are $504,303 and $80,151, respectively, and are included in interest expense for the years indicated.

     The off-balance sheet liability for all future hedging commitments based on current year end prices and rates are as follows:

         Oil                                           $   669,405
         Gas                                             1,688,202
         Interest                                        1,291,680
                                                       -----------
           Net liability                               $ 3,649,287
                                                       ===========

                  Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994

16.  RESTATEMENT OF PRIOR YEAR

     Effective March 31, 1995 the Company acquired Germany Oil Company ("Germany") in a purchase transaction. The net assets acquired consisted primarily of oil and gas properties. In connection with the transaction the Company failed to allocate the purchase price to all assets acquired as required by generally accepted accounting principles. During fiscal 1996 the Company, based on the reports of independent petroleum engineers, reallocated the adjusted purchase price as of the date of acquisition. Accordingly, the previously reported 1995 amounts have been restated as follows:

                                                                     Statement of
                                        Asset        Liability       Operations
                                      Increase       (Increase)      (Increase)
                                     (Decrease)       Decrease        Decrease
                                     -----------     -----------     -----------
       Oil and gas properties        $ 7,859,993     $         -     $         -
       Goodwill                       (9,929,199)              -               -
       Deferred loan cost                871,270               -               -
       Accounts payable                                1,197,936
       Goodwill amortization            (220,650)              -         220,650
       Depletion expense                 (49,283)              -          49,283
       Amortization expense               58,085               -         (58,085)
                                     -----------     -----------     -----------
            Total                    $(1,409,784)    $ 1,197,936     $   211,848
                                     ===========     ===========     ===========


     As a result of the restatement, loss per share decreased by $0.01 per share.

17.  SUBSEQUENT EVENTS

     Proposed Merger With Alliance Resources Plc - As a result of the demands
     -------------------------------------------
     placed upon the Company by its primary lender, the Company's continuing working capital deficit, its deteriorating financial condition and the inability of the Company to raise additional debt or equity capital, management of the Company, in the forth quarter of fiscal 1996, determined to seek an equity infusion through a strategic merger with a suitable merger candidate. Management's primary objective in seeking a merger partner was to solve the working capital deficit of the Company through an equity infusion while minimizing dilution to the shareholders. Although the Company considered several potential transactions. Alliance Resources Plc ("Alliance") emerged as the candidate most likely to meet the objectives of the Company. The Company has entered into an Agreement and Plan of Merger ("Alliance Merger Agreement") dated August 12, 1996 with Alliance Resources Plc, a company organized under the laws of the United Kingdom ("Alliance"), Pursuant to which the Company will merge ("Alliance Merger") with a wholly-owned U.S. subsidiary of Alliance.

                  Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994

17.  SUBSEQUENT EVENTS (continued)

     Under the terms of the Alliance Merger Agreement and after giving effect to a 1 for 40 reverse stock split to be completed by Alliance, the holders of the Company's common stock will receive 0.8806 ordinary shares of Alliance for each share of such common stock, the holders of the Company's Series A Convertible Preferred Stock will receive 2.6445 ordinary shares of Alliance for each share of such Series A Convertible Preferred Stock, and the holders of the Company's Series B Senior Convertible Preferred Stock will receive 5.8709 ordinary shares of Alliance for each share of such Series B Senior Convertible Preferred Stock. Following the Alliance Merger, the holders of the Company's common and preferred stock will own, as a group, approximately 72% of the issued and outstanding ordinary shares of Alliance and the Company will become a wholly-owned subsidiary of Alliance. Holders of outstanding warrants to purchase shares of the Company's common stock will receive from Alliance replacement warrants to purchase shares of Alliance ordinary shares on substantially the same terms.

     It is anticipated that the merger will provide the Company with sufficient capital resources to eliminate its existing working capital deficit, refinance the Company's senior debt and eliminate the hedging agreements, and provide development capital for exploration of the Company's oil and gas properties. In addition, the Company believes that the combination of the two companies provides strategic benefits to the Company important to its long-term growth and the enhancement of shareholder value. Although Alliance's domestic oil and gas operations are significantly smaller than the Company's, the Company believes that the merger will enhance the overall financial strength of the Company and provide a stable platform from which future growth can be achieved. The strategic objectives of the combined Company will be to continue a policy of structured and stable growth in the domestic U.S. oil and gas sector while implementing projects in Western Europe, the Middle East and the former Soviet Union.

     Under the terms of the Alliance Merger Agreement, the Company is required to dispose of its interests in its unconsolidated affiliates, Wexford Technology, Inc. ("Wexford") and Imperial Petroleum, Inc. ("Imperial"), and its interests in its wholly-owned subsidiaries LaTex Resources International, Inc. ("LaTex Resources International") and Phoenix Metals, Inc. ("Phoenix Metals"). Effective July 31, 1996, the Company has written off its $1,812,429 investment in Imperial, its $2,372,452 investment in Wexford, and its $955,496 Investment in LaTex Resources International. The Company has entered into a Purchase Agreement with Imperial pursuant to which the Company will sell its interests in Wexford, Imperial, LaTex Resources International and Phoenix Metals to Imperial for 100,000 shares of the Company's common stock. Imperial is controlled by the Company's President and largest stockholder, Jeffrey T. Wilson. Prior to the completion of the sale, the Company intends to obtain an opinion from an independent investment banking firm as to the fairness of the transaction to the Company's stockholders.

                  Notes to Consolidated Financial Statements

                         July 31, 1996, 1995, and 1994


17.   SUBSEQUENT EVENTS(continued)

      Effective October 21, 1996, each holder of options granted under the Company's 1993 Incentive Stock Plan agreed to terminate all options held and receive grants of restricted common stock of the Company. 1,690,000 options were canceled and 1,690,000 shares of restricted common stock were granted. The terms of the Restricted Shares provide that a holder may not sell, transfer, or otherwise dispose of any Restricted Shares as long as the Company has the right to a forfeiture of the Shares. The terms of the Restricted Stock provide that in the event that a holder's employment with the Company shall terminate for any reason other than death or total disability prior to the earlier of (a) February 1, 1997, or (b) a change in control occurs with respect to the Company, the holder shall immediately forfeit any right to the shares of Restricted Stock for which the restrictions have not otherwise lapsed. Compensation expense of $528,125, reflecting the market value of the Company's publicly traded stock on the date of grant, was recorded on that date. It is the intent that the holders of the restricted stock will convert their shares to Alliance ordinary shares on substantially the same basis as the Company's common stockholders. The Company did not grant any tax gross-up rights in connection with the issuance of the restricted stock.

      Disposition of Oil and Gas Properties - Subsequent to year end, the
      -------------------------------------
      Company has entered into letters of intent with two parties to sell oil and gas properties for approximately $1,500,000. The Company chose not to include those properties in its reserve appraisal at July 31, 1996. The Company does not expect the transaction to have a significant impact on the results of operations.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 FORM 10-Q/A2

(Mark One)

            QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
   XX       SECURITIES EXCHANGE OF 1934
   --

            For the quarterly period ended October 31, 1996

                                      OR

            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
   --       SECURITIES EXCHANGE ACT OF 1934

            For the transition period from ________________to__________________


Commission file number : 0-13399

                             LaTex Resources, Inc.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


           Delaware                                             73-1405081
-------------------------------                          -----------------------
(State or other jurisdiction of                              (I.R.S. Employer
 Incorporation or organization)                              Identification No.)


4200 East Skelly Drive, Suite 1000, Tulsa, Oklahoma      74135
--------------------------------------------------------------------------------
(Address of principal executive offices)                (Zip Code)


                918-747-7000
--------------------------------------------------------------------------------
   (Registrant's telephone number, including area code)


--------------------------------------------------------------------------------
(Former name or former address, if changed since last report.)

       Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Act of 1934 during the preceding 12 months (or for such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  X     No
   -----     -----

       As of February 20, 1997, there were 19,805,495 shares of the Registrant's single class of common stock issued and outstanding.

                             LaTex Resources, Inc.
                  Index to Form 10-Q for the Quarterly Period
                            Ended October 31, 1996


PART I - FINANCIAL INFORMATION

     Item 1.  Financial Statements.                   Page
              --------------------

              Consolidated Balance Sheets as of
              October 31, 1996 and July 31, 1996         4

              Consolidated Statements of Operations
              for the three months ended
              October 31, 1996 and 1995                  6

              Consolidated Statements of Cash Flows
              for the three months ended
              October 31, 1996 and 1995                  7

              Consolidated Statements of Stockholders'
              Equity for the three months ended
              October 31, 1996 and the year ended
              July 31, 1996                              9

              Notes to Consolidated Financial
              Statements                                10

     Item 2.  Management's Discussion and Analysis
              of Financial Condition and Results        11
              of Operations.


PART II - OTHER INFORMATION                             22

     Item 1.  Legal Proceedings

     The information called for by, Item 2.  Changes in Securities,    Item 3.
Default Upon Senior Securities,    Item 4.  Submission of Matters to a Vote of
Security Holders,    Item 5.  Other Information and    Item 6.  Exhibits and
Reports on Form 8-K has been omitted as either inapplicable or because the
answer thereto is   negative.

SIGNATURES                                              25

                                     PART I

                             FINANCIAL INFORMATION

ITEM 1.  Financial Statements


                             LATEX RESOURCES, INC.
                     Consolidated Condensed Balance Sheet

                                                  October 31, 1996         July 31, 1996
                                                    (unaudited)              (audited)
                                                --------------------     ----------------
ASSETS

Current assets:
     Cash                                         $           19,721       $        19,337
     Accounts receivable-net                               3,208,742             3,324,309
     Accounts receivable-other                               513,378               515,820
     Inventories                                             175,493               175,493
     Other current assets                                     22,055                27,587
     Assets held for resale                                  164,792               164,792
                                                  -------------------      ----------------

     TOTAL CURRENT ASSETS                         $        4,104,181       $     4,227,338
                                                  -------------------      ----------------

Property, plant, and equipment:
     Oil and gas properties - at cost             $       41,264,288       $    41,264,573
     Other depreciable assets                                855,512               854,259
                                                  -------------------      ----------------
                                                  $       42,119,800       $    42,118,832
     Less accumulated depreciation
          and depletion                                   12,571,037            10,173,524
                                                  -------------------      ----------------

          Net property, plant
               and equipment                      $       29,548,763       $    31,945,308
                                                  -------------------      ----------------


Other assets:
     Notes Receivable-net of
          current portion                         $          630,000       $       757,500
     Deposits and other assets                               123,839               130,734
     Accounts and Notes Receivable
          and related parties                                  2,404               392,297
     Intangible assets, net-of
          amortization                                     1,408,272             1,512,899
                                                  -------------------      ----------------

          TOTAL OTHER ASSETS                               2,164,515             2,793,430
                                                  -------------------      ----------------

TOTAL ASSETS                                      $       35,817,459        $   38,966,076
                                                  ===================       ===============


See accompanying notes to financial statements.

                             LATEX RESOURCES, INC.
                     Consolidated Condensed Balance Sheet


                                                 October 31, 1996          July 31,1996
                                                   (unaudited)               (audited)
                                               --------------------       ---------------
LIABILITIES AND
     STOCKHOLDERS EQUITY

Current Liabilities:
     Accounts payable                           $   9,991,311              $  9,057,707
     Accounts payable-other                           433,641                   132,000
     Accrued expenses payable                         592,784                   607,055
     Current portion long-term debt                21,127,412                22,235,867
                                               --------------------       ---------------
          Total current liabilities            $   32,145,148             $  32,032,629
                                               --------------------       ---------------

Other liabilities                                     615,000                   615,000
                                               --------------------       ---------------
          Total liabilities                        32,760,148                32,647,629
                                               --------------------       ---------------

Stockholders' equity:
     Preferred stock - par value $0.01;
        5,000,000 shares authorized:
        Series A convertible preferred stock
        ($10 liquidation preference),
        452,052 and 449,828 issued and
        outstanding at October 31, 1996 and
        July 31, 1996, respectively            $        4,520             $       4,498
        Series B convertible preferred stock
        ($10 liquidation preference),
        494,426 and 480,025 issued and
        outstanding at October 31, 1996 and
        July 31, 1996, respectively                     4,944                     4,800
     Common stock - par value $.01,
        50,000,000 authorized; issued and
        outstanding 20,813,995 and
        19,123,995 at October 31, 1996
        and July 31, 1996, respectively               208,140                   191,240
     Additional paid-in capital                    19,032,443                18,355,134
     Treasury stock                                  (489,365)                 (489,365)
     Accumulated deficit                          (15,703,371)              (11,747,860)
                                               --------------------       ---------------
          Total stockholders' equity           $    3,057,311             $   6,318,447
                                               --------------------       ---------------

TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                      $   35,817,459             $  38,966,076
                                               ====================       ===============


See accompanying notes to financial statements.

                             LATEX RESOURCES, INC.
                Consolidated Condensed Statement of Operations


                                                  For The Three Months Ended    For The Three Months Ended
                                                          October 31,                    October 31,
                                                             1996                      1995 (Restated)
                                                         (unaudited)                     (unaudited)
                                                        --------------               -----------------
Revenue:
     Oil and gas sales                                  $  2,377,701                   $    3,034,752
     Crude Oil and Gas Marketing                              90,227                          188,843
     Lease operations and management fees                    249,889                          235,733
                                                        ------------                   --------------

          Total operating income                        $  2,717,817                   $    3,459,328
                                                        ------------                   --------------

Operating expenses:
     Lease operating expense                            $  1,465,548                   $    1,561,516
     Cost of Crude Oil & Gas Marketing                        17,271                           84,183
     General & administrative expense                      1,894,744                          747,863
     Depreciation, depletion and amortization              2,607,551                        1,247,979
     Dry hole costs and abandonments                          22,113                           73,293
                                                        ------------                   --------------

          Total operating expenses                      $  6,007,227                   $    3,714,834
                                                        ------------                   --------------

Net operating loss                                      $ (3,289,410)                  $     (255,506)
Other income:
     Equity in (losses) and writeoffs of
          Investments in affiliates                     $          -                   $      (41,500)
     Gain on sale of assets                                   68,033                                -
     Interest Income                                          32,934                           38,653
     Interest Expense                                       (599,818)                        (580,667)
                                                        ------------                   --------------

Net loss                                                $ (3,789,261)                  $     (839,020)

Preferred stock dividends                               $    166,250                   $      136,230
                                                        ------------                   --------------

Net loss for common shareholders                        $ (3,955,511)                  $     (975,250)
                                                        ============                   ==============

Loss Per Share for common shareholders                          (.20)                            (.05)
                                                        ============                   ==============

Weighted avg. number of shares o/s                        19,326,060                       17,950,456
                                                        ============                   ==============


See accompanying notes to financial statements.

                             LATEX RESOURCES, INC.
                Consolidated Condensed Statements of Cash Flows


                                                                        Three                  Three
                                                                     Months Ended           Months Ended
                                                                     October 31,             October 31,
                                                                        1996              1995 (unaudited)
                                                                     (unaudited)             (Restated)
                                                                   ==============         ================
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net Loss                                                       $  (3,789,261)          $     (839,020)
     Adjustments to reconcile net loss to net cash
          provided by operating activities:                                     -                        -
     Depreciation, amorization and depletion                            2,607,551                1,247,979
     Gain on sale of assets                                               (68,033)                       -
     Equity in losses and writeoffs of
            investments in affiliates                                           -                   41,500
     Dryhole costs and abandonments                                        22,113                   73,293
     Employee bonus                                                       528,125                        -
     Forgiveness of debt                                                  385,391
     Changes in Assets and Liabilities:
          Accounts receivable                                             115,567                (148,474)
          Accounts and notes receivable-related parties                     4,502
          Accrued expenses payable                                        (14,271)                 (12,257)
          Accounts payable                                              1,235,245                 (403,356)
          Other assets                                                     14,869                  103,126
          Prepaid expenses                                                      -                  (76,430)
                                                                    -------------           --------------
Net cash provided by (used in) operating activities                 $   1,041,798           $      (13,639)
                                                                    -------------           --------------

Cash flows from investing activities:
  Proceeds from sale of property and equipment                      $      83,625           $            -
  Purchases of property and equipment                                    (144,084)              (2,011,808)
  Collections on notes receivable                                         127,500                        -
                                                                    -------------           --------------
Net cash provided by (used for) investing activities                $     67,041            $   (2,011,808)



See accompanying notes to financial statements.

                             LATEX RESOURCES, INC.
                Consolidated Condensed Statements of Cash Flows

                                                                     Three                 Three
                                                                  Months Ended          Months Ended
                                                                  October 31,           October 31,
                                                                      1996            1995 (Restated)
                                                                  (unaudited)           (unaudited)
                                                                ==============         ==============
CASH FLOWS FROM FINANCING ACTIVITIES:

     Notes payable                                                  (1,108,455)           1,742,383
                                                                 -------------        -------------
Net cash provided by (used for) financing activities             $  (1,108,455)       $   1,742,383
                                                                 -------------        -------------

Net increase (decrease) in cash and cash equivalents                       384        $    (283,064)

Cash and cash equivalents beginning of period                    $      19,337        $     314,229
                                                                 -------------        -------------

Cash and cash equivalents end of period                          $      19,721        $      31,165


Supplemental disclosures of cash flow information

Cash paid during the period for:
     Interest                                                    $     570,755        $     580,667
                                                                 =============        =============


See accompanying notes to financial statements.

                             LATEX RESOURCES, INC.
                Consolidated Statements of Stockholders' Equity
         Three Months Ended October 31, 1996; Year Ended July 31, 1996


                                          Preferred Stock                        Additional                              Total
                                      -----------------------      Common         Paid-In     Accumulated   Treasury  Stockholders
                                       Class A       Class B        Stock         Capital       Deficit       Stock      Equity
                                      ==========    =========    ===========    ============  ==========   ========== ============
Balance July 31, 1996                 $     4,498        4,800      191,240      18,355,134   (11,747,860)  (489,365)   6,318,447

Issued 2,224 shares of Class A and
14,401 shares of Class B in lieu
of cash dividends                              22          144            -         166,084      (166,250)         -            -

Issued 1,690,000 shares for
employee bonus                                  -            -       16,900         511,225             -          -      528,125

Net loss                                        -            -            -               -    (3,789,261)         -   (3,789,261)
                                       ----------    ---------     --------      ----------   -----------   --------    ---------
Balance October 31, 1996               $    4,520        4,944      208,140      19,032,443   (15,703,371)  (489,365)   3,057,311
                                       ==========    =========     ========      ==========   ===========   ========    =========


See accompanying notes to consolidated financial statements.


                        PART I - FINANCIAL INFORMATION

                             LaTex Resources, Inc.
             Notes to Consolidated Condensed Financial Statements


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM REPORTING. The interim consolidated condensed financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. All such adjustments are of a normal recurring nature. Due to the seasonal nature of the business, the results of operations for the three months ended October 31, 1996, are not necessarily indicative of the results that may be expected for the year ended July 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-K for the year ended July 31, 1996.

RECLASSIFICATION. Certain amounts in the October 1995 consolidated condensed financial statements have been reclassified to conform with the October 1996 presentation.

(2)  ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121

Effective August 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of, which requires impairment losses to be recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair values are based on discounted future cash flows or information provided by sales and purchases of similar assets. Under SFAS No. 121, the Company now evaluates impairment of production assets on a well by well basis rather than using a total company basis for its proved properties. As a result, the Company recognized a pre-tax impairment loss of $1.4 million in the three months ended October 31, 1996. Such loss is included in depreciation, depletion and amortization expense.

(3)  RESTATEMENT OF PRIOR YEAR

Effective March 31, 1995 the Company acquired Germany Oil Company ("Germany") in a purchase transaction. The net assets acquired consisted primarily of oil and gas properties. In connection with the transaction the Company failed to allocate the purchase price to all assets acquired as required by generally accepted accounting principles. During fiscal 1996 the Company, based on the reports of independent petroleum engineers, reallocated the adjusted purchase price as of the date of acquisition. Accordingly, the previously reported 1995 amounts have been restated as follows:

                                                                  Statement of
                               Asset            Liability          Operations
                              Increase          (Increase)         (Increase)
                             (Decrease)          Decrease           Decrease
                            ------------       -----------        ------------


Oil and gas properties      $  7,859,993       $        -        $         -
Goodwill                      (9,929,199)               -                  -
Deferred loan cost               871,270                -                  -
Accounts payable                       -        1,197,936                  -
Goodwill amortization           (220,650)               -            220,650
Depletion expense                (49,283)               -             49,283
Amortization expense              58,085                -            (58,085)
                            ------------       ----------        -----------
    Total                   $ (1,409,784)      $1,197,936        $   211,848
                            ============       ==========        ===========


Item 2.   Management's Discussion and Analysis of Financial
          Condition and Results of Operations.
          -----------------------------------


Proposed Merger With Alliance Resources Plc
-------------------------------------------

As a result of the demands placed upon the Company by its primary lender, the Company's continuing working capital deficit, its deteriorating financial condition and the inability of the Company to raise additional debt or equity capital, management of the Company, in the fourth quarter of fiscal 1996, determined to seek an equity infusion through a strategic merger with a suitable merger candidate. Management's primary objective in seeking a merger partner was to solve the working capital deficit of the Company through an equity infusion while minimizing dilution to the shareholders. Although the Company considered several potential transactions, Alliance Resources Plc ("Alliance") emerged as the candidate most likely to meet the objectives of the Company. The Company has entered into an Agreement and Plan of Merger ("Alliance Merger Agreement") dated August 12, 1996 with Alliance Resources Plc, a company organized under the laws of the United Kingdom ("Alliance"), pursuant to which the Company will merge ("Alliance Merger") with a wholly-owned U.S. subsidiary of Alliance.

Under the terms of the Alliance Merger Agreement and after giving effect to a 1 for 40 reverse stock split to be completed by Alliance, the holders of the Company's common stock will receive 0.8806 ordinary shares of Alliance for each share of such common stock, the holders of the Company's Series A Convertible Preferred Stock will receive 2.6445 ordinary shares of Alliance for each share of such Series A Convertible Preferred Stock, and the holders of the Company's Series B Senior Convertible Preferred Stock will receive 5.8709 ordinary shares of Alliance for each share of such Series B senior Convertible Preferred Stock. Following the Alliance Merger, the holders of the Company's common and preferred stock will own, as a group, approximately 72% of the issued and outstanding ordinary shares of Alliance and the Company will become a wholly-owned subsidiary of Alliance. Holders of outstanding warrants to purchase shares of the Company's common stock will receive from Alliance replacement warrants to purchase shares of Alliance ordinary shares on substantially the same terms.

It is anticipated that the merger will provide the Company with sufficient capital resources to eliminate its existing working capital deficit, refinance the Company's senior debt and eliminate the hedging agreements, and provide development capital for exploration of the Company's oil and gas properties. In addition, the Company believes that the combination of the two companies provides strategic benefits to the Company important to its long-term growth and the enhancement of shareholder value. Although Alliance's domestic oil and gas operations are significantly smaller than the Company's, the Company believes that the merger will enhance the overall financial strength of the Company and provide a stable platform from which future growth can be achieved. The strategic objectives of the combined Company will be to continue a policy of structured and stable growth in the domestic U.S. oil and gas sector while implementing projects in Western Europe, the Middle East and the former Soviet Union.

Disposition of Oil and Gas Properties
-------------------------------------

Subsequent to October 31, 1996, the Company closed two oil and gas property sales for approximately $1,500,000. The sales proceeds approximated net book value.

Results of Operations
---------------------

The following is a discussion of the results of operations of the Company for the three months ended October 31, 1996. This discussion should be read in conjunction with the Company's unaudited Consolidated Financial Statements and the notes thereto included in Part I of this Quarterly Report.

The Company follows the "successful efforts" method of accounting for its oil and gas properties whereby costs of productive wells and productive leases are capitalized and amortized on a unit-of-production basis over the life of the remaining proved reserves. Amortization of capitalized costs is provided on a lease-by-lease basis. Exploratory expenses, including geological and geophysical expenses and annual delay rentals, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful.

The factors which most significantly affect the Company's results of operations are (i) the sale prices of crude oil and natural gas,(ii) the level of total sales volumes, (iii) the level of lease operating expenses, and (iv) the level of and interest rates on borrowings. Total sales volumes and the level of borrowings are significantly impacted by the degree of success the Company experiences in its efforts to acquire oil and gas properties and its ability to maintain or increase production from its existing oil and gas properties through its development activities. The following table reflects certain historical operating data for the periods presented:

                                                  Three Months Ended October 31
                                                  -----------------------------
                                                            1996     1995
                                                            ----     ----
       Net Sales Volumes:
            Oil (Mbbls)                                       86      110
            Natural gas (Mmcf)                               619      941
            Oil equivalent (MBOE)                            189      267

       Average Sales Prices:
            Oil (per Bbl)                                 $18.62   $13.40
            Natural Gas (per Mcf)                         $ 1.83   $ 1.52

       Operating Exp. per BOE of Net Sales:
            Lease operating                               $ 6.92   $ 5.11
            Severance tax                                 $ 0.70   $ 0.74
            General and administrative                    $ 9.99   $ 2.80
            Depreciation, depletion and  amortization     $13.75   $ 4.68

Average sales prices received by the Company for oil and gas have historically fluctuated significantly from period to period. Fluctuations in oil prices during these periods reflect market uncertainties as well as concerns related to the global supply and demand for crude oil. Average gas prices received by the Company fluctuate generally with changes in the spot market price for gas. Spot market gas prices have generally declined in recent years because of lower worldwide energy prices as well as excess deliverability of natural gas in the United States. Relatively modest changes in either oil or gas prices significantly impact the Company's results of operations and cash flow and could significantly impact the Company's borrowing capacity.

The Company entered into hedging arrangements in April 1995 designed to offset fluctuations in oil and gas prices through financial instruments. For fiscal 1997 the Company has experienced a net loss of $431,238 as a result of its hedging program.

The amended operating data table primarily reflects the adoption of Financial Accounting Standards No. 121 recognized in Depreciation, Depletion and Amortization, the issuance of restricted Common Stock to the employees reflected in general and administrative expense and the recognition of a gas balancing liability due to the Company's overproduced status resulting in reduced sales volumes.

Three months ended October 31,1996  Total revenues from the Company's operations
----------------------------------
for the quarter ended October 31, 1996 were $2,717,817 compared to $3,459,328 for the quarter ended October 31, 1995. Revenues decreased over the comparable period a year earlier due principally to the negative effect of the product hedges, ($542,729) lower sales volumes ($4,991) and gas imbalance adjustments ($231,327).

Depreciation, depletion and amortization increased to $2,607,551 from $1,247,979 year earlier as a result of $1,424,079 impact of FAS 121 dealing with asset impairments.

Lease operating expenses were $1,465,548 for the three-month period ending October 31, 1996 compared to $1,561,516 for the period ending October 31, 1995. The decrease in lease operating expenses are due to the sale of non-strategic oil and gas properties and shutting in various marginal operated properties.

General and administrative expenses increased from $747,863 during the quarter ended October 31, 1995 to $1,894,744 for the period ending October 31, 1996. The increase is attributable to the issuance of restricted stock to employees and additional legal fees associated with the Alliance Merger.



The net loss for common shareholders for the quarter ended October 31, 1996 was $3,955,511 ($.20 per share) compared to a net loss of $975,250 ($.05 per share) for the previous year. The increase in the loss was a result of lower sales volumes, hedging costs, the asset impairments, employee restricted stock issuance and the gas balancing liability.

Capital Resources and Liquidity
-------------------------------

The Company's capital requirements relate primarily to the acquisition of developed oil and gas properties and undeveloped leasehold acreage and exploration and development activities. In general, because the Company's oil and gas reserves are depleted by production, the success of its business strategy is dependent upon a continuous acquisition and exploration and development program.

Historically, the Company's operating needs and capital expenditures have been funded by borrowings under its bank credit facilities and cash flow from operations. As a result of significant capital expenditures since 1991, the Company has experienced a decrease in its short-term liquidity and a decline in its working capital. In connection with the Company's acquisition of Germany Oil Company in April 1995, the Company's new credit facility provided a source of long-term financing. As a result of the Germany acquisition, the Company assumed approximately $4.3 million in liabilities and accounts payable which created a significant working capital deficit. The Company immediately began a program designed to reduce these liabilities through negotiated reductions in amounts owed and term payments out of the Company's cash flow. At October 31, 1996, the Company had current assets of $4.1 million and current liabilities of $32.8 million which resulted in negative working capital of $28.7 million. The Company's working capital deficit is primarily due to the current liability classification of all indebtedness of the Company to its principal bank, and increases in royalty and vendor payables resulting from the Company's inability to fund its current obligations due primarily to product hedging losses. Subject to the availability of capital, the Company intends to continue to pursue its program to achieve an orderly liquidation of the Germany Oil indebtedness. Management plans to reduce the working capital deficit include curtailment of the development of its undeveloped properties, strategic sales of certain of its oil and gas properties, and the aggressive reduction of administrative and such other costs that have been determined to be nonessential. Management plans also include consideration of alliances or other partnership arrangements or potential merger opportunities. There can be no assurance that, without an infusion of additional debt or equity capital, the Company will be able to timely liquidate these liabilities. As part of the Company's effort to reduce its working capital shortage, the Company has entered into the proposed merger transaction with Alliance Resources Plc.

For the quarter ended October 31, 1996, the Company's operating activities resulted in positive cash flow of $1,041,798 compared to a negative cash flow of $13,639 for the quarter ended October 31,1995. The improvement in cash flow is due to additional cash provided by operating activities through continued deferral of paying obligations of the Company which resulted in increased accounts payable.

Investing activities of the Company generated $67,041 in net cash flow for the quarter ended October 31, 1996 to fund the Company's oil and gas activities. Investing activities of the Company used $2,011,808 in net cash flow for the quarter ended October 31, 1995. The decrease in investing activities in fiscal 1997 was primarily due to decrease in property acquisitions.

Financing activities used $1,108,455 in net cash flow for the quarter ended October 31, 1996 compared to $1,742,383 provided in net cash flow for the quarter ended October 31, 1995. The decrease from 1996 was a result of the monthly amortization of the Company's indebtedness to its principal bank. As a result of the Company's default under certain provisions of its credit facility with Bank of America, the Company does not currently anticipate being able to increase its level of borrowing under such credit facility.

The domestic spot price for crude oil has ranged from $11.00 to $40.00 per barrel over the past ten years. To the extent that crude oil prices continue fluctuating in this manner, the Company expects material fluctuations in revenues from quarter to quarter which, in turn, could adversely affect the Company's ability to timely service its debt to its principal bank and fund its ongoing operations and could, under certain circumstances, require a write-down of the book value of the Company's oil and gas reserves.

Since the Company is engaged in the business of acquiring producing oil and gas properties, from time to time it acquires certain non-strategic and marginal properties in some of its purchases. A portion of the Company's on-going profitability is related to the disposition of these non-strategic properties on a regular basis. The Company expects to continue to pursue sales of these types of properties in the future. In most cases the revenue from these properties is insignificant and in many cases does not exceed the lease operating expense. As a result, a portion of the Company's capital resources are generated by the sale of oil and gas properties. Sales of non-strategic and minor interest oil and gas properties accounted for $68,033 of gains in the current quarter. The Company expects to pursue a more aggressive policy of disposition of oil and gas properties in fiscal 1997.

Capital Expenditures
--------------------

The timing of most of the Company's capital expenditures is discretionary. Currently there are no material long-term commitments associated with the Company's capital expenditure plans. Consequently, the Company has a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The Company primarily uses internally generated cash flow and proceeds from the sale of oil and gas properties to fund capital expenditures, other than significant acquisitions, and to fund its working capital deficit. If the Company's internally generated cash flows should be insufficient to meet its debt service or other obligations, the Company may reduce the level of discretionary capital expenditures or increase the sale of non-strategic oil and gas properties in order to meet such obligations. The level of the Company's capital expenditures will vary in future periods depending on energy market conditions and other related economic factors. The Company anticipates that its cash flow will not be sufficient to fund its domestic operations and debt service at their current levels for the next year. As a result, the Company anticipates that it will be necessary to increase the level of sales of the Company's oil and gas properties or seek additional equity capital, of which there can be no assurance. As a result, it is likely that capital expenditures will exceed cash provided by operating activities in years where significant growth occurs in the Company's oil and gas reserve base. In such cases, additional external financing is likely to be required. The Company's proposed merger with Alliance Resources Plc, if completed, would be a source of such equity capital.

Exclusive of potential acquisitions and subject to the availability of capital, the Company presently anticipates capital expenditures in fiscal 1997 of approximately $800,000 for oil and gas property enhancement activities.


Financing Arrangements
----------------------

Since July 31, 1991, the Company has made 12 acquisitions of oil and gas properties. These acquisitions have been financed primarily through borrowings under the Company's bank credit facilities and through internal cash flow. The Company's acquisition of Germany Oil Company, including the cash portion of the purchase price paid by the Company for the volumetric production payments and overriding interests acquired from ENRON Reserve Acquisition Corp. and the cash portion of the consideration paid by the Company pursuant to the exchange offer, were financed through borrowings by the Company under a credit facility pursuant to a Credit Agreement dated as of March 31, 1995 (the "Credit Agreement") between Bank of America, NT and SA ("Bank") and the Company's wholly-owned subsidiaries, LaTex Petroleum,. Germany Oil and LaTex/GOC Acquisition ("Borrowers"). In addition, under the new credit facility the Company and the Borrowers refinanced the Company's then existing indebtedness to the Company's former principal lender. The Company and its wholly owned subsidiary, ENPRO, have guaranteed the obligations of the Borrowers under the Credit Agreement.

Under the Credit Agreement, the Bank agreed to make loans to the Borrowers (i) in the amount of $23,000,000 (the "Acquisition Loan") for the purposes of refinancing the Borrower's then existing indebtedness, partially funding the acquisition of Germany Oil and for working capital, and (ii) in the amount of $2,000,000 (the "Development Loan") for additional approved development drilling, workover or recompletion work on oil and gas properties mortgaged by the Borrowers to the bank as security for the loans under the Credit Agreement. On October 31, 1996, the outstanding balance of the loan was $21,127,412.

Advances under the Credit Agreement maintained from time to time as a "Base Rate Loan" bear interest, payable monthly, at a fluctuating rate equal to the higher of (i) the rate of interest announced from time to time by the Bank as its "reference rate", plus 1%, or (ii) the "Federal Funds Rate" (as defined in the Credit Agreement) plus 1 1/2%. Advances under the Credit Agreement maintained from time to time as a "LIBO Rate Loan" bear interest, payable on the last day of each applicable interest period (as defined in the Credit Agreement), at a fluctuating rate equal to the LIBO Rate (Reserve Adjusted) (as defined in the Credit Agreement) plus 2%. As of October 31, 1996, all advances to the Company under the Credit Agreement are maintained as LIBO Rate Loans which currently bear interest at the annual rate of 7.375%.

Principal on any loans under the Credit Agreement is currently repayable in monthly installments of $322,500 (net of Oakland Petroleum's monthly principal payment of $42,500) plus an additional payment equal to the positive difference, if any, between the net proceeds from Borrower's oil and gas production (as defined in the Credit Agreement) times a variable dedicated percentage (as defined in the Credit Agreement) and the minimum monthly payment. All unpaid principal and accrued interest under the Credit Agreement is due March 31, 2000. The Oakland Petroleum portion of the debt was paid off December 4, 1996.

The Company's indebtedness to the Bank under the Credit Agreement is secured by mortgages on all of the Company's producing oil and gas properties and pledges of the stock of the Company's subsidiaries, LaTex Petroleum, Germany Oil Company, LaTex/GOC Acquisition and ENPRO. On a semi-annual basis, the value of the oil and gas properties securing loans under the Credit Agreement is redetermined by the Bank based upon its review of the Company's oil and gas reserves. To the extent that the aggregate principal amount of all loans under the Credit Agreement exceeds the collateral value as determined by the Bank, the Company must either pay the Bank an amount sufficient to eliminate such excess, or provide additional oil and gas properties as security for the loans having a value satisfactory to the Bank.

Under the Credit Agreement, the Company has also granted an affiliate of the Bank an overriding royalty interest in all of the Company's existing producing oil and gas properties, other than those situated in the State of Oklahoma (the "Bank ORRI"). The Bank ORRI is 6.3% of Company's net revenue interest in each property. The Bank is not entitled to the Bank ORRI on any property acquired after closing of the financing. On the later to occur of (i) March 31, 1998 or
(ii) at such time as the Bank has received a 15% internal rate of return on the $25,000,000 commitment amount under the Credit Agreement, the Bank ORRI will be adjusted downward to 2.1%.

As a condition to the Bank making the loans under the Credit Agreement, the Company's subsidiary, LaTex Petroleum, has entered into hedging agreements designed to enable the Company to obtain agreed upon net realized prices for the Company's oil and gas production and designed to protect the Company against fluctuations in interest rates with respect to the principal amounts of all loans under the Credit Agreement. Under the current hedging arrangements with the Bank, the Company presold certain volumes of its gas production for a three year period beginning April 1, 1995 at a fixed price of $1.806 per MMBTU. The dedicated annual volumes for gas average 2,605,384 Mmcf in fiscal 1996, 1,948,592 Mmcf in fiscal 1997 and 1,115,296 Mmcf in fiscal 1998. In addition, the Company placed a price "collar" on certain volumes of its oil production between $16.50 per barrel and $19.82 per barrel. The dedicated annual volumes for oil average 324,228 Bbls in fiscal 1996, 279,828 Bbls in fiscal 1997 and 170,344 Bbls in fiscal 1998. Interest rate protection was provided based on an interest rate swap at 7.47%. The effect of these hedging arrangements has been to reduce the Company's working capital in fiscal 1997 and 1996 by 563,212 and $1,979,956 respectively, as a result of additional payments to the Bank above scheduled principal and interest payments.

The Credit Agreement contains affirmative and negative covenants which impose certain restrictions and requirements on the Company, including: limitations on the amount of additional indebtedness the Company may incur; prohibition against payment by the Company of cash dividends; requirements that the Company maintains a current ratio (current assets to current liabilities) of at least
1.0 to 1.0, tangible net worth of at least $5.0 million, no less than $500,000 in cash equivalent investments on hand at any given time, and no less than $500,000 in working capital; limitations on the ability of the Company to sell assets or to merge or consolidate with or into any other person; and requirements that the Company maintain a consolidated current ratio of at least
1.0 to 1.0 and consolidated tangible net worth of at least $10 million.

During the year ended July 31, 1996 and to date, the Company was in violation of various provisions of the Credit Agreement. The Company has acknowledged to the Bank these events of default and, pursuant to a Forbearance Agreement between the Company and the Bank dated July 23, 1996, as amended, the Bank agreed to delay enforcement of its rights under the Credit Agreement and related loan documents as a result of these events of default until the earlier of November 29,1996, the occurrence of any default by the Company under the Credit Agreement, or the Company's cure of the defaults, The Bank has indicated its willingness to further amend the Forbearance Agreement, or the Company's cure of the defaults. The Bank has indicated its willingness to further amend the Forbearance Agreement to extend its agreement to forbear any action on the Company's default through February 28, 1997. Under the terms of the Forbearance Agreement, the Company agreed to (a ) obtain promissory notes from Imperial Petroleum, Inc. ("Imperial"), Wexford Technology, Inc. ("Wexford"), and LaTex Resources International evidencing their indebtedness to the Company at August 16, 1996 in the amounts of $677,705, $1,372,799 and $3,363,000, respectively,
(b) obtain from Imperial a lien on and security interest in certain of Imperial's assets (subject to existing perfected liens and security interests) to secure Imperial's indebtedness to the Company, and (c) pay all unpaid overriding royalties due LaSalle Street National Resources Corporation in three monthly installments, beginning August 1, 1996, with interest at the Bank's prime rate plus two percent. The Company is currently in compliance with all conditions required by the Bank for adherence to the Forbearance Agreement.


In addition, in accordance with the requirements of the Forbearance Agreement, the Company and Bank entered into Amendment No. 2 to Amended and Restated Credit Agreement dated as of August 16, 1996 ("Amendment No. 2") pursuant to which each of the Borrowers and Guarantors under the Credit Agreement granted Bank a security interest in substantially all of their assets which had not otherwise been previously pledged to the Bank under the Credit Agreement. In addition, the Company granted to the Bank a security interest in the indebtedness owed to the Company by Imperial, Wexford and LaTex, together with a security interest in the collateral pledged to the Company by Imperial to secure Imperial's indebtedness to the Company, which consists primarily of unpatented mining claims in the states of Arizona and Montana. In addition, the Company granted the Bank a security interest in the shares of common stock Wexford and Imperial owned by the Company.

The Company has dedicated a significant portion of its available revenues and cash flows to remaining current in its payment obligations to the Bank. In addition, proceeds from sales of oil and gas properties by the Company have been used to further reduce the Company's indebtedness to the Bank, with only limited amounts of such proceeds being made available to fund the Company's working capital needs. As a result, the Company continues to fall further behind in making required payments to royalty owners and vendors. The effect of the continuation of this policy, over the long term, will be to increase the Company's accounts payable while reducing its debt to the Bank. Because the level of required payments to the Bank remains constant over the terms of the Credit Agreement, the rate at which the Company's accounts payable deficit increases will become greater with time and, ultimately may jeopardize certain of the Company's oil and gas leases.

The Company believes that its cash flow from operations will be insufficient to meet its anticipated capital requirements for the foreseeable future. As a result, the Company will be required to increase the level of sales of its oil and gas properties, seek additional equity capital, or restructure its existing Credit Agreement with the Bank, none of which can be assured. However, because future cash flows and the availability of debt or equity financing are subject to a number of variables, such as the level of production and the prices of oil and gas, there can be no assurance that the Company's capital resources will be sufficient to maintain current operations or planned levels of capital expenditures.

Seasonality
-----------

The results of operations of the Company are somewhat seasonal due to seasonal fluctuations in the price for crude oil and natural gas. Recently, crude oil prices have been generally higher in the third calendar quarter and natural gas prices have been generally higher in the first calendar quarter. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of results which may be realized on an annual basis.

Inflation and Prices
--------------------

In recent years, inflation has not had a significant impact on the Company's operations or financial condition. The generally downward pressure on oil and gas prices during most of such periods has been accompanied by a corresponding downward pressure on costs incurred to acquire, develop and operate oil and gas properties as well as the costs of drilling and completing wells on properties.

In connection with the execution of the Credit Agreement with the Bank, the Company has entered into a crude oil and natural gas hedging arrangement designed to enable the Company to receive a net realized price of not less than $1.81 per MMBtu of natural gas and $16.50 per barrel of crude oil on sale of the volumes of crude oil and natural gas set forth in the Credit Agreement.

Prices obtained for oil and gas production depend upon numerous factors that are beyond the control of the Company, including the extent of domestic and foreign production, imports of foreign oil, market demand, domestic and world-wide economic and political conditions, and government regulations and tax laws. Prices for both oil and gas have fluctuated significantly in 1996 and 1995. The following table sets forth the average price received by the Company for each of the last three years and the effects of the hedging arrangement described below.

                    Oil              Oil              Gas              Gas
              (excluding the   (including the   (excluding the   (including the
                effects of       effects of       effects of       effects of
 Year Ended       hedging          hedging          hedging          hedging
  July 31      transactions)    transactions)    transactions)    transactions)
--------------------------------------------------------------------------------
    1997            $18.62           $15.45            $1.83            $1.63
    1996            $15.73           $15.24            $2.03            $1.67
    1995            $12.86           $12.86            $1.48            $1.48


The Company has entered into a master agreement to hedge the price of its oil and natural gas. The purpose of the hedging arrangement is to provide protection against price drops and to produce a measure of stability in the volatile environment of oil and natural gas spot pricing.

                                    PART II

                               OTHER INFORMATION

                          PART II - OTHER INFORMATION
                          ---------------------------


Item 1.  Legal Proceedings
         -----------------


Contingencies
-------------

In addition to the litigation set forth in the Company's annual report in the Company's form 10-K, the Company is a named defendant in lawsuits, is a party in governmental proceedings, and is subject to claims of third parties from time to time arising in the ordinary course of business. While the outcome to lawsuits or other proceedings and claims against the Company cannot be predicted with certainty, management does not expect these additional matters to have a material adverse effect on the financial position of the Company.


Item 2.     Changes in Securities
            ---------------------

            Not applicable.


Item 3.     Defaults Upon Senior Securities
            -------------------------------

            Not applicable.


Item 4.     Submission to Matters to a Vote of Security Holders
            ---------------------------------------------------

            Not applicable.


Item 5.     Other Information
            -----------------

            Not applicable.

Item 6.     Exhibits and Reports on Form 8-K
            --------------------------------

            (a)   Exhibits

            SEC
            Exhibit
            No.                        Description of Exhibits
            ---                        -----------------------

            (2)             Plan of Acquisition, Reorganization,
                            Arrangement Liquidation or Succession
                            -------------------------------------

                            Not Applicable.

            (4) Instruments Defining the Rights of Security Holders, Including Indentures
                            -----------------------------

                            Not Applicable.

            (10)            Material Contacts
                            -----------------

                            Not Applicable.

            (11)            Statement re Computation of Per-Share
                            -------------------------------------
                            Earnings
                            --------

                            Not Applicable.

            (15)            Letter re Unaudited Interim Financial
                            -------------------------------------
                            Information
                            -----------

                            Not Applicable.

            (18)            Letter re Change in Accounting Principles
                            -----------------------------------------

                            Not Applicable.

            (19)            Report Furnished to Security Holders
                            ------------------------------------

                            Not Applicable.

            (22)            Published Report Regarding Matter submitted
                            -------------------------------------------
                            to Vote of Security Holders
                            ---------------------------

                            Not Applicable.

            (23)            Consents of Experts and Counsel
                            -------------------------------

                            Not Applicable.

            (24)            Power of Attorney
                            -----------------

                            Not Applicable

            (27)            Financial Data Schedule
                            -----------------------

                            *27.1 Financial Data Schedule of LaTex
                             Resources, Inc.

            (99)            Additional Exhibits
                            -------------------

                            Not Applicable.

*Filed Herewith.

            (b)             Reports on Form 8-K
                            --------------------

                            Not Applicable.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      LaTex Resources, Inc.



                                      By:  /s/ JOHN L. COX
                                           --------------------------------
                                           John L. Cox, Vice President
                                           and Chief Financial Officer


Date:  March 12, 1997

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

     English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect to negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds that such director or officer acted honestly and reasonably and that, having regard to all the circumstances, he ought fairly to be excused and relief is granted by the court.

     Article 175 of the Registrant's present Articles of Association provides:

     (a) Subject to the provisions of the Statutes, but without prejudice to any indemnity to which he may otherwise be entitled, every Director or other officer or auditor of the Company shall be indemnified out of the assets of the Company against any liability, loss or expenditure incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to be done or alleged to have been done or omitted to be done by him given in his favour or in which he is acquitted or which are otherwise disposed of without any finding or admission of guilt or breach of duty on his part or incurred in connection with any liability in respect of any such act or omission or from liability to pay any amount in respect of shares acquired by a nominee of the Company.


     (b) To the extent permitted by the Statutes, the Directors may arrange insurance cover at the cost of the Company in respect of any liability, loss or expenditure incurred by any Director, officer or auditor of the Company in relation to anything done or alleged to have been done as a Director, officer or auditor.

     Concurrently with the completion of the Merger, the Registrant will adopt Amended Articles of Association.

     Article 154 of the Amended Articles of Association will provide:

     Subject to the provisions of the Statutes but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every person who is or was at any time a Director or other officer or Auditor of the Company shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses or liabilities which he may sustain or incur in or about the actual or purported execution and/or discharge of the duties of his office and/or the exercise or purported exercise of his powers or discretions and/or otherwise in relation thereto or in connection therewith, including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 144(3) or (4) or section 727 of the Companies Act 1985, in which relief is granted to him by the Court.

     The relevant provisions of the Statues are Section 310 and Section 727 of the Companies Act 1985 which provides:

     Section 310:

     (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

     (2) Except as provided by the following subsection, any such provision is void.

     (3)  This section does not prevent a company --

          (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

          (b) from indemnifying any such officer or auditor against any liability incurred by him --

               (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or his is acquitted, or

               (ii) in connection with any application under Section 144(3) or
                    (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted by the court.

     Section 727:

     "(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

     (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

     (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

     The Registrant's directors and officers are insured against certain liabilities which they may incur in their capacity as such under a liability insurance policy carried by the Registrant.

Item 21.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits.

     The following documents are filed as a part of this registration statement. Those exhibits previously filed and incorporated herein by reference are identified below by asterisks.


Exhibit                                 Description
-------                                 -----------
 2.1           --        Agreement and Plan of Merger by and among Alliance Resources Plc,
                         Alliance Resources (Delaware), Inc. and LaTex Resources, Inc., dated
                         August 12, 1996 (attached as Appendix B to the Prospectus and Proxy
                         Statement included as a part of this Registration Statement).
 2.2*          --        Form of Proxy for Special Meeting of LaTex Resources, Inc.
 2.3**         --        Assignment of Overriding Royalty between Alliance Resources Plc and Bank of America NT & SA.
 3.1*          --        Memorandum of Association of Alliance Resources Plc
 3.2*          --        Articles of Association of Alliance Resources Plc
 3.3           --        Form of Warrant Agreement relating to Warrants to be issued to Society National Bank as
                         Warrant Agent for holders of certain LaTex Warrants.
 3.4           --        Warrant Agreement and form of Warrant to be issued to all other holders of LaTex Warrants.
 3.5**         --        Warrant Agreement to be entered into between Alliance Resources Plc and affiliate of Bank of
                         America NT &  SA.
 3.6           --        Registration Rights Agreement between Alliance Resources Plc and affiliate of Bank of America NT & SA.
 3.7           --        Form of Articles of Association of Alliance Resources Plc to be adopted concurrently with Merger.
 5.1           --        Form of Opinion of Ashurst Morris Crisp regarding validity of shares
 8.1           --        Opinion of Jenkens & Gilchrist, a professional corporation regarding
                         United States federal income tax matters
 8.2           --        Form of Opinion of Ashurst Morris Crisp regarding United Kingdom income tax matters (included in their opinion filed as Exhibit 5.1)
10.1*          --        Executive Service Agreement between Alliance Resources Plc and John A. Keenan dated October 15, 1996.
10.2*          --        Executive Service Agreement between Alliance Resources Plc and Paul R.
                         Fenemore dated September 20, 1996.
10.3*          --        Executive Service Agreement between Alliance Resources Plc and H. Brian
                         K. Williams dated December 16, 1996.
22.1*          --        Subsidiaries
24.1*          --        Consent of KPMG Audit Plc.
24.2           --        Consent of Briscoe & Burke
24.3**         --        Consent of Ashurst Morris Crisp (included in their opinion filed as Exhibit 5.1).
24.4**         --        Consent of Wood Roberts LLC.
24.5*          --        Consent of Ryder Scott Company
24.6           --        Consent of Lee Keeling and Associates, Inc.
24.7*          --        Consent of Jenkens & Gilchrist, a professional corporation (included in their opinion filed as Exhibit 8.1)
25.1           --        Power of Attorney (contained on the Signature Page of this Registration Statement).



*      Previously filed.


**    To be filed by amendment.

     (b)  Financial Statement Schedules

          Not applicable.

     (c)  Reports, Opinions or Appraisals

          Form of opinions of Wood Roberts LLC (attached as Appendix C to the Proxy Statement included in this registration statement).

Item 22.  Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 12, 1997.

                                    ALLIANCE RESOURCES PLC
                                    (Registrant)

                                    By: JOHN A. KEENAN
                                        -----------------------------------
                                         John A. Keenan, Managing Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                           Title                    Date
---------                           -----                    ----
JOHN A. KEENAN                Managing Director        March 12, 1997
--------------
John A. Keenan

 *
--                            Financial Director       March 12, 1997
H. Brian K. Williams

 *
--                          Director of Operations     March 12, 1997
Paul R. Fenemore           and Business Development

 *
--                                Director             March 12, 1997
Stanley Robinson

 *
--                                Director             March 12, 1997
Christopher Samuelson

 *
--                            Chairman, Director       March 12, 1997
D. Patrick Maley

 *
--                                Director             March 12, 1997
William Kennedy

*
-                                 Director             March 12, 1997
Philip Douglas



____________________
*    By John A. Keenan, by Power of Attorney